As filed with the Securities and Exchange Commission on November ____, 2007

Registration No. 333-143914

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 1 TO

FORM F-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Comanche Clean Energy Corporation
(Exact name of Registrant as specified in its charter)

Not applicable
(Translation of Registrant’s name into English)

Cayman Islands	2869	Not applicable
(State or	(Primary Standard Industrial	(IRS Employer Identification
Jurisdiction of Incorporation or	Classification Code Number)	Number)
Organization)

Rua do Rocio 84, 11 andar
Sao Paulo CP 04552000, Brazil
5511-3048-8222
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Thomas Cauchois
Greenwich Administrative Services, LLC
One Dock Street
Stamford, Connecticut 06902
203-326-4570
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of communications to:

Darren Ofsink, Esq.
Guzov Ofsink, LLC
600 Madison Avenue, 14 th Floor
New York, New York 10022
(212) 371-8008

Approximate date of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the offering. ☐

If this Form is post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Calculation of Registration Fee

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit		Proposed maximum aggregate offering price	Amount of registration fee
Ordinary Shares, par value $.001 per share (1)	5,062,500	$5.00	(2)	$25,312,500	$777.10
Ordinary Shares, par value $.001 per share (3)	9,396,538	$5.30	(4)	$49,801,649	$1,528.91
Ordinary Shares, par value $.001 per share (5)	14,046,033	$5.50	(4)	$77,253,179	$2,371.68
Ordinary Shares, par value $.001 per share (6)	1,183,288	$5.83		$6,898,569	$211.79
Total	29,688,359				$4,889.48*

* Previously paid in full.

(1) Relates to the resale by the selling shareholders identified herein of up to 4,050,000 of our Ordinary Shares issued in private placement transactions and an additional 1,012,500 of our Ordinary Shares which we have agreed to register for resale by the selling shareholders pursuant to a registration rights agreement between us and the selling stockholders which provides that we shall attempt to have registered at least 125% of the sum of (i) the number of our shares issuable upon conversion of our convertible notes as of the trading day immediately preceding the date our registration statement is initially filed with the SEC, (ii) the number of our shares issuable upon exercise of warrants as of the trading day immediately preceding the date our registration statement is initially filed with the SEC and (iii) our shares held by the selling shareholders. We agreed to register the 25% excess of shares as a negotiated precaution for the selling shareholders to cover future adjustments to the conversion price of our convertible notes and the exercise price of the warrants.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457. As of the date hereof, there is no established public market for the Ordinary Shares being registered. The selling shareholders may sell our Ordinary at prevailing market prices or privately negotiated prices.

(3) Relates to the resale by certain of the selling shareholders identified herein of up 7,532,229 of our Ordinary Shares issuable upon exercise of warrants to purchase such Ordinary Shares at an initial exercise price of $5.30 per share which were issued by us in private placement transactions and an additional 1,864,309 of our Ordinary Shares which we have agreed to register for resale by the selling shareholders pursuant to the registration rights agreement described in footnote (1) to provide a 25% cushion as a negotiated precaution for the selling shareholders to cover future adjustments to the conversion price of our convertible notes and the exercise price of the warrants.

(4) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g).

(5) Relates to the resale by certain of the selling shareholders identified herein of up 11,236,826 of our Ordinary Shares issuable upon conversion notes convertible into our Ordinary Shares at an initial conversion rate of $5.50 per share which were issued by us in a private placement transaction and an additional 2,809,206 of our Ordinary Shares which we have agreed to register for resale by the selling shareholders pursuant to the registration rights agreement described in footnote (1) to provide a 25% cushion as a negotiated precaution for the selling shareholders to cover future adjustments to the conversion price of our convertible notes and the exercise price of the warrants.

(6) Relates to the resale by one of the selling shareholders identified herein of up 946,630 of our Ordinary Shares issuable upon exercise of warrants to purchase such Ordinary Shares at an initial exercise price of $5.83 per share which were issued by us in a private placement transaction and an additional 236,658 of our Ordinary Shares which we have agreed to register for resale by the selling shareholders pursuant to the registration rights agreement described in footnote (1) to provide a 25% cushion as a negotiated precaution for the selling shareholders to cover future adjustments to the conversion price of our convertible notes and the exercise price of the warrants.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

THE SELLING SECURITY HOLDERS MAY NOT SELL THESE SECURITIES PUBLICLY UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

29,688,359  Ordinary Shares

Comanche Clean Energy Corporation

This prospectus covers the resale by selling shareholders of up to  29,688,359 of our Ordinary Shares, par value $.001 per share.

The selling shareholders may sell the shares described in this prospectus or its supplements in a number of different ways and at varying prices. We provide more information about how the selling security holders may sell their shares in the section entitled “Plan of Distribution.” We will not be paying any underwriting discounts or commissions in this offering. We will not receive any proceeds from the sale of the shares, but may receive payment of the exercise price paid to convert warrants into shares prior to the sale thereof.

 Investing in our Ordinary Shares involves a high degree of risk.  See “Risk Factors” beginning on page 9.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

None of our securities are listed on a national securities exchange or quoted on any quotation service.

The selling shareholders have not engaged any underwriter in connection with the sale of their shares. The selling shareholders may sell shares in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. at prevailing market prices at the time of sale or at negotiated prices in the manner set forth under “Plan of Distribution.”

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information from that contained in this prospectus. The selling shareholders are offering to sell and seeking offers to buy shares only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our shares.

The date of this prospectus is ________, 2007

In this prospectus, references to “our company,” “Comanche,” “we,” “us” and “our” refer to Comanche Clean Energy Corporation and its subsidiaries, except where the context otherwise indicates.

The market and industry data and forecasts included in this prospectus are based upon independent industry sources.

ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with additional information or information different from that contained in this prospectus. The selling stockholders are offering to sell our Ordinary Shares only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our Ordinary Shares.

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

  This prospectus contains or incorporates by reference forward-looking statements. All statements, other than statements of historical facts, that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future are forward-looking statements. Such statements are characterized by terminology such as “anticipates,” “believes,” “expects,” “future,” “intends,” “assuming,” “projects,” “plans,” “will,” “should” and similar expressions or the negative of those terms or other comparable terminology. These forward-looking statements, which include statements about the growth of the alternative fuels industry; market size, share and demand; performance; our expectations, objectives, anticipations, intentions and strategies regarding the future, expected operating results, revenues and earnings and current and potential litigation are not guarantees of future performance and are subject to risks and uncertainties, including those risks described under the heading “Risk Factors” set forth herein, or in the documents incorporated by reference herein, that could cause actual results to differ materially from the results contemplated by the forward-looking statements.

Investors are cautioned that our forward-looking statements are not guarantees of future performance and the actual results or developments may differ materially from the expectations expressed in the forward-looking statements.

As for the forward-looking statements that relate to future financial results and other projections, actual results will be different due to the inherent uncertainty of estimates, forecasts and projections may be better or worse than projected. Given these uncertainties, you should not place any reliance on these forward-looking statements. These forward-looking statements also represent our estimates and assumptions only as of the date that they were made. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws. If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements. You should also read, among other things, the risks and uncertainties described in the section of this prospectus entitled “Risk Factors.”

PROSPECTUS SUMMARY

 This summary highlights information contained elsewhere in this prospectus. It is not complete and may not contain all the information that may be important to you. You should read the entire prospectus carefully before making an investment decision, especially the information presented under the heading “Risk Factors” and our financial statements and the related notes included elsewhere in this prospectus.

  Our Company

Through our subsidiaries we are engaged in the production of clean fuels in Brazil for domestic consumption and for export. We have been organized by people experienced in working in emerging economies and particularly in Brazil, and are being managed by them together with persons who are experienced and recognized in the Brazilian ethanol sector both as fuel producers and distributors. We have acquired two ethanol plants, Canitar and Santa Anita, and one new biodiesel plant, Salvador. We are currently operating our Santa Anita and Salvador plants. We produce ethanol from sugar cane, which we believe to be the most energy and cost efficient feedstock for the production of ethanol in the world. We produce biodiesel from a variety of feedstocks, optimizing feedstock acquisitions near-term to minimize cost. Our business plan is to be vertically integrated into the majority of our feedstocks. We have our principal offices at Rua do Rocio 84, 11 andar, Sao Paulo CP 04552000, Brazil, at which the telephone number is 5511-3048-8222.

Prior to the acquisitions described in “Our History” on page 3 of this prospectus, we were a “shell company” as defined in Rule 12b-2 promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934 (the “Exchange Act”).

  Organizational Structure

The Company is not part of a group.

Our operating companies in Brazil are formed as Brazilian limitadas, with all of the quotas held by Comanche Brasil Participaçoes Ltda., our holding vehicle in Brazil, except for a nominal share that is owned by Alicia Noyola, a director and Vice Chairman of the Company, as required for the proper organization of a Brazilian limitada. In the aggregate all such equity interests held by such Brazilian officers or employees in the Brazilian subsidiaries do not exceed 1% of any Subsidiary’s outstanding equity. Comanche Brasil Participaçoes is owned 100% (except only for a nominal share that is owned by Alicia Noyola as required for the proper organization of a Brazilian Limitada ) by Comanche Clean Energy LLC, organized in the U.S. for the sole purpose of becoming an intermediate holding company for Comanche Brasil Participaçoes Ltda., in order to minimize Brazilian taxes on the operations of the Company’s Brazilian subsidiaries. Comanche Clean Energy LLC is held in turn 100% by Comanche Corporation, a Cayman Islands company, which is in turn owned 100% by us.

On October 15, 2007, Comanche Brasil Participaçoes Ltda. formed a further subsidiary, Comanche Bioenergia do Maranhão Ltda., in order to carry out the development of its greenfield project in the state of Maranhão. That company is not yet in operation.

The following shows the ownership by certain of our affiliates who are directors and/or officers of the Company of certain companies which have engaged in transactions with the Company or predecessors of the Company which are described in this prospectus. Such persons may also control other entities which have not engaged in any transactions with the Company or its predecessors and which are not set forth in the chart. Certain other persons beneficially own 5% or more of our ordinary shares, but are not directors or officers of the Company and we do not consider them to be affiliates of the Company.

Our History

We were incorporated under the laws of the Cayman Islands on February 9, 2007. On April 2, 2007 we acquired from our founders, Thomas Cauchois and Alicia Noyola, all of the outstanding shares of Comanche Corporation, an Cayman Islands corporation, in exchange for the issuance to each of Mr. Cauchois and Ms. Noyola of 1,145,408 of our Ordinary Shares. At the time of the exchange and as of the date of this prospectus, Comanche Corporation was and is the sole member of Comanche Clean Energy, LLC a Delaware limited liability company (“Comanche LLC”), which is a holding company for Comanche Participacoes do Brasil Ltda. ("Comanche Participacoes"), which is in turn a holding company for certain Brazilian companies through which we conduct our operations. Information concerning such companies is discussed below. Please also refer to our Organization Structure chart set forth above.

Prior to its acquisition by Comanche LLC, Comanche Participacoes was owned by Palatum Investments, LLC ("Palatum"), a company owned by Thomas Cauchois and Alicia Noyola.  On July 10, 2006 Palatum transferred ownership of Comanche Participacoes to Comanche LLC for a Note Payable in the principal amount of $781,000, which is the amount that Palatum had invested in Comanche Participacoes.  This note bears interest at an annual rate of 9% and is repayable on demand.

During 2006 other companies owned jointly by Thomas Cauchois and Alicia Noyola and by Mr. Cauchois alone, advanced a total of $909,000 to various entities directly or indirectly owned by Comanche Participacoes during 2006.  These advances bear interest at rates of 6%-9% annually and are repayable on demand.

Since June 9, 2006, another affiliate of the Company, Greenwich Administrative Services, LLC ("GAS"), which is 66.7% owned by Thomas Cauchois and Alicia Noyola, performs various administrative and accounting services for the Company at cost plus 7.5%.  Total expenses related to these administrative and accounting services totalled $645,000 in 2006.  Unpaid balances due to GAS bear interest at a rate of 9% annually.

On March 30, 2007, we entered into and on April 3, 2007 we consummated, a securities purchase agreement with 15 investors pertaining to the issuance and sale for an aggregate gross purchase price of $15 million of an aggregate of 3 million of our Ordinary Shares and five-year warrants to purchase for $5.30 per share, an aggregate of 2,250,000 of our Ordinary Shares (the “Shares and Warrants Purchase Agreement”). On March 30, 2007 we also entered into and on April 3, 2007 we also consummated, a securities purchase agreement with 14 investors pertaining to the issuance and sale for an aggregate gross purchase price of $44,752,540 of our secured convertible notes in the aggregate principal amount of $44,752,540 and five-year warrants to purchase for $5.30 per share, an aggregate of 3,254,730 of our Ordinary Shares (the “Notes and Warrants Purchase Agreement” and together with the Shares and Warrants Purchase Agreement, the “Securities Purchase Agreements”). Rodman & Renshaw, LLC was the sole placement agent for the securities sold on April 3, 2007. As partial compensation to the placement agent for such offerings we issued to Rodman & Renshaw, LLC, the sole placement agent for such offering, a five year warrant to purchase an aggregate of 946,630 of our Ordinary Shares for $5.83 per share.

All or any portion of the outstanding principal amount of the convertible notes we issued are convertible at any time at the option of the holders thereof into our Ordinary Shares at a conversion rate of one Ordinary Share for each $5.50 principal amount converted. The conversion rate is subject to adjustment in certain circumstances to protect the holder from dilution.

On June 18, 2007 we issued and sold to 6 of the investors who had purchased our securities pursuant to the Securities Purchase Agreements and one additional investor an aggregate of 1,050,000 Ordinary Shares, secured convertible notes in the aggregate principal amount of $17,050,000 and warrants to purchase an aggregate of 2,018,499 Ordinary Shares. The aggregate purchase price we received for the sale of such securities was $22,300,000. The secured convertible notes and warrants we issued in the June 18, 2007 transaction contained substantially the same terms as the secured convertible notes and warrants we issued on April 3, 2007, including a conversion rate on the notes of one Ordinary Share for each $5.50 principal amount converted and an exercise price for the warrants of $5.30 per share. We did not use the services of a placement agent in connection with the June 18, 2007 transactions.

All of the Ordinary Shares registered under the registration statement of which this prospectus comprises a part were either issued in, or are issuable upon conversion of convertible notes or the exercise of warrants issued in, the private placements described above, including Ordinary Shares issuable upon exercise of warrants to purchase Ordinary Shares we issued to the placement agent in the April 3, 2007 private placement. We are registering for resale pursuant to the registration statement of which this prospectuses comprises a part an aggregate of (a) 5,062,500 of our Ordinary Shares, (b) 9,396,538 of our Ordinary Shares issuable upon exercise of the warrants issued pursuant to the Securities Purchase Agreement, (c) 14,046,033 of our Ordinary Shares issuable upon conversion of the convertible notes issued pursuant to the Securities Purchase Agreements and (d) 1,183,288 of our Ordinary Shares issuable upon exercise of the warrants we issued to the placement agent. Such amounts represent 125% of the total of our Ordinary Shares sold under the Securities Purchase Agreement and 125% of the number of Ordinary Shares initially issuable upon exercise of the convertible notes and warrants to purchase Ordinary Shares sold under the Securities Purchase Agreement or issued to the placement agent as compensation. The excess 25% of the Ordinary Shares we registered represent a negotiated amount for the selling shareholders to cover future adjustments to the conversion price of our convertible notes and the exercise price of the warrants.

The Securities Purchase Agreements relating to the April 3, 2007 and June 18, 2007 private placement transactions contain customary terms and conditions regarding the purchase and sale of securities in a private transaction, including the purchase price and method of payment for the securities, representations by the Company and the purchasers, closing conditions and post-closing covenants of the Company, including filing of periodic reports of the Company with the SEC upon the registration statement of which this prospectus is a part being declared effective, provision of financial statements to the investors, use of proceeds, the granting of rights to certain of the investors to participate in future financing transactions and the Company using its best efforts to cause the Ordinary Shares to be quoted on the OTC Bulletin Board after the effective date of the registration statement, indemnification of the purchasers and certain other matters. As a condition to the closing of the April 3, 2007 private placement we entered into a registration rights agreement with the purchasers which is described in the “Selling Security Holders” subsection of this Prospectus Summary and in the sections of this prospectus entitled “Plan of Distribution” and Certain Relationships and Related Transactions.” In the registration rights agreement we agreed to file a registration statement registering for resale the Ordinary Shares (including the Ordinary Shares issuable upon exercise of warrants and convertible notes) issued in connection with such transactions. The registration statement of which this prospectus forms a part was filed to fulfill these obligations.

In April 2007, certain of our subsidiaries acquired:

•
Certain of the assets of Ouro Verde Participaçoes S/A into our newly formed unit Comanche Biocombustiveis de Canitar Ltda. (sometimes referred to in this document as the “Canitar” facility), including buildings, land, environmental license and some used cane processing equipment. Canitar is located near the city of Ourinhos in the State of São Paulo, approximately 350 kilometers from the city of São Paulo. The purchase price for the assets after purchase price adjustments and closing costs was approximately $7.1 million. The purchase price includes cash paid, the issuance to the seller of 165,049 of our Ordinary Shares, receivables forgiven and liabilities assumed. Of the cash purchase price, approximately $150,000 remains to be paid.  We will not mill at Canitar in 2007, rather we will reconstruct and expand the plant in two phases utilizing the existing site and license, and a limited portion of existing equipment and installations.

•
605 hectares of land near the Canitar facility and certain agricultural equipment and tank trucks for a purchase price of approximately $7.9 million inclusive of closing costs and purchase price adjustments. Payment was made in the form of cash payments, notes to the seller and debt assumed;

•
all of the outstanding shares of Destilaria de Alcool Simoes Ltda. (which has been renamed Comanche Biocombustiveis de Santa Anita Ltda.), which owns the 550,000 ton cane processing facility located near Tatui in the State of São Paulo approximately 140 kilometers from the city of São Paulo (sometimes referred to in this document as the “Santa Anita” facility). The purchase price for such shares was approximately $36.4 million inclusive of closing costs and purchase price adjustments. This includes cash paid, liabilities assumed and the pro rata share of our ordinary shares issued to two consultants who later became members of our management, for assistance in negotiating and closing the transaction; and

•
all of the outstanding shares of IBR Inoquimica do Brasil Ltda. (which has been renamed Comanche Biocombustiveis de Bahia Ltda.), which owns the 10.6 million gallon biodiesel estherization facility located in Simoes Filho, in the State of Bahia, close to the principal industrial port of the City of Salvador, Brazil (sometimes referred to in this document as the “Salvador” or “ Bahia ” facility). The purchase price for such shares was approximately $12.2 million inclusive of closing costs and purchase price adjustments. This includes cash paid, liabilities assumed and the pro rata share of our ordinary shares issued to two consultants who later became members of our management, for assistance in negotiating and closing the transaction.

The purchase prices in such acquisitions were paid for with a portion of the proceeds we received for the sale to the selling shareholders of our Ordinary Shares, convertible notes and warrants to purchase our Ordinary Shares pursuant to the Securities Purchase Agreements.

We issued 844,660 of our Ordinary Shares to Castanhera Acquisition Company, LLC, a limited liability company of which 40% of the voting interests are owned by each of Alexandre Tadeu Kume and Jose Ricardo Kume, in consideration of consulting services rendered to us in connection with the acquisitions of Bahia and Santa Anita described above. The fair market value of the ordinary shares was allocated to the purchase prices of the Simoes and IBR Acquisitions mentioned above. In April 2007 we hired Alexandre Tadeu Kume as our Vice President and General Manager-CEO Brazil and elected Mr. Kume a director of the Company. In April, 2007 we also hired Jose Ricardo Kume as Vice President-Operations-Brazil and General Manager Biodiesel. Alexandre Kume and Jose Kume are also the principal shareholders of Ouro Verde Particpacoes S/A, which sold us assets relating to the Canitar facility described above.

Our Business Model

As a dedicated clean fuel producer, our business plan is to continue to acquire, expand, develop and operate industrial and agricultural clean fuel production capacity. We intend to produce only fuels, not sugar or any other agricultural commodity. In the long term, we aspire to be financially equivalent to a mid-cap oil company, but with a better, renewable business model. Our model calls for us:

to first , acquire mid-sized production facilities in privileged agricultural settings which are vertically integrated into their feedstocks;
to then expand the industrial plants and agricultural areas of these facilities to their optimum size, while at the same time installing enterprise information systems and financial and accounting systems; and to grow further by making additional similar acquisitions or developing greenfield projects.

The facilities that we have acquired consist of a certain level of production capability and sufficient owned, dedicated leased or anticipated purchases of agricultural feedstocks to enable the Company to meet its revenue generation targets for 2007. Our medium term business plan is to be vertically integrated into about 70% of our sugar cane feedstock needs, and 50% or more of our biodiesel feedstock needs, to reduce the volatility of cost and risk of supply to our operations. We expect that the anticipated expansions of these projects, and further acquisitions and greenfield projects, will increase profitability and reduce our average production capacity cost.

Currently, the producers of ethanol in Brazil are fragmented, with the largest producing approximately 6% of Brazilian volume and approximately 360 others of various sizes producing the balance; and internationally, a similar situation exists. Thus, we believe that our position as a medium size player will not hinder our opportunity. At the same time, we believe that the installation of internal controls is indispensable for efficient and rapid growth. We believe that starting out as a mid-size producer will make it possible for us to readily put internal controls, technology and growth strategies in place in 2007, so that we can grow efficiently and quickly thereafter.

Selling Security Holders

The shares offered under this prospectus are being offered by certain holders of our Ordinary Shares, convertible notes convertible into our Ordinary Shares and warrants exercisable for our Ordinary Shares. These holders acquired their securities pursuant to the Securities Purchase Agreements. We prepared this prospectus to satisfy the registration rights obligations in connection with the Securities Purchase Agreements. We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of shares by the selling shareholders.

In accordance with the terms of the registration rights agreement with certain of the selling shareholders, this prospectus covers the resale of at least 125% of the sum of (i) the number of our shares issuable upon conversion of our convertible notes as of the trading day immediately preceding the date our registration statement, of which this prospectus forms a part, is initially filed with the SEC, (ii) the number of our shares issuable upon exercise of warrants as of the trading day immediately preceding the date our registration statement is initially filed with the SEC and (iii) our shares held by the selling shareholders. We agreed to register the 25% excess of shares as a negotiated precaution for the selling shareholders to cover future adjustments to the conversion prices of our convertible notes and the exercise price of the warrants. The number of our shares into which our convertible notes are convertible and our warrants are exercisable will be adjusted to account for future stock splits, stock dividends, reclassifications, recapitalizations or other similar events, fundamental transactions, distributions of company assets, certain issuances of common stock, options, convertible securities or purchase rights, or if we take certain other actions with regard to our shares that would diminish the value of our shares, convertible notes or warrants.

CERTAIN DISCLOSURE REGARDING CONVERSION OF NOTES AND EXERCISE OF WARRANTS

The following tables set forth the dollar amount of each payment made or required to be made by the Company to any selling shareholder or any affiliate of a selling shareholder in connection with the Company’s private placements of (a) convertible notes and warrants to purchase Ordinary Shares on April 3, 2007, (b) Ordinary Shares and warrants to purchase Ordinary Shares on April 3, 2007, (c) convertible notes and warrants to purchase Ordinary Shares on June 18, 2007 and (d) Ordinary Shares and warrants to purchase Ordinary Shares on June 18, 2007. There are no other persons with whom any selling shareholder has a contractual relationship with regarding these transactions.

Gross proceeds from issuance of the convertible notes and warrants on April 3, 2007:	$44,752,540
Payments in connection with the transaction that the Company has made or will make to selling shareholders, affiliates of selling shareholders or any person with whom a selling shareholder has a contractual relationship regarding the transaction:

Placement agent’s fee	$2,685,152	(1)
Total Payments made by the Company:	$2,685,152	(1)
Net proceeds to the Company:	$42,067,388

(1) Does not include five-year warrants to purchase an aggregate of 691,630 Ordinary Shares at $5.83 per share issued to the placement agent as additional compensation.

Gross proceeds from issuance of the Ordinary Shares and warrants on April 3, 2007:	$15,000,000
Payments in connection with the transaction that the Company has made or will make to selling shareholders, affiliates of selling shareholders or any person with whom a selling shareholder has a contractual relationship regarding the transaction:

Placement agent’s fee	$900,000	(1)
Total Payments made by the Company:	$900,000	(1)
Net proceeds to the Company:	$14,100,000

(1) Does not include five-year warrants to purchase an aggregate of 225,000 Ordinary Shares at $5.83 per share issued to the placement agent as additional compensation.

Gross proceeds from issuance of the convertible notes and warrants on June 18, 2007:	$17,050,000
Payments in connection with the transaction that the Company has made or will make to selling shareholders, affiliates of selling shareholders or any person with whom a selling shareholder has a contractual relationship regarding the transaction:	0
Net proceeds to the Company:	$17,050,000

Gross proceeds from issuance of the Ordinary Shares and warrants on June 18, 2007:	$5,250,000
Payments in connection with the transaction that the Company has made or will make to selling shareholders, affiliates of selling shareholders or any person with whom a selling shareholder has a contractual relationship regarding the transaction:	0
Net proceeds to the Company:	$5,250,000

The following tables disclose the interest payments required to be made to the selling shareholders and any of their affiliates during the first four quarterly interest payment dates following the sales of convertible notes on April 3, 2007 and June 18, 2007, respectively.

Convertible notes issued on April 3, 2007

Date	Interest Payment Amount
7/1/2007	$954,000
10/1/2007	$976,000
1/1/2008	$976,000
4/1/2008	$976,000
Total Interest Payments:	$3,882,000

The net proceeds to the Company from the sale of the convertible notes and associated warrants on April 3, 2007 was $41,829,000. Such amount includes the payment of fees, including legal fees and cash placement agent’s fees.

Convertible notes issued on June 18, 2007

Date	Interest Payment Amount
7/1/2007	$61,000
10/1/2007	$383,000
1/1/2008	$383,000
4/1/2008	$383,000
Total Interest Payments:	$1,210,000

The net proceeds to the Company from the sale of the convertible notes and associated warrants on June 18, 2007 was $16,526,000. Such amount includes the payment of fees, including legal fees and cash placement agent’s fees.

The following is a table comparing the shares outstanding prior to the financing transactions, number of shares registered by the selling shareholders, or their affiliates, in prior registration statements and the number of shares registered for resale in this registration statement relating to all financing transactions.

Number of shares outstanding prior to convertible note transaction on April 3, 2007 held by persons other than the selling shareholders, affiliates of the Company and affiliates of the selling shareholders	0
Number of shares registered for resale by selling shareholders or affiliates in prior registration statements	0
Number of shares registered for resale on behalf of selling shareholders or affiliates of selling shareholders in current transaction (i)	29,688,359

The Company has the intention, and the reasonable basis to believe, that it will have the financial ability to make all payments on the convertible notes sold in the April 3, 2007 and June 18, 2007 private placements when they become due and payable. The Company believes that as a result of anticipated revenues from its operations, its cash reserves and from borrowings or the sale of additional equity or debt securities, if necessary, it will have sufficient cash flow to satisfy its obligations under the convertible notes.

Other than its issuance and sale of the convertible notes, Ordinary Shares and the warrants to purchase Ordinary Shares to the selling shareholders, the retention of Rodman & Renshaw, LLC as placement agent for the convertible notes and warrants placed on April 3, 2007 and the payment of compensation to Rodman & Renshaw, LLC for such services, the Company has not in the past three years engaged in any securities transaction with any of the selling shareholders, any affiliates of the selling shareholders, or, after due inquiry and investigation, to the knowledge of the management of the Company, any person with whom any selling shareholder has a contractual relationship regarding the transaction (or any predecessors of those persons). In addition, other than in connection with the contractual obligations set forth in (i) the securities purchase agreements and registration rights agreements entered into between the Company, on one hand and each of the selling shareholders on the other hand, (ii) the convertible notes and the warrants and (iii) the security documents entered into in connection with the convertible notes, the Company does not have any agreements or arrangements with the selling shareholders with respect to the performance of any current or future obligations.

RISK FACTORS

You should carefully consider the following risk factors and all other information contained in this prospectus before purchasing our shares. We have assembled these risk factors based upon both publicly available information, our own analysis and our own beliefs relative to our understanding of our business. If any of the following risks occur, our business, financial condition or results of operations could be materially and adversely affected, in which case, the value of our shares could decline, and you may lose some or all of your investment.

General Risks Relating to Our Business

We are a newly formed company with a newly formed management team and are acquiring assets tied to businesses with limited internal controls.

We will have to develop the necessary internal controls and management information system platforms to support our growth strategy rapidly. This could take longer than expected and may require us to make adjustments to the management team. Hiring additional capable experienced professionals may be difficult and if we are unable to hire qualified personnel on a timely basis our business may be adversely affected.

Our business is essentially an agricultural based business.

Therefore, we are susceptible to a variety of climatic, commoditization, resource, government policy and pestilence risks, all of which could affect our business and results. In addition, we are subject to the speculation in commodity markets in terms of the cost of certain of our key feedstocks, to the extent that we are not growing them ourselves. Such speculation can create price volatility of certain crops that could affect our costs of doing business.

We have limited time periods within the year to plant crops and perform maintenance or expansion, so significant delays in the execution of planting or maintenance or expansion, could have a material affect on our anticipated 2007 or 2008 financial performance.

For example, while we have begun planting cane in March 2007, we will need to aggressively plant more cane in 2007 to meet our planting objectives for our 2008 business plan, we will need to carry out the reconfiguration and first expansion of Canitar before the 2008 season begins, and the maintenance and expansion of Santa Anita, and further maintenance and expansion of Canitar, between harvesting seasons.

Harvesting sugar cane manually is a labor-intensive activity, and we are highly dependent on seasonal workers to harvest our plantations.

We might face difficulties in hiring the number of workers we may need, and/or we and the industry might face difficult negotiations with the unions which generally represent all workers in the sector. While we might switch to mechanized harvesting, if other producers do this, then the availability of mechanical harvesters might be subject to a backlog.

We rely on a limited number of production plants, and any interruption on the production of those plants would affect us.

Interruptions in the operations of the plants might be caused by, among other things, technical difficulties, accidents, operating flaw, natural or environmental disasters or strikes, diminishing our output and resulting in material losses. Our insurance coverage might not be sufficient to compensate for such losses, or not cover unpredicted events.

We are subject to acts of nature.

Lightning, wind, earth movements, floods and other acts of nature could interrupt our production or our markets, and damage our assets. Our insurance coverage might not be sufficient to compensate for such losses, or not cover unpredicted events. For example, on September 28, 2007, lightning struck storage tanks at our Canitar facility that were being used to store ethanol produced at our Santa Anita facility. Although the storage installations were protected by lightning rods and other devices recommended by third party experts and approved by municipal authorities, the strike, which was massive and direct, caused an explosion and fire that destroyed the three tanks and 9 million liters of fuel, and caused the death of one worker and injuries to three other persons.

Our products are flammable and combustible and our production processes involve risk of fire and explosion and other dangers.

Fire or explosion, such as resulted from the lightning strike at our Canita facility on September 28, 2007 discussed above , or malfunction of equipment, could cause injury or death to employees or other persons, damage to our installations and/ or loss to our finished products or our inventory. Fire, whether naturally occurring or resulting from uncontrolled crop-burning, could cause injury or death to employees or other persons, burn planted crops or could damage agricultural equipment.  Such events could also result in civil liability to third parties, or subject us to regulatory sanctions and our management to criminal liability.

The market price for our product is volatile and affected by economic, competitive and political conditions in Brazil and the world.

The market for ethanol, both globally and in Brazil, has historically been volatile in response to domestic and international changes in supply and demand. We expect that the market for biodiesel might be subject to similar fluctuations caused by changes in supply or demand and in response to fuel alternatives. Fluctuations in prices for our products may occur for various reasons, including: domestic and global demand for ethanol, sugar, biodiesel or food oils; variations in the production levels of our competitors; and the availability of substitute goods for the products we produce. The prices we are able to obtain for ethanol or biodiesel will depend on prevailing market prices, which in turn may be affected by reference prices established by producers with greater capacity than we may have to weather adverse market prices. Market conditions, both domestically and internationally, are beyond our control. Like other agricultural commodities, the growing of sugar cane and production of products derived from sugar cane, such as ethanol, or oil seeds and products from oilseeds, such as biodiesel, are subject to price fluctuations resulting from weather, natural disasters, domestic and foreign trade policies, shifts in supply and demand and other factors beyond our control. In addition, approximately 20% to 30% of the total worldwide sugar production is traded on exchanges and is thus subject to speculation, which could affect the price of sugar and derivatively the price of ethanol, which may effect our results of operations in ethanol. There can be no assurance that, among other factors, competition from alternative sources of ethanol or biodiesel, gasoline or diesel, changes in world or Brazilian agricultural or trade policy or developments relating to international trade, including those under the World Trade Organization (WTO), will not directly or indirectly result in lower domestic or global fuel, ethanol or biodiesel prices. Any prolonged decrease in ethanol or biodiesel prices could have a material adverse effect on our company and our results of operations. There can also be no assurance that we will be able to maintain sales at generally prevailing market prices for ethanol or biodiesel (to the extent that a sustainable prevailing market price develops) in Brazil without discounts and that we will be able to export sufficient quantities of ethanol to assure an appropriate domestic market balance. In addition, we may hedge against market price fluctuations by fixing the prices of a portion of our sales volume. To the extent that the market price of our products exceeds the fixed price under our hedging policy, our earnings will be lower than they would have been if we had not adopted the hedging policy.

The prevailing price of ethanol and biodiesel is subject to significant fluctuations, which may reduce our profit margins.

Ethanol and biodiesel are thinly traded, and thus subject to significant volatility of price. They are marketed as independent fuel sources, in the case of ethanol as a substitute for gasoline and as a fuel additive to reduce vehicle emissions from gasoline and as an octane enhancer to improve the octane rating of gasoline with which it is blended, and in the case of biodiesel as a substitute for diesel. As a result, ethanol and biodiesel prices are influenced, among other things, by the supply and demand for gasoline which, in turn, is related to the price of petroleum, and our results of operations and financial position may be materially adversely affected if gasoline or petroleum demand or price decreases. Petroleum prices are highly volatile and difficult to forecast due to frequent changes in global politics and the world economy. The industrialized world depends critically on oil from various countries throughout the world, some of which may be politically and economically unstable. Consequently, we cannot predict the future price of oil or gasoline. In recent years, the prices of gasoline, petroleum, ethanol and diesel have all reached historically unprecedented high levels. If the prices of gasoline, diesel and petroleum decline, the demand for, and price of, ethanol and/or biodiesel may also decline.  In addition, prices of ethanol tend to be cyclical, reaching lows in mid-harvest and highs post-harvest. To the extent that we carry inventory from one period to another after production instead of selling, it may affect quarterly earnings for any given quarter.

Biodiesel is a new market worldwide, the business is new in Brazil and thus the demand cannot be forecasted with great accuracy.

Our revenue will be derived in part from the production and sales of biodiesel.  We expect that sales of biodiesel may constitute approximately 30% of our revenues in 2007. This industry is brand new in Brazil and the world, so there is not the depth of experience that the ethanol industry has. Furthermore, the industry is dependent on mandates to mix biodiesel into regular diesel both in Brazil and worldwide. To the extent such mandates are eliminated or reduced, our profitability could be diminished. Finally, the initial mandate for Brazil doesn’t take affect until 2008, thus there is a possibility that a market may not fully develop until 2008 or beyond.

We will rely on the production and distribution of ethanol and biodiesel as its main business focus, so any factor negatively impacting the biofuels industry may adversely affect our profitability.

Our revenue will be derived primarily from the production and sales of ethanol and biodiesel.  Ethanol competes with several other existing products and may compete with other alternatives to be developed in the future for use as an independent fuel source or fuel additives. Biodiesel competes with oil based diesel. We may be unable to move our business focus away from the production of ethanol and biodiesel to other products. Accordingly, an industry shift away from ethanol or biodiesel or the emergence of new competing products, including any developed by the established petroleum industry, may reduce the demand for ethanol and/or biodiesel. A downturn in the demand for ethanol and/or biodiesel may adversely affect our sales and profitability.

We face significant competition in our business, which may adversely affect our market share and profitability.

The ethanol industry is highly competitive, and we anticipate the biodiesel market will also be highly competitive. Domestically, we will compete with numerous small to medium-size producers,. Despite increased consolidation, the Brazilian sugar and ethanol industries remain highly fragmented. Our major competitors in ethanol in Brazil are Cosan, Grupo São Martinho, Vale do Rosario, Carlos Lyra, Grupo Zillo Lorenzetti, Alto Alegre, Grupo Irmaos Biaggi, J. Pessoa & Co. Nova America and Infinity Bio Energy, along with other sugar and ethanol producers in Brazil who market their sugar products through the Copersucar cooperative. Currently, Copersucar is comprised of 32 producers in the States of São Paulo, Minas Gerais and Parana.  Today, our major competitor in the biodiesel sector is Brasil Ecodiesel. Many factors influence our competitive position, including the availability, quality and cost of fertilizer, energy, water, chemical products and labor. A number of our competitors have substantially greater financial and marketing resources, a larger customer base and a greater breadth of products than we do. They may be able to sustain low market prices for a longer time than we can. If we are unable to remain competitive with these producers in the future our market share may be adversely affected.

The agricultural products industry in Brazil is very competitive. Some existing producers may have greater financial and other resources than we do and one or more of these competitors could use their greater resources to gain market share at our expense.

The agricultural industry in Brazil is very competitive and some existing producers have substantially greater production, financial, research and development, personnel and marketing resources than us. As a result, our competitors may be able to compete more aggressively, influence market conditions, and sustain that competition over a longer period of time. Our lack of resources relative to many of its competitors may cause us to fail to anticipate or respond adequately to new developments and other competitive pressures. This failure could reduce our competitiveness and cause a decline in market share, sales and/or profitability.

Our competitors may open new plants that will expand the Brazilian sugar cane-related industry or biodiesel industry, and such expansion could result in competitive pricing pressures as well as create other risks to our business.

These risks include, among others: oversupply—the internal market might not absorb the volume or timing of additional production, bringing prices down and forcing producers to export ethanol or biodiesel; infrastructure—the Brazilian infrastructure for exports is currently limited and requires additional investments; availability of equipment, or delays in newly contracted equipment due to an increased demand for processing equipment, which could affect our forecasted expansion plan; availability of agricultural and industrial workers—the sugar cane industry, for example, employs over 1 million people, and depending on the rate of mechanization of the fields, the industry will have to attract a significant number of workers; we might face difficulties to hire trained experienced workers, similarly in the biodiesel industry we will need to attract experienced agricultural workers.

Tariffs and regulatory issues for exporting our products could impact our ability to export.

Even though many countries have mandates to consume certain amounts of ethanol, governmental actions to protect the internal market of other countries might affect the anticipated Brazilian exports.

Our biodiesel business is subject to a number of sales, income and other tax exemptions granted by the Brazilian state and federal governments.

These exemptions are granted pursuant to law or special tax zone regulations. However any repeal of such exemptions could materially affect our cost competitiveness in the biodiesel business. Some Brazilian states have not yet developed specific tax legislation for biodiesel, and the entire tax regime at different stages for biodiesel could change. Any changes in such legislation could negatively affect our biodiesel profitability.

A change in the Brazilian Government's policy that biodiesel be added to the sales of all diesel may materially adversely affect our business.

Law 11.097 of January 13, 2005 requires that the biodiesel participation in total diesel sales be at least 2% by January 2008 (250 million gallons) and 5% by 2013 (500 million gallons). Any changes in these mandates by the Brazilian Government could materially affect our biodiesel business operations by reducing overall demand within Brazil for biodiesel.

We may invest in innovative technologies or alternative feedstock for the production of ethanol and biodiesel, and such investments might not have the anticipated results, leading to a partial or complete loss of such investments. Alternatively, such investment by others in such technological developments could make other sources of ethanol or biodiesel less expensive.

Such technologies or alternative feedstocks could increase plant utilization, lead to different processing technologies to increase the yield from feedstocks, such as cellulosic technology, or make feasible the use of entirely new feedstocks, among others. For example, although at present ethanol produced from sugar cane is competitive with that produced from other feedstocks, various technologies are under development that could improve the efficiency of production from corn or that can make possible the economic production of ethanol from agricultural sources not presently used for ethanol production, and such developments would have an adverse effect on the market for ethanol derived from sugar cane. Similarly, there could be significant technological breakthroughs in the production processes of biodiesel. These technologies could create a vastly different competitive landscape for us and our products.

There could occur technological developments for the production of sugar care ethanol or biodiesel to which we might not have access.

Other producers may have access to such developments, allowing them to produce more efficiently, reducing our competitiveness and causing a decline in market share, sales and/or profitability.

If the increase in ethanol and biodiesel demand expected by us does not occur, or if the demand for ethanol or biodiesel otherwise decreases, there may be excess capacity in these industries.

The potential global growth in the production of ethanol and biodiesel may affect market prices. For example, U.S. domestic ethanol capacity has increased steadily from 1.7 billion gallons per year in January of 1999 to 4.8 billion gallons per year at June 2006. In addition, there is a significant amount of capacity being added to the ethanol industry. This capacity is being added to address anticipated increases in demand. However, demand for ethanol may not increase as quickly as expected or to a level that exceeds supply, or at all. If the ethanol industry has excess capacity and such excess capacity results in a fall in prices, it will have an adverse impact on our results of operations, cash flows and financial condition. Excess capacity may result from the increases in capacity coupled with insufficient demand. Demand could be impaired due to a number of factors, including regulatory developments and reduced gasoline consumption. Reduced gasoline consumption could occur as a result of increased gasoline or oil prices. For example, price increases could cause businesses and consumers to reduce driving or acquire vehicles with more favorable gasoline fuel efficiency. The increased production of ethanol may also have other adverse effects. For example, increased ethanol production would likely result in the increased demand for sugar cane. This may result in higher market prices for sugarcane which, in the event that we are unable to pass such price increases on to customers, will result in lower profits. We cannot predict the future price of ethanol. Any decline in the price of ethanol may adversely affect our sales and profitability. Similarly the biodiesel business is new worldwide and although many experts expect the growth to be rapid for a variety of regulatory reasons, overcapacity or lack of expected demand growth could affect our business.

Competition from large producers of other petroleum-based gasoline additives and other competitive products may affect our profitability.

Our ethanol and biodiesel operations will compete with producers of other fuel sources and gasoline additives made from other raw materials having similar octane and oxygenate values as ethanol. Many of our potential competitors, including the major oil companies, have significantly greater resources than we have to develop alternative products and to influence legislation and public perception of ethanol.

A reduction in market demand for ethanol as a clean fuel or a change in the Brazilian Government's policy that ethanol be added to gasoline may materially adversely affect our business.

The Brazilian Government currently requires the use of ethanol as an additive to gasoline. Since 1997, the Brazilian Sugar and Alcohol Interministerial Council (Conselho Interministerial do Acucar e Alcool) has set the percentage of anhydrous ethanol that must be used as an additive to gasoline (currently 25%). Approximately half of all fuel ethanol in Brazil is used to fuel automobiles with a blend of anhydrous ethanol and gasoline; the remainder is used in vehicles that are powered by hydrous ethanol alone, including flex-fuel vehicles. Any reduction in the percentage of ethanol required to be added to gasoline or change in the Brazilian Government policy towards ethanol use, as well as the growth in the demand for natural gas and other fuels as an alternative to ethanol, may have a material adverse effect on our business.

Governmental regulations or the repeal or modification of tax incentives favoring the use of ethanol may reduce the demand for ethanol and affect our target markets.

Ethanol production is subject to extensive regulation in many countries, including Brazil. We cannot predict in what manner or to what extent current or future governmental regulations or export or import restrictions will harm our business or the ethanol industry in general. The fuel ethanol business benefits significantly from tax incentive policies and environmental regulations existing in Brazil and other countries that favor the use of ethanol in motor fuel blends. These policies and regulations are subject to changes which we are unable to predict. For example, the Brazilian Government has reduced the quantity of ethanol mixed into gasoline from 25 percent to 20 percent, and while the required percentage is at 25% percent as of the date of this prospectus, decreases in the required percentage may reduce the demand for ethanol in Brazil, at least in the near term. The repeal or substantial modification to policies and regulations that encourage the use of ethanol could have a detrimental effect on the ethanol industry which, in turn, may have an adverse effect on our sales and profitability.

Ethanol prices have been correlated to the price of sugar historically. Accordingly, a decline in the price of sugar could lead to overproduction of ethanol and adversely affect our ethanol business.

The price of ethanol can be associated with the price of sugar. A vast majority of ethanol in Brazil is produced at sugar cane mills that produce both ethanol and sugar. Because some millers are able to alter their product mix in response to the relative prices of ethanol and sugar, this results in the prices of both products being correlated. Moreover, because sugar prices in Brazil are determined by prices in the world market, there can be a strong correlation between Brazilian ethanol prices and world sugar prices. Accordingly, a decline in sugar prices may also have an adverse effect on our ethanol business.

We may be adversely affected by seasonality.

Our business is subject to seasonal trends based on the growing cycles in the regions where we produce in Brazil. The annual sugar cane harvesting period in the Center-South region of Brazil begins in April/May and ends in November/December. This can create fluctuations in our inventory, usually peaking in December to cover sales between crop harvests ( i.e. , January through April), and a degree of seasonality in our gross profit, with sugar and ethanol sales significantly lower in the last quarter of the fiscal year. Similarly, oil crops in the Northeast of Brazil have a certain growing season, and we may need to store material or inventory outside of these seasons. This seasonality could have a material adverse effect on our results of operations for the last quarter of each fiscal year.

We may be adversely affected by the dishonesty of persons or entities who may sell assets or equity interest in businesses to us or of other vendors.

We may rely heavily on the performance and integrity of representations made by the sellers of assets or equity interests in making our acquisition and purchasing decisions. Because there may be generally little or no publicly available information about other entities, we may not be able to confirm independently or verify the information provided for use in such decisions. In addition, we will be relying on the performance and integrity of suppliers, customers or vendors, whose employees or partners may take actions which are not permitted by the relevant agreements. The culture of Brazil has historically been one dominated by military leaders or very strong central powers. Only in the last 20 years or so has there been a tradition of democracy. As a result, strong institutions, including ethical institutions, are not as developed as in, for example, the United States. As a result, there tends to be a greater degree of curruption in many businesses than in comparable businesses in the United States.

Goodwill and licenses are not tangible assets.

As of June 30, 2007 intangible assets comprised approximately 17% of our total consolidated assets. Goodwill alone comprised approximately 9% of our consolidated total assets.

Risks Related to Our Expansion, Acquisition and Development Strategy

The expansion of our business through acquisitions and strategic alliances poses risks that may reduce the benefits we anticipate from these transactions.

 As part of our business strategy, we will initially grow by expansion of the capacity of already acquired assets, and then continue growing by acquiring other ethanol or biodiesel producers or facilities in Brazil or elsewhere that complement or expand our existing operations. We also may enter into strategic alliances to increase our competitiveness. We believe that the ethanol industry in Brazil is highly fragmented and that future consolidation opportunities will continue to be a significant source of our growth. However, our management is unable to predict whether or when any prospective acquisitions or strategic alliances will occur, or the likelihood of a certain transaction being completed on favorable terms and conditions. Our ability to continue to expand our business successfully through acquisitions or alliances depends on many factors, including our ability to identify acquisitions or access capital markets at an acceptable cost and negotiate favorable transaction terms. Even if we are able to identify acquisition targets and obtain the necessary financing to make these acquisitions, we could financially overextend ourselves, especially if an acquisition is followed by a period of lower than projected biofuel prices. Our failure to integrate new businesses or manage any new alliances successfully could adversely affect our business and financial performance. Some of our competitors have substantially greater financial and other resources than we do and also may be pursuing growth through acquisitions and alliances. This may reduce the likelihood that we will be successful in completing acquisitions and alliances necessary for the expansion of our business. In addition, any major acquisition we consider may be subject to antitrust and other regulatory approvals. We may not be successful in obtaining required approvals on a timely basis or at all. Acquisitions also pose the risk that we may be exposed to successor liability relating to actions involving an acquired company, its management or contingent liabilities incurred before the acquisition. The due diligence we conduct in connection with an acquisition, and any contractual guarantees or indemnities that we receive from the sellers of acquired companies, may not be sufficient to protect us from, or compensate us for, actual liabilities. A material liability associated with an acquisition could adversely affect our business and results of operations and reduce the benefits of the acquisition.

There are execution risks related to the expansion plans of our current, or future acquired or greenfield projects that could affect our ability to deliver the anticipated business plan, or increase substantially the anticipated capital expenditures.

Such delays or cost increase might be caused by, among others: availability, delivery and installation of equipment; implementation of engineering services; delays in the analyses by governmental agencies to provide all necessary licenses and permits, to the extent required, or difficulty in obtaining of necessary agricultural resources. Despite relying on engineering assessments in determining to expand our current facilities or purchasing other facilities, there may be unexpected technical difficulties in operating the assets as expected, leading to additional investments or delays in meeting the objectives of our business plan with respect to revenues and earnings.

We may be exposed to existing environmental and other liabilities of acquisitions, which could affect our results of operations and financial condition in the future.

Under Brazilian law, there are certain successor liabilities — for example, environmental, tax and employment-related liabilities — for which we may become liable as an acquirer of businesses or assets. Our acquisition agreements may provide for an escrow against, or guarantees regarding, such contingencies, but there can be no assurance, however, that the amount in any such escrow will be sufficient to pay all such liabilities, or that no further such liabilities will become payable after the escrow term has ended, or that the guarantees regarding such contingencies will be enforceable. In such events, we may be obligated to fund such liabilities without recourse to the sellers, and our results of operations and financial condition may be adversely affected.

Potential future business combinations could be difficult to find and integrate, divert the attention of key personnel, disrupt our business, dilute shareholder value and adversely affect our financial results.

Business combinations involve numerous risks, any of which could harm our business, including: difficulties in integrating the operations, technologies, products, existing contracts, accounting processes and personnel of the target and realizing the anticipated synergies of the combined businesses; difficulties in supporting and transitioning customers, if any, of the target company or assets; diversion of financial and management resources from existing operations; the price paid for, or other resources devoted to, the business combination may exceed the value realized, or the value which could have been realized, if we had allocated the purchase price or other resources to another opportunity; risks of entering new markets or areas in which we have limited or no experience or are outside our core competencies;  potential loss of key employees, customers and strategic alliances from either our current business or the business of the target; assumption of unanticipated problems or latent liabilities, such as problems with the quality of the products of the target; and inability to generate sufficient revenue to offset acquisition costs.  Business combinations also frequently result in the recording of goodwill and other intangible assets which are subject to potential impairments in the future that could harm our financial results. As a result, if we fail to properly evaluate acquisitions or investments, we may not achieve the anticipated benefits of any such business combinations, and may incur costs in excess of what was anticipated. The failure to successfully evaluate and execute business combinations or investments or otherwise adequately address these risks could materially harm our business and financial results.

Potential greenfield developments could tax our management capabilities and other resources, and are uncertain of success.

Proceeding to develop greenfield projects could divert financial and management resources from existing operations or from the expansion efforts related to existing assets. We may develop geographical areas in which soils and other agricultural conditions ultimately do not prove to be optimum for sugar-cane growth, in the case of an ethanol project, or for appropriate feedstocks in the case of a biodiesel project, or where there is not sufficient logistical development or sufficient trained labor to support our proposed projects, or areas in which local, state or federal governments fail to support biofuels development as necessary for our intended developments. Our development costs may exceed the value of any project ultimately developed, or we may fail to in obtaining one or more critical elements for a development, such as obtaining required permits or licenses, access to land, financing, access to markets, or ultimately be unable to generate sufficient revenue to offset development costs. We may fail to execute the proposed development, or not achieve the anticipated benefits or protect against risks inherent in the development, resulting in harm to our financial results or our business generally.

The possible lack of business diversification may adversely affect our results of operations.

While we expect to effect one or more business combinations beyond our initial acquisitions, it is possible that we will not consummate any further business combination. Accordingly, the prospects for our success may be entirely dependent upon the assets acquired through the initial acquisitions. As such, it is possible that we may not have the resources to carry out our intended expansion of the initial assets or to diversify effectively our operations or benefit from the possible spreading of risks or offsetting of losses. In this case, our lack of diversification may subject us to numerous economic, competitive and regulatory developments, any or all of which may have a substantial adverse impact upon the particular industry in which we may operate subsequent to the initial acquisitions, and result in our dependency upon a single or limited number of markets.

Because we will manage our business on a localized basis, our operations and internal controls may be materially adversely affected by inconsistent management practices.

We will manage our business in Brazil with local and regional management retaining responsibility for day-to-day operations, profitability and the growth of the business. Our operating approach may make it difficult for us to implement strategic decisions and coordinated practices and procedures throughout our extended operations, including implementing and maintaining effective internal controls Company-wide. Our decentralized operating approach could result in inconsistent management practices and procedures and adversely affect our overall profitability, and ultimately our business, results of operations, financial condition and prospects.

Our need for new information technology systems is subject to implementation risks, which we cannot control.

Our information technology systems are not sufficient for our anticipated operations. We will need to implement a new enterprise resource management, financial and operating system, but we will be dependent upon communications providers, web browsers, telephone systems and other aspects of the Internet infrastructure, which have experienced significant system failures and electrical outages in the past. Our systems are susceptible to outages due to fire, floods, power loss, telecommunications failures, break-ins and similar events. Despite our implementation of network security measures, our servers are vulnerable to computer viruses, break-ins and similar disruptions from unauthorized tampering with our computer systems. Unplanned systems outages or unauthorized access to our systems could materially and adversely affect our business.

Our ability to grow our business could be adversely affected if we are unable to obtain additional financing on acceptable terms.

We may seek additional debt or equity financing to finance future acquisitions or expansions. Such financing may not be available on acceptable terms and our failure to obtain additional financing when needed could negatively impact our growth, financial condition and results of operations. Additional equity financing may be dilutive to the holders of our shares, and debt financing, if available, may involve significant cash payment obligations and covenants that restrict our ability to operate our business.

We may incur indebtedness in order to consummate future acquisitions and expansions.

Future acquisitions and expansions may be financed with debt. If we are not able to generate sufficient cash flow from the operations of the acquired companies or the expanded capacity to make scheduled payments of principal and interest on the indebtedness, then we will be required to use our capital for such payments. This will restrict our ability to make additional acquisitions or expansions. We may also be forced to sell an acquired company in order to satisfy indebtedness. We cannot be certain that we will be able to operate profitably once we incur this indebtedness or that we will be able to generate a sufficient amount of proceeds from the ultimate operation of such acquired companies or expanded capacity to repay the indebtedness incurred to make such acquisitions.

Risks Related to Our Cost Structure

We may not be successful at reducing our operating costs and increasing our operating efficiencies.

We have only recently acquired existing businesses and anticipate that we will be able to successfully manage the costs of integration and reduce operating costs by applying processes, equipment, technology and cost controls and increasing our operating efficiencies to achieve improved operating results in the future. We cannot assure you that we will be able to achieve all of the cost savings that we expect to realize from our business initiatives with respect to new and acquired assets. In particular, we may be unable to implement one or more of our initiatives successfully or we may experience unexpected cost increases that offset the savings that we achieve. Our failure to realize cost savings may adversely affect our competitiveness and results of operations.

Our results of operations, financial position and business outlook are highly dependent on commodity prices, which are subject to significant volatility and uncertainty, and the availability of supplies, so our results could fluctuate substantially..

Our results are substantially dependent on commodity prices, especially prices for ethanol, biodiesel, regular diesel and unleaded gasoline. As a result of the volatility of the prices for these items, our results may fluctuate substantially and we may experience periods of declining prices for its products and increasing costs for its raw materials, which could result in operating losses. Although we may attempt to offset a portion of the effects of fluctuations in prices by entering into forward contracts to supply ethanol or biodiesel or other items or by engaging in transactions involving exchange-traded futures contracts, the amount and duration of these hedging and other risk mitigation activities may vary substantially over time and these activities also involve substantial risks. In addition, to the extent that we have borrowed money, price declines also increase the risk of losses.

We intend to maintain third-party insurance over a certain range of risks to our business and assets, and our results of operations and financial condition may be affected by the cost of uninsured risks.

We have obtained insurance for our business and assets that we believe is comparable to what other similar companies in Brazil have obtained or can obtain. However, since the Brazilian insurance market is closed and the ability to place insurance is somewhat limited, this may address only a limited range of risks and may not cover a variety of risks that might be covered by other types of businesses in other developed country markets. As a result, our results of operations and financial condition may be affected by the cost of uninsured risks.

Our business is highly sensitive to our cost of producing and/or buying feedstock such as sugar cane (to the extent that we buy sugar cane to achieve more output) or oils to produce biodiesel and we may not be able to pass on increases in cost to our customers.

The principal raw material we use to produce ethanol is sugarcane and for biodiesel is agricultural oil. As a result, changes in the price of feedstocks or the cost of producing our own feedstocks can significantly affect our business. The yield, cost and market price of sugar cane and oil seeds are influenced by weather conditions and other factors affecting crop yields, farmer planting decisions and general economic, market and regulatory factors. These factors include Brazilian Government policies and subsidies with respect to agriculture and international trade, and global and local demand and supply. The cost and availability of agricultural oil in addition is subject to the availability of crushing facilities. The significance and relative effect of these factors on the price of feedstock or the cost of growing crops is difficult to predict.  Any event that tends to negatively affect these, such as adverse weather or crop disease, could increase costs and potentially harm our business. The price paid by us for sugarcane at a facility could increase if an additional ethanol production facility is built in the same general vicinity.

Risks Related to Our Agricultural Operations

We intend to be substantially vertically integrated into our ethanol feedstock and as a result, control and plant a sizeable portion of our sugar-cane needs for feedstock, as such we are subjected to many risks related to agricultural activities. In addition, over time we expect to adopt a similar strategy with respect to our biodiesel operations needs.

Weather conditions affect any agricultural activity. Even though sugar cane is a resilient crop, certain characteristics, such as the yield in terms of tons per hectare, or the sugar content per ton, are affected by weather conditions. A significant change in expected or historical rain patterns for the regions where we have our plantations might diminish our ethanol output. Our ability to harvest and transport sugar cane from the fields to the production facility is reduced or impeded during rainy periods. Therefore, the rainy season of the year defines our harvesting period, and rain-intensive periods during the production period forces us to have idle plants or operate below capacity even during the production period. A significantly rainy year might reduce our ethanol output. Even though we keep agricultural experts to control our sugar cane plantations, uncommon plagues might affect our plantations, impacting our feedstock supply.

We intend to grow our plantations mainly through multi-year land leasing agreements, which in the case of sugar-cane in Sao Paulo state typically have a five or six year term, which is shorter than the useful life of our production facilities, and therefore we are exposed to the risks of relying on the availability, renewal and enforceability of contracts to control our feedstock production. We may pursue similar arrangements for our biodiesel production, although terms may differ. Transportation is an important cost to us, so we must lease our land within a limited area of influence for cane, forcing us to negotiate our leasing contracts with a limited number of properties and land owners, which could result in higher leasing rates. Although for oil crops, this is not as big a factor, it is still important. Therefore, we will focus our strategy on regions where currently there is availability of land for lease. However, competitors might install themselves or expand their area of influence and dispute land with us, changing the market dynamics and affecting either our ability to lease land or the price of the leasing contracts. Due to the high profitability per hectare provided by of the production of ethanol and sugar from sugar cane, we are able to pay higher leasing prices and do not face strong competition from land leasers for alternative uses of the areas. However, market conditions for alternative crops or uses of land might change and affect either our ability to lease land or the price of the leasing contracts. In the Northeast of Brazil there is a similar competitive market for alternative uses for crops such as oilseeds. Delays or difficulties on signing leasing contracts to reach the forecasted controlled areas would affect our expected crushing estimates, or diminish our profitability by forcing us to buy more cane or oil crops from third parties over time. Unexpected delays in planting activities might affect the forecasted expansion of our plantations. Such delays might be caused, among other factors, by weather conditions, availability of seedling cane or oil seeds, availability of agricultural workers or availability of planting equipments to be leased from third parties.

Changes in yields and productivity of our plantations or in the yield of feedstocks, such as cane or oil we acquire from third parties might affect our production costs.

There could be a change in the average production per hectare, in terms of tons of sugar cane or the sugar content in the cane we are processing or oil per crop. Theses factors might be as a result of soil conditions, topography to the extent we use mechanized cutting, weather conditions, or agricultural techniques and varieties used. Our agricultural specialists might not correctly anticipate such changes, having an effect on our costs in a particular season.

We are exposed to market prices for a portion of our raw materials

We do not grow or have under contract the entirety of the raw materials that we require to produce biofuels according to our business plan. In the case of our projected production of ethanol for 2008, we expect to grow or have under long term contract approximately 70% of our projected feedstock needs, increasing to 87% in 2009 and thereafter. Our sugar cane production in 2007 is approximately 40% of our current feedstock needs. Our ability to increase this percentage depends on our ability to lease or purchase land and to develop plantations or to obtain long-term contracts on economic terms.

To the extent that we purchase feedstock at market prices from third parties, this could have a negative effect on our margins, depending on prices. To the extent that we produce our own feedstock and market prices of feedstock, for whatever reason, fall below our cost of feedstock production, then we may miss an opportunity to improve our margins.

We will rely on a number of land leasing or agricultural partnership agreements in the cane area and contracts with farmers in the biodiesel and cane areas to meet a large portion of our land or feedstock needs.

Interruptions in cane supply by our third party suppliers, or termination or expiration of our leasing or sugarcane partnership agreements, might affect our processing forecasts. Similarly we will be acquiring oils from farmers for our biodiesel area and cane from suppliers to meet the balance of our cane needs. Contract issues or contract defaults could have a materially negative affect on our business. If we are forced to cover needs at market prices in excess of our own estimated internal costs of production, our financial results would be adversely affected.

The agricultural sector is highly susceptible to governmental influence and policies.

Changes in rules or more restrictive rules for the agricultural sector could negatively affect our results. Industry specific increases in taxation, price-control policies, land use restrictions, import-export restrictions or rulings by environmental agencies could broadly affect the agricultural industry, and therefore our results.

Developing and administering agricultural projects that include a social service component may require skills that we do not possess, may be more costly than we project and may expose us to political or social pressures or criticism.

We support the social and economic objectives of the Social Fuel Seal program of the Brazilian Ministry of Agricultural Development, which seeks to encourage purchases of agricultural feedstocks from family farms of twelve hectares or less. Nonetheless, participating in the development of family farm plantations may require skills that our management does not possess, may distract us from our other businesses, may require significant investment, and the recovery of investment of cash and other resources will not be assured. It may occur that family farmers will not be sufficiently trained or otherwise able to produce anticipated quantities or reach or maintain required quality of production, that selected agricultural areas will not be suitable for production or that the crop varieties selected for planting will not be appropriate for the land selected or not suitable for biodiesel production, or that the family farming program will lose its political or community support if it does not, in the near term, obtain its ambitious social and economic goals., or that we will not be able to maintain our certification in the Social Fuel Seal Program.

Currency Considerations

Our future results of operations may be significantly affected by currency fluctuations.

We intend primarily to acquire companies or businesses with assets outside the U.S. and nearly all of our revenues are likely to be generated outside the U.S. As a result, we may be subject to risks relating to fluctuations in currency exchange rates. While we may attempt to reduce the risks associated with exchange rate fluctuations through hedging transactions, we cannot guarantee that, in the event such hedging transactions are implemented, they will be effective or that fluctuations in the value of the currencies in which we may operate will not materially affect our results of operations.

Significant volatility in the value of the real in relation to the U.S. dollar could harm our ability to meet our U.S. dollar-denominated liabilities.

  The Brazilian currency has historically suffered frequent devaluations. In the past, the Brazilian Government has implemented various economic plans and utilized a number of exchange rate policies, including sudden devaluations and periodic mini-devaluations, during which the frequency of adjustments has ranged from daily to monthly, floating exchange rate systems, exchange controls and dual exchange rate markets. There have been significant fluctuations in the exchange rates between the Brazilian currency and the U.S. dollar and other currencies. For example, the U.S. dollar/ real exchange rate depreciated from R$1.807 per U.S. $1.00 as of April 30, 2000 to R$2.185 as of April 30, 2001 and to R$2.363 as of April 30, 2002. The exchange rate reached R$3.955 per U.S.$1.00 in October 2002. However, the economic policies initiated by the Brazilian Government in 2003 have helped to restore confidence in the Brazilian market. This has resulted in the appreciation of the real relative to the U.S. dollar to better than R$1.80 per U.S.$1.00 as of October 12, 2007. We are subject to risk brought about by the possibility of a devaluation of the real  or a decline in the rate of exchange of U.S. dollars for reals . Unless we fully hedge this devaluation risk, any decrease in the value of the real relative to the U.S. dollar could have a material adverse effect on our business and results of operations. In addition, a devaluation, or a less favorable exchange rate would effectively increase the interest expense in respect of our U.S. dollar-denominated debt and may have a material adverse effect on our operations.

Our reporting currency is the U.S. dollar but a substantial portion of our sales is in Brazilian real, so that exchange rate movements may increase our financial expenses and negatively affect our profitability.

Comanche generally invoices its sales in the currency of Brazil, the Real, but reports results in U.S. dollars. The results of Comanche and our Brazilian subsidiaries are translated from Reais into U.S. dollars upon consolidation. When the U.S. dollar strengthens against other currencies, our net sales and net income may decrease.

Dependency on Management

We are highly dependent on certain members of our management.

Our operations are dependent on certain members of our Board of Directors and some of our executive officers, particularly with respect to business planning, strategy and operations. If any of these key members of our management leaves our company, our business and results of operations may be adversely impacted.

We are dependent upon our officers and other key employees for management and direction, and the loss of any of these persons could adversely affect our operations and results.

Our success will depend to a significant extent upon the efforts and abilities of our officers to implement our proposed expansion strategy and execution of our business plan. The loss of the services of one or more of these key persons could have a material adverse effect upon our results of operations and financial position. Our business will also be dependent upon our ability to attract and retain qualified personnel. Acquiring these personnel could prove more difficult or cost substantially more than estimated. This could cause us to incur greater costs, or prevent us from pursuing our strategy as quickly as we would otherwise wish to do. While we anticipate that we may enter into employment agreements with certain of our officers or other key personnel, no such agreements are currently in place. The loss of any of our key employees could delay or prevent the achievement of our business objectives.

Two of our significant shareholders are directors and officers of the Company and also control certain companies to which we are indebted or which provide services to us; as a result they may make determinations or exercise their vote as a director in a manner which may be adverse to our interests.

Thomas Cauchois and Alicia Noyola each own 1,182,413 of our Ordinary Shares (approximately 15.9% of our Ordinary Shares), are each directors and senior officers of the Company. Mr. Cauchois and Ms. Cauchois each directly or indirectly own 50% of the voting interests in Palatum Investments Inc., Octet Data Center Participacoes Ltda., Octet Participacoes Ltda. and Citlali LLC and 33.3% of the voting interests in Greenwhich Administrative Services LLC (“GAS”). As of the date of this prospectus, the Company owed an aggregate of $1,386,000 to such companies, all of which indebtedness is repayable upon demand and accrues interest at rates ranging of 6% or 9% per annum. GAS performs certain financial, bookkeeping, compliance and assistance with auditing for the Company at its cost plus 7.5%. The remaining indebtedness was incurred as a result of advances made to subsidiaries of the Company by the other companies referred to above. As a result of their share ownership and positions with the Company and their ownership of the creditors of the Company referred to above, certain conflicts of interest could arise for Mr. Cauchois and Ms. Noyola which might not be resolved in the Company’s favor.

The Risks of Local and International Liquidity

As our operations are in Brazil, the availability of credit and the rates at which such funds may be borrowed, could affect our future operating results.

There are limited sources of capital available domestically within Brazil. We anticipate the need for future borrowings to achieve our business objectives. To the extent that such borrowings are unavailable from commercial banks or development banks, we may not be able to obtain our business objectives.

The use of credit and level of interest rates could affect our operating results.

Overall, the use of leverage, while providing the opportunity for a higher investments and return, also increases the volatility of our results and the risk of loss.

Risks Relating to the Environment and Environmental Regulation

We are subject to extensive environmental regulation and may be exposed to liabilities as a result of our handling of hazardous materials and potential costs for environmental compliance. We also require permits from Brazilian Governmental authorities with control over certain aspects of our business.

We are subject to various Brazilian federal, state and local environmental protection and health and safety laws and regulations governing, among other things:  the generation, storage, handling, use and transportation of hazardous materials; ¬ the emission and discharge of hazardous materials into the ground, air or water; and ¬ the health and safety of our employees. We are also required to obtain permits from Brazilian Governmental authorities for certain aspects of our operations. These laws and regulations and permits can often require us to purchase and install expensive pollution control equipment or to make operational changes to limit impacts or potential impacts on the environment and/or health of our employees and violation of these laws and regulations or permit conditions can result in substantial fines, criminal sanctions, revocations of operating permits and/or shutdowns of our facilities. In addition we are required to produce outputs within certain tolerances of purity and chemical composition. Violations of those parameters could cause us to install additional equipment for quality control or risk losing certain licenses. We have made and expect to make substantial capital expenditures on an ongoing basis to continue to ensure our compliance with environmental laws and regulations and permit requirements. We have or will file amendments to our environmental licenses and land use permits for expansion programs for our ethanol facilities up to 1.5 million tons of processing capacity, which we believe will be granted as a matter of course, but are subject to ministerial acts. We will be required to file environmental impact statements for expansions to greater than 1.5 million tons of processing capacity. We are subject to regulation by the Brazilian National Petroleum Agency in the case of operation and expansion of our biodiesel facilities. In addition, due to the possibility of changes to environmental regulations, permit regulations and other unanticipated changes, the amount and timing of future environmental or regulatory expenditures may vary substantially from those currently anticipated. We could be subject to civil penalties for non-compliance with certain laws or regulations under Brazilian law or other international laws. Under certain Brazilian environmental laws, we could be held strictly liable for all of the costs relating to any contamination at our or our predecessors' current and former facilities and at third-party waste disposal sites. We could also be held liable for any and all consequences arising out of human exposure to hazardous substances or other environmental damage. In addition, Brazilian law allocates any liability for non-compliance with environmental laws by an acquired company to the purchaser for an indefinite period of time. See ""Business - Regulations - Environmental Regulation .'' We cannot assure you that our costs of complying with current and future environmental and health and safety laws, permit laws, and our liabilities arising from past or future releases of, or exposure to, hazardous substances will not adversely affect our business, results of operations or financial condition.

Regulators could determine that policies encouraging biofuel production are unwise.

Some studies and commentators have challenged whether ethanol and or biodiesel are an appropriate source of fuel or fuel additives because of concerns about energy efficiency, potential health effects, competition for food resources, competition for water, cost and impact on air and water quality, and impact on worker well-being. At this time the energy policies of governments in several countries strongly support biofuel production. However, if a consensus develops that these or other concerns are well-founded and that biofuel production does not enhance such countries’ overall energy, social or environmental policies, our ability to economically produce and market ethanol and/or biodiesel could be materially and adversely affected.

Our operations could have adverse environmental impact. Costs of compliance with burdensome or changing environmental and operational safety regulations could cause our focus to be diverted away from our business and our results of operations to suffer.

Ethanol production involves the emission of various airborne pollutants, including particulate matter, carbon monoxide, carbon dioxide, nitrous oxide, volatile organic compounds and sulfur dioxide. Also, our mills will discharge process water, and crushing residue ( vinhasa ) into the environment. The production of biodiesel requires the use of certain hazardous substances, such as methanol, the storage and handling of which are subject to regulation, and the production process also yields waste water which is required to be properly treated. The growing of feedstocks requires the use of pesticides and fertilizers that may run off, or contaminate ground or running water, or may affect flora or fauna. The dedication of large land areas to single crops could have an adverse affect on biodiversity. Fuels produced by our operations must be properly stored and contained, and safeguarded from fire and other risks. As a result, we will be subject to environmental regulations in Brazil and likely in any other country in which we produce biofuels in the future. These regulations will be subject to change and such changes may require additional capital expenditures or increased operating costs. Consequently, considerable resources may be required to comply with future environmental regulations. In addition, our facilities could be subject to environmental nuisance or related claims by employees, property owners or residents near the facilities arising from air or water discharges, or the existence of environmental risks. Ethanol production has been known to produce an unpleasant odor to which any surrounding residents could object. Environmental and public nuisance claims, or tort claims based on emissions, or increased environmental compliance costs could significantly increase our operating costs.

Government policies and regulations affecting the agricultural sector and related industries could adversely affect our operations and profitability.

Agricultural production and trade flows are significantly affected by government policies and regulations. Governmental policies affecting the agricultural industry, such as taxes, tariffs, duties, subsidies and import and export restrictions on agricultural commodities and commodity products, can influence industry profitability, the planting of certain crops versus other uses of agricultural resources, the location and size of crop production, whether unprocessed or processed commodity products are traded, and the volume and types of imports and exports. Future government policies in Brazil and elsewhere may adversely affect the supply, demand for and prices of our products, restrict our ability to do business in our existing and target markets and could adversely affect our results of operations. Sugar prices have an indirect effect on the pricing of ethanol. Sugar prices, like the prices of many other staple goods in Brazil, were historically subject to controls imposed by the Brazilian Government. Sugar in Brazil has not been subject to price controls since 1997. However, there can be no assurance that price control regulations will not be imposed in the future.

Ineffective enforcement of environmental and energy policy regulations may adversely affect demand for ethanol or biodiesel.

Our success will depend in part on the effective enforcement of existing and future environmental and energy policy regulations in Brazil and other countries in which we may operate. Many consumers may be unlikely to switch from the use of conventional fuels unless compliance with applicable regulatory requirements leads, directly or indirectly, to the use of ethanol or biodiesel. Both additional regulation and enforcement of such regulatory provisions are likely to be vigorously opposed by the entities affected by such requirements. If existing emissions-reducing standards are weakened, or if governments are not active and effective in enforcing such standards, our business and results of operations could be adversely affected. Even if the current trend toward more stringent emissions standards continues, we will depend on the ability of ethanol to satisfy these emissions standards more efficiently than other alternative technologies. Certain standards imposed by regulatory programs may limit or preclude the use of our products to comply with environmental or energy requirements. Any decrease in the emission standards or the failure to enforce existing emission standards and other regulations could result in a reduced demand for ethanol. A decrease in the demand for ethanol may reduce the price of ethanol and adversely affect our profitability.

Risks of the Brazilian Economy

The Brazilian Government has exercised, and continues to exercise, significant influence over the Brazilian economy. Brazilian economic and political conditions have a direct impact on our business.

The Brazilian economy has been characterized by frequent, and occasionally drastic, intervention by the Brazilian Government, which has often changed monetary, credit and other policies to influence Brazil's economy. The Brazilian Government's actions to control inflation and affect other policies have often involved wage and price controls and fluctuation of the Central Bank's base interest rates. Actions taken by the Brazilian Government concerning the economy may have important effects on Brazilian companies, including our company, and on market conditions. For example, in the past, the Brazilian Government maintained domestic price controls, and we cannot assume that price controls will not be re-imposed in the future. Our financial condition and results of operations may also be adversely affected by the following factors and the Brazilian Government's actions in response to them: devaluations and other exchange rate movements; inflation; economic and social instability; energy shortages; interest rates; exchange controls and restrictions on remittances abroad; liquidity of the domestic capital and lending markets; tax policy; and other political, diplomatic, social and economic policies or developments in or affecting Brazil. Luiz Ignacio Lula da Silva, one of the founders of the left-wing Workers' Party, took office as President of Brazil on January 1, 2003. In the period leading up to and following the October 2002 presidential election, there was substantial uncertainty regarding the policies that the new Brazilian Government would pursue. This uncertainty resulted in a loss of investor confidence in the Brazilian economy and a 34.3% devaluation of the  real against the U.S. dollar between January 1, 2002 and December 31, 2002. While the Brazilian Government has adopted economic measures that are more conservative than expected, we cannot assure you that these policies will continue or that the Brazilian Government will continue to pursue economic stabilization and liberalization policies. We cannot predict what future fiscal, monetary, social security and other policies will be adopted by the Brazilian Government and whether these policies will result in adverse consequences to the economy and to our business, results of operations, financial condition or prospects. While the current administration's policies have to date not been adverse to our industry, the uncertainty over what policies this Brazilian Government may propose or adopt in the future may adversely impact our business and contribute to economic uncertainty in Brazil and to heightened volatility in the Brazilian international securities markets. Recently, the Workers' Party has been accused of not publicly disclosing funds used to finance political campaigns and of paying other political parties in exchange for support for its policies. These allegations are currently under investigation by Brazilian authorities and, at this point, it remains uncertain and difficult to predict the outcome of these investigations. This uncertainty and volatility and the recent allegations of corruption, in turn, may adversely impact our business.

Economic and market conditions in other emerging market countries may adversely affect the Brazilian economy and, therefore, the value of our Company.

The value of securities issued by Brazilian companies may be influenced by economic and market conditions in Brazil, and, to varying degrees, market conditions in other Latin American and emerging market countries, independently of the results of our business.  Although economic conditions are different in each country, the reaction by investors to developments in one country may cause the capital markets in other countries to fluctuate. Developments or conditions in other emerging market countries have at times significantly affected the availability of credit in the Brazilian economy and resulted in considerable outflows of funds and declines in the amount of foreign currency invested in Brazil, as well as limited access to international capital markets by Brazilian companies, which may adversely affect our ability to borrow funds at an acceptable interest rate or to raise equity capital when and if there should be a need for us to do so. Although market concerns that crises that have affected other South American countries would ensue in Brazil have not become a reality, the volatility in market prices for Brazilian securities has been affected from time to time. Investors' perception of increased risk due to a crisis in other emerging market countries may adversely affect our ability to borrow funds at an acceptable interest rate or raise equity capital when and if there is a need for us to do so.

Inflation, and the Brazilian Government's measures to combat inflation, may contribute significantly to economic uncertainty in Brazil, and affect our operating results.

Brazil has historically experienced high rates of inflation. Inflation, as well as Brazilian Government efforts to combat inflation, had significant negative effects on the Brazilian economy, particularly prior to 1995. The annual inflation rate, as measured by the General Price Index Internal Availability (± Indice Geral de Precos Disponibilidade Interna) , reached 2,708% in 1993. Inflation rates have been generally low since 1994 as measured by the General Price Index Internal Availability. For the twelve-month period ended April 30, 2007, the inflation rate was 4.62%. The Brazilian Government's measures to control inflation have often included maintaining a tight monetary policy with high interest rates, restricting thereby the availability of credit and reducing economic growth. Inflation, actions to combat inflation and public speculation about possible additional actions also may contribute materially to economic uncertainty in Brazil and accordingly weaken investor confidence in Brazil, thus impacting our ability to access the international capital markets. Brazil may experience high levels of inflation in the future. Inflationary pressures may also curtail our ability to access foreign financial markets and may lead to further Brazilian Government intervention in the economy, including the introduction of Brazilian Government policies that may adversely affect the overall performance of the Brazilian economy, which in turn could adversely affect our operations.

Political and economic conditions in Brazil may have a detrimental effect on our business.

The Brazilian economy has been characterized by significant involvement by the Brazilian Government, which often changes monetary, credit and other policies to influence Brazil’s economy. The Brazilian Government’s actions to control inflation and other economic policies have often involved wage and price controls, modifications to the Central Bank of Brazil’s base interest rates, and other measures, such as the freezing of bank accounts, which occurred in 1990. The Brazilian Government’s economic policies may have important effects on Brazilian corporations and other entities, including us, and on market conditions and prices of Brazilian securities. Our financial condition may be adversely affected by the following factors and the Brazilian Government’s response to them:

•	devaluations and other exchange rate movements;

•	inflation;

•	exchange control policies;

•	social instability;

•	price instability; energy shortages; interest rates; liquidity of domestic capital and lending markets; and tax policy.

Investment registration and control requirements in Brazil may have adverse effects on us .

Brazil generally requires the registration of foreign capital invested in Brazilian markets or businesses. Thereafter, any repatriation of the foreign capital, or income earned on the foreign capital investment, must be approved by the Brazilian Government. In the past, the Brazilian Government has also imposed temporary restrictions on foreign capital remittances abroad when Brazil’s foreign currency reserves decline significantly. Although approvals on repatriation are usually granted and there are currently no restrictions on foreign capital remittances, there can be no assurance that in the future approvals on repatriation will be granted or restrictions or adverse policies will not be imposed. If the Brazilian Government delays or refuses to grant approval for the repatriation of funds or imposes restrictions on the remittance of foreign capital, our ability to transfer cash out of Brazil may be limited, thus affecting our other operations. Our investments might also be subject to anti-trust or other regulatory reviews depending on our size and future possible regulations.

Brazilian contract and corporate laws are less developed than in many other jurisdictions and this may negatively affect us.

The enforcement of contracts in Brazil is a lengthy process, requiring skill and tenacity, and the application of the corporate laws through the Brazilian legal system can be uneven, haphazard and unreliable.

Brazilian tax laws are complex and this may be detrimental to us.

Brazilian taxation tends to be one of the more complex tax regimes in the world. We will make every effort, in conjunction with Brazilian tax advisors, to limit the taxes that we, our investments or potential investors are subjected to, however, there is no assurance that the tax laws in Brazil will not be changed, nor interpreted by Brazilian authorities in a manner that could be detrimental to us.

Risks Relating to our Shares

There has been no market for our Ordinary Shares, and prospective investors may not be able to resell their Ordinary Shares at or above the purchase price paid by such investor, or at all.

As of October 12, 2007 there were less than 20 holders of our Ordinary Shares and no trading market for our Ordinary Shares. We intend to qualify our Ordinary Shares for quotation on the Over-the-Counter Bulletin Board (the “OTC Bulletin Board”). The OTC Bulletin Board tends to be highly illiquid. There is a greater chance of market volatility for securities that trade on the OTC Bulletin Board as opposed to a national exchange or quotation system. This volatility may be caused by a variety of factors including:

•	the absence of consistent administrative supervision of “bid” and “ask” quotations;

•	lower trading volume; and

•	market conditions.

In addition, the value of our Ordinary Shares could be affected by:

•	actual or anticipated variations in our operating results;

•	changes in the market valuations of other similarly situated companies providing similar services or serving similar markets;

•	announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

•	adoption of new accounting standards affecting our industry;

•	additions or departures of key personnel;

•	introduction of new products or services by us or our competitors;

•	sales of our shares or other securities in the open market;

•	changes in financial estimates by securities analysts;

•	conditions or trends in the market in which we operate;

•	changes in our earnings estimates and recommendations by financial analysts;

•	our failure to meet financial analysts’ performance expectations; and

•	other events or factors, many of which are beyond our control.

In a volatile market, you may experience wide fluctuations in the market price of our securities. These fluctuations may have an extremely negative effect on the market price of our securities and may prevent you from obtaining a market price equal to your purchase price when you attempt to sell our securities in the open market. In these situations, you may be required either to sell our securities at a market price which is lower than your purchase price, or to hold our securities for a longer period of time than you planned. An inactive market may also impair our ability to raise capital by selling shares of capital stock and may impair our ability to acquire other companies by using shares as consideration or to recruit and retain managers with equity-based flexible stock incentive plans.

We cannot assure you that our Ordinary Shares will become quoted on the OTC Bulletin Board, or listed on any stock exchange, Nasdaq or any other securities exchange.

We may not meet the initial listing standards of any stock exchange, and cannot assure you as to when or if we will meet the listing standards, or that we will be able to maintain a listing of the shares on any stock exchange. Pending a listing, if any, we expect that our Ordinary Shares would be eligible for quotation on the OTC Bulletin Board, another over-the-counter quotation system, or on the “pink sheets,” where an investor may find it difficult to dispose of shares or obtain accurate quotations as to the market value of the shares.  In addition, we would be subject to an SEC rule that, if we failed to meet the criteria set forth in such rule, imposes various requirements on broker-dealers who sell securities governed by the rule to persons other than established customers and accredited investors.  Consequently, such rule may deter broker-dealers from recommending or selling the shares, which may further affect its liquidity.

The Company’s quarterly revenue and operating results are volatile and difficult to predict, and if we fail to meet the expectations of investors, the market price of our shares would likely decline significantly Our revenue and operating results are likely to fluctuate significantly from quarter to quarter, due to a number of factors. These factors include:

•	our ability to retain and increase sales to existing customers, attract new customers and satisfy our customers’ requirements;

•	commodity prices;

•	input prices;

•	currency rates;

•	weather and agricultural yields;

•	periods of time when we are not harvesting, thus incurring costs but not necessarily sales, unless we have unliquidated inventories;

•	the rate of expansion of our production;

•	costs or potential limitations on our business activities resulting from litigation and regulatory developments in our industry, which could be significant;

•
the adverse impact on our profit and loss statement due to amortization of intangible assets of the Acquisitions and the valuation of embedded derivatives in the financing documents and related earnings charges;

•	downward pricing pressures;

•	costs associated with any future acquisitions;

•	our ability to respond to technological developments in our industry; and

•	fluctuations in economic and market conditions.

Many of these factors are largely outside of our control, and there are many facets of each of these factors over which we have limited control. As a result of the factors above and the evolving nature of our business and industry, we may be unable to forecast our revenue accurately. We plan our expenses based on operating plans and estimates of future revenue. We may be unable to adjust our spending in a timely manner to compensate for any unexpected revenue shortfalls. Additionally, a failure to meet our revenue or expense projections would have an immediate and negative impact on our operating results. If this were to happen, the market price of our Ordinary Shares would likely decline significantly.

The influx of additional shares of our Ordinary Shares onto the market may create downward pressures on the trading price of our Ordinary Shares.

We have issued a large number of Ordinary Shares and securities convertible into, or exercisable for, Ordinary Shares in connection with the Securities Purchase Agreements. We agreed to register the public resale of many of these shares. The secondary resale of substantial amounts of our Ordinary Shares in the public markets, when and if these shares are registered, could have an adverse effect on the market price of our Ordinary Shares. Such an adverse effect on the market price would make it more difficult for us to sell our equity securities in the future at prices which we deem appropriate or to use our shares as currency for future acquisitions.

Our Ordinary Shares may be considered a “penny stock” and it may be difficult to sell.

The SEC has adopted regulations which generally define a “penny stock” to be an equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to specific exemptions. If, upon development of a market, the market price of the shares falls below $5.00 per share, the SEC’s penny stock rules require a broker-dealer, before a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and the salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. In addition, the penny stock rules generally require that before a transaction in a penny stock, the broker-dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s agreement to the transaction. These rules may adversely impact the liquidity of our shares and may affect the ability of investors to sell their shares.

A significant amount of our Ordinary Shares will be eligible for sale on the effectiveness of the registration statement of which this prospectus comprises a part and the sale of such shares could depress the market price of our Ordinary Shares.

All of the Ordinary Shares and all of the shares issuable to the selling shareholders upon the conversion of the convertible notes and the exercise of the warrants issued pursuant to the Securities Purchase Agreements may be sold anytime after being registered for sale. In addition, members of our senior management and certain other persons receiving our Ordinary Shares as part of the purchase price in the acquisitions which were closed in April 2007 will be contractually free to sell all of their Ordinary Shares after the first anniversary of the effectiveness of a registration statement covering such investors’ shares, although the Ordinary Shares held by such persons may be subject to restrictions on sale under the Securities Act of 1933, as amended (the “Securities Act”) as described below. Sales of a significant number of shares of Ordinary Shares in the public market commencing in a year could lower the market price of our Ordinary Shares. Substantially all of our shareholders are subject to Rule 144 under the Securities Act, which, in general, permits a person who has held restricted shares for a period of one year, upon filing with the SEC a notification on Form 144, to sell into the market shares in an amount equal to the greater of 1% of the outstanding shares or the average weekly number of shares sold in the last four weeks prior to such sale. Such sales may be repeated once each three months, and any of the restricted shares may be sold by a non-affiliate after they have been held two years.

Following the effective date of the registration statement covering the resale of Ordinary Shares issued to the selling shareholders pursuant to the Securities Purchase Agreements (including shares issuable upon conversion of convertible notes and warrants issued to the selling shareholders), a large number of Ordinary Shares would become available for sale in the public market, which could derpress the market price of our Ordinary Shares.

We do not anticipate paying dividends on our Ordinary Shares, pursuant to the term of our convertible notes.

Pursuant to the terms of the convertible notes we issued to selling shareholders pursuant to the Notes and Warrants Purchase Agreement, we may not be able to pay dividends on our Ordinary Shares. To the extent these notes stay outstanding for their full term or we enter into other restrictive credit agreements, we may face significant limitations on paying dividends to investors.

Securities analysts may not initiate coverage or continue to cover our Ordinary Shares and this may have a negative impact on our shares’ market price.

The trading market for our Ordinary Shares may depend significantly on the research and reports that securities analysts publish about us or our business, competitors, or markets. We do not have any control over these analysts. There is no guarantee that securities analysts will cover our shares. If securities analysts do not cover our Ordinary Shares, the lack of research coverage may adversely affect our shares’ market price and liquidity. If we are covered by securities analysts, and our stock is downgraded, our stock price would likely decline. If one or more of these analysts ceases to cover us or fails to publish regular reports on us, we could lose visibility in the financial markets, which could cause our stock price or trading volume to decline.

If we fail to comply in a timely manner with the requirements of Section 404 of the Sarbanes-Oxley Act regarding internal control over financial reporting or to remedy any material weaknesses in our internal controls that we may identify, such failure could result in material misstatements in our financial statements, cause investors to lose confidence in our reported financial information and have a negative effect on the trading price of our Ordinary Shares.

Pursuant to Section 404 of the Sarbanes-Oxley Act and current SEC regulations, beginning with our annual report on Form 20-F for the 2007 fiscal year, we will be required to furnish a report by our management on our internal controls over financial reporting. Such report will contain, among other matters, an assessment of the effectiveness of our internal controls over financial reporting as of the end of 2007. We will not be able to effectively begin the process of documenting and testing our internal control procedures in order to satisfy these requirements until we complete our acquisitions. Such implementation is likely to result in increased general and administrative expenses and may shift management time and attention from revenue-generating activities to compliance activities. While our management expects to expend significant resources in an effort to complete this important project, we cannot assure that we will be able to achieve our objective on a timely basis. There also can be no assurance that our auditors will be able to issue an unqualified opinion on management’s assessment of the effectiveness of our internal control over financial reporting. Failure to achieve and maintain an effective internal control environment or to complete our Section 404 certifications could have a material adverse effect on our stock price.

In addition, in connection with our on-going assessment of the effectiveness of our internal controls over financial reporting, we may discover “material weaknesses” in our internal controls as defined in standards established by the Public Company Accounting Oversight Board, or the PCAOB. A material weakness is a significant deficiency, or combination of significant deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. The PCAOB defines “significant deficiency” as a deficiency that results in more than a remote likelihood that a misstatement of the financial statements that is more than inconsequential will not be prevented or detected.

In the event that a material weakness is identified, we will employ qualified personnel and adopt and implement policies and procedures to address any material weaknesses that we identify. However, the process of designing and implementing effective internal controls is a continuous effort that requires us to anticipate and react to changes in our business and the economic and regulatory environments and to expend significant resources to maintain a system of internal controls that is adequate to satisfy our reporting obligations as a public company. We cannot assure you that the measures we will take will remediate any material weaknesses that we may identify or that we will implement and maintain adequate controls over our financial process and reporting in the future.

Any failure to complete our assessment of our internal control over financial reporting, to remediate any material weaknesses that we may identify or to implement new or improved controls, or difficulties encountered in their implementation, could harm our operating results, cause us to fail to meet our reporting obligations or result in material misstatements in our financial statements. Any such failure also could adversely affect the results of the periodic management evaluations of our internal controls and, in the case of a failure to remediate any material weaknesses that we may identify, would adversely affect the annual auditor attestation reports regarding the effectiveness of our internal control over financial reporting that are required under Section 404 of the Sarbanes-Oxley Act of 2002. Inadequate internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our shares.

Risks Relating to Cayman Island Companies

The ability of our Board of Directors to issue Ordinary Shares without shareholder approval may have the effect of delaying, deterring or preventing a change in control of the Company.

Our Articles of Association (the “Articles”) provides that our Board of Directors (the “Board of Directors”) may authorize the issuance of Ordinary Shares and Preference Shares with or without preferred, deferred or other rights or restrictions. The ability of our Board of Directors to issue additional Ordinary Shares or Preference Shares without shareholder approval could have the effect of delaying, deterring or preventing a change in control of the Company.

The rights of our shareholders are not as extensive as those rights of shareholders of U.S. corporations.

Principles of Cayman Islands corporate law relating to such matters as the validity of our procedures, the fiduciary duties of management and the rights of our shareholders may differ from those that would apply if we were incorporated in a jurisdiction within the U.S. Under U.S. law, majority and controlling shareholders generally have certain “fiduciary” responsibilities to the minority shareholders. A U.S. shareholder action must be taken in good faith. Also, actions by controlling shareholders in a U.S. jurisdiction and executive compensation which are obviously unreasonable may be declared null and void. In addition, in most U.S. jurisdictions, directors owe a fiduciary duty to the corporation and its shareholders, including a duty of care, pursuant to which directors must properly apprise themselves of all reasonably available information, and a duty of loyalty, pursuant to which they must protect the interests of the corporation and refrain from conduct that injures the corporation or its shareholders or that deprives the corporation or its shareholders of any profit or advantage. Many U.S. jurisdictions have enacted various statutory provisions which permit the monetary liability of directors to be eliminated or limited. Under our Memorandum of Association (the “Memorandum of Association”), liability of a director of the Company to the Company is limited to cases of fraud or willful malfeasance in the performance of his duties.

Further, Cayman Islands law does not protect the interests of the minority shareholders to the extent that the law in the U.S. protects the minority shareholders in U.S. corporations. Our shareholders may have difficulty in protecting their interests in the face of actions by the Board of Directors and may have more limited rights than they might have as shareholders of a company incorporated in many U.S. jurisdictions.

The protection available to our shareholders may be limited under Cayman Island law.

The rights of our shareholders will be governed by the Memorandum of Association and the Articles of the Company as interpreted in accordance with the laws of the Cayman Islands.  Where any provision of any contractual arrangement between a shareholder and us or any third party is inconsistent with the provisions of our Memorandum of Association and Articles, the shareholder may be unable to claim certain remedies, including specific performance, for breach of such provision against us.  Any remedies available to a shareholder of the Company may be limited to remedies available under Cayman Islands law and regulation which may not afford the same protection to minority or other shareholders as is available under the laws or regulations of the shareholder’s home jurisdiction or under other jurisdictions' laws and regulations.

Our authorization of Preference Shares could discourage a Change of Control.

Our Memorandum of Association authorizes the issuance of up to 10,000,000 Preference Shares, where such Preference Shares may have multiple votes per share, a liquidation preference or other preferences. The Preference Shares could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. Although we have no present intention to issue any of our Preference Shares, there can be no assurance that we will not do so in the future.

USE OF PROCEEDS

We will not receive any proceeds from the sale by the selling security holders of our Ordinary Shares registered hereunder. All proceeds from the sale of the Ordinary Shares offered under this prospectus will be for the account of the selling shareholders, as described below in the sections entitled “Selling Shareholders” and “Plan of Distribution.”

EXCHANGE RATE INFORMATION

Our business is primarily conducted in Brazil and most of our net revenues and expenses are denominated in reais. However, periodic reports made to shareholders will be expressed in U.S. dollars using the then current exchange rates. This prospectus contains translations of reais amounts into U.S. dollars at specific rates solely for the convenience of the reader. The conversion of reais into U.S. dollars in this prospectus is based on the historical Interbank Rate as published by the OANDA Corporation.

Until March 4, 2005, there were two legal foreign exchange markets in Brazil, the commercial rate exchange market, or “Commercial Market”, and the floating rate exchange market, or “Floating Market”. The Commercial Market was reserved primarily for foreign trade transactions and transactions that generally required prior approval from Brazilian monetary authorities, such as registered investments by foreign persons and related remittances of funds abroad (including the payment of principal and interest on loans, notes, bonds and other debt instruments denominated in foreign currencies and registered with the Central Bank). The Floating Market rate generally applied to specific transactions for which Central Bank approval was not required. Both the Commercial Market rate and the Floating Market rate were reported by the Central Bank on a daily basis.

On March 4, 2005, the Central Bank issued Resolution No. 3,265, providing for several changes in Brazilian foreign exchange regulation, including: (1) the unification of the foreign exchange markets into a single exchange market; (2) the easing of several rules for acquisition of foreign currency by Brazilian residents; and (3) the extension of the term for converting foreign currency derived from Brazilian exports. It is expected that the Central Bank will issue further regulations in relation to foreign exchange transactions, as well as on payments and transfers of Brazilian currency between Brazilian residents and non-residents (such transfers being commonly known as the “international transfers of reais”), including those made through the so-called non-resident accounts (also known as CC5 accounts). The Central Bank has allowed the real to float freely since January 15, 1999. Since the beginning of 2001, the Brazilian exchange market has been increasingly volatile. Although the Central Bank has intervened occasionally to control unstable movements in the foreign exchange rates, the exchange market may continue to be volatile as a result of this instability or other factors, and, therefore, the real may substantially decline or appreciate in value in relation to the U.S. dollar in the future.

The following tables set forth the exchange rate, expressed in reais per U.S. dollar (R$/US$) for the periods indicated, as reported by the OANDA Corporation.

	Period-end	Average for Period	Low	High
	(reais per U.S. dollar)
Fiscal Year Ended:
December 31, 2005	2.3439	2.4351	2.1515	2.7780
December 31, 2006	2.1379	2.1800	1.9472	2.3743
June 8 to December 31, 2006 (Inception to Year-end 2006)	2.1379	2.1766	2.0144	2.3319
January 1, 2007 to June 30, 2007	1.9288	2.0501	1.8845	2.1587
July 1, 2007 to October 12, 2007	1.7966	1.9099	1.7802	2.1171

Source: The OANDA Corporation.

CAPITALIZATION

The following sets forth our capitalization as of August 31, 2007. This table should be read in conjunction with our consolidated financial statements and notes thereto appearing elsewhere in this prospectus.

August 31, 2007
Total debt	63,291
Shareholders' equity:
Common shares ($0.001 par value; authorized100,000,000 shares;
7,424,533 shares issued and outstanding at August 31, 2007)	7
Additional paid-in capital	31,734
Accumulated deficit	(5,412)
Cumulative translation adjustment	2,794
Total shareholders' equity	29,123
Total capitalization	92,414

SELLING SHAREHOLDERS

The Ordinary Shares being offered by the selling shareholders are those previously issued to the selling shareholders in the private placement transactions which were consummated on April 3, 2007 and June 18, 2007, and those Ordinary Shares issuable upon conversion of our convertible notes issued in such private placement transactions and those Ordinary Shares issuable upon exercise of warrants to purchase our Ordinary Shares issued in such private placement transactions and to Rodman & Renshaw, LLC. We are registering the Ordinary Shares in order to permit the selling shareholders to offer the Ordinary Shares for resale from time to time. Except for the ownership of the shares, convertible notes and warrants issued pursuant to the Securities Purchase Agreements, the selling shareholders who acquired their securities pursuant to the Securities Purchase Agreements have not had any material relationship with us within the past three years. Rodman & Renshaw, LLC acted as the sole placement agent for us in respect of the April 3, 2007 private placement transaction. In partial payment for its services, Rodman & Renshaw, LLC received warrants exercisable for our Ordinary Shares.

The table below lists the selling shareholders and other information regarding the beneficial ownership of the shares by each of the selling shareholders. The second column lists the number of shares beneficially owned by each selling shareholder, based on its ownership of shares, convertible notes and warrants, as of June 18, 2007. In computing the number of shares beneficially owned by a selling shareholder the number of shares underlying the convertible notes and the warrants held by that selling shareholder that are convertible or exercisable, as the case may be, within 60 days of  June 18, 2007 are included. We will not receive any of the proceeds from the sale of our shares by the selling shareholders. Except for Goldman Sachs & Company, Deutsche Bank AG, London, Wolverine Convertible Arbitrage Fund Trading Ltd., GPC LX, LLC, Deephaven Distressed Opportunities Trading, Ltd. and Deephaven Event Trading, Ltd., none of these selling shareholders are, or are affiliates of, a broker-dealer registered under the Exchange Act.

The third column lists the number of Ordinary Shares being offered by this prospectus by each selling stockholder.

In accordance with the terms of registration rights agreements among the Company and the selling shareholders, this prospectus generally covers the resale of at least 125% of the sum of (i) the number of our shares issuable upon conversion of the convertible notes, (ii) the number of our shares issuable upon exercise of warrants and (iii) our shares held by the selling shareholders, each as of the trading day immediately preceding the date the registration statement is initially filed with the SEC.   Because the conversion price of the convertible notes may be adjusted and the exercise price of the warrants may be adjusted, the number of shares that will actually be issued may be more or less than the number of shares being offered by this prospectus. The fourth column assumes the sale of all of the shares offered by the selling shareholders pursuant to this prospectus.

Under the terms of certain of the convertible notes and the warrants, a selling shareholder may not convert the convertible notes or exercise the warrants to the extent such conversion or exercise would cause such selling shareholder, together with its affiliates, to beneficially own a number of shares which would exceed 9.99% or 4.99% of our then outstanding shares following such conversion or exercise, excluding for purposes of such determination shares issuable upon conversion of the convertible notes which have not been converted and upon exercise of the warrants that have not been exercised. The number of shares in the second column does not reflect this limitation. The selling shareholders may sell all, some or none of their shares in this offering. See "Plan of Distribution."

Except as set forth above, the number of Ordinary Shares beneficially owned by such holder has been determined in accordance with SEC Rule 13d-3 promulgated under the Exchange Act. The information contained in the table below is not necessarily indicative of beneficial ownership for any other purpose. We believe that each individual or entity named has sole investment and voting power with respect to the shares indicated as beneficially owned by it, except where otherwise noted. The selling shareholders listed in the table below may have transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of their shares since the date on which the information in the table below is presented. Information about the selling share holders may change from time to time.

Each of the selling shareholders listed below, other than Rodman & Renshaw, LLC, is party to registration rights agreement with the Company. The registration rights agreement is described in more detail in “Certain Relationships and Related Transactions - Registration Rights.” We have also agreed with Rodman & Renshaw, LLC that it shall be entitled to the same registration rights as provided to the selling shareholders under their registration rights agreement with us.

	Shares Beneficially Owned Prior to Offering		Shares Being Sold in this Offering	Shares Beneficially Owned Upon Completion of the Offering (2)
Name and Address of Selling Shareholder	Number (1)%		Number (1)%	Number	%
Utilico Emerging Markets Limited (3) Exchange House, 8th Fl. Primrose St. London EC2A 2NY- United Kingdom	2,805,760	28.97	2,805,760	0	0
Whitebox Hedged High Yield Partners, LP (4)(5) 3033 Excelsior Blvd., #300 Minneapolis, MN 55416	3,680,802	35.19	3,680,802	0	0
Whitebox Intermarket Partners, LP (4)(6) 3033 Excelsior Blvd., #300 Minneapolis, MN 55416	210,435	2.77	210,435	0	0
Armstrong Equity Partners, LP (4)(7) 2100 McKinney, #1700 Dallas, TX 75201	690,455	8.57	690,455	0	0
Sandelman Partners Multi-Strategy Master Fund, Ltd. (4)(8) 500 Park Ave., 3rd Fl. New York, NY 10022	2,765,573	28.61	2,765,573	0	0
MHR Institutional Partners III LP (9) 40 W. 57th St., 24th Fl. New York, NY 10019	2,784,091	28.68	2,784,090	0	0
MHR Capital Partners Master Account LP (10) 40 W. 57th St., 24th Fl. New York, NY 10019	1,886,695	21.09	1,886,695	0	0
MHR Capital Partners (100) LP (11) 40 W. 57th St., 24th Fl. New York, NY 10019	217,644	2.86	217,643	0	0
Paragon Capital LP (4)(12) 110 E. 59th St., 29th Fl. New York, NY 10022	84,000	1.13	84,000	0	0
Alpine Capital (Cayman) Master, LP (4)(13) 400 Madison Ave., 8th Fl. New York, NY 10017	70,223	*	70,223	0	0
Cranshire Capital, LP (4)(14) 3100 Dundee Rd., #703 Northbrook, IL 60062	87,500	1.17	87,500	0	0
Goldman Sachs & Company (4)(15) One New York Plaza, 85 Broad St., 47th Fl. New York, NY 10004	1,681,337	19.14	1,681,337	0	0
Deephaven Distressed Opportunities Trading Ltd. (4)(16) 130 Cheshire Ln., #102 Minnetonka, MN 55305	582,750	7.37	582,750	0	0
Deephaven Event Trading Ltd. (4)(17) 130 Cheshire Ln., #102 Minnetonka, MN 55305	1,631,540	18.58	1,631,540	0	0
Deutsche Bank AG, London (4)(18) 1 Great Winchester St. London EC2N 2DB United Kingdom	2,736,363	28.03	2,736,363	0	0
Wolverine Convertible Arbitrage Fund Trading Ltd. (4)(19) 175 W. Jackson Blvd., #200, Chicago, IL 60604	649,090	8.04	649,090	0	0
GPC LX, LLC (4)(20) 175 W. Jackson Blvd., #200, Chicago, IL 60604	50,910	*	50,910	0	0
R&R Biotech Partners LLC (4)(21) 1270 Avenue of the Americas, 16th Floor New York, NY 10020	168,891	2.25	168,891	0	0
Rodman & Renshaw, LLC (4)(22) 1270 Avenue of the Americas, 16th Floor New York, NY 10020	946,630	11.31	946,630	0	0
Brio Capital, L.P. (4)(23) 401 East 34th Street, Suite South 33C New York, New York 10016	35,000	*	35,000	0	0

* Less than 1%.

(1) The amounts listed in this column reflect the shares held by the selling shareholder and shares underlying convertible notes and warrants owned by the selling shareholder. In accordance with the terms of registration rights agreement between us and the selling shareholders, other than Rodman & Renshaw, LLC, we are also required to register an additional 25% of the sum of (i) the number of our Ordinary Shares issuable upon conversion of the convertible notes, (ii) the number of our Ordinary Shares issuable upon exercise of warrants and (iii) our Ordinary Shares held by the selling shareholders. We agreed to register the 25% excess of shares as a negotiated precaution for the selling shareholders to cover future adjustments to the conversion prices of our convertible notes and the exercise price of the warrants. The number of our Ordinary Shares into which our convertible notes are convertible and for which our warrants are exercisable are subject to adjustment in certain circumstances, in accordance with the operative agreements. The amount of Ordinary Shares listed in this column does not include this additional 25%.

(2) The selling security holders can offer all, some or none of their shares noted in the column “Amount offered for sale”, thus we have no way of determining the number they will hold after this offering. Therefore, we have prepared the above table on the assumption that the selling shareholders will sell all of our shares covered by this prospectus.

(3) Includes 1,322,364 shares issuable upon conversion of a convertible note of the Company and 937,995 shares issuable upon exercise of warrants. Utilico Emerging Markets Limited (“UEM”) is an investment company registered in Bermuda. Ingot Capital Management Pty Limited (“Ingot”) is the discretionary investment manager of UEM. Mr. Duncan Saville, a director of Ingot, has the responsibility for voting and dispositive power with respect to the securities held by UEM.

(4) The convertible note and warrants held by the selling shareholder provide that no conversion or exercise may be effected to the extent it would result in such selling shareholder holding in excess of 9.99% of our outstanding capital stock. Neither the number in the above chart under the heading “Amount Beneficially Owned” nor the number in the above chart under the heading “Amount Offered for Sale” reflects such limitations and the inclusion of such amounts in the above table is not an admission by any person that the selling shareholder beneficially owns shares in excess of the maximum amount which would be beneficially owned by such person under such limitations.

(5) Includes 1,822,284 shares issuable upon conversion of convertible notes of the Company and 1,213,029 shares issuable upon exercise of warrants. Whitebox Hedged High Yield Advisors LLC is the general partner of Whitebox Hedged High Yield Partners, LP. Whitebox Advisors LLC is the managing member of Whitebox Hedged High Yield Advisors. Andrew Redleaf is the Chief Executive Officer and managing member of Whitebox Advisors LLC and as such has sole voting and dispositive power with respect to the securities held by Whitebox Hedged High Yield Partners, LP.

(6) Includes 99,170 shares issuable upon conversion of a convertible note of the Company and 70,352 shares issuable upon exercise of warrants. Whitebox Intermarket Advisors LLC is the general partner of Whitebox Intermarket Partners, LP. Whitebox Advisors LLC is the managing member of Whitebox Intermarket Advisors LLC. Andrew Redleaf is the Chief Executive Officer and managing member of Whitebox Advisors LLC and as such has sole voting and dispositive power with respect to the securities held by Whitebox Intermarket Partners, LP.

(7) Includes 418,182 shares issuable upon conversion of convertible notes of the Company and 212,272 shares issuable upon exercise of warrants. Berry R. Cox is the sole shareholder of Cox Partners, Inc., which is the sole general partner of Cox Holdings, Ltd., which serves as the sole general partner of Armstrong Equity Partners, LP, and accordingly, Mr. Cox, Cox Partners, Inc. and Cox Holdings, Ltd. share voting and dispositive power with respect to the securities held by Armstrong Equity Partners, LP.

(8) Includes 1,318,909 shares issuable upon conversion of convertible notes of the Company and 921,463 shares issuable upon exercise of warrants. Sandelman Partners, LP is the investment manager of Sandelman Partners Multi-Strategy Master Fund, Ltd. Sandelman Partners GP, LLC is the general partner of Sandelman Partners, LP. Jonathan Sandelman is the managing member of Sandelman Partners GP, LLC. Each of Sandelman Partners, LP, Sandelman Partners, GP, LLC and Jonathan Sandelman disclaims beneficial ownership of the shares registered hereunder, except to the extent of its or his pecuniary interest in such securities.

(9) Includes 1,363,636 shares issuable upon conversion of a convertible note of the Company and 920,455 shares issuable upon exercise of warrants.  MHR Institutional Advisors III LLC, a Delaware limited liability company (“Institutional Advisors III”), is the general partner of MHR Institutional Partners III LP. Mark H. Rachesky, MD is the managing member of Institutional Advisors III. MHR Fund Management LLC a Delaware limited liability company (“Fund Management”), is an affiliate of and has an investment management agreement with MHR Institutional Partners III LP and other affiliated entities, pursuant to which it has the power to vote or direct the vote and to dispose or to direct the disposition of the Company’s securities held for the account of MHR Institutional Partners III, LP. Each of Institutional Advisors III, Fund Management and Dr. Rachesky (i) may be deemed to beneficially own (as determined in accordance with Rule 13d-3 of the Exchange Act) the securities held for the account of MHR Institutional Partners III LP and (ii) may be deemed to have (x) the sole power to direct the disposition of such securities and (y) the sole power to direct the voting of such securities.

(10) Includes 889,164 shares issuable upon conversion of a convertible note of the Company and 630,751 shares issuable upon exercise of warrants. MHR Advisors LLC, a Delaware limited liability company (“MHR Advisors”), is the general partner of MHR Capital Partners Master Account LP. Mark H. Rachesky, MD is the managing member of MHR Advisors. Fund Management is an affiliate of and has an investment management agreement with MHR Capital Partners Master Account LP and other affiliated entities, pursuant to which it has the power to vote or direct the vote and to dispose or to direct the disposition of the Company’s securities held for the account of MHR Capital Partners Master Account LP. Each of MHR Advisors, Fund Management and Dr. Rachesky (i) may be deemed to beneficially own (as determined in accordance with Rule 13d-3 of the Exchange Act) the Company’s securities held for the account of MHR Capital Partners Master Account LP and (ii) may be deemed to have (x) the sole power to direct the disposition of such securities and (y) the sole power to direct the voting of such securities.

(11) Includes 102,571 shares issuable upon conversion of a convertible note of the Company and 72,762 shares issuable upon exercise of warrants. MHR Advisors is the general partner of MHR Capital Partners (100) LP. Mark H. Rachesky, MD is the managing member of MHR Advisors. Fund Management is an affiliate of and has an investment management agreement with MHR Capital Partners (100) LP and other affiliated entities, pursuant to which it has the power to vote or direct the vote and to dispose or to direct the disposition of the Company's securities held for the account of MHR Capital Partners (100) LP. Each of MHR Advisors, Fund Management and Dr. Rachesky (i) may be deemed to beneficially own (as determined in accordance with Rule 13d-3 of the Exchange Act) the Company’s securities held for the account of MHR Capital Partners (100) LP and (ii) may be deemed to have (x) the sole power to direct the disposition of such securities and (y) the sole power to direct the voting of such securities.

(12) Includes 36,000 shares issuable upon exercise of warrants. Alan P. Donenfeld, the managing member of Paragon Capital Advisors, LLC, the general partner of Paragon Capital LP, has the sole voting and dispositive power over securities held by Paragon Capital LP.

(13) Includes 32,909 shares issuable upon conversion of a convertible note of the Company and 23,514 shares issuable upon exercise of warrants. Alpine Capital Management, LLC is the sole general partner of Alpine Capital (Cayman) Master Fund LP. Chet S. Ranawat and Ramy S. Ibrahim are the managing members of Alpine Capital Management, LLC and share voting and dispositive powers over the securities held by Alpine Capital (Cayman) Master Fund LP.

(14) Includes 37,500 shares issuable upon exercise of warrants. Michell P. Kopin, the President of Downsview Capital, Inc., the General Partner of Cranshire Capital, L.P., has sole voting control and investment discretion over securities held by Cranshire Capital, L.P. Each of Mitchell P. Kopin and Downsview Capital, Inc. disclaims beneficial ownership of the shares held by Cranshire Capital, L.P.

(15) Includes 797,455 shares issuable upon conversion of convertible notes of the Company and 561,081 shares issuable upon exercise of warrants. The Board of Directors of Goldman Sachs & Company shares voting and dispositive power with respect to the securities owned by Goldman Sachs & Company.

(16) Includes 293,600 shares issuable upon conversion of convertible notes of the Company and 191,030 shares issuable upon exercise of warrants. Colin Smith is the Chief Executive Officer and managing general partner of Deephaven Capital Management, LLC, which is the investment manager for Deephaven Distressed Opportunities Trading, Ltd. As such Mr. Smith has sole voting and investment power with respect to the securities owned by Deephaven Distressed Opportunities Trading, Ltd. and may be deemed to beneficially own such securities. However, Mr. Smith disclaims such beneficial ownership, except to the extent of his pecuniary interest, if any, therein.

(17) Includes 822,036 shares issuable upon conversion of convertible notes of the Company and 534,824 shares issuable upon exercise of warrants. Colin Smith is the Chief Executive Officer and managing general partner of Deephaven Capital Management, LLC, which is the investment manager for Deephaven Event Trading, Ltd. As such Mr. Smith has sole voting and dispositive power with respect to the securities owned by Deephaven Event Trading, Ltd. and may be deemed to beneficially own such securities. However, Mr. Smith disclaims such beneficial ownership, except to the extent of his pecuniary interest, if any, therein.

(18) Includes 1,454,545 shares issuable upon conversion of a convertible note of the Company and 881,818 shares issuable upon exercise of warrants. The Board of Directors of Deutche Bank AG has voting control and investment discretion over securities held by Deutsche Bank AG.

(19) Includes 463,636 shares issuable upon conversion of a convertible note of the Company and 185,455 shares issuable upon exercise of warrants. Wolverine Asset Management, LLC is the manager of Wolverine Convertible Arbitrage Fund Trading Ltd. Robert Bellick and Christopher Gust control Wolverine Asset Management, LLC and as such share voting and disposition power with respect to the securities owned by Wolverine Convertible Arbitrage Fund Trading Ltd. and may be deemed to beneficially own such securities. However, Messrs. Bellick and Gust disclaim such beneficial ownership, except to the extent of their pecuniary interest, if any, therein.

(20) Includes 36,364 shares issuable upon conversion of a convertible note of the Company and 14,545 shares issuable upon exercise of warrants. Wolverine Asset Management, LLC is the manager of GPC LX, LLC. Robert Bellick and Christopher Gust control Wolverine Asset Management, LLC and as such share voting and disposition power with respect to the securities owned by GPC LX, LLC and may be deemed to beneficially own such securities. However, Messrs. Bellick and Gust disclaim such beneficial ownership, except to the extent of their pecuniary interest, if any, therein.

(21) Includes 72,382 shares issuable upon exercise of warrants. John J. Borer III and Thomas Pinou are the officers of R&R Biotech Partners, LLC and share voting and dispositive power in respect of its investments.

(22) Includes 946,630 shares issuable upon exercise of warrants. Thomas Pinou, the Chief Financial Officer of Rodman & renshaw, LLC, has the sole voting and dispositive power with respect to securities held by Rodman & Renshaw, LLC.

(23) Includes 15,000 shares issuable upon exercise of warrants. Brio Capital Management LLC is the sole general partner of Brio Capital LP. Shaye Hirsch is the managing member of Brio Capital Management LLC and exercises sole voting and dispositive power over the securities held for the account of Brio Capital LP. Mr. Hirsch disclaims beneficial ownership of such securities, except to the extent of his pecuniary interest, if any, therein.

PLAN OF DISTRIBUTION

We are registering the number of Ordinary Shares issued pursuant to the Securities Purchase Agreements and the Registration Rights Agreement to permit the resale of these shares by the holders of our Ordinary Shares, convertible notes and warrants from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling shareholders of the Ordinary Shares. We will bear all fees and expenses incident to our obligation to register the Ordinary Shares.

The selling shareholders may sell all or a portion of the Ordinary Shares beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares are sold through underwriters or broker-dealers, the selling shareholders will be responsible for underwriting discounts or commissions or agent's commissions. The shares may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions,

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	sales pursuant to Rule 144;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

If the selling shareholders effect such transactions by selling shares to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling shareholders or commissions from purchasers of the shares for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved); provided that the commissions payable to, or discounts received by, any member of the National Securities Dealers Association, Inc. shall not exceed 8% of the sale of any shares being registered pursuant to Rule 415. In connection with sales of the shares or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares in the course of hedging in positions they assume. The selling shareholders may also sell shares short and deliver shares covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling shareholders may also loan or pledge shares to broker-dealers that in turn may sell such shares.

The selling shareholders may pledge or grant a security interest in some or all of the convertible notes, warrants or the shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus. The selling shareholders also may transfer and donate the shares in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling shareholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Ordinary Shares. The maximum commission or discount to be received by any NASD member or independent broker/dealer will not be greater than eight percent (8.0%) for the sale of any securities registered pursuant to this registration statement. At the time a particular offering of the shares is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the Ordinary Shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling shareholder will sell any or all of the Ordinary Shares registered pursuant to the registration statement, of which this prospectus forms a part.

The selling shareholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares by the selling shareholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares to engage in market-making activities with respect to the Ordinary Shares. All of the foregoing may affect the marketability of the Ordinary Shares and the ability of any person or entity to engage in market-making activities in respect of the Ordinary Shares.

We will pay all expenses of the registration of the Ordinary Shares pursuant to the registration rights agreement, including, without limitation, SEC filing fees and expenses of compliance with state securities or "blue sky" laws; provided , however , that a selling shareholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling shareholders against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreements, or the selling shareholders will be entitled to contribution. We may be indemnified by the selling shareholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling shareholder specifically for use in this prospectus, in accordance with the related registration rights agreement, or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the Ordinary Shares will be freely tradable in the hands of persons other than our affiliates.

DESCRIPTION OF SHARE CAPITAL

We are authorized to issue a maximum of 110,000,000 Shares, par value $.001 per share, divided into Ordinary Shares and Preference Shares. As of October 12, 2007 there were 7,424,533 Ordinary Shares issued and no Preferred Shares issued. All of our issued Ordinary Shares are fully paid. None of our Ordinary Shares are held by the Company or any of its subsidiaries. The rights, preferences and restrictions attaching to each class of our Shares are as follows:

Ordinary Shares

We are authorized to issue 100,000,000 Ordinary Shares. Holders of Ordinary Shares are entitled to one vote for each share held of record on all matters to be acted upon by the shareholders. Holders of Ordinary Shares possess the right to an equal share in any dividend paid by us to the class of Ordinary Shares. Upon liquidation, each holder of Ordinary Shares is given the right to an equal share in the distribution of our surplus assets subject to the liquidation preference for Preference Shares, if any.

Preference Shares

We are authorized to issue 10,000,000 Preference Shares. Each holder of Preference Shares shall be entitled to such preferences and rights and be subject to such limitations as our Board of Directors shall determine.

Our Memorandum of Association and Articles of Association have no provisions for surrender or sinking funds and for discriminating against any existing or prospective holder of securities as a result of such shareholder owning a substantial number of Shares.

SUMMARY OF THE MEMORANDUM AND ARTICLES OF ASSOCIATION OF THE COMPANY

Set forth below is a summary of certain provisions of the Memorandum and Articles of Association of the Company.

The Company was incorporated in the Cayman Islands as a company with limited liability on February 9, 2007 under the Companies Law (2007 Revision) of the Cayman Islands (the "Companies Law"). The Memorandum and Articles of Association comprise its constitution. The registration number of the Company in the Cayman Islands Register of Companies is 181935.

Objects
The Memorandum of Association as registered on incorporation of the Company states in paragraph 3 that the objects of the Company are unrestricted and the Company has full power and authority to carry out any object not prohibited by the Companies Law or any other law of the Cayman Islands.

Directors
No director is disqualified by his office from contracting with the Company either as vendor, purchaser or otherwise nor is any such contract or any contract or transaction entered into by or on behalf of the Company in which any director is in any way interested capable on that account of being avoided, nor is any director so contracting or being so interested liable to account to the Company for any profit so realized by any such contract or transaction by reason only of such director holding that office or the fiduciary relationship thereby established.

A director (or his alternate director) is entitled to vote in respect of any contract or transaction in which he is interested, provided that such director declares the nature of his interest in any contract or transaction at or prior to its consideration and any vote. A general notice that a director or alternate director is a shareholder, director, officer or employee of any specified firm or company and is to be regarded as interested in any transaction with such firm or company is sufficient disclosure for the purposes of voting on a resolution in respect of a contract or transaction in which he has an interest, and after such general notice it is not necessary to give special notice relating to any particular transaction.

The remuneration to be paid to the directors is determined by the directors. The directors are also entitled to be paid all travelling, hotel and other expenses properly incurred by them in connection with their attendance at meetings of the directors or general meetings of the Company. The directors may alternatively, in whole or part, receive a fixed allowance in respect of such expenses. The directors may also approve additional remuneration to a director for services other than his ordinary routine work as director.

The business of the Company is managed by the directors who exercise all the powers of the Company, subject to the Companies Law, the Memorandum or Articles of Association or any special resolution from time to time made by the Company in general meeting.

The directors may from time to time at their discretion exercise all the powers of the Company to borrow money under their general power to manage the business of the Company.

There is no specified age limit for directors.

The office of a director is vacated if:

he gives notice in writing to the Company that he resigns the office of director; or

if he absents himself (without being represented by proxy or an alternate director appointed by him) from three consecutive meetings of the board of directors without special leave of absence from the directors, and they pass a resolution that he has by reason of such absence vacated office; or

if he dies, becomes bankrupt or makes any arrangement or composition with his creditors generally; or

if he is found to be or becomes of unsound mind; or

if all the other directors of the Company (being not less than two in number) resolve that he should be removed as a direct.
There is no shareholding qualification for directors.

Shares

Subject to the provisions of the Companies Law and the Memorandum and Articles of Association, the directors may allot, grant options over or otherwise dispose of shares of the Company with or without preferred, deferred or other rights or restrictions whether in regard to dividend, voting, return of capital or otherwise and to such persons, at such times and on such other terms as the directors may determine.

The Company has only issued ordinary shares that have the following rights:

Each share is entitled to receive such dividends at such times and in such amounts as the directors determine. All dividends are declared and paid according to the par value of the shares.

The directors may deduct from any dividend payable to any shareholder all sums of money (if any) then payable by him to the Company.

The directors may declare that any dividend is paid wholly or partly by the distribution of specific assets and in particular of shares, debentures, or securities of any other company or in any one or more of such ways. The directors may fix the value for distribution of such specific assets and may determine that cash payments be made to any shareholder upon the basis of the value so fixed in order to adjust the rights of all shareholders and may vest any such specific assets in trustees as may seem expedient to the directors.

Dividends payable in cash may be paid by wire transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the Register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such check or warrant is made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any dividends payable in respect of the share held by them as joint holders. Dividends do not bear interest against the Company.

Any dividend which remains unclaimed after six months from the date of declaration may, in the discretion of the directors, be paid into a separate account in the Company's name, provided that the Company is not constituted as a trustee in respect of that account and the dividend remains as a debt due to the shareholder. Any dividend which remains unclaimed after a period of six years from the date of declaration of such dividend is forfeited and reverts to the Company.

On a show of hands every shareholder who is present in person or by proxy or, if a corporation or other non-natural person is present by its duly authorized representative or proxy, is entitled to one vote and on a poll every shareholder has one vote for every share registered in his name.

In the case of joint registered holders of record the vote of the senior holder who tenders a vote, whether in person or by proxy, is accepted to the exclusion of the votes of the other joint holders, and seniority is determined by the order in which the names of the holders stand in the Register of Members.

A shareholder of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote, whether on a show of hands or on a poll, by his committee, receiver, curator bonis, or other person on such shareholder's behalf appointed by that court, and any such committee, receiver, curator bonis or other person may vote by proxy.

No person other than a registered shareholder on the record date for such meeting and who has paid all calls or other monies then payable by him in respect of shares is entitled to vote at any general meeting or a separate class meeting.

On a poll or on a show of hands votes may be cast either personally or by proxy. A shareholder may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting. Where a shareholder appoints more than one proxy the instrument of proxy must state which proxy is entitled to vote on a show of hands.

A shareholder holding more than one share need not cast the votes in respect of his shares in the same way on any resolution and therefore may vote a share or some or all such shares either for or against a resolution and/or abstain from voting a share or some or all of the shares and, subject to the terms of the instrument appointing him, a proxy appointed under one or more instruments may vote a share or some or all of the shares in respect of which he is appointed either for or against a resolution and/or abstain from voting.

In addition to their entitlement to dividends, shares in the Company are entitled to receive distributions on a winding up. If the Company is wound up, and the assets available for distribution amongst the shareholders are insufficient to repay the whole of the share capital, such assets are distributed so that, as nearly as may be, the losses are borne by the shareholders in proportion to the par value of the shares held by them. If in a winding up the assets available for distribution amongst the shareholders are more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus is distributed amongst the shareholders in proportion to the par value of the shares held by them at the commencement of the winding up subject to a deduction from those shares in respect of which there are monies due, of all monies payable to the Company for unpaid calls or otherwise.

A liquidator of the Company may, with the sanction of a special resolution of the Company and any other sanction required by the Companies Law, divide amongst the shareholders in kind the whole or any part of the assets of the Company (whether they consist of property of the same kind or not) and may for that purpose value any assets and determine how the division of them is carried out as between the shareholders. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the shareholders as the liquidator, with the like sanction, may think fit, but no shareholder may be compelled to accept any asset upon which there is a liability.

The shares are not redeemable. There are no specific sinking fund provisions in the Articles of Association. All shares are issued fully paid. There are no provisions in the Articles of Association that are affected by the size of the holding of any shareholder.

Variation of Rights of Existing Shares or Classes of Shares

If at any time the share capital of the Company is divided into different classes of shares, all or any of the rights attached to any class of shares for the time being issued (unless otherwise provided for in the terms of issue of the shares of that class) may, subject to the provisions of the Companies Law, be varied either with the consent in writing of the holders of three-quarters of the issued shares of that class or with the sanction of a special resolution passed at a separate meeting of the holders of the shares of that class. To every such separate meeting all the provisions of the Articles of Association relating to general meetings apply mutatis mutandis, but the quorum for the purposes of any such separate meeting is one person holding (or representing by proxy) at least one-third of the issued shares of that class, and any holder of shares of the class present in person or by proxy may demand a poll.

The special rights conferred upon the holders of shares of any class are not, unless otherwise expressly provided in the rights attaching to or the terms of issue of such shares, deemed to be varied by the creation or issue of further shares ranking pari passu therewith.

General Meetings

An annual general meeting and any extraordinary general meeting is called by at least 5 days' notice in writing. The notice is exclusive of the day on which it is given or deemed to be given and of the day for which it is given, and must specify the place, the day and the hour of the meeting and the general nature of the business and must be given in the manner described or such other manner as may be prescribed by the Company.

Notwithstanding that a meeting of the Company is called by shorter notice than that mentioned above, it is deemed to have been duly called if it is so agreed:

(a) in the case of a meeting called as an annual general meeting, by all shareholders (or their proxies) entitled to attend and vote thereat; and

(b) in the case of an extraordinary general meeting, by a majority in number of the shareholders having a right to attend and vote at the meeting, being a majority together holding not less than 95 per cent. in par value of the issued shares giving that right.

The accidental omission to give notice of a general meeting to, or the non receipt of notice of meeting by, any person entitled to receive notice does not invalidate the proceedings of that meeting.

Any annual general meeting is held at such time and place as the directors appoint and if no other time and place is prescribed by them, it is held at the registered office on the second Wednesday in December of each year at ten o'clock in the morning. The report of the directors (if any) is presented at the annual general meeting.

The directors may call general meetings, and on a shareholders' requisition they must forthwith proceed to convene an extraordinary general meeting of the Company. A shareholders' requisition is a requisition of shareholders holding at the date of deposit of the requisition not less than ten per cent in par value of the capital of the Company which as at that date carries the right to vote at general meetings of the Company. The requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the registered office, and may consist of several documents in like form each signed by one or more requisitionists. If the directors do not within twenty-one days from the date of the deposit of the requisition duly proceed to convene a general meeting to be held within a further twenty-one days, the requisitionists, or any of them representing more than one-half of the total voting rights of all of them, may themselves convene a general meeting, but any meeting so convened must not be held after the expiration of three months after the expiration of the said twenty-one days. A general meeting convened as aforesaid by requisitionists is convened in the same manner as nearly as possible as that in which general meetings are convened by directors.

Two shareholders present in person or by proxy or if a corporation or other non-natural person by its duly authorised representative is a quorum unless the Company has only one shareholder entitled to vote at such general meeting in which case the quorum is that one shareholder present in person or by proxy or (in the case of a corporation or other non-natural person) by a duly authorised representative.

A person may participate at a general meeting by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other. Participation by a person in a general meeting in this manner is treated as presence in person at that meeting. A shareholder may attend a general meeting in person by proxy or, in the case of a corporation, by a duly authorised representative.

Ownership of Shares and Disclosure

Shares are transferable subject to the consent of the directors. The Articles do not contain any other limitations on the ownership of shares or on the exercise of rights attached to shares, including by non-Cayman Islands shareholders.

Change of Control

The power of the directors to issue preference shares may delay or prevent a change in control transaction without further action by the shareholders or make removal of the directors more difficult.

Shareholders

The Articles do not require public disclosure of shareholdings above particular thresholds.

Alteration of Capital

The Company in general meeting may, from time to time, increase its share capital by the creation of new shares, such new capital to be of such amount and to be divided into shares of such respective amounts with such rights, priorities and privileges as the resolution may prescribe.

The Company may from time to time by ordinary resolution:

(a) consolidate and divide all or any of its share capital into shares of larger amount than its existing shares;

(b) sub-divide its shares of any of them into shares of smaller amount than is fixed by the Memorandum of Association or into shares without par value and

(c) cancel any shares which at the date of the passing of the resolution have not been taken or agreed to be taken by any person.

The Company may by special resolution reduce its share capital, or any capital redemption reserve in any manner authorised and subject to any conditions prescribed by the Companies Law.

OUR INDUSTRY

Ethanol Industry Overview

We believe that ethanol is an alternative source of energy that can displace a portion of world oil consumption for pricing, environmental and geopolitical reasons. According to the U.S. Energy Information Agency (the “EIA”), for 2005, world oil consumption is approximately 13.2 billion liters per day, of which the U.S. consumes about 3.3 billion liters per day and Europe consumes about 2.6 billion liters per day. Oil consumption in developing countries such as China and India is increasing particularly rapidly. According to EIA statistics, transportation accounts, globally, for more than 50% of all oil consumption. By contrast, according to Datagro, annual consumption of ethanol for fuel is currently about 36 billion liters, or approximately 2.5% of the 1.4 trillion liters of gasoline used for transportation annually worldwide, based on a an estimated yield of 75 liters of gasoline per barrel. However, we believe that the projected growth of ethanol as an oil displacement is growing far more rapidly than world oil consumption.

The following table illustrates how demand for ethanol is projected to increase.

  Demand (Billions of Liters)

Region	2003	2005	2010

Brazil	12.87	14.00	17.41

USA	10.60	13.25	18.93

Canada	0.38	0.76	1.51

EU	1.51	4.92	12.87

Japan	0.76	1.89	7.19

Others	1.51	1.51	2.27

Total	27.63	36.33	60.18

Source: New York Board of Trade

We believe that the primary reasons for the increase in global ethanol fuel demand include: (i) a desire for a number of countries to reduce dependency on oil producing countries; (ii) a desire to reduce carbon-based emissions as outlined in the Kyoto Protocol; and (iii) gasoline price increases — alternative fuels can be a cost competitive source of fuel for cars. As a result of these factors, according to Jeffries & Co., a number of countries are moving towards the use of a gasoline-ethanol mix to fuel vehicles.

According to the U.S. Department of Agriculture and the World Bank, ethanol is an alcohol that can be distilled from natural sources, such as sugar cane, corn, beets and wood. According to the same information, ethanol has three primary uses — human consumption as spirits, medical or cosmetic applications, and transportation fuel. According to Worldwatch Institute, an independent research group based in Washington, D.C. that focuses on research concerning sustainable environmental policies and a socially just society (“Worldwatch”), sugar cane is an excellent source of ethanol compared to other feedstock alternatives because of its low relative production cost and its high relative energy yield (measured as the ratio between the amount of energy output and the amount of energy input). According to Worldwatch, ethanol from sugar cane has an energy yield that is more than four times greater than the energy yield of corn, beets or wheat. We believe that as a fuel, sugar cane ethanol has several key physical properties: a high energy content; it is environmentally friendly; the waste generated as part of the production process (‘‘bagasse’’) is a high value by-product which is used to generate power needed for the production process; any additional power generated from this source may be used for other purposes, such as producing electricity for sale to the national energy ‘‘grid.”

We intend to focus our activities principally in the area of sugar cane ethanol. The production of ethanol comprises two cycles, the agricultural cycle and the industrial production cycle. The agricultural cycle consists of land preparation, planting, irrigation, harvesting and transportation. The industrial/production cycle consists of grinding, milling and crushing the sugar cane to produce cane juice. The cane juice is then fermented and distilled to produce ethanol, or cooked and dried to produce sugar. According to Datagro, for 2005 Brazil was the largest producer and user of ethanol in the world and has been since the Brazilian Government mandated a 20-25% mix of ethanol in all gasoline sold in Brazil. In 2006, according to Datagro, Brazil’s production fell to second place behind the U.S., but still represented 34% of world production. The Brazilian Government has periodically revised the percentage requirement, such as in March 2006 to 20%, then in October 2006 to 23%, and since then ranging from 23 to 25%, as policy measure to manage blended gasoline prices at the pump. Such measures can periodically reduce the demand for ethanol in Brazil, at least in the near term. See the section titled ‘‘Risk Factors — Risks associated with the proposed investment sector’’.

According to the Brazilian Government, Brazil’s initial move towards making ethanol a mainstream fuel came about following the petroleum and sugar crises of 1973, and was soon followed by additional pro-ethanol reforms by Brazil, including the Brazilian Government’s 1979 introduction of large scale production of ethanol vehicles in Brazil. Brazil’s current President has recently made public statements about his intention to make Brazil a leader in the ‘‘energy revolution’’ and use more ethanol based fuel. Today, according to Datagro, 80% of all new cars (through November 2006 for the year) sold in Brazil are ‘‘flex fuel’’ cars, which can run on any combination of ethanol or gasoline. We expect that by 2008, these cars are expected to account for over 90% of all new car sales. Since, according to Worldwatch, burning ethanol reduces carbon emissions by as much as 80% compared to gasoline and completely eliminates sulfur dioxide emissions, it is expected that Brazil will experience a reduction in toxic emissions. We believe that for Brazilian consumers (and this is borne out by Datagro’s statistics and information provided by the Renewable Fuels Association), the use of ethanol as a fuel is competitive to gasoline for the following reasons: Engine Power— because of varying compression rates as compared to gasoline, an engine running on ethanol as opposed to gasoline generates more horsepower resulting in marginally greater acceleration and a higher top speed; Engine Life— ethanol was thought to be more corrosive to engines than gasoline, thus increasing maintenance costs, but manufacturers in Brazil are now advertising a similar engine life for both fuels, and providing the same warranties. Datagro’s figures indicate that the significant increase in the flexible fuel vehicle market in Brazil over the last 36 months has largely been driven by the disparity in fuel costs.

While the pricing relationship between ethanol and gasoline will vary depending on the season and geographic location, the weighted average retail price of ethanol in Brazil, according ESALQ which collects a number of pricing statistics in the Brazilian Agricultural industry, for the period through November 2006, the price of ethanol of Real 1.47 per liter was 62% of the weighted average retail price of gasoline for the same period of Real 2.36 per liter which more than compensates for the ethanol decrease in fuel efficiency (which can be up to 25%). We believe that the domestic ethanol production in Brazil is expected to grow from approximately 14 billion liters annually in 2004 to between 17 and 25 billion liters by 2010 (depending on the source of the projection). We expect that, based on various forecasts, global annual demand is expected to exceed approximately 60 billion liters by 2010, increasing from production of 36 billion liters in 2005. Based on increasing awareness of the existence and benefits of ethanol and the changes in the ethanol industry, our management team believes that projected global demand may be up to 80 billion liters annually by 2010.

According to Jeffries & Co., a number of countries around the world (including U.S., Japan, India, Belgium, Sweden and Australia) have begun introducing minimum levels of ethanol additions to gasoline.  Approximately 36% of world ethanol production in 2005 came from sugar cane in Brazil (42% in 2004), compared to 35% from the U.S. (32% in 2004).

According to Grupo Idea, another Brazilian industry consultant in agriculture, sugar/ethanol production in Brazil is highly fragmented, with over 300 sugar cane processing mills in Brazil operating at varying levels of capacity. According to Cosan, a leading sugar/ethanol producer in Brazil, in the 2004/2005 harvest, the largest ethanol producer, itself (which has Tereos, Sucden and Kuok as partners), made up 8.5% of the ethanol market in Brazil and the next largest ten producers (excluding Cosan) made up 22.5% of the market. According to Cosan, the remainder of this market is shared by a number of independent mills, the majority of which are small independent producers that our management team believes generally lack high levels of financial and management expertise and operate below theoretical levels of yield and efficiency.

Additionally, we believe the existing manufacturing and logistics infrastructure in Brazil is inadequate to support the projected growth in domestic and international demand, but shows clear potential for consolidation and improvement. According to Jeffries, only 5.34 million hectares of Brazil’s 320 million hectares of arable land are devoted to sugar cane and roughly 2.7 million hectares are committed to ethanol. 60 million hectares of land are cultivated with local crops. Given the availability of arable land, we believe it is possible to increase sugar cane cultivation.

Some examples that illustrate market dynamics within the international ethanol market include (according to industry sources, Datagro, the Brazilian Government and news reports): in July 2005, Petrobras began exporting 25 million liters of ethanol per month to Venezuela, which has adopted various ethanol/gasoline mixes across several of its provinces; Venezuela has also indicated that it may increase the mix of ethanol to 10% nationwide, in the future; and Japan today allows for an ethanol mix of up to 3%, and is considering an increase in the mix of ethanol of up to 10%, based on the success of the 3% program—a  3% ethanol mix in Japan would represent more than 60% of Brazil’s current ethanol export and a 10% ethanol mix would more than double current Brazilian exports. Additional demand from other countries would further add to what we believe will become a supply — demand gap. In According to Datagro, in Thailand (the second largest sugar exporter in the world), the worst drought in 40 years has created a domestic sugar shortage, which may drive international sugar prices up. This is expected to put additional pressure on the same raw material as ethanol. Higher sugar prices may make mills that have used ethanol as a hedge against decreases in sugar prices less likely to seek such a hedge against potentially decreasing ethanol supplies. Although we believe there are many positive reasons that make the acquisition of entities or businesses in the ethanol industry attractive, there are various risks of acquiring assets or a business in such industry. For a more complete discussion of the risks relating to operations in the ethanol industry and other risks, see the section titled ‘‘Risk Factors’’.

Biodiesel Industry Overview

We believe, and it is confirmed by our chemists and industry reports, that biodiesel is a bio fuel component which can be produced from domestically grown soybean and other oil crops as well as palm oil, jatropha, rape seed oil, waste oil and animal fats. We believe that biodiesel requires no engine modifications or changes in the fuel handling and delivery systems and biodiesel has qualities similar to conventional or mineral diesel, while producing significantly lower emissions of carbon monoxide, black smoke and particulate matter.

According to Goldman, Sachs and other analysts’ reports and U.S. Government information, biodiesel is a cleaner fuel than diesel, it is biodegradable, and its manufacturing and burning do not contribute to the greenhouse effect. According to these same reports, worldwide, biodiesel (B100) production is rising from a small base of 251 million gallons in 2000 to an estimated 790 million gallons in 2005. In the U.S., according to EPA mandates, EPA ultra-low sulfur diesel mandates will reduce sulfur content in petroleum diesel from the current 500 ppm to 15 ppm starting July 2006. Since petroleum diesel loses vital lubricity when sulfur is removed, a blending agent must be added by refineries to meet lubricity standards. We expect this to be a worldwide trend. In the U.S., over 1 billion gallons of biodiesel will be required to reach a 2% federal blending level with petroleum diesel in order to reduce emissions, according to governmental mandates. We believe that at the beginning of 2006, the U.S. only had about 100 million gallons of capacity for biodiesel. A federal excise tax credit is provided for blending B100 (100% biodiesel) with petroleum diesel. According to the EPA rules, the tax credit is allocated to the company that actually blends the B100 with petroleum diesel.

While, according to the Brazilian Ministry of Energy and Petrobras S.A. (the leading Brazilian petroleum company), Brazil produces the bulk of its own energy domestically as a fact and a policy objective, it cannot produce sufficient diesel from domestic oil production. Accordingly, we believe, and the new Brazilian domestic mandates to use biodiesel are proof, that Brazil will dramatically increase domestic biodiesel production as a way to reduce imported diesel.

Brazilian law 11.097 of January 13, 2005 requires that the biodiesel participation in total diesel sales is at least 2% by January 2008 (250 million gallons, at current consumption levels) and 5% by 2013 (500 million gallons). If overall levels of diesel consumption grow (by growth in number of vehicles or in kilometers traveled per vehicle), the mandated volume of biodiesel will grow concomitantly. There may also be demand distinct from that created by mandated levels, in that fleet operators may choose to fuel their fleets by direct purchase of biodiesel at levels higher than the mandates, a trend that we have observed empirically. In addition, different laws substantially reduced the taxes that are levied on agricultural products used to make biodiesel, as well as sale taxes under some circumstances. At the same time, according to Revista   Biodiesel, as of the beginning of 2006 there were only eight million gallons of installed biodiesel capacity. We expect capacity to grow quickly, nonetheless, as of February 2007, the Brazilian regulator ANP had authorized the operation of approximately 170 million gallons of capacity, of which our Salvador facility represents approximately 6.3%. Although we expect competition in time, in our view, our facility’s being already installed and fully operational in the face of strong potential demand will establish us as a principal biodiesel supplier.

We believe that Brazil will be the world’s low cost producer of biodiesel due to its diversity of different crops and feedstocks that can be used to produce biodiesel, including its large soy bean production (second in the world after the U.S., according to the USDA), in addition to its potential to produce at competitive cost castor beans, jatropha, sunflower and palm oil crops. According to the Biodiesel Review, a publication in Brazil, survey as of February, 2006, the largest biodiesel producers in Brazil are Brasil Ecodiesel, Granol, Soy Minas and Agropalma, and the Biodiesel Review indicates that the internal price for biodiesel is about $3.20 per gallon based on the most recent auction organized by the Agencia Nacional de Petroleo (“ANP”) for Petrobras during 2007.

Market Summary Table

Item	Europe	U.S.	Brazil
Demand in January 2008	700,000,000 gallons	1,000,000,000 gallons	211,000,000 gallons
Demand in 2010	1,800,000,000 gallons	1,100,000,000 gallons	220,000,000 gallons
Primary Demand Driver	2% Fuel blending requirement, increasing to 5.75% in 2010. No taxes for biodiesel in Germany	2% Fuel blending requirement	2% Fuel blending requirement, increasing to 5% in January 2013

Source: FO Licht and JP Morgan

We believe that to obtain a long-term cost advantage in the biofuel business, locating plants in a region with multiple feedstock will be critical to maintaining operating margins, and we also believe that Brazil is one of the few places in the world where a biofuel company can afford to be vertically integrated by actually planting a portion of our feedstock needs, as well as contracting farmers to grow specific feedstock for the mill in addition to buying on the spot market. Our opinion is that Brazil has the most productive agricultural land in the world available at relatively low prices when compared to American and European farm land. For biodiesel operations which use agricultural feedstock that can be stored for at least one year and can be transported long distances, we will secure feedstock at competitive prices in order to protect operating margins by buying virgin soybean oil in the local market, planting and contracting farmers to grow sunflower oil seeds, castor beans and eventually jatropha.

Brazilian Ethanol

According to Worldwatch and other industry sources, Brazil is:

•	the grower of 25% of the world’s sugar cane crop;

•	the second largest, but the lowest cost, producer of ethanol in the world. In Brazil, ethanol produced from local sugar cane costs approximately 60% of ethanol produced from corn in the U.S;

•	the second largest market for fuel ethanol in the world, with distribution to virtually every gas station in the country; and

•	the world’s number one per capita producer and consumer of ethanol.

We believe that our market in Brazil is ripe for consolidation. There is only one competitor in Brazil with greater than 5% of the industry’s productive capacity, creating a significant opportunity for growth though acquisitions.

Ethanol Production Technology Economics

	Corn Dry Mill U.S.	Sugar Cane Mill Brazil	Advantage Brazil
Raw Material	Corn	Sugar Cane
Co-product	Distillers dried grain	None
Plant Size	50 mmgpy	1.5mm Tons, 32 mm Gals.
Capital Cost	$65 million	$38 million

Variable Cost Structure ($/gallon):
Raw Material Cost	$0.90	$0.65	+27.8%
Non-energy Operating Cost	$0.25	$0.15	+40.0%
Cost of delivered Energy	$0.21	$0.00	Infinite
Co-product Value	($0.16)
Total Variable Cost	$1.20	$0.80	Advantage Brazil +33%

Source: EIA Annual Energy Outlook 2006, BofA Securities and Comanche. Note: For com ethanol production technologies, the raw material cost estimates are based on com prices of $2.52/bushel.

We believe that Brazil has the potential to become the world’s “Saudi Arabia of ethanol production”. Brazil is one of the world’s true agricultural giants, with equatorial sun and over 20% of the world’s rainfall. According to the Brazilian Ministry of Agriculture, Brazil has approximately 320.0 million hectares of arable area, representing 37.6% of the country’s total area of 850.0 million hectares. Currently, 58.1 million hectares, or 18.2% of the total arable area in Brazil is cultivated. Sugarcane plantation currently represents 6.7 million hectares, or 11.5% of the country’s total cultivated area. According to Instituto Brasileiro de Geografia e Estatística, sugarcane has the third largest cultivation footprint in Brazil, after soybeans and corn (35.4% and 23.5% of cultivated areas, respectively). Datagro calculates that in 2005, about 50% of sugar cane production was used for sugar and the balance was used to produce ethanol.

There is plentiful land remaining for large-scale production. Moreover, producing ethanol based on sugar-cane is an efficient use of land. According to Worldwatch, sugar cane yields approximately 6,000 liters per hectare, the highest yield of any crop that can be utilized with current technologies to produce ethanol, and a yield that is approximately twice that of corn. We calculate, based on a Bear, Stearns research report, that approximately one-third of the country’s still uncultivated agricultural land could be prime areas for further planting in sugar cane. If developed and planted as such, this incremental sugar cane resource could more than sextuple Brazil’s sugar cane/ethanol production—and supply 15% of the U.S.’s current demand for fuel, based upon EIA’s estimate of U.S. consumption.

Sugar Cane as a Fuel Feedstock

Sugar cane provides one of nature’s optimal mediums for converting sun and water into energy. Unlike production from corn, no natural gas is necessary for the production process, as bagasse, the waste left after crushing to extract juice, is used in the mill’s boilers. The crop is grown adjacent to the mills where it is processed, so there is little transportation burden. The plant yields multiple crops before it requires replanting, and is fertilized in part with the process liquid remaining after production. According to Worldwatch, ethanol produced from sugar cane has an energy balance seven times more favorable than, for example, ethanol produced from corn, and these higher net energy gains decrease greenhouse gas emissions, relative to oil on a per liter basis, by 40 to 90%, whereas corn’s benefit ranges only from 15 to 40%. As a result, ethanol produced from sugar cane is more cost efficient and more environmentally friendly than ethanol produced from other feedstocks.

Note: Figures represent the amount of energy contained in the listed fuel per unit of fossil fuel input. The ratios for cellulosic biofuels are theoretical. Complete information is in sourcel report.

Source: Worldwatch Institute and the German Federal Ministry for food and agriculture "Biofuels for transportation" June, 2006

Cost Ranges (Operating and Capital Amortization) for Ethanol and Gasoline Production, 2006

Clean Fuels in Brazil

In our opinion, and as indicated by the consumption figures put out by Datagro, Brazil’s market for producing ethanol and bio-diesel as well as for distributing and using them, is already in place. In 2006, Brazil was not only the world’s second largest producer of ethanol, but also the second largest consumer, responsible for both about 35% of global production and consumption. Unlike in the U.S., the ethanol market in Brazil is not tax driven. According to our analysis and Datagro, in Brazil, the market for ethanol is a competitive market where virtually every gas station in Brazil sells pure ethanol; many cars are “flex-fuel” vehicles, using gas or ethanol or any combination; and the domestic demand for ethanol is expanding rapidly. Within the domestic Brazilian market the buyers of ethanol and biodiesel are the same, essentially the fuel wholesalers. Moreover the practice in Brazil is to transport ethanol and diesel in the same trucks (using ethanol to clean out the diesel residue).

Ethanol production was about 4.4 billion gallons in Brazil in 2006, supplying nearly 30% of Brazil’s light vehicle fuel needs, according to F.O. Licht and Datagro. According to Bear, Stearns, in order for the U.S. to reach a 10% blend of ethanol by 2015, the U.S. would become a net corn importer by 2014, implying a dramatic increase in feedstock cost for U.S. ethanol producers.

Ethanol is Cleaner than Gasoline.   Approximately two thirds of all ethanol consumed globally is used as fuel.  Ethanol is a cleaner fuel than gasoline according to the EPA. It is also biodegradable; the manufacture and combustion of ethanol are not believed to be processes that increase the greenhouse effect, according to the Renewable Fuels Association. Ethanol's high oxygen content reduces carbon monoxide emission levels by 25% to 30% as compared to the carbon monoxide levels emitted from the combustion of gasoline, according to the EPA. Blends of ethanol and gasoline also reduce emissions of hydrocarbons, a major contributor to the depletion of the ozone layer. As an octane enhancer, according to the Renewable Fuels Association, ethanol can also cut emissions of cancer-causing benzene and butadiene by more than 50%.

Growth in Flex-Fuel Cars in Brazil .   The introduction of flex-fuel vehicles in Brazil in March 2003 jump-started a significant demand for ethanol. According to the Associação Nacional dos Fabricantes de Veículos Automotores (“Anfavea”), flex-fuel cars are designed to operate on gasoline, ethanol, or a mixture of these two fuels. According to Anfavea statistics, in 2003, approximately 48,000 flex-fuel cars were sold in Brazil. During 2006, more than 1,430,000 flex-fuel cars were sold, increasing the number of Flex-Fuel or Alcohol capable cars and light trucks in Brazil to 18% of the fleet in 2006 according to Datagro. Flex-fuel cars represent 80% of total new car sales in Brazil today, according to the same source. By definition then, approximately 82% of the current Brazilian automotive fleet consists of vehicles that were produced prior to the introduction of flex-fuel technology. We believe that the increase in production of flex-fuel cars is expected to increase the demand for hydrous ethanol in Brazil. Most owners of flex-fuel cars are currently opting to use ethanol given that the price of this fuel is currently thirty percent less than the price of gasoline, even though ethanol is approximately 25% less efficient than gasoline.

Unlike the American Ethanol Market, The Brazilian Market Is Competitive and Not Regulated .   Over the past four years the demand for ethanol in Brazil has risen rapidly with 80% of all cars sold today now offering “flex-fuel”, the ability to use gas, ethanol or any combination. In 2 years, we estimate that virtually all cars that are manufactured and sold in Brazil will be flex-fuel. And according to Anfavea this number is growing fast—in the last twelve months, domestic automobile demand in Brazil increased more than 10% by unit sales.

The Ethanol Industry in Brazil Is Fragmented, and Focused on Sugar. According to industry reports and Cosan, our industry in Brazil is fragmented, with over 300 sugar/ethanol mills in operation owned by over 100 firms. According to the Brazilian Instituto Desenvolvimento Agroindustrial (“Idea”), 224 mills are located in the Central-South region of Brazil; of which 136 plants are located in the state of São Paulo. We believe that most companies in the industry are relatively small and family owned—most of these organizations also view themselves as sugar companies, rather than ethanol companies. The largest producer of ethanol in Brazil is Cosan, S.A., according to their own reports, one of the largest sugar companies in the world. Its share of the market is about 5%, with production of 209 million gallons. The next two largest companies are half that size, with the fourth largest about 50% the size of the second.

Brazilian Ethanol Production Is More Profitable in a Down Market and the Only Source of Major Supply in an Up Market.   Brazilian sugarcane-based ethanol production is far cheaper than US’s corn-based ethanol production, as stated above, and thereforehas a break-even at a far lower level of selling prices.. Moreover, Brazil has the excess acreage, conditions for expansion, infrastructure and capability, unique among world production areas, to dramatically expand biofuels production to meet growing world demand.

Brazil can be the Low Cost Biodiesel Producer in the World .   We believe that Brazilian farmers are growing soy beans, cotton and some sunflower oil seeds with yields equal to or only slightly less than the U.S. yields. These are highly mechanized crops. At the same time, the cost of Brazilian farmland in the immense Cerrado is only 20% of the cost of land in, for example, Iowa, labor rates are lower, and there is a more predictable rain pattern, so that in our opinion, the Cerrado has potentially one of the most abundant and high yield bio-crop potentials in the world. By developing additional crops for bio-fuels, such as castor beans, sunflower seeds, and jatropha, and double cropping some crops such as sunflower seeds during the year, we believe that Brazil can potentially double the yield per acre of biodiesel over similar operations in other countries.

Diversity of Feedstock .   We will have access to a wide range of feedstocks, and the ability to consume both vegetable oils usable as food as well as non-food oils such as those derived from palm and jatropha, animal fat waste and even municipal waste. We believe that this flexibility will allow us to manage the weighted average cost of our feedstock for biofuels, as well as reduce the risks from sudden short-term price fluctuations of a single commodity, allowing full play against petroleum prices.

Clean Fuels in the Rest of the World

The clean fuels industry has strong growth prospects, often underpinned by specific regulatory targets. Demand for oxygenated gasoline and cleaner diesel fuel has resulted in dramatic growth in the ethanol and biodiesel industries. Analyst research reports indicate that biodiesel may experience double digit growth in the U.S. (40 million to 500 million gallons in five years) and in Europe (500 million gallons to over 1.8 billion gallons in five years) in response to stricter air quality standards and other government incentives.

Government Initiatives and Targets for Biofuel Utilization

Brazil (2)
National Law	Domestic mandate of 20% to 25% ethanol blends.
Biodiesel law	Mandated B2 diesel by 2008, B5 by 2013, President will accelerate plan
Expanding ports to ship 11-13bn liters vs. 2.6bn liters in 2004.

United States (1)
US 2000 Biomass R&D Act	Biomass 3% of power, 4% of transportation fuels, 12% of bioproducts by 2010.
Biomass 4% of power, 10% of transportation fuels, 20% of bioproducts by 2020.
Biomass 5% of power, 20% of transportation fuels, 25% of bioproducts by 2030.
US 2002 Farm Bill	Federal procurement of bio-based products where available, $60m for R&D.
US 2005 Energy Policy Act	Double volume of ethanol and biodiesel added to fuel supply to 7.5bn gallons by 2012.
Extends the $1/gal tax credit for biodiesel to 2008 (initially slated to expire in 2006).
$0.8bn in tax-credit bonds to support municipal investment in renewable power.
$2.7bn over 10 years for R&D into bioenergy, biomass processing, and bio-based products.
Loan guarantees for 4 demonstration biorefineries.
$1bn in grants and incentives for cellulosic ethanol.
USDA small-business grants of ip to $100,000 for bio-based product marketing and certification.
Sun Grant Initiative	$40m over 4 years, USDA, DoE and DOT working with South Dakota State, Tennessee, Oregon State, Oklahoma State, and Cornell.

Other Countries (1)(2)
Argentina	Requires 5% blends over next 5 years.
Australia	Voluntary blending up to 10% ethanol.
Canada	National target of 45% of gasoline E10 by 2010. Several provinces have their own biofuel mandates. Alberta recently announced a $200m tax incentive program.
China	Est. $1.2bn industry. Help to cut energy as % of GDP by 20% in 5 years.
Colombia	Up to 10% requirement
European Union	Biofuels 4.75% of total by 2010.
India	Requires 5% blends.
Japan	$15bn industry (2003 sales), increase funding 2x and researchers 3x in 2003-2007.
Peru	5% Requirement
Mexico	Consideration of an up to 10% requirement
South Africa	Legislation requiring 10% ethanol blends pending.
Sweden	10% Requirement
Thailand	All gasoline sold in Bangkok must be 10% ethanol.
UK	36 pence/liter incentives for production.

Sourcse: (1) Comanche, (2)Jefferies & Company, Inc.

According to Worldwatch, ten years ago, there were only a handful of countries producing ethanol, with Brazil the largest, and none producing biodiesel. The U.S. produces ethanol mostly from corn alcohol and in France, sugar beets are being used, according to the same data. In some African countries, sugar cane is processed into fuel alcohol. In 2003, there were some 13 countries on five continents which actually used ethyl alcohol as a fuel component. Looking into the future, we believe that the Americas are likely to be almost completely covered by fuel ethanol and biodiesel programs, and green fuels will be firmly established in the European Union, India, Thailand, China, Australia and Japan.

Ethanol has been promoted because it has a positive net energy balance, according to Worldwatch, depending on the feedstock. The energy contained in a ton of ethanol is greater than the energy required to produce it, according to this analysis. Moreover, as indicated above, ethanol has been demonstrated to have a less severe impact on the environment than conventional gasoline or other petroleum derived additives. From a macro-economic point of view, we believe it is good for the development of disadvantaged rural areas by promoting industry which creates jobs. Furthermore, it can help to reduce the dependence on oil imports and, finally, it may be regarded as a means to promote advances in biotechnology.

In Brazil, according to our analysis and BofA Securities research, sugar cane ethanol costs about 50% of the cost to produce ethanol from corn, which is the primary feedstock in the U.S. According to Worldwatch the cost advantage is due to both climate differences and the industrial process used to produce ethanol from corn compared to the process used to create ethanol from sugar cane. According to Worldwatch and the USDA, after 12-18 months of a growing season in Brazil, sugar cane yields high ethanol production, about 21 gallons per ton of sugar cane, with about 32.2 tons of sugar cane per acre. This results in a gallon per acre ratio of 1.5x for sugar in Brazil versus corn in the U.S. Sugar cane can be re-cut for 5 to 8 growing seasons before it needs to be replanted. Corn and other crops grown between winter freezes in the U.S. do not have the same yields per acre of crop as Brazil, according to this methodology. Furthermore, Brazilian mills can be energy self-sufficient by burning bagasse while US mills consume coal, natural gas or buy electricity from the grid. Above all, we believe that labor and land in Brazil are about 25% of the comparable cost in the U.S.

In our opinion, investment in the ethanol sector anywhere in the world, except Brazil, is fundamentally a play on high oil prices, government regulation and clean fuel mandates. For example, a key driver is the greenhouse gas (“GHG”) emission targets, initially set down by the United Nations and then implemented by the European Union. These targets are addressing the causes of climate change. A second non-oil-price driver is the balance of payments, that is, the reliance on imports. Third are the issues concerning what is known as “security of supply”. Security of supply has two important aspects to it: first is the issue of the provenance of the fuel supplies and whether there is any threat to those supplies in the future (geo-political issues); and second, the sustainability issues concerning the longevity of certain fossil fuels, such as oil and gas (peak oil scenarios), and the cost of those supplies in terms of social issues and human rights. In addition, there are issues concerning public health and particulates in emissions from fossil-fuelled engines. Finally, there are other drivers for change emanating from agricultural reform and the need to diversify land-use.

By comparison, we believe that, in Brazil, the economics of ethanol are relatively more sustainable as a competitor to gasoline at the pump. In the Brazilian internal market, prices for biodiesel are determined by the direct inter-fuel competition with gasoline or diesel prices at the pump, which in turn are affected by world oil prices, costs of refining and distribution, and taxes on fuel. Tax on oil-based fuels in Brazil, like in most countries around the world, are high, with rates approximately 50% of the end pump value, far greater than in the U.S. for example. Like in most countries, ethanol and biodiesel are largely exempt from these taxes. Because of the relatively higher tax burden on oil-based fuels in Brazil than in the U.S., the world price of oil has a less significant effect on pricing at the pump in Brazil than in the U.S., according to information supplied by Petrobras and the U.S. Department of Energy (“DOE”). Moreover, biofuels prices are relatively stable, because gasoline and diesel prices in Brazil, while very closely correlated to oil prices with a few month lag, are historically less volatile than the U.S. Petrobras increases prices to reflect rising oil costs only gradually, for political reasons, and decreases prices to reflect dropping oil costs also slowly, for commercial reasons, in our opinion and the opinion of many market analysts.

The world market for ethanol, outside of Brazil, is a mandate driven market, according to Jeffries & Co. As soon as supplies reach the mandate, the mandate is raised—as happened recently in the U.S., in our opinion. As mandates grow, the pressure on pricing to obtain supply continues. Brazil is the only country able to dramatically increase the low cost production of ethanol in the world, according to our estimate of alternative production costs around the world and the USDA.

According to Goldman, Sachs and other analysts reports and U.S. Government information, biodiesel is a cleaner fuel than diesel, it is biodegradable, and its manufacturing and burning do not contribute to the greenhouse effect. According to these same reports, worldwide, biodiesel (B100) production is rising from a small base of 251 million gallons in 2000 to an estimated 790 million gallons in 2005. In the U.S., according to EPA mandates, EPA ultra-low sulfur diesel mandates will reduce sulfur content in petroleum diesel from the current 500 ppm to 15 ppm starting July 2006. Since petroleum diesel loses vital lubricity when sulfur is removed, a blending agent must be added by refineries to meet lubricity standards.

OUR BUSINESS

We produce ethanol from sugar cane, and biodiesel from multiple feedstocks, in facilities that we own in Brazil. We grow a substantial part of the sugar-cane that we require for producing ethanol, and acquire feedstock for the production of biodiesel from third parties. Our plan is to expand our current fuel production facilities, expand our plantation of sugar-cane, and become partially vertically integrated into the production of agricultural oil for biodiesel. Our current customers for ethanol are fuel distributors and trading companies, and our current biodiesel sales are to Petrobras, the semi-public Brazilian oil company. We expect to expand this group to include international relationships.

Business Model

We are a dedicated clean fuel producer,. Our business plan is to continue to acquire, expand, develop and operate industrial and agricultural clean fuel production capacity and transportation infrastructure. We will both expand existing production capacity and acquire and expand further projects as well as develop greenfield projects. Generally, we intend to produce only fuels and eventually co-generate electricity, andnot produce sugar or any other agricultural commodity. In the long term, we aspire to be financially equivalent to a mid-cap oil company, but with a better, renewable business model. Our model calls for us to:

first, acquire initial platform mid-sized ethanol and biodiesel production facilities in privileged agricultural settings which are or can be vertically integrated into their feedstocks;

then, to expand the industrial plants and the level of agricultural integration of these facilities to their optimum size, reducing average production capacity cost, while at the same time, installing enterprise information systems and financial and accounting systems; and

to grow further by making additional similar acquisitions or developing greenfield projects, including transportation infrastructure projects.

At this moment, the producers of ethanol in Brazil are fragmented, with the largest producing 8.5% of Brazilian volume and 360 others of various sizes producing the balance, and internationally, a similar situation exists. Thus, we believe that our position as a medium size player will not hinder our opportunity. At the same time, we are convinced that the installation of internal controls is indispensable for efficient and rapid growth. In our view, very few ethanol producers have sufficient internal controls today to grow reliably by making acquisitions or building additional capacity. We believe that our starting out as a mid-size producer will make it possible for us to readily put internal controls, technology and growth strategies in place in 2007, so that we can grow efficiently and quickly in 2008 and beyond.

The criteria for evaluating new potential target businesses will include the following: configuration that allows for increases in capacity through low cost additions; cost of land and agricultural yields (quality of land and weather conditions); opportunity for application of best practices to create operating leverage; opportunity for ‘‘add-on’’ acquisitions and ‘‘greenfields’’. These criteria are not intended to be exhaustive. Any evaluation relating to the merits of a particular investment or acquisition will be based, to the extent relevant, on the above factors as well as other considerations deemed relevant. Given projections by F.O. Licht, an industry consultant, as to the high organic growth in the domestic Brazilian and international ethanol markets, coupled with a large number of potential acquisition targets, we believe there is an attractive opportunity to create value in the ethanol industry in Brazil.

To manage commodity price risk associated with ethanol and biodiesel production, as well as foreign exchange risk, we may hedge a portion of any future production with an options strategy to enhance the likelihood of recovery of and return on capital, while maintaining the potential for future benefit if prices rise. Through hedging based upon proven and developed producing capabilities, we may also seek to obtain a certain level of downside commodity price protection with the objective of providing greater assurance of recovery of capital deployed.

Our management team has experience in a varied range of industries in the U.S. and Brazil, as well as elsewhere in the world. We believe our management team’s knowledge of the energy industry and related businesses, as well as its experience in acquiring and building businesses, are important assets that will assist us in implementing our business strategy.

Products

Ethanol.   We produce and sell two different types of ethanol, hydrous ethanol, and anhydrous ethanol. Brazil consumes both; anhydrous ethanol is principally used as a clean fuel additive combined with gasoline, and hydrous ethanol is used for ethanol-only fueled vehicles and for flex-fuel vehicles. Both anhydrous and hydrous ethanol are also used for industrial applications, as an ingredient in such products as paints and cosmetics, and a small volume of our sales is to industry.

We produce ethanol through a chemical process called yeasting, which is a process of fermenting the sugars contained in sugarcane juice. The clear juice is mixed with yeast in tanks, and the by-product resulting from the yeasting process, called “yeasted wine”, has an ethanol content of approximately 7% to 9%. After the yeasting process, which takes approximately 10 hours, the yeasted wine is centrifuged, so that we can separate the yeast from the liquid. We use the separated yeast in the ethanol production process. We then boil the yeasted wine in distillation columns at different temperatures, which causes the ethanol to separate from other liquids. Hydrous ethanol is produced after different distillation stages. In order to produce anhydrous ethanol, hydrous ethanol undergoes a dehydration process. The liquid remaining after these processes is called vinasse, a by-product we use as fertilizer in our sugarcane fields. After the distillation and dehydration processes, we produce hydrous, anhydrous and industrial ethanol, and may have the ability to produce neutral ethanol in the future. The ethanol production flow can be summarized as follows:

• Preparation of the juice. The cane is milled to produce a juice that at the outset contains a relatively low percentage of sugar, which depends on crop conditions. The juice is then treated to remove solids and bacteria and to concentrate sugar content, by heating, decanting and filtering.

• Fermentation. The treated juice then proceeds to fermentation tanks, where fermentation of the juice occurs as is the result of the action of yeast, which firstly inverts the sucrose to glucose and fructose (monosaccharide), and then converts the monosaccharide into ethanol and carbon dioxide.

• Centrifuging. After the fermentation, the resulting product is carried to centrifuges that separates the yeast from the beer, a solution of approximately 9%v/v (oGL) of ethanol.

• Treatment of the yeast. The yeast that comes from the centrifuges is treated with sulfuric acid and returned to the fermentation tanks to be utilized again.

• Distillation. The fermented liquid is distillated in a sequence of distillation columns, which separate the water from the ethanol. This process occurs basically due to the differences of ethanol’s and water’s ebullition temperatures. In order to produce hydrous ethanol, two columns are used to achieve the concentration of 96%(oGL) ethanol. The high-water concentration by-product obtained is used as a fertilizer in the sugarcane fields.

   Biodiesel. Biodielsel is comprised of mono-alkyl esters of long chain fatty acids derived from vegetable oils or animal fats, according to the standards set out in Resolution 42 of the Brazilian National Petroleum Agency (“ANP”). When the vertical expansion into a crushing facility as described below is complete, we will also produce animal feed and fertilizer as the by-product of the process of crushing oil seeds to produce agricultural oil as the feedstock for biodiesel production.

We produce biodiesel through a chemical process called transesterification, which removes the free fatty acids from the base oil and creates the desired esters. Transesterification is the reaction of vegetable oil or animal fat with an alcohol, such as methanol or ethanol, in the presence of a catalyst. The process yields four products: mono-alkyl ester ( biodiesel ), glycerin, feed quality fat, and methanol, which can be used again in the process. Biodiesel can then be used in neat (pure) form, or blended with petroleum diesel. Biodiesel ’s physical and chemical properties, as they relate to operations of diesel engines, are similar to petroleum-based diesel fuel. As a result, biodiesel can be used in most standard diesel engines without making any engine modifications. Most vegetable oil or animal fat can serve as a feedstock for biodiesel production. The majority of the biodiesel produced in Brazil is derived from soybean oil because it is readily available in large quantities. Other feedstock used in biodiesel production includes other vegetable oils and by-products from livestock processing such as tallow, yellow grease, and lard.

To produce biodiesel , the oil, an alcohol and a catalyst are pumped into a reactor. Heating by thermal fluid causes transesterification to take place in the reactor. The transesterified oil falls into a large horizontal decanter where heavy glycerin molecules and lighter methyl esters separate. After some more processes, the neutralized methyl ester is pushed to another tank and is washed with water. It then falls into another horizontal decanter where the heavy wash water falls to the bottom and the cleaned biodiesel is pushed out the top. The wash water is recycled into the acid dilution and reused. The washed biodiesel is sent to a column where the excess water and alcohol are distilled out with heat from thermal fluid.

Market Opportunity

We intend to take advantage of the growing use of ethanol as an alternative, renewable and clean fuel type and as a fuel additive and biodiesel as a cleaner fuel than diesel. All of our fuels are biodegradable and their manufacturing and burning do not on balance contribute to the greenhouse effect.

According to industry sources, there are only few competitors in Brazil with greater than 1% of the sugar cane productive capacity of the country, creating a significant opportunity for consolidation in this sector. In the case of biodiesel, we are among the earliest producers to sell biodiesel in Brazil, a country whose expressed commitment to fuel independence is expected to depend on a dramatic expansion of the use of biodiesel.

Price Considerations; Customers

Ethanol Prices.   The price of ethanol we sell in Brazil is set according to market prices, using the indices published by the agriculture school of the University of São Paulo (Escola Superior de Agriculture Luiz de Queiroz - ESALQ) and the São Paulo Futures and Commodities Exchange (“ Bolsa de Mercadorias e Futuros-BMF” ) as a reference. The prices of the industrial and neutral alcohol that we sell are also determined in accordance with market prices, which tend to be up to 20% higher than the price of fuel ethanol. Prices of ethanol for export are set according to international market prices for ethanol. The international ethanol market is highly competitive. In May 2004, the New York Board of Trade began trading a futures contract for ethanol, known as the World Ethanol Contract. We anticipate that this contract will result in improved liquidity for the international ethanol market.

Ethanol Customers. We sell ethanol to fuel distributors, industrial users or in the international markets through commodities trading firms such as Coimex Trading Ltd. Although today we intend to sell our ethanol in Brazil, we believe that the international ethanol market has a strong  potential to grow substantially. The global trend toward adoption of cleaner and renewable sources of energy and alternative fuels and the increasing use of flex-fuel cars is expected to increase the demand for ethanol.  Broader international acceptance of ethanol as a fuel or fuel additive could boost our exports of ethanol significantly. Today, our ethanol customers in Brazil take shipments of ethanol directly from our mills. However, we will be able to transport ethanol for export to the Ports of Santos or Paranagua primarily through third-party railroad and trucking companies located in Ourinhos.

Biodiesel Prices and Customers. Brazilian law 11.097 of January 13, 2005 requires that the biodiesel participation in total diesel sales is at least 2% by January 2008 (250 million gallons, at current consumption levels) and 5% by 2013 (500 million gallons). Petrobras has carried out public auctions to stimulate biodiesel production, and we have been awarded a 9 million liter contract. At present, our sole purchaser of biodiesel is Petrobras, with prices set at public auction. Further auctions have been announced, and we expect to be a bidder in those auctions. A market for sales to distributors or fleet operators other than Petrobras affiliates has not yet developed, and there is not yet any index that has been established as a reference, nor significant liquidity in international markets for biodiesel.

Cost Considerations

Strategically Located Manufacturing and Transportation Facilities.  The locations of our existing facilities, allow us, in our opinion, to benefit from optimal production practices and close proximity to customers, suppliers and port terminal and warehouses. The ethanol mills’ relation to each other enables us to improve delivery times, increase operating efficiencies, facilitate response to shifts in demand, and fulfill orders and reduce costs. All of our acquisitions of ethanol mills and our corporate headquarters benefit from their location in the State of São Paulo, a key state in the Brazilian economy that accounts for approximately 20% of the country's population and approximately 35% of its gross domestic product, according to Brazilian Government statistics. Our biodiesel strategy is located in an area with excellent logistics and a broader variety of feedstocks than found elsewhere in the world to balance out production costs.

Cost Structure.   Our cost structure can be divided into: (i) costs that are linked to the prices of our products; and (ii) costs that are not linked to the prices of our products.

In the case of ethanol, two of our principal cost components, raw materials and land leases (which together account for approximately 61% of our operating costs and expenses), are linked to the prices of our products. Accordingly, we adjust the prices of our products to accompany fluctuations in the cost of our raw materials and leased lands, which in practice substantially reduces the effects of this type of cost’s volatility on our results of operations. In addition, another relevant portion of our costs is represented by agricultural and industrial inputs, some of which are imported and which are also subject to price fluctuations primarily as a result of exchange rate variations. As the majority of our Brazilian net revenue is tied to, in effect, gasoline and diesel prices, a substantial portion of fluctuations in the costs of these inputs is offset by similar fluctuations in our domestic and international prices, which in practice should limit the influence of this cost volatility on our results of operations.

In the case of biodiesel, costs are not directly linked to the prices of our products, because biodiesel feedstocks are commodities such as vegetable oils, oilseeds, animal fats and waste vegetable oils, the cost of which is determined by local and international supply and demand, in light of their use as food, or as an element in agricultural or industrial processes. Because of fluctuations in the price and supply of feedstock, we intend to utilize forward contracting and hedging strategies to manage our risk exposure to price and supply movements and begin growing and crushing a part of our own feedstocks to vertically integrate our operations so as to reduce dependence on third party suppliers.

Industrial Production Costs. We believe that because we own production facilities that are either modern and/or are being reconstructed and expanded to modern standards, and because we are presently installing management information and control systems throughout our units, we will have average total production costs, divided among our facilities, that will be slightly lower than the industry average in Brazil after completion of our construction and system installation, providing us with a competitive cost position.

Acquisition Cost per Unit of Industrial Capacity at a Low Figure. Our acquisitions described below were made at reasonable prices, and the ability to expand those facilities significantly will result in a total price per ton of capacity that is far less than the going prices in the market.for similar capacity.

Completed Acquisitions; Intended Expansion

In early April 2007, we acquired the following ethanol and biodiesel production facilities, which are being expanded or planned for expansion as described below:

Santa Anita Ethanol Facility: Santa Anita is a 550,000 ton cane processing facility with the capability of producing 13 million gallons of ethanol per year located about 125 kilometers from the city of São Paulo. São Paulo is the fourth largest city in the world, according to the Economist Magazine, and the largest single market for ethanol in the world. In addition the State of São Paulo has among the highest productivity land and yields of sugarcane in the world, according to the U.S. Department of Agriculture (the “USDA”). We purchased the shares of Santa Anita, associated land and equipment for approximately $36.4 million, inclusive of closing costs and purchase price adjustments. Santa Anita will process 200,000 tons of proprietary cane for the 2007 harvest and will purchase or toll an additional 350,000 tons of cane in 2007. This includes cash paid, liabilities assumed and the pro rata share of our Ordinary Shares issued to two consultants who later become members of our management, for assistance in negotiating and closing the transaction. With this quantity of cane and production, we expect Santa Anita to produce approximately 38 million liters of ethanol in 2007. In 2007 we will plant additional acreage of cane for 2008 production, and in 2008 we expect to increase the Santa Anita industrial capacity and storage capacity to about 43 million liters, utilizing certain of the equipment in the existing Canitar facility described below as well as new equipment, and making further cane plantings, for an anticipated incremental capital expenditure of US$4.2 million. During 2008 we will plant further cane, and after the 2008 season ends, we will further expand Santa Anita to its optimum capacity of approximately 1.2 million tons of crush, or 100 million liters of production, beginning in the 2009 harvest, for a further estimated incremental capital expenditure of US$19.5 million.

Canitar Ethanol Facility: The Canitar assets include buildings, land, environmental licenses and some used cane processing equipment, located near the city of Ourinhos in the State of São Paulo. Ourinhos is about 350 kilometers from the city of São Paulo, but is connected to the City of São Paulo by modern expressways and to the ports of Santos and Paranagua by railroads and highways. Ourinhos is one of the largest ethanol collection points in Brazil. As noted above, the State of São Paulo has among the highest productivity land and yields of sugarcane in the world, according to the U.S. Department of Agriculture. We purchased the assets for approximately $7.1 million, inclusive of closing costs and purchase price adjustments. Payment was made in the form of cash, debt forgiveness and the issuance of 165,049 of our Ordinary Shares and liabilities assumed.

During 2007, we will not operate Canitar, rather we expect to reconstruct it in two stages, utilizing the existing site, license and a limited portion of its existing equipment and installations. We will acquire new equipment and additional agricultural resources, and build new civil works. The first phase is expected to be completed in mid-season 2008, and will expand the unit to approximately 1.2 million tons of processing capacity per year, or 100 million liters of production on an annualized basis. The second phase is expected to be completed between harvesting seasons in 2009 and will increase processing capacity to 2 million tons, or 175 million liters of production. We have made application to amend our existing licenses to accommodate the first phase of expansion.

On September 28, 2007, lightning struck storage tanks at the Canitar facility that were being used to store ethanol produced at our Santa Anita facility. Although the storage installations were protected by lightning rods and other devices recommended by third party experts and approved by municipal authorities, the strike, which was massive and direct, caused an explosion and fire that destroyed the three tanks and 9 million liters of ethanol As the reconstruction plans for Canitar anticipated building new storage facilities and retiring these facilities, the incident is not expected to delay the reconstruction or result in increased cost. We have made a claim on our insurers for the full fair market value of the ethanol lost, which we estimate to be $2.806 million as of the date of loss, but have not yet reached agreement with the insurer as to what amount will be paid.

Canitar Multi-Modal Facility: The Canitar unit will include only a small volume of storage. We expect to construct 40 million liters of storage capacity on owned land at a distance of approximately two kilometers from the production facility, contiguous to a rail line that continues to the ports of Santos and Paranagua, and also near to a major highway. Ethanol produced at Canitar is expected to be delivered to the multi-modal facility by an alcohol-duct to be located in an owned right-of-way, and would in turn be delivered to purchasers either by third-party rail or tanker truck, or delivered to ports for export. The facility is in a central location, and could serve other producers in the area.

Ourinhos Agricultural Assets: In order to advance our expansion of Canitar, we purchased from other parties 605 hectares of land near the plant and certain agricultural equipment and tank trucks, for an aggregate of approximately US$7.9 million inclusive of closing costs and purchase price adjustments. This will solidify our supply of cane for Canitar and provide us with land for planting more productive cane for the area.

Bahia Biodiesel Facility: Bahia was acquired as a 25 million liter trans-estherization facility located in the State of Bahia, close to the principal industrial port of the City of Salvador and within 6 km of the third largest refinery in Brazil. Bahia is a water based batch biodiesel processing facility. It is one of 42 that are currently licensed in Brazil today by the ANP. Bahia can batch process a variety of feedstocks into biodiesel, and has commenced commercial production, producing biodiesel from cotton seed, animal fats and soy oil. We purchased the shares of Bahia for approximately $12.2 million, inclusive of closing costs and purchase price adjustments. This includes cash paid, liabilities assumed and the pro rata share of our Ordinary Shares issued to two consultants who later become members of our management, for assistance in negotiating and closing the transaction. The seller has agreed to use approximately $2.5 million of the proceeds to develop an agricultural plantation to initially supply 10% of our feedstock needs on a long-term basis; we expect this arrangement to commence in 2008. We have contracted to sell approximately 9 million liters to an affiliate of Petrobras, and have initiated deliveries under that contract. Commercial production began on September 22, 2007, and through October 12, 2007, we had produced 398,000 liters; production rates are increasing, and Bahia expects to satisfy its contract with Petrobras by year end. We have acquired part of the feedstock for that production, and are negotiating further contracts for the purchase of vegetable and animal oils to supply our feedstock needs. We have expanded the facility during 2007 to a capacity of 40 million liters, and believe that this facility can readily be expanded to an industrial capacity of 100 million liters per year at an incremental cost of $2.6 million at a future date, and we determine to carry out this expansion depending on sales. Our applications to the ANP and environmental authorities have been filed for a capacity of 100 million liters, and we expect to receive the necessary authorizations in the near term, Our business plan calls for us to arrange for up to 50% of our feedstock needs through either vertical integration or long-term contracts in the years beyond 2008.

Feedstock for our Ethanol Business

The sugar cane harvesting period in the Center-South region of Brazil begins annually in May and ends in November or December, depending on the start of the rainy season. Once planted, sugar cane can be harvested in subsequent years, With each annual harvest, agricultural yields decrease, and the crop must be maintained in order to continue to deliver productive yields. The current optimum economic cycle is five or six consecutive harvests, so our plans call for rotating one sixth of the land out of production per year and replanting. Geographical factors, such as land composition, topography and climate, as well as the agricultural techniques that we implement, affect our sugarcane yield. Sugar cane yield is an important productivity measure for our harvesting operations. Geographical factors, such as land composition, topography and climate, as well as agricultural techniques that we implement, affect our sugar cane yield. The average sugar extraction yield in the State of São Paulo for the 2006/2007 harvest was 149.2 kilograms of TSR per ton of sugarcane and 81.0 tons of sugarcane per hectare, according to the União da Agroindústria Canavieira de São Paulo (“Unica”). . During July and August of this season our yields were approximately 85 liters per ton.

Sugar cane is ready for harvesting when the crop's sucrose content is at its highest level. Harvesting is either done manually or mechanically. In our case, we are harvesting manually, using our own employees or a large amount of seasonal labor supplied by third parties. New crops are being planted with appropriate spacing so as to accommodate mechanical harvesting. Manual harvesting requires the previous burning of the crop. Because of air quality considerations, the amount and timing of burning is regulated (see “Envirnomental Considerations” below), and over time is expected to be eliminated; nonetheless, the dislocation of employment for manual harvesters is a countervailing social consideration, and mechanical harvesting will be introduced over a number of years. We believe the costs of manual and mechanical harvesting are essentially equal, averaging approximately US$3.00 per ton, including, in the case of mechanical harvesting investments in acquiring and maintaining harvesting machines, as well as the additional cost of treating the land following the mechanical harvest.

Agricultural Land

Sugar cane is a tropical grass that grows best in locations with stable warm temperatures and high humidity according to the USDA. Our mills are located in the Center-South region of Brazil, a location whose climate and topography is ideal for the growth of sugar cane, according to our management team and Datagro, and the Center-South region of Brazil accounts for approximately 85% of Brazil's sugar cane production. We believe that there is sufficient raw material that can be grown on Company owned or leased land or available in the market to produce our fuels.

Lease arrangements involve ground leases (which may be structured as agricultural partnerships) where the Company plants, maintains and harvests the land.  Land leases are typically multiple year arrangements, and are typically priced in a fixed amount of tons of cane per year which represent a non-variable portion of production.  Prices for the number of tons used to calculate lease payments, are determined, typically, by reference to the value set by the Council of Sugar, Sugarcane and Alcohol Producers ( Conselho de Produtores de Cana-Acúçar, e Acúçar Álcool , or “Consecana”), an independent organization consisting of sugar and alcohol producers in Sao Paulo state.  The price for cane determined by the association is related to the output value of the use of cane, namely sugar and ethanol.  Thus, the lease price is variable and inherently volatile, depending on supply and demand of for sugar and ethanol and on underlying factors, such as weather conditions, that are beyond the control of the Company.

Market sources of feedstock include third party farmers that make a business of supplying commodities to agricultural trading companies and industrial producers.  Third party suppliers are responsible for the harvest of the sugar cane contracted for and its delivery to our mills. The price paid is based on the total amount of sugar content actually recovered from the cane, valued at the prices set by Consecana

We have purchased or leased land in the area so as to own 605 hectares and lease 6,109 hectares of land. We intend to increase our leased land to 15,000 hectares for our mill expansions, through arranging land leases (or similar arrangements structured as agricultural partnership contracts) with a number of nearby landholders who have indicated a desire to work with us. We anticipate that producing cane on our owned or leased land will provide 50% of our needs in 2008, increasing to 70% of our requirements in 2009 and subsequently. Current agricultural land lease contracts have remaining terms ranging from  1-6 years, some with renewal terms. We make lease payments based on an agreed number of tons of production and an assumed amount of sugar content, valued at the Consecana price.

We will also purchase sugar cane from third-party growers under contracts ranging from one to five years in length to cover approximately 27% of our needs in 2008 and 17% of our estimated needs thereafter. Thus the aggregate volume of sugar cane supply that we will require to operate our mills at their anticipated maximum capacity in 2007 and 2008 will be obtained either from our own plantations or from long-term contracts format a level of 77% in 2008 and 87% thereafter., leaving a balance of 23% in 2007 and 13% thereafter to be acquired in the spot market from . We believe that purchasing a portion of our feedstock from third parties allows us to take advantage of market inefficiencies.

To the extent that we purchase feedstock at market prices from third parties, this could have a negative effect on our margins, depending on prices.  To the extent that we produce our own feedstock and market prices of feedstock, for whatever reason, fall below our cost of feedstock production, then we may miss an opportunity to improve our margins.

Development of Sugar Cane Varieties and Other Products.   Our own agricultural managers analyze the possible use of new varieties of sugar cane to respond to the different soil and climate conditions of the State of São Paulo. We also analyze and develop different products used to facilitate and enhance the growth of sugar cane, such as herbicides and fertilizers, also taking into consideration the different conditions of our sugar cane fields.

Delivery to Milling Facilities.   Once the sugar cane is harvested, it is loaded onto trucks owned by us and third parties and transported to our mills for inspection and weighing. The average distance from the fields on which our sugar cane is harvested to our mills is approximately 25 kilometers (16 miles). The proximity of our milling facilities to the land on which we cultivate sugar cane reduces our transportation costs and enables us to process the sugar cane within 48 hours of harvesting, thereby maximizing sucrose recovery.

Feedstock for Biodiesel Production

Vertical Integration

The profitability of biodiesel production is principally linked to the availability and production cost of the various vegetable oils, oilseeds and animal fats (feedstocks) used for the primary raw material, which represent a substantial part of the biodiesel production cost. The prices for feedstocks for our production are, in large part, quoted in various local and international markets, depending on the type of oil, seed or fat. These prices can be volatile and are dependent on various alternative uses of such feedstocks, weather, and local and global seasonal and long-term demands. These market dynamics emphasize the need for us to grow and control a certain portion of our own feedstock (vertical integration) as our production model. We are doing this by planning the planting of 2,000 hectares of feedstock by 2007 year-end or in early 2008. While this will cover less than 10% of our current feedstock needs, depending on 2008 production, we intend to dramatically increase the planting over the next few years to attempt to raise our self sufficiency to 50%.

As a result, the Company must structure its feedstock origination chain with an objective of mitigating its exposure to price volatility and to ensure continuous supply, including:

•	producing on Company owned or leased land or purchasing through family farming growing contracts feedstocks for industrial production;

•	producing or purchasing through family farming growing contracts feedstocks that have limited alternative uses, such as castor beans and jatropha;

•
extracting vegetable oil from agricultural products that present a more favorable balance of oil to meal for feedstock cost reduction, such as sunflower seeds, produced through our own projects or in partnership with third parties;

•	using vegetable oils that, due to their low value added in other uses, are not currently processed to their full potential, or eventually presents under an opportunistic purchase condition;

•	using animal fats and waste fats that have low alternative value;

•	acquiring other vegetable oils that are readily available in bulk on the market, such as soybean oil, from large and medium-scale suppliers in order to round out the Company’s production needs; and

•	sign forward purchase contracts, at a discount to market prices, by providing financing to the producers.

Our production process permits adjustments between different technical specifications for biodiesel and the mixing of different varieties of feedstocks, so as to avoid excessive dependency on certain types of raw materials. Recently we have seen an increase in certain vegetable oil prices, due to: a significant shift to growing sugarcane in Brazil and growing corn in the U.S., substituting fields previously used for other grains or soy; the beginning of biodiesel production in Brazil in 2007, with a low level of vertical integration with feedstock; and an increase in palm oil consumption due to trans-fat health concerns, affecting, for example, the availability of palm oil in Malaysia, which has a very limited ability to increase plantations.

Recently, despite high market prices for certain vegetable oils such as soy, our limited need for volume and diligent feedstock procurement efforts have been successful in allowing us to procure quantities of feedstock for an average of less than R$1.20/liter, allowing for ample margin for our initial sales. However, in the future our feedstock growing and procurement strategies, combined with feedstock competitive pressures, will have a material effect on the financial results of our operations.

The Social Fuel Seal

The Social Fuel Seal consists of a certification granted by the Brazilian Ministry of Agricultural Development to certain producers of biodiesel who purchase a portion of their feedstock needs from family farmers, which are defined under some circumstances, as being of the size below a limit determined to each municipality. The Social Fuel Seal allows the producer of biodiesel to (i) participate as a seller in public auctions to procure biodiesel for the Government and various major purchasers, such as Petrobras, (ii) certain fiscal benefits such as sales tax rebates and (iii) wider access to low cost and longer term financing from the National Development Bank of Brazil (“BNDES”) and Brazilian regional development banks, such as the Banco do Nordeste do Brasil (“BNB”).

To obtain the Social Fuel Seal, the producer of biodiesel must comply with certain minimum percentages of feedstock purchases from family farmers to use in biodiesel production. These percentages currently vary according to the region in Brazil where family farmers are located (50.0% for the Northeast and semi-arid region, 30.0% for the Southeast and South and 10.0% for the North and Central West, with these percentages being calculated on the total annual cost of acquiring raw material). The producer of biodiesel also needs to sign contracts with the family farmers that it purchases from containing a minimum level of terms, such as a guarantee of purchase, criteria of price readjustment and delivery terms. The biodiesel producer also needs to provide certain technical agricultural advice and assistance to the contracted family farmers.

We have complied with the requirements so as to obtain the Social Fuel Seal in connection with our sales to Petrobras (the contract with Petrobras was won at an auction restricted to providers that had the Social Fuel Seal). As a result, we are presently supporting 800 family farms and in 2008 expect to have contracted with 6,000 family farmers. We expect that we will receive a fiscal sales tax rebate on such sales when made in the amount of approximately R$.12 per liter, and have been tentatively approved for a subsidized loan in the amount of $12.5 million from BNB (subject to further due diligence and documentation by BNB).

We intend to continue to qualify for the Social Fuel Seal in connection with our sales, as we see the family farms as a cost effective source of feedstock to its operations, where pricing and other benefits could be more attractive than other feedstock options. Currently, according to the Brazilian Ministry of Agricultural Development and the ANP, out of 42 biodiesel production facilities licensed by ANP, only 20 have the Social Fuel Seal. And of the top ten biodiesel producers, of which we are among the top seven in terms of authorizations (or pending authorizations) to produce, only seven have the Social Fuel Seal.

Capital Expenditures for Expansion of Existing Facilities

The table below sets out the capital expenditures that we expect to make to carry out the expansion of our current facilities as described above. We will fund these expenditures with a combination of debt, equity and cash flow from operations:

Estimated Annual Capital Expenditures at Comanche Units*
	2007	2008	2009
Canitar Mill Construction
Agricultural Investment	$3,572	$9,093	$8,827
Industrial Investment	$12,012	$41,759	$4,203
Santa Anita Mill Additions
Agricultural Investment	$1,260	$4,756	$3,412
Industrial Investment	$1,240	$5,419	$18,416
Bahia Biodiesel Facility Additions
Agricultural Investment	$137	$4,167	$2,418
Industrial Investment	$4,166	$1,200	$4,588
Administration
Computers, Software, Information	$1,656	$500	$500
Total	$24,043	$66,893	$42,364
* Specific amounts may be allocated differently among operating units

Estimated Annual Capital Expenditures at Comanche Units
	2007	2008	2009
Agricultural Investment	$4,969	$18,016	$14,658
Industrial Investment	$17,418	$48,377	$27,206
Computers, Software, Information	$1,656	$500	$500
Total	$24,043	$66,893	$42,364

New Projects

Bahia. In the State of Bahia we have negotiated an agreement to form a joint venture to lease a large castor bean crushing facility, with an annual crushing capacity of 120,000 metric tons per year. The facility is located about 125 km northwest of our biodiesel facility in Salvador in the town of Feira de Santana, Bahia. The facility has been unused for the last few years. We will lease this facility, through the joint venture, so as to secure a steady supply of crushed oil from oilseeds. The principal advantage will be to allow us to capture a portion of the crushing margin so as to reduce the cost of feedstock. We will make some adjustments to the unit so as to be able to crush feedstock other than castor beans, such as soy, sunflowers, cotton seeds, or jatropha. The facility will produce approximately 30 million to 50 million liters of oil annually, depending on feedstock. The terms of the joint venture will require us to cover certain fixed costs of the facility in return for 50% of the capacity and 50% of the profitability on the other 50%. The lease will be for 5 years with a renewal provision available for an additional 5 years, pursuant to Brazilian commercial law. The fixed costs are estimated at approximately $200,000 per month. We are also currently developing agricultural feedstock plantations in the State of Bahia to supply feedstock to our biodiesel facility. These projects will involve the acquisition or lease of land and planting of various crops to be used as feedstock. We intend to have approximately 2,000 hectares of such projects in Bahia by the end of the first quarter 2008, in areas where land prices are currently much less expensive than in the State of São Paulo with favorable climate, topography and soil.

Maranhão. We are developing a greenfield ethanol/biodiesel cluster with a sizable land purchase for feedstock in the State of Maranhão. This is intended to result in a sizable, state-of-the-art, fully-dedicated ethanol and biodiesel greenfield project. The complex is projected to have approximately 4 million tons of sugarcane crushing capacity and 100 million liters of biodiesel processing capacity. We believe agricultural yields achieved in this new project will be the same or better than we currently have in our existing mills and biodiesel facility. We believe we will need approximately 100,000 hectares of owned land including land dedicated to sugarcane seedlings (generally for the first cut) and nursery areas for biodiesel feedstocks. We are negotiating a memorandum with the State government for port facilities and a State sales tax exemption. We expect that, subject to final feasibility (including an agricultural master plan) and financing, among other conditions, some of the agricultural land will be put into production in 2008 and industrial operations may start in 2009. We believe that this greenfield project will enable us to continue to expand our operations; take advantage of the rise in land values in Brazil and through our own development; lower costs of production; provide us with access to a sizeable area for future growth (State of Maranhão) where land prices are currently much less expensive than in the State of São Paulo with favorable climate, topography and soil conditions; attend the needs of a favorable local market in the North of Brazil; and increase our ethanol and biodiesel production to meet increasing demand both in Brazil and internationally. We expect a decrease in logistics costs given the favorable rail and road logistics in the State and much shorter distances from the State of Maranhão to world consumption centers (approximately seven days less sailing time to Europe and the United States for example, as compared to the ports of the State of São Paulo).

Production Efficiency Improvements

Increasing Output through Technology . We believe that the general state of the industry in Brazil is to use available technology sparingly and limit investment. We intend to substantially improve processing technology to bring down costs and increase yield. . For example, our Canitar plant will use best available processing technology and automation controls when it becomes operational again in 2008, which will lower our industrial costs relative to older plants. With respect to agriculture, we have entered into an agreement with Centro de Tecnologia Canaviera, a sugar can technology research center, to work to improve the cane varieties that we plant so as to maximize yields for ethanol production. Similarly, we are working with Embrapa, the Brazilian agricultural research corporation on biodiesel feedstocks productivity. We are also reviewing various methods of irrigation and fertilizer delivery to determine which best aids in improving productivity and assuring sustainability.

Self-Generation of Electrical Power.   In the case of ethanol, the Company will be energy self-sufficient by burning biomass. Sugar cane is composed of water, fibers, sucrose and other sugars and minerals. When the sugar cane goes through the milling process, we separate the water, sugar and minerals from the fibers, and are left with sugar cane bagasse. Sugar cane bagasse is an important sub-product of sugar cane and it is used as fuel for the boilers in our plants. Sugar cane bagasse is burned at very high temperatures producing steam that is used to produce sugar and alcohol. Part of the vapor is also cannibalized and directed to a turbo-generator that produces electricity.  Currently, all of our plants are self-sufficient during the crop period, generating all of the energy they consume. In our opinion, the principal advantages of energy generated by burning sugar cane bagasse from sugarcane are:

•	it is a clean and renewable energy;

•	it is complementary to hydroelectric energy (which represents over 85% of Brazilian energy), when generated during the crop period when the reserve levels are lower;

•	there is a short period of time required to begin operations; and

•	only a small investment in transmission lines is required when plants are located close to consumer centers.

We believe that there is potential in the generation of electricity, and we are prepared to make investments to the extent that prices of Brazilian energy justify making such investments. According to the Brazilian Ministry of Energy and Mines forecasts, the Brazilian electricity system is expected to experience shortages of capacity in the 2008-2010 time-frame, therefore, as a result we believe that energy prices levels will be sufficiently attractive for investment in co-generation. In addition, projected economic and resulting electrical growth rates for Brazil suggest that significant investments in electric energy generation will be required as hydroelectric energy become more and more expensive. The Brazilian Government has also demonstrated an interest in electric energy from sugar cane bagasse by offering incentives to promote this type of generation.

Carbon Credits.   Pursuant to the Kyoto Protocol, signatory nations will have the option of engaging in emissions trading if they are not in compliance with Kyoto Protocol emissions levels. Under the Kyoto protocol, countries are allocated assigned amount units (“AAU”s), or “carbon credits”. Assigned amounts are quotas , meaning the total number of emission allowances (or AAUs) for the period of 2008-2012 have been allocated and no action can be taken by market participants to create additional AAUs. Since AAUs are allocated in advance, they are available for trading and transfer from the start of the first commitment period under the Protocol. The emissions trading option enables a country to purchase AAUs from another country that has excess unused AAUs. The purchasing country can then use the AAUs to meet its climate mitigation objectives.

According to Point Carbon A.S. a provider of consultancy services and independent analysis of European and global power, gas and carbon markets (“Point Carbon”), in 2005, an estimated 799 million tons of emission credits were traded, a growth of 112% compared to 2004. Demand has arisen primarily from European, Japanese and Canadian companies. This emission trading market has been estimated to reach a total value of $400 billion by 2010 according to a World Bank study, 25% of which has been estimated to come from Brazil. The Brazilian Government has announced that it intends to establish acceptable, industry specific emission levels based on the Kyoto Protocol, and companies that have emission levels that are lower than the Brazilian Government established levels would be free to trade their carbon credits on a to-be established carbons credit trading market. We believe that we may generate credits available for trading, if we make certain related capital expenditures. Current estimates are that one ton of carbon credit will be worth between $4 to $ $18 per ton depending on type, volume and term according to Point Carbon.

Cellulosic Ethanol. Researchers are working to develop cellulosic biomass ethanol production to convert cellulosic biomass to ethanol through hydrolysis and fermentation or gasification. If successful, these processes will dramatically expand the list of feedstocks which that be used in ethanol production to include such materials as sugar cane bagasse and leaves, corn stalks, rice straw, wood chips, and fast-growing trees and grasses, and reduce the costs of production. Also, cellulosic ethanol may be even more effective than conventionally produced ethanol in reducing carbon emissions.

We believe that the potential of cellulosic technologies is complementary to, rather than displacing of, the production of ethanol from sugar cane, because the bagasse and leaves that already form a part of the current production process are ideally suited for cellulosic technologies due to their high cellulose content and the logistical advantage of these materials being already availabile at the cane processing plant. Thus transportation costs to the processing facility and costs of storage are avoided, whereas they would be incurred at incremental cost and environmental burden in the case of corn or other feedstocks, where the residual agricultural mass is currently not transported to the processing plant today.

The U.S. Energy Policy Act of 2005 provides for a minimum of 250 million gallons of cellulosic ethanol in the renewable fuels standard by 2013 in the United States. Several projects are being funded by DOE for cellulosic ethanol processing, but production using currently available technologies is not economically viable.  While the scientific breakthroughs necessary to make cellulosic technology commercially viable may be a number of years away, industry specialists currently predict that cellulosic ethanol may represent the future of the ethanol industry.

Regulation

Ethanol Governmental Regulations

The sugar and ethanol industries were heavily regulated by the Brazilian Government until 1999. Prices of sugar cane, ethanol and sugar were established in accordance with federal laws, and their production was controlled pursuant to centralized harvest plans (“ planos de safra” ) established by the Brazilian Government.

The Brazilian Government strongly promoted the use of ethanol as a fuel starting in the 1970's, especially through the implementation of the Pró-álcool program in 1975. The Pró-álcool program set incentives for the production of ethanol-fueled vehicles and established prices for ethanol. During the 1990's, the Brazilian Government also promoted the use of anhydrous ethanol as an additive to gasoline. The Sugar and Alcohol Interministerial Council, created in August 1997, established a mandatory percentage of anhydrous ethanol to be added to gasoline, historically ranging between 20% and 25% (currently 20%).

The deregulation of the sugar and ethanol industries began with the promulgation of Brazil's Federal Constitution in 1988 and the country's first experiments with bona fide free markets since the end of the military dictatorship. In 1989, producers were authorized to directly export sugar cane under the Brazilian Government's supervision. In 1990, the Brazilian Government closed the Sugar and Alcohol Institute, the Brazilian Governmental agency that controlled several aspects of sugar production and sales, including the preparation of the harvest plans. In 1996, the Brazilian Government's harvest plans ceased to be compulsory, and were thereafter used only for indicative purposes. From 1995 to 1999, the prices of sugar and ethanol were gradually released from Brazilian Government control, and sugar exports were permitted to be made freely in accordance with market conditions.

Complete deregulation of sugar cane prices occurred on February 1, 1999. Currently, the sugar and ethanol industries are virtually unregulated, except for rules regarding sugar cane burning, environmental regulations, and the requirement for mandatory anhydrous ethanol content in all gasoline sold in Brazil.

Biodiesel Governmental Regulations

Federal law enacted in Brazil on January 13, 2005, established a mandate for the use of low biodiesel blends nationwide, beginning in 2008. According to the law’s definition, biodiesel includes any “renewable and biodegradable fuel for compression-ignition internal combustion piston engines, derived from vegetable oils or animal fats, which can partially or fully replace diesel oil of fossil origin.” ANP is responsible for regulating and controlling the Brazilian biodiesel market. The law authorizes the use of B2 until 2008 when B2 will become compulsory nationwide. The required blend will rise to 5 percent in 2013, a date that is thought will be advanced.

The federal government also sought to further promote biodiesel production and use by creating the National Biodiesel Production Program (PNPB) in 2004. The program was established to reduce petroleum-import dependency, pollutant emissions and health-related costs—and to generate jobs and alleviate regional income disparities. The program includes the participation of 14 ministries and the support of the Interministerial Executive Committee (CEI), under the Office of the Presidential Chief of Staff. The Ministry of Energy is in charge of the operational management of the PNPB.

The PNPB is nonrestrictive, allowing the use of several production technologies (for ethanol and methanol) and raw materials such as castor (Ricinus communis), soybean oil, dende oil (African palm), pinhao manso oil (Jatropha curcas), sunflower oil, peanut oil, animal fat, fried oil or other oils. Under the program, a variety of programs support for biodiesel production technology research; these programs also provide financial incentives, and create a “social seal” to provide incentives for targeting production toward crops produced by poorer farmers in disadvantaged areas. A regulation enacted by The Ministry of Agrarian Development (MDA) established that in order to obtain the stamp, biodiesel producers must purchase a minimum percentage of raw materials from family farmers. The percentages vary according to region (northeast Brazil: 50 percent; south and southeast Brazil: 30 percent; center-west and north Brazil: 10 percent). The regulation also requires producers to establish contracts with farmers, assuring technical assistance and training. In order to guarantee a market for that production, the government required in late 2005 that participants in public auctions coordinated by ANP would be required to have obtained the social seal.

The production of biodiesel requires prior authorization of the producer by the ANP, as does its importation or export, as well as distribution. Product standards for B100, containing no petroleum, and for the blend of petroleum diesel and biodiesel, are set out in ANP Resolution 42, dated November 24, 2004. The standards utilize Brazilian norms (ABNT), as well as American (ASTM), International (ISO) and European (CEN) norms. Resolution 42 also governs the operations of producers and distributors of biodiesel, with an aim to maintaining both quality and accountability.

The consumption of significant volumes of B100, or of blends different from those specified by existing regulation, by fleets or for experimental purposes also requires the authorization of ANP and reporting to it pursuant to ANP No. 18 dated June, 2007, as the ANP works to introduce the new fuel in a controlled manner so as to gain experience that will inform future commercialization regulations.

Environmental and Permit Regulation

General.   We are subject to Brazilian federal, state and local laws and regulations governing the discharge of effluents and emissions into the environment, the use of water, the protection of natural resources and the handling and disposal of industrial waste or matters otherwise relating to the protection of the environment. The national policy of Brazil, established by Law No. 6938/81, has as its objective the preservation, improvement and recuperation of environmental quality, with parallel, and equally important, aims of assuring socioeconomic development and the protection of human dignity. CETESB ( Companhia de Tecnologia de Saneamento Ambiental ) is the principal agency directly governing our business in the State of São Paulo. A similar agency exists in Salvador state, the Secretaria de Meio Ambiente e de Recursos Hidralicas (SEMARH) of the State of Bahia. These agencies are also linked to the federal environmental ministry, and both issues licenses - for siting, installation and operation - and monitors compliance.

The initial license is issued during the preliminary phase of the project planning and authorizes the location and basic development of the undertaking or activity. The installation license authorizes the construction of civil works and the installation of equipment. The operating license authorizes the commencement of operational activities. Siting and installation licenses are issued for two year periods each; operating licenses expire in five years, and are renewable. In contrast with regulation in the U.S., the environmental authority adopts a policy of balancing environmental with socioeconomic considerations. Thus, in order to encourage the efficient development of dispersed industry, the licensing of mills of the size of ours is processed on a fast-track, not requiring the filing of full environmental impact statements or public hearings.

Biodiesel.   The biodiesel industry is regulated by the ANP. Basically, ANP established the technical standards for biodiesel and requires biodiesel producers to submit periodic reports on inventory, movement of biodiesel and requires an authorization to export the product. ANP has the authority to block an export and to buy the product if there is a biodiesel shortage in Brazil. The primary legislation is Portaria DNC #26 of 13/11/1992 which requires the reporting of biodiesel inventory, Resolução ANP #41 of 24/11/2004 which establishes the authority of ANP for biodiesel and Resolução ANP #42 that establishes the technical specifications for biodiesel.

Water and Forest Quality. Specific authorizations are required for the use of water resources for irrigation and industrial purposes. Considerations include assurance of water quality, as well as sufficiency of the resource both for the intended use as well as for current, and potential, competing uses for available water.

In order to protect riparian environments, the Brazilian Forestry Code prohibits any type of development in permanently protected rural areas, including areas bordering streams and rivers and areas surrounding water springs and reservoirs. In addition, in order to preserve biodiversity in areas that are planted in a single crop, such as sugar cane, the Code obligates us to maintain and register a forestry reserve in each of our rural landholdings newly converted to agricultural use, covering at least 20% of the total area of such land. In those properties where agriculture is already established but the forestry reserve does not meet the legal minimum, we are permitted under Provisional Measure No. 2166- 67/01 to meet the standard by gradual reforestation of at least 1/10 of the total legal forestry reserve area every three years until 20% of the area is restored to its natural state. Our environmental compliance costs are likely to increase as a result of the projected increase in our production acreage. In addition, as a result of future regulatory and other developments, the amount and timing of future expenditures required for us to remain in compliance with environmental regulations could increase substantially from their current levels.

Burning.   A significant environmental consideration of the sugar cane sector is the replacement of manual harvest by mechanical harvest. This is desired from an environmental perspective, in that manual harvesting requires that sugar cane fields be burned as part of the harvesting process. Law No. 11,241/02 of the State of São Paulo, which took effect in 2002, establishes regulations for the gradual reduction of the burning of sugar cane in the state. Regulation in this area has equilibrated air-quality concerns with social concerns regarding the displacement of field workers, and also takes into account the current limitations of mechanical harvesting technology. Thus, in areas that are suitable for the replacement of a manual harvest with a mechanical harvest, the law requires mechanical harvesting to increase from a level of 30% currently, to 100% of the harvested area by the year 2021. For areas where replacement of manual harvesting by mechanical means would be more difficult, mechanical harvesting will be required at the 10% level beginning in 2011, increasing to 100% by the year 2031.

In any case, Law No. 11,241/02 also requires sugar cane producers to burn sugar cane at least one kilometer from urban centers, at least 25 meters from telecommunication stations, and at least 15 meters from electricity transmission and distribution lines, and 15 meters from federal and state railways and highways. Sugar cane producers are required to give prior notice of the burning of sugar cane to the Department for the Protection of Natural Resources ( Departamento Estadual de Prote ção de Recursos Naturais-DEPRN ) and to the owners of lands surrounding the area where the sugar cane will be burned. We have taken measures to comply with the provisions of Law No. 11,241/02, and believe we have achieved the targets currently applicable to us.

Certain local governments have recently enacted more stringent laws that prohibit sugarcane burning completely. It is unclear at this point which, if any, of our properties might be affected by these local laws. In addition, the laws in this area are uncertain, complex and subject to change at any time. There is a likelihood that increasingly stringent regulations relating to the burning of sugarcane will be imposed by the State of São Paulo and other governmental agencies in the near future. As a result, the costs to comply with existing or new laws or regulations are likely to increase, our ability to operate our own plants and harvest our sugarcane crops may be adversely impacted, and the price we may have to pay to purchase sugar cane may increase.

Our actual or alleged failure to comply with these laws and regulations may subject us to legal and administrative actions, although there are no issues pending. These actions can also impose civil or criminal penalties on the company, including a requirement to pay penalties or fines, an obligation to make capital and other expenditures or an obligation to materially change or cease some operations.

We cannot assure you that the above costs, liabilities and adverse impacts to our operations will not result in a material adverse effect on our business, results of operations or financial condition.

Enforcement.   Enforcement of environmental law is carried out by inspections of licensed facilities. Labor unions, which cover both field and industrial workers, often serve as non-governmental reporters of environmental law violations. Aberrations from norms are recorded, and fines are levied, with significant penalties in the event remedial measures are not timely taken. A record of unmitigated violations puts at risk the renewal of operating licenses by the operator originally obtaining the license. Regulators favor the acquisition of environmentally troubled projects by entities with the capacity and commitment to improve conditions, and allowances are regularly made by CETESB so that compliance can be reached on an economically viable timetable.

In 1998, the Brazilian Government enacted an environmental crimes law that imposes administrative and criminal penalties on corporations and individuals committing environmental violations. Individuals (including corporate officers and directors) may be imprisoned for up to five years for environmental crimes. In the civil sphere, penalties against corporations include fines, community service and certain other restrictions, including the cancellation of credit lines with official entities. At the administrative level, corporations found to be violating environmental laws can be fined in significant amounts, have their operations suspended, be barred from entering into certain types of Brazilian Government contracts, be required to repair or indemnify any environmental damages they cause and be required to forfeit tax benefits and incentives.

We believe we have obtained or will obtain within the necessary periods all material environmental and other licenses, permits and authorizations that are required to operate our mills, and that the operation of the mills is, or is in the process of becoming, in compliance with such licenses, permits and authorizations, or with a remediation program acceptable to regulators.

Exchange Controls

Law No. 4,131, of September 03, 1962, as amended, regulates foreign investments in Brazil. This law requires that foreign investments in Brazil be registered with the Brazilian Central Bank to enable foreign remittance of profits and/or interest on equity, and repatriation of foreign capital invested in Brazil.

The Brazilian legislation allows the investment in the capital market by individuals or legal entities, by means of the acquisition of shares and other securities. These investments, designated "portfolio investments," when performed by non-residents, are subject to registration with the Brazilian Central Bank (as per the provisions of the Brazilian Monetary Council’s Resolution No. 2.689/00, which was regulated by Central Bank of Brazil’s Circular No. 2.975/00) and with the Brazilian Securities Commissions ("CVM").

The non-resident investors must indicate one or more attorneys-in-fact in Brazil, which will be responsible mainly for the provision of information and for the registrations with the Brazilian Central Bank and the CVM. The registration of the portfolio investments with the Brazilian Central Bank’s electronic system constitutes an obligatory requirement for remittances abroad as distribution of   profits and/or interest on equity, and repatriation of the capital invested. Such remittances may be made by means of a foreign exchange contract between the Brazilian company remitting the funds and a Brazilian commercial bank duly authorized to operate in the foreign exchange market. Such foreign exchange contract reflects the exchange of Brazilian currency into foreign currency, at the rate agreed with the Brazilian commercial bank.

Under current Brazilian legislation, the federal government may impose temporary restrictions on remittances of foreign capital abroad in the event of a serious imbalance or an anticipated serious imbalance of Brazil’s balance of payments. For approximately six months in 1989 and early 1990, the federal government froze all dividend and capital repatriations held by the Central Bank that were owed to foreign equity investors, in order to conserve Brazil’s foreign currency reserves. These amounts were subsequently released in accordance with federal government directives. There can be no assurance that the federal government will not impose similar restrictions on foreign repatriations in the future.

The likelihood of the imposition of such restrictions by the Brazilian government may be affected by, among other factors, the extent of Brazil’s foreign currency reserves, the availability of sufficient foreign currency on the date a payment is due, the size of Brazil’s debt service burden relative to the economy as a whole, Brazil’s policy towards the International Monetary Fund and political constraints to which Brazil may be subject.

See “Risk Factors—Risks of the Brazilian Economy.”

Certain Brazil Taxation Considerations

The following is a summary of tax issues that affect foreign investment in Brazil businesses and is based on the Brazilian tax regulations as presently in effect and does not take into account possible future changes in such tax laws.

General Comments

Brazilian companies are taxed in Brazil on the basis of their worldwide income (which includes earnings of Brazilian companies’ foreign subsidiaries, branches and affiliates). In general terms, branches and representative offices of foreign companies in Brazil are taxed as Brazilian legal entities with respect to the business carried out in Brazil.

The earnings of non-Brazilian residents in general are taxed in Brazil only when derived from Brazilian sources. Exception is made to capital gains earned by foreign residents with respect to assets located in Brazil. In such case, the legislation in force in being interpreted in the sense that the Brazilian withholding income tax -WHT shall apply regardless of whether the payment is made from a Brazilian source or not. In such case, the responsibility for collecting the WHT is assigned to buyer’s attorney in fact.

Payment of dividends and interest on equity/ Repatriation of investments

Dividends distributed by Brazilian companies to resident or non-resident shareholders or partners, based on profits earned as from January 1, 1996, are exempt from Brazilian withholding income tax. Profits and dividends realized prior to January 1, 1996 are still subject to income tax at the rates prevailing within the year the profits are generated. Prior to 1996, dividends and profits distributed were subject to a fifteen percent (15%) withholding income tax (IRRF), withheld by the company, except for distribution to residents of Japan, in which a Brazilian tax treaty provides for a 12.5 % rate.

Alternatively to the distribution of dividends, Brazilian companies may remunerate its equity holders through the payment of interest on equity, provided that the company has retained or current-year earnings. The total amount of interest on equity that can be paid or credited are subject to limits provided in Brazilian tax law. The Brazilian companies may deduct the interest on equity paid or credited as operational expenses for the purposes of corporate income taxes. A fifteen percent (15%) withholding income tax is levied on the amount of interest on equity paid, accrued to the equity holders, or capitalized (25% rate for low tax jurisdictions).

When the foreign investor sells shares or quotas in the Brazilian venture or when the Brazilian company reduces its capital or is liquidated, the foreign-registered investment can be repatriated in the relevant foreign currency free of taxes up to the amount of foreign currency registered with the Central Bank. If the foreign investor withdraws from its Brazilian subsidiary by assigning its quotas/shares for an amount exceeding that registered with the Central Bank, the exceeding amount is considered a capital gain and shall be subject to withholding income tax at a 15% rate (25% for low tax jurisdictions). Nevertheless, the exceeding amount may be remitted abroad in case of a local sale. Remittances of sale prices exceeding the net worth value (“valor patrimonial”) of the Brazilian company sold must be supported by an appraisal report. There is also a discussion on whether the calculation of the capital gain should be made taking into consideration the basis in foreign currency without monetary correction or in the Brazilian currency acquired by the foreign investor by the time the foreign investment was made, indexed by monetary correction until 1996.

Tax treaties

There is currently no tax treaty in place between Brazil and the United States nor with the Cayman Islands.

Brazil has entered into numerous tax treaties with other countries, to provide relief from double taxation on international transactions. To date, Brazil has executed treaties with Argentina, Austria, Belgium, Canada, China, Chile, Czech Republic and Slovakia Republic, Denmark, Ecuador, Finland, France, Hungary, India, Israel, Italy, Japan, Korea, Luxembourg, the Netherlands, Norway, the Philippines, Portugal, Spain, Sweden, Paraguay*, Mexico and Ukraine (* Pending publication of the Executive Decree).

Low-tax jurisdictions

The Brazilian Federal Revenue Department has listed some locations considered to be low-tax jurisdictions for Brazilian tax purposes. Current regulations list the Cayman Islands. Low-tax jurisdictions are defined for Brazilian tax purposes as jurisdictions that do not tax income or tax it at a maximum rate lower than 20%. Payments of certain types of income to entities in low-tax jurisdictions are subject to a higher withholding tax rate of 25% (15% usually applies), with few exceptions (such as payment of operational lease fees abroad-15% and payment of interest fees related to the financing of Brazilian exports - 0%). Transactions between a Brazilian resident and a company resident in a low-tax jurisdiction are subject to Brazilian transfer pricing rules, irrespective of whether the two parties qualify as associated companies.

Normative Ruling 188/2002, issued by the Brazilian tax authorities, expressly lists jurisdictions that are deemed to be low-tax jurisdictions, to wit: American Samoa, American Virgin Islands, Andorra, Anguilla, Antigua, Aruba, Bahamas, Bahrain, Barbados, Barbuda, Belize, Bermuda Islands, British Virgin Islands, Campione D'Italia, Cayman Islands, Channel Islands (Alderney, Guernsey, Jersey, and Sark), Dominica, Cook Islands, Costa Rica, Cyprus, Djibouti, Saint Kitts & Nevis, Gibraltar, Grenada, Hong Kong, Isle of Man, Labuan, Lebanon, Liberia, Liechtenstein, Luxembourg (with respect to holding companies existed under Luxembourg Law of July 31,1929), Macao, Madeira Islands, Maldives, Malta, Mauritius Islands, Marshall Islands, Monaco, Monserrat Islands, Nauru, Netherlands Antilles, Niue Islands, Occidental Samoa, Oman, Panama, Santa Lucia, Saint Vincent & Grenadines, San Marino, Seychelles, Singapore,Tonga,Turks & Caicos Islands, United Arab Emirates and Vanuatu.

Withholding Income Tax on payments abroad

In general, payments made to non-residents are subject to withholding income tax in Brazil. As a general rule, interest, fees, commissions and any other income payable by a Brazilian obligor to an individual, company, entity, trust or organization domiciled outside Brazil is considered derived from Brazilian sources and is therefore subject to income tax withheld at the source. Brazilian tax laws expressly authorize the paying source to pay the income or earnings net of taxes and, therefore, to assume the cost of the applicable tax. The WHT should be withheld when the income is paid, credited, used on behalf of or effectively remitted to a non-resident, whichever first occurs. The tax is generally based on gross payments (i.e., without any deductions). The general WHT rate is 15% (25% rate may apply to certain activities such as non-technical services).

Corporate Income Taxes applicable to Brazilian companies

Most business entities are required to pay corporate income tax (IRPJ).The IRPJ is computed at fifteen percent (15%) rate on adjusted net income. Annual net income in excess of R$240,000.00 is also subject to a surtax of ten percent (10%). According to Law No. 9,430, of December 30, 1996, taxpayers may opt to calculate the IRPJ on a quarter or annual basis. If the IRPJ is calculated quarterly, it is also payable on a quarterly basis. Over the quarter net income, a fifteen percent (15%) rate is applied, plus a ten percent (10%) surtax on net income exceeding R$60.000,00 per quarter. If the IRPJ is calculated annually, taxpayers are required to anticipate monthly payments of IRPJ, calculated over estimated income. For most companies, such monthly estimated income corresponds to eight percent (8%) of the total monthly gross revenues plus capital gains and other revenues and positive results incurred by the company. Such percentage ranges from 8% to 32%, depending on the activity performed by the taxpayer. Over this tax basis, the fifteen percent (15%) rate applies, plus the ten percent (10%) surtax on estimated income exceeding approximately R$20,000.00 per month. When the annual method of calculation is adopted, with payment of monthly anticipations, at the end of the year, the entities must either pay or request reimbursement for the difference between the amount paid monthly and that calculated on annual income.

Net operating losses (“NOLs”) generated in a given period can offset taxable income of the subsequent period, limited to thirty percent (30%) of taxable income (i.e., for each R$ 1.00 of income, R$0.70 must be subject to taxation, regardless of the existing amount of NOL).Tax losses may be carried forward, without statute of limitation.

Another used method of calculating income tax is the presumed method ( apuração de imposto de renda por  lucro presumido ). In this case, the income tax is calculated on a quarterly basis and for most activities, the tax basis corresponds to eight percent (8%) of gross revenues. There are other applicable rates to calculate presumed income related to certain specific activities (e.g., thirty-two percent [32%] for most service activities). Over the presumed income, income tax rates of fifteen percent (15%) and ten percent (10%) surtax levied on presumed income exceeding R$60,000.00 per quarter are applied. If the presumed method of taxation is adopted, the taxpayer is not subject to any adjustment according to annual actual income. Among other requirements for eligibility the Brazilian company’s revenues earned in the previous taxable year must not exceed R$48,000,000.00.

In addition to the Corporate Income Tax, Brazilian companies are subject to the Social Contribution on Net Profits (“CSLL”), which is in fact a true corporate income tax surcharge. The CSLL applies at a rate of nine percent (9%). The reason why it is levied separately is that it is specifically allocated to the social security system. Most rules concerning book and presumed profit methods also apply to CSLL (the CSLL basis in the presumed profit method may be different from the one applicable to the Corporate Income Tax).

Other taxes that Brazilian companies are subject to that may be relevant to foreign investors

• Provisional Tax on Banking Transfer (Contribuição Provisória sobre Movimentação ou Transmissão de Valores e de Créditos de Natureza Financeira - “CPMF”) - The CPMF tax was created for a temporary application. In 2003, the effects of this tax were extended until December 2007. The CPMF applies at a 0.38% rate to all banking transfers and withdrawals of currency, such as the cashing of checks.

• Tax on Credit, Exchange, Insurance and Securities Transactions (IOF): the IOF is imposed on foreign currency exchange transactions, among other transactions. Currently, however, a zero rate applies to most cases

• Other Brazilian taxes: Brazil charge taxes over company’s gross turn-over, sale of goods, manufacturing of goods, services, property, transfer of property, transportation, importation, exportation, among other activities.

Competition

Ethanol. The sugar industry in Brazil has experienced some consolidation through merger and acquisition activity during the last several years, according to industry sources in Brazil, including Unica. Despite this recent consolidation, the industry remains highly fragmented. There are few large players in the sector, and no entity can be described as dominant. For example, Cosan, according to their own information, is the largest sugar producer in Brazil, is responsible for 10% of production in Brazil; the next biggest sugar producer is 30% of the size of Cosan. Below the top two producers, no producer has greater than 2% of the market. Copersucar and Crystalsev are cooperatives of producers, and these individual producers market ethanol independently, but sugar through the cooperatives.

Perhaps more important in our view, all of the producers are primarily sugar producers, where ethanol is merely a product enhancement. We believe that over time, our focus on producing clean fuel will give us competitive advantages over companies that view ethanol as a byproduct. Furthermore, none of the producers in Brazil view themselves primarily as fuel companies, and none are positioning themselves in this way.

The Top Ten Producers in the Sugarcane/Ethanol Industry of Brazil—2006/2007

Company	Plants	Millions of Metric Tons of Sugarcane Processed	Millions of Metric Tons of Sugar Produced	Annual Ethanol Production in millions of liters
Cosan	17	36.6	3,258	1,282
Louis Dreyfus	7	10.8	620	305
Carlos Lyra	5	9.5	614	197
Vale do Rosario	3	9.4	619	421
São Martinho	2	9.2	677	393
Tercio Wanderley	4	8.7	500	267
Guarani	3	8.3	890	164
Zillo	3	8.3	596	402
Oscar Figueiredo	3	8.2	809	203
Santa Terezinha	5	8.1	835	206
Top-Ten groups total	52	117.1	9,418	3,840
Market share top-Ten groups	14%	27%	31%	21%

Source: Unica, Datagro

Note: Copersucar and Crystalsev are marketing cooperatives representing some of the producers in the table above.

Biodiesel. Similar to the ethanol business, we believe that the biodiesel business is becoming very active and large amounts of capital are being attracted to the industry to supply a strong demand for the fuels. In Brazil, most of the existing competitors in the biodiesel area are small and undercapitalized, except Brasil Ecodiesel, which recently raised money in a public offering. The only major firms with the resources to be major competitors in Brazil, are, in our opinion, Cargill, Bunge and ADM. Cargill, Bunge and ADM will add incremental production capacity to their soybean crushing mills to provide the option of selling biodiesel instead of virgin vegetable oils depending on the wholesale price for biodiesel and for virgin vegetable oil. Regarding the large crushing mills owned by companies such as Cargill, the mills are designed to be efficient in making protein rich feed in which the oil extracted is an ancillary product to feed production.

There are a number of small biodiesel plants being proposed throughout the Northeast of Brazil based on using castor beans or soybeans. In the south of Brazil, soybeans and sunflower seeds are being proposed for biodiesel plants. At this point, in our view and according to Revista Biodiesel, the competition is still small and fragmented.

Biodiesel Market Share

Company	Plants	ANP Authorized Capacity (Cubic Meters of Biodiesel/Day)		Ministry of Agricultural Development Social Fuel Seal
Brasil Ecodiesel	6	1,935		Yes
Archer Daniels Midland Brasil	1	565
Granol	2	466		Yes
Fiagril	1	410
Caramuru	1	375		Yes
BSBios	1	345		Yes
Comanche	1	334	(*)	Yes
Bertim	1	333
Oleoplan	1	327		Yes
PonTe di Ferro	1	250		Yes
Top Ten Groups Total	16	5,006
Market Share Top Ten Groups in terms of Percent of Industry Capacity	38%	76%

Note: Capacity authorized by ANP or pending, and Social Fuel Seal on a portion of output to date according to the Ministry of Agricultural Development. Comanche does not believe that the indicated capacities were either fully built or utilized during 2007.

(*) pending ANP authorization in process and additional financing from BNB to increase capacity from 133 cubic meters/day Sources: ANP, as of September 12, 2007, and the Brazilian Ministry of Agricultural Development as of August 22, 2007

The environment for biodiesel in Brazil is being stimulated by the Brazilian Government. The Brazilian Government has required a 2% mix of biodiesel by 2008 and 5% by 2013. However the Brazilian Government has announced plans to introduce legislation to advance the 2013 requirement to 2008 or 2009. In addition, Brazil has a myriad of sales and value added taxes that biodiesel is not liable for, under certain conditions. Thus, with the waiver of these taxes along the chain, biodiesel can be as competitive as diesel at the pump to the consumer. As the margins for distributors is greater than for conventional diesel, we believe that biodiesel will adopt fast and take off fast in Brazil, much as ethanol has done.

Economies of Scale.   While the ethanol industry lends itself to some economies of scale, we believe that such economies effectively limit themselves at six million tons of sugar cane or about 126 million gallons of production from several plants. This is primarily because the mills themselves are limited in size—there are very few mills crushing more than two million tons of sugar cane—due to the logistical problem of transporting in the sugar cane and the need for land dominance in the area. For example, a 1.5 million ton mill needs to dominate 10% of the land in a 25km radius (optimal for transporting in). A 6 million ton mill, for example would need a 40% land dominance in the same area, a very difficult proposition to attain.

Summary of Our Competitive Advantages

We believe that the Company has the following competitive advantages in comparison with other biofuels companies in Brazil:

Focus on Clean Fuels.   Our primary business is fuel, not agricultural commodities, such as sugar. Unlike many of our competitors, our focus is on the efficient use of feedstocks, multiple feedstocks and multiple fuel products.

Capital Structure.   Our access to capital will allow us to invest in operational efficiency, technology and commercialization. The Brazilian corporate sector has very limited access to capital. The agricultural industrial sector’s access to capital is even more limited. Access to capital is a strong competitive edge in Brazil.

Vertical Integration of Feedstock.   We will both own and lease land pursuant to long-term leases, and are contracting more land in this manner. In addition, we use bagasse to generate electricity and steam for the industrial process. This gives us an ability to control cost throughout the production process.

Technology.   We are constantly looking at alternative ways to enhance yield and productive capability through agricultural, process and operating technology improvements. For example, sugar cane mills run for seven months of the year during the harvest season, then are idle for five months. We are working with an engineering firm to develop alternative feedstock uses, such as corn (Brazil is the world’s fourth largest producer of corn) or sorghum for the idle months. We are also looking at enhanced yield sugar cane crops and process re-engineering in the existing mills.

Logistics.   Because Brazil has such a large internal demand for ethanol, logistics for export are significantly less developed. Our existing mill is located close to a major ethanol collection center and railroad connected to the port of São Paulo. However, we are also looking at our own port facilities in other areas and new opportunities that are located near pipelines, good roads and railroads. Our biodiesel facility is located at a port.

Employees

As of October 12, 2007, there were 294 full time employees in the industrial, agricultural and administration areas and currently up to 362 further temporary workers are retained seasonally through third parties during the harvest. Expansion of the facilities will require employing additional staff, which is roughly linear in the case of agricultural production, but less than linear in the case of industrial and administration functions.

We believe that the existing entities have good relations with our employees and the unions that represent them. We offer our employees, including our executive officers, various benefits, which are provided in accordance with the employee's position in our company. Benefits include medical assistance, private pension plans and meal vouchers. Our employees are also legally entitled to receive a yearly bonus equal to one-month's salary (known as the “thirteenth'' (monthly) salary in Brazil), 33.3% of one month's salary for vacation, and contributions of 8.0% of their salary into a defined contribution pension fund known as the Guarantee Fund for Time of Service (Fundo de Garantia por Tempo de Servi ço ). Members of our Board of Directors are not entitled to these benefits.

Brazilian labor laws and regulations are extensive and complex, and notwithstanding what we consider to be good relations with employees, we are from time to time subject to lawsuits brought by employees. Thus, at present, we are defending a small number of additional compensation claims totaling approximately $30,000, for which reserves have been made.

PROPERTY

Santa Anita Ethanol Facility: Santa Anita is a 550,000 ton cane processing facility with the capability of producing 13 million gallons of ethanol per year located about 125 kilometers from the city of São Paulo. Santa Anita will process 200,000 tons of proprietary cane for the 2007 harvest and will purchase or toll an additional 350,000 tons of cane in 2007. With this quantity of cane and production, we expect Santa Anita to produce approximately 38 million liters of ethanol in 2007. In 2007 we will plant additional acreage of cane for 2008 production, and in 2008 we expect to increase the Santa Anita industrial capacity and storage capacity to about 43 million liters, utilizing certain of the equipment in the existing Canitar facility described below as well as new equipment, and making further cane plantings, for an anticipated incremental capital expenditure of US$4.2 million. During 2008 we will plant further cane, and after the 2008 season ends, we will further expand Santa Anita to its optimum capacity of approximately 1.2 million tons of crush, or 100 million liters of production, beginning in the 2009 harvest, for a further incremental capital expenditure of US$19.5 million.

Canitar Ethanol Facility: Our Canitar assets include buildings, land, environmental licenses and some used cane processing equipment, located near the city of Ourinhos in the State of São Paulo. Ourinhos is about 350 kilometers from the city of São Paulo, but is connected to the City of São Paulo by modern expressways and to the ports of Santos and Paranagua by railroads and highways.

During 2007, we will not operate Canitar, rather we expect to reconstruct it in two stages, utilizing the existing site, license and a limited portion of its existing equipment and installations. We will acquire new equipment and additional agricultural resources, and build new civil works. The first phase is expected to be completed in mid-season 2008, and will expand the unit to approximately 1.2 million tons of processing capacity, or 100 million liters of production. The second phase is expected to be completed between harvesting seasons in 2009 and will increase processing capacity to 2 million tons, or 175 million liters of production. We have made application to amend our existing licenses to accommodate the first phase of expansion.

On September 28, 2007, lightning struck storage tanks at the Canitar facility that were being used to store ethanol produced at our Santa Anita facility. Although the storage installations were protected by lightning rods and other devices recommended by third party experts and approved by municipal authorities, the strike, which was massive and direct, caused an explosion and fire that destroyed the three tanks and 9 million liters of ethanolAs the reconstruction plans for Canitar anticipated building new storage facilities and retiring these facilities, the incident is not expected to delay the reconstruction or result in increased cost. We have made a claim on our insurers for the full fair market value of the ethanol lost, which we estimate to be $2.806 million as of the date of loss, but have not yet reached agreement with the insurer as to what amount will be paid.

In order to advance our expansion of Canitar, we purchased from other parties 605 hectares of land near the plant and certain agricultural equipment and tank trucks. This will solidify our supply of cane for Canitar and provide us with land for planting more productive cane for the area.

Salvador Biodiesel Facility: Salvador is a water based batch biodiesel processing facility. It is one of 42 that are currently licensed in Brazil today by the ANP. Salvador can batch process a variety of feedstocks into biodiesel, and has commenced commercial production, producing biodiesel from cotton seed and soy oil. We have expanded the facility during 2007 to a capacity of 40 million liters, and believe that this facility can readily be expanded to an industrial capacity of 100 million liters per year at an incremental cost of $2.6 million at a future date, and we determine to carry out this expansion depending on sales. Our applications to the ANP and environmental authorities have been filed for a capacity of 100 million liters, and we expect to receive the necessary authorizations in the near term, Our business plan calls for us to arrange for up to 50% of our feedstock needs through either vertical integration or long-term contracts in the years beyond 2008.

Administrative Offices . The Company has leased approximately 2,500 square feet of office space in the Vila Olimpia area of the city of Sao Paulo for its principal offices in Brazil.

SELECTED FINANCIAL DATA

The following selected consolidated financial data should be read in conjunction with “Management’s discussion and analysis of financial condition and results of operations” and our consolidated financial statements and related notes included elsewhere in this prospectus. The selected consolidated financial data presented below are derived from our audited consolidated financial statements of Comanche as of December 31, 2006 and for the period from June 8, 2006 (inception) to December 31, 2006, the audited financial statements for Simões as of December 31, 2005 and December 31, 2006 and for the years then ended and the unaudited consolidated financial statements of Comanche as of June 30, 2007 and for the six months then ended included elsewhere in this prospectus, which are prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). It was not practical to obtain financial data for Simões prior to 2005.   The historical results are not necessarily indicative of results to be expected in any future period.

	Comanche		Simões
	January 1, 2007	June 8, 2006
	-	(date of inception)	Year ended
	June 30, 2007	-	December 31,
Income Statement Data (000's except shares & per share data)	(unaudited)	December 31, 2006	2006	2005
Net sales	$1,841	$-	$3,288	$5,156
Income (loss) from operations	$(1,422)	$(1,096)	$(2,176)	$(1,940)
Income (loss) from continuing operations	$(1,422)	$(1,096)	$(2,176)	$(1,940)
Net income (loss)	$(2,657)	$(1,172)	$(2,116)	$(2,170)
Comprehensive gain (loss)	$166	$(1,138)	$(2,355)	$(2,272)
Net income (loss) per share	$(0.76)	$(586,000)	$(0.65)	$(5.43)
Income (loss) from continuing operations per share	$(0.41)	$(548,000)	$(0.66)	$(4.85)
Dividends declared per share	$-	$-	$-	$-
Diluted net income per share	$(0.76)	$(586,000)	$(0.65)	$(5.43)
Number of shares, basic and diluted	3,483,101	2	3,279,018	400,000

	Comanche		Simões
	June 30, 2007
Balance Sheet Data ($000's)	(unaudited)	December 31, 2007	Dec. 31, 2006	Dec. 31, 2005
Total assets	$102,191	$1,963	$7,180	$8,994
Net assets	$30,769	$(453)	$4,057	$(2,811)
Capital stock	$31,741	$685	$9,341	$118

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Comanche Corporation

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the financial statements and the related notes and other information included elsewhere in this registration statement. This discussion contains forward-looking statements that are based on management’s current expectations, estimates and projections about our business and operations. Our actual results may differ materially from those currently anticipated and expressed in such forward-looking statements and as a result of the factors we describe under “Risk Factors” and elsewhere in this registration statement. See “Special Note Regarding Forward-looking Statements” and “Risk Factors.” We undertake no obligation to update publicly any forward looking statements for any reason, even if new information becomes available or other events occur in the future.

Company Overview

Comanche Corporation, through its subsidiaries, produces clean fuels in Brazil. All of our clean fuels production is currently destined for domestic consumption, although we may also export to other countries in the future. We have acquired one ethanol plant, Santa Anita, located in Tatui, Sao Paulo State, Brazil, one new biodiesel plant, Bahia, located in Simões Filho, Bahia State, Brazil and certain farmland in Ourinhos, Sao Paulo State, Brazil. We have also acquired environmental licenses and some cane processing equipment, which we are using to construct a new ethanol plant, Canitar, located in Ourinhos, São Paulo State, Brazil. In addition, we are leasing substantial hectarage in São Paulo state where we are growing cane feedstock for our ethanol mills. One of our ethanol plants, Canitar, will not be operated during 2007 as we reconstruct and expand the plant in two phases utilizing the existing site and license, and a limited portion of existing equipment and installations. Our biodiesel plant is being expanded while waiting for approval to produce from our one customer to date.

We produce ethanol from sugar cane, which we believe to be the most energy and cost efficient feedstock for the production of ethanol in the world. We will produce biodiesel from a variety of feedstocks, optimizing feedstock acquisitions near-term to minimize cost. Our business plan is to be vertically integrated into the majority of our feedstocks.

The Ourinhos farmland does not currently constitute a stand-alone business, and therefore, no historical statements have been provided and the acquired assets of Canitar are immaterial so as not to require separate financial statements under US GAAP.

Bahia has a historic business unrelated to agricultural clean fuels, and began construction of the biodiesel plant in 2006. Construction of the basic biodiesel plant was completed recently and the plant began operations in July 2007. Since all of Bahia’s assets that are unrelated to biodiesel were spun off to the former shareholders before the acquisition by the Company, separate “carve-out” financial statements have been prepared by Bahia’s accountants and pursuant to construction accounting principles, all of the costs related to the biodiesel plant construction were capitalized and the “carve-out” financial statements do not show any revenues or expenses.

Results of Operations

The following discussion summarizes the significant factors affecting the consolidated operating results of the Company for the period from June 8, 2006 (date of inception) through December 31, 2006 and from January 1, 2007 to June 30, 2007.  This discussion should be read in conjunction with the audited consolidated financial statements and notes to the audited consolidated financial statements contained elsewhere in this report.

Today, our revenues are principally derived from the sale of ethanol produced in the Santa Anita plant. In the third and fourth quarters, we anticipate that additional revenues will be obtained from the sale of biodiesel produced in our Bahia plant.

We sell ethanol to many different customers at current market prices. Due to low ethanol prices, we stockpiled most of our production in the second quarter for sale after the harvest season, when ethanol prices typically peak. We have also signed an agreement with Petróleo Brasileiro S.A. (“Petrobras”) to sell 9 million liters of biodiesel at a fixed price of R$1.885/liter through 2007. In the near-term, we expect that virtually all of the biodiesel production from our Bahia facility will be sold to Petrobras under this or similar arrangements.

Executive Summary

Comanche commenced operations on June 8, 2006 (date of inception) and had reached agreements in principle to acquire certain Brazilian ethanol and biodiesel plants as of year-end. Accordingly, we generated no revenues and had no cost of sales in 2006. During the year we incurred pre-operational expenses $1.17 million and recognized a net loss of the same amount.

Our founders invested a total of $0.7 million in the Company during 2006. Our founders and affiliated companies controlled by our founders advanced, in the form of demand notes, an additional $2.34 million to Comanche during the year. In 2006 we advanced $1.85 million to the owners of the Canitar ethanol plant to secure the purchase of that facility. As of December 31, 2006, we had cash available of $0.03 million.

Comanche closed two private placements totaling $82.1 million in the second quarter of 2007 and completed the Canitar, Santa Anita and Bahia acquisitions for a total of $63.6 million in cash, stock and notes payable.

As we stockpiled the bulk of our ethanol production in anticipation of higher market prices once the ethanol production season ends, we incurred net losses of $2.3 and $2.7 million for the three and six month periods ended June 30, 2007.

For the Period From June 8, 2006 (Date of Inception) to December 31, 2006

We had no sales or cost of sales during 2006.

Selling, general and administrative expenses (“SG&A”) were $1.10 million for the period from June 8, 2006 (date of inception) to December 31, 2006. These amounts consisted primarily of professional fees ($0.46 million), payroll ($0.46 million) and travel ($0.09 million).

Interest expense for the period was $0.08 million. The bulk of this amount relates to interest accrued on loans from our founders and affiliated companies controlled by our founders.

We have not yet generated any profits and, accordingly, no income tax expense was recognized for the period. Income taxes in Brazil comprise Federal income tax and social contributions. There are no state or local income taxes in Brazil. Brazilian statutory income tax rates are 25.0% for Federal income taxes and 9.0% for Social contributions. As of December 31, 2006, Comanche Participações, our Brazilian subsidiary, had tax loss carryforwards of approximately $0.34 million. These amounts can be used to offset future taxable income and have no expiration date, but can only be offset against 30% of pre-tax income in any given year. We are not subject to income taxes in the Cayman Islands, our jurisdiction of incorporation, although some of our subsidiaries may be subject to income taxes in their respective jurisdictions.

For the Period from April 1, 2007 to June 30, 2007

The following discussion summarizes the significant factors affecting our consolidated operating results for the three month periods ended June 30, 2007 and 2006.  This discussion should be read in conjunction with the unaudited consolidated financial statements and notes to the unaudited consolidated financial statements contained elsewhere in this report.

Revenues were principally derived from the sale of ethanol produced in our Santa Anita plant.

We generated a net loss of $2.3 million, or $0.34 per basic and diluted share, in 2007.  We commenced operations on June 8, 2006 and incurred start-up expenses of $0.1 million for the 22 day period ended June 30, 2006. Therefore, comparisons between 2007 and 2006 are not applicable.

Net revenue for the period was $1.8 million. This corresponds to the sale of 4.5 million liters of ethanol at an average price of $0.39 per liter. We did not produce or sell any biodiesel during the period, since the Bahia plant was not yet operational. Since ethanol prices were low during the quarter, we decided to stockpile the bulk of our ethanol production in anticipation of higher prices after the end of the sugar cane harvest. In total, we produced 8.1 million liters of ethanol during the period

Cost of sales totaled $1.1 million, or 62% of sales, resulting in a gross margin of 38%.

Selling, general and administrative expenses (“SG&A”) were $1.9 million for the period. These amounts consisted primarily of professional fees ($0.2 million), payroll ($0.7 million), travel ($0.1 million), taxes ($0.2 million), pre-operational expenses of our Bahia plant ($0.1 million), and depreciation ($0.2 million).

Interest expense for the period was $1.5 million. The bulk of this amount relates to interest accrued on convertible debt issued in our April and June private placements. Interest income was $0.1 million for the period. Other income of $0.2 million relates primarily to exchange rate gains on Brazilian debt denominated in other currencies.

We have not yet generated any profits and, accordingly, no income tax expense was recognized for the period. Income taxes in Brazil comprise Federal income tax and social contributions. There are no state or local income taxes in Brazil. Brazilian statutory income tax rates are 25.0% for Federal income taxes and 9.0% for Social contributions. As of June 30, 2007, Comanche Participações, our Brazilian subsidiary, had tax loss carryforwards of approximately $11.4 million. These amounts can be used to offset future taxable income and have no expiration date, but can only be offset against 30% of pre-tax income in any given year. We are not subject to income taxes in the Cayman Islands, our jurisdiction of incorporation, although some of our subsidiaries may be subject to income taxes in their respective jurisdictions.

For the Period from January 1, 2007 to June 30, 2007

The following discussion summarizes the significant factors affecting our consolidated operating results for the six month periods ended June 30, 2007 and 2006.  This discussion should be read in conjunction with the unaudited consolidated financial statements and notes to the unaudited consolidated financial statements contained elsewhere in this report.

Revenues were principally derived from the sale of ethanol produced in our Santa Anita plant.

We generated a net loss of $2.7 million, or $0.76 per basic and diluted share, in 2007.  We commenced operations on June 8, 2006 and incurred start-up expenses of $0.1 million for the 22 day period ended June 30, 2006. Therefore, comparisons between 2007 and 2006 are not - meaningful.

Net revenue for the period was $1.8 million. This corresponds to the sale of 4.5 million liters of ethanol at an average price of $0.39 per liter. We did not produce or sell any biodiesel during the period, since the Bahia plant was not yet operational. Since ethanol prices were low during the period, we decided to stockpile the bulk of our ethanol production in anticipation of higher prices after the end of the sugar cane harvest. In total, we produced 8.1 million liters of ethanol during the period.

Cost of sales totaled $1.1 million, or 62% of sales, resulting in a gross margin of 38%.

Selling, general and administrative expenses (“SG&A”) were $2.1 million for the period. These amounts consisted primarily of professional fees ($0.3 million), payroll ($0.8 million), travel ($0.1 million), taxes ($0.2 million), pre-operational expenses of our Bahia plant ($0.1 million) and depreciation ($0.2 million).

Interest expense for the period was $1.6 million. The bulk of this amount relates to interest accrued on convertible debt issued in our April and June private placements. Interest income was $0.1 million for the period. Other income of $0.2 million relates primarily to exchange rate gains on Brazilian debt denominated in other currencies.

We have not yet generated any profits and, accordingly, no income tax expense was recognized for the period. Income taxes in Brazil comprise Federal income tax and social contributions. There are no state or local income taxes in Brazil. Brazilian statutory income tax rates are 25.0% for Federal income taxes and 9.0% for Social contributions. As of June 30, 2007, Comanche Participações, our Brazilian subsidiary, had tax loss carryforwards of approximately $11.4 million. These amounts can be used to offset future taxable income and have no expiration date, but can only be offset against 30% of pre-tax income in any given year. We are not subject to income taxes in the Cayman Islands, our jurisdiction of incorporation, although some of our subsidiaries may be subject to income taxes in their respective jurisdictions.

General

The following general factors should be considered in analyzing our results of operations:

Variability of Gross Profit

Gross profit from ethanol sales is mainly affected by changes in selling prices for ethanol, the cost to us of growing sugar cane on leased land, and the cost of purchased sugar cane from third parties.  The rise and fall of ethanol and sugar cane prices affects the levels of costs of goods, gross profit and inventory values, even in the absence of any increases or decreases in business activity.  Selling prices for ethanol are affected principally by the supply of ethanol in the market, sugar prices (since ethanol and sugar use the same feedstock), the price of oil and gasoline and other market factors.  All of these factors are beyond our control. Our most volatile manufacturing cost for ethanol is purchased sugar cane, that is, not grown on our owned or leased land,  see “Risk Factors,” and our business is dependent upon the availability and price of such third party sugar cane.  Significant disruptions in the supply of cane will materially affect our operating results.  In addition, since we generally cannot pass on increases in cane prices to our customers, periods of high cane prices, unrelated to the output price of ethanol would materially adversely affect our operating results.

The gross profit from biodiesel sales is principally linked to the availability and production cost of the various vegetable oils, oilseeds and animal fats (feedstocks) used for the primary raw material, which represent a substantial part of the biodiesel production cost. The prices for feedstocks for our production are, in large part, quoted in various local and international markets, depending on the type of oil, seed or fat. These prices can be volatile and are dependent on various alternative uses of such feedstocks, weather, and local and global seasonal and long-term demands. Currently, we intend to buy all of our feedstock from third parties during 2007. In 2008, we will begin production of feedstocks from Company owned land and through agricultural partnerships. See “Risk Factors.” Significant increases in price or disruptions in the supply of biodiesel feedstocks will materially affect our operating results.  In addition, since we generally cannot pass on increases in feedstock prices to our customers, periods of high feedstock prices, unrelated to the output price of biodiesel would materially adversely affect our operating results.

Conversion costs per liter are an important metric in determining profitability.  Conversion costs represent the cost of converting the sugar cane into ethanol or biodiesel feedstocks into biodiesel, and include production salaries, wages and stock compensation costs, fringe benefits, utilities, maintenance, denaturant,, chemicals, insurance, materials and supplies and other miscellaneous production costs.  It does not include depreciation and amortization expense.

Agricultural costs per ton of feedstock at company controlled agricultural operations are another important metric in determining profitability.  Agricultural costs represent the cost of growing, harvesting and transporting feedstocks to the Company’s fuel production facilities, and include agricultural salaries, wages and stock compensation costs, fringe benefits, utilities, maintenance, land leasing costs, fertilizers, pesticides, insurance, water, transportation of feedstock to the plants, the cost of our own workers or third party workers that perform the harvest, benefits, including meals and transportation, for such workers, materials and supplies and other miscellaneous costs.  It does not include depreciation and amortization expense.

Summary Of Significant Accounting Policies

We base this discussion and analysis of results of operations, cash flow and financial condition on our consolidated financial statements, which have been prepared in accordance with US GAAP.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand, deposits in banks with original maturities of three months or less.

Inventories

Inventories are stated at the lower of cost or net realizable value. Work in progress and finished goods are valued at direct production cost. The cost of production comprises the direct cost of raw materials purchased from third parties, agriculture costs, which comprise the growing costs and the costs of harvesting, transport and other point of purchase costs, the direct manufacturing expenses, an appropriate allocation of material and manufacturing overhead and an appropriate share of the depreciation and write-downs of assets used for production, when applicable. If the purchase or production cost is higher than the net realizable value, inventories are written down to net realizable value. Net realizable value is the estimated selling price in the ordinary course of business, less the estimated costs of completion and selling expenses.

Property, Plant and Equipment

Property, plant and equipment are stated at purchase price or production cost less accumulated depreciation and impairment losses. Freehold land is carried at purchase cost. Expenses for the repair of property, plant and equipment are usually charged against income when incurred. These costs are, however, capitalized when they increase the future economic benefits expected to arise from the item of property, plant and equipment. Costs of developing sugar cane orchards are capitalized during the development period and depreciated over their estimated productive lives. Assets under construction represent plant and properties under construction and are stated at cost. This includes cost of construction, plant and equipment and other direct costs. Assets under construction are not depreciated until such time as the relevant assets are available for their intended use. Interest incurred on borrowings directly attributable to the construction of such assets is capitalized as part of the cost of the asset. Depreciation is calculated on a straight line method over the estimated useful life or utility of the assets. Where the carrying amount of an asset is greater than its estimated recoverable amount, it is written down immediately to its recoverable value.

Loans Receivable

The amounts of loans include accrued interest and applicable monetary exchange incurred but not paid to the balance sheet date.

Organization Costs

Organization costs consisting of fees incurred to incorporate the Company and commence operations are expensed as incurred.

Long-lived assets

Long-lived assets and certain intangibles held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. When such events or changes occur, an estimate of the future cash flows expected to result from the use of the assets and their eventual disposition is made. If the sum of such expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset, an impairment loss is recognized in an amount by which the assets’ net book values exceed their fair values.

Fair Value of Financial Instruments

Financial instruments consist of cash and cash equivalents, loans receivable, notes payable and amounts due to affiliates. The carrying value of these financial instruments approximates their fair value.

In managing interest rate and currency risks, the Company aims to reduce the impact of short term fluctuations on the Company’s earnings. Over the longer term, however, permanent changes in foreign exchange and interest rates would have an impact on earnings.

Income Taxes

The Company has not yet generated any profits and, accordingly, no general provision for income taxes is recorded in these financial statements. Income taxes in Brazil comprise Federal income tax and social contribution and there is no state or local income taxes in Brazil. The income tax statutory rates are 25.0% for Federal income tax and 9.0% for Social contribution. As of June 30, 2007, Comanche Participações had tax loss carryforwards for income and social contribution taxes of approximately $11.4 million. These amounts can be used to offset future taxable income and have no expiration date. The Company is not subject to income taxes in the Cayman Islands, although some subsidiaries may be subject to income taxes in their respective jurisdictions.

Recent Accounting Pronouncements

In June 2006, the FASB issued Interpretation No. 48 - Accounting for Uncertainty in Income Taxes-An Interpretation of FASB Statement No. 109 (FIN 48). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109, Accounting for Income Taxes. This interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Statement became effective for the Company beginning January 1, 2007 and did not have a material impact on the Company’s consolidated financial statements.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (SFAS 157). SFAS 157 provides a common definition of fair value and establishes a framework to make the measurement of fair value in generally accepted accounting principles more consistent and comparable. SFAS 157 also requires expanded disclosures to provide information about the extent to which fair value is used to measure assets and liabilities, the methods and assumptions used to measure fair value, and the effect of fair value measures on earnings. SFAS 157 is effective for fiscal years beginning after November 15, 2007. The Company is currently analyzing the potential impact, if any, of SFAS 157 on its financial statements.

FASB Statement 155: Fair Value Option for Hybrid Instruments: SFAS No. 155: In May 2005, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Instruments,” which is an amendment of SFAS No. 133 and 140 and allows financial instruments that have embedded derivatives to be accounted for as a whole (eliminating the need to bifurcate the derivative from its host) if the holder elects to account for the whole instrument on a fair value basis. SFAS No. 155 is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. Companies must apply the standard prospectively. This Statement does not currently affect the Company’s consolidated financial statements.

Variability in Variable Interest Entities (VIEs) FIN 46(R)-6: On April 13, 2006, the FASB issued FASB Staff Position No. FIN 46(R)-6, "Determining the Variability to Be Considered in Applying FASB Interpretation No. 46(R). At issue is the type of variability that should be considered in identifying variable interests (i.e., risks of fluctuations in cash flows, fair values of assets, both, or risks that the VIE was designed to bear). The FSP supports the "by design" approach under which the determination of whether an interest is variable requires a thorough understanding of the design of the potential variable interest entity. This Statement does not affect the Company’s consolidated financial statements.

Research and Development, Patents and Licenses

Research and Development

The technology that we use to produce ethanol and biodiesel is well-established. We do not currently engage in any research and development activities and had no R&D expenses in 2006.

Patents and Licenses

We do not currently hold any patents. All of our plants require certain government-issued environmental licenses in order to operate. All of our plants currently hold all of the licenses necessary in order for them to operate.

Trends and Factors that May Affect Future Operating Results

Ethanol Pricing

We sell all of our ethanol production to various customers at prevailing market prices. We produce ethanol during the sugar cane harvest when the supply of ethanol is most plentiful. As of June 30, 2007, we had the ability to store up to 19 million liters of ethanol, and were constructing additional storage tanks with another 10 million liters of capacity. 9 million liters of this capacity, along with the same amount of stored ethanol, was destroyed by a fire resulting from a lightning strike at our Canitar facility, which is not in operation during 2007, on September 28, 2007 (see Subsequent Events). We intend to replace the lost storage capacity by year-end 2008. We expect that some, but not all, of the losses incurred in the fire to be covered by insurance. The net loss resulting from this incident has not yet been determined. The tank hit by the lightning had been adequately protected according to an insurance review done prior to the storm. We intend to build the replacement storage tanks in a more remote location than the area where the previous tanks had been located.

We intend to stockpile our ethanol production during periods of relatively low market prices and to sell during periods of higher prices, such as after the harvest. There is no guarantee that we will be successful at this, however. Liquidity concerns may also force us to sell ethanol during periods of sub-optimal prices. We do not currently engage in any hedging activities related to ethanol, although we may do so in the future.

Sugar Cane Pricing

We are currently both a buyer and seller of sugar cane. We currently grow sugar cane on both owned and leased land in the vicinity of our Canitar plant and on leased land surrounding our Santa Anita plant. Since the Canitar plant is not currently operating, we are selling all of the cane we grow there in the local markets. Once the Canitar plant is operational, we will use this cane, along with purchased cane as the principal feedstock for the Canitar plant. Similarly, we use our grown cane along with purchased cane as the principal feedstock for the Santa Anita facility. As much as possible, we will attempt to secure the bulk of our cane feedstock needs from our own lands or from third parties before the harvest actually begins. We do not currently engage in hedging activities relating to sugar cane prices, although we may do so in the future.

Bio-Diesel Pricing and Feedstock

We began biodiesel production in September 2007. We have signed a contract to sell substantially all of our anticipated 2007 biodiesel production to Petróleo Brasileiro S.A. (“Petrobras”) at a fixed price and we intend to enter into similar agreements during 2008. We have not, however, entered into fixed price contracts to secure all feedstock for our Bahia plant needs during 2007. If feedstock prices increase, we could experience reduced profitability. We are able to use many different types of vegetable and animal fats as feedstock for our biodiesel production and we intend to alter this mix continuously to minimize production costs. There is no guarantee that we will be successful in accomplishing this goal. Also, in order to qualify for reduced tax rates and to comply with the terms of the Petrobras contract, we will be required to secure a certain percentage of our biodiesel feedstock from family-owned farms in Brazil, which we have done. This increases our costs for raw materials. We do not currently engage in hedging activities related to our biodiesel production, although we may do so in the future.

Supply and Demand

The demand for ethanol in Brazil is substantially increasing due to flex vehicles which represent more than 80% of new cars sold in the country. Despite the increasing demand for ethanol , there are number of new projects and expansion programs on current mills that might increase production capacity above the internal demand and growth of demand over the next years. This additional capacity may cause supply to exceed demand.  If additional demand for ethanol is not created, the excess supply may cause ethanol prices to decrease, perhaps substantially.

The demand for biodiesel in Brazil is related to Brazilian Federal mandates to mix a minimum of 2% biodiesel into every liter of diesel fuel sold in Brazil by January 17, 2008. Most diesel vehicles can run on biodiesel without any special modifications.

Expansion

We are planning to expand our ethanol production capacity at our Canitar and Santa Anita plants by up to an aggregate of 170 million liters.  We have negotiated the vast bulk of the engineering, procurement and construction (“EPC”) contracts to start expansion in the production capacity at the Canitar facility during 2007 for scheduled completion in 2008 and are negotiating sufficient financing to cover the costs. We plan to increase Santa Anita’s capacity during late 2008 for the 2009 season.  We have already completed an automation upgrade and capacity increase in our Bahia biodiesel plant which will allow the plant to operate 24 hours per day with very little increase in employee headcount. We intend to increase the biodiesel production capacity again during 2008, subject to demand and the availability of financing. The timing of completion of such expansions and the terms of any consequent financing may have a material affect on our results of operations.  In addition, we may not have sufficient liquidity to complete all of these planned expansions.

In addition we are undertaking several new projects, adding potential biodiesel feedstock crushing capabilities and new agricultural and industrial projects in the Brazilian States of Bahia and Maranhao. At this time, these projects are not committed and are subject to finalization of terms and conditions and financing.

Off-Balance Sheet Arrangements

We have signed a commercial sales contract with Petrobras to sell 9 million liters of biodiesel at a fixed price of R$1.885/liter through 2007.

Liquidity and Capital Resources

Overview and Outlook

The following table sets forth selected information concerning our financial condition as of June 30, 2007 and December 31, 2006:

	June 30, 2007	Dec. 31, 2006
	(In Thousands)
Cash and cash equivalents	$22,062	$32
Working capital	18,379	(453)
Total debt	63,537	2,399
Current ratio	2.4	0.8

During 2006 we had no outside sources of liquidity and we were completely dependent on equity investments by our founders, and on loans from our founders and affiliated companies controlled by our founders, to meet our financial obligations.

In April 2007, we completed a $59.8 million private placement, consisting of $15 million of equity and $44.8 million of convertible notes due April 2012. In June 2007, we completed a $22.3 million private placement consisting of $5.25 million of equity and $17.05 million of convertible notes due April 2012.

We anticipate that we will be dependent on the capital markets to satisfy existing anticipated working capital needs, debt service obligations, capital expenditure and other anticipated cash requirements in the near future.

Sources of Liquidity

In 2006 and of the first quarter of 2007, our principal sources of liquidity were equity investments by our founders and advances made by our founders and affiliated companies controlled by our founders. In the second quarter of 2007, our principal sources of liquidity were funds received in the April and June private placement transactions.

Equity & notes payable . Our founders invested a total of $0.7 million in the Company during 2006. Our founders and affiliated companies controlled by our founders advanced an additional $2.3 million to us during 2006 and $0.4 million during the first quarter of 2007. These advances bear interest at a rate of 9% or 6% annually and are repayable on demand.

In April 2007, we completed a $59.8 million private placement, consisting of $15 million of equity and $44.8 million of convertible notes due April 2012. The convertible notes bear interest at a rate of 12 month Libor plus 3.5% per annum and are convertible into our Ordinary Shares at a price of $5.50 per share. After transaction costs, we realized net proceeds of approximately $55.8 million from this offering.

In June 2007, we completed a $22.3 million private placement, consisting of $5.25 million of equity and $17.05 million of convertible notes due April 2012. The convertible notes bear interest at a rate of 12 month Libor, plus 3.5% per annum and are convertible into our ordinary shares at a price of $5.50 per share. After transaction costs, we realized net proceeds of $21.6 million from this offering.

In connection with the above transaction, in April 2007 our founders agreed to convert $0.4 million of their advances to equity and agreed to certain restrictions on the repayment of the remaining advances.

Uses of Liquidity

Our principal uses of liquidity are acquisitions, capital expenditures and payments related to our outstanding debt.

Acquisitions.  During 2006 we advanced approximately $1.9 million to the owners of the Canitar facility. These funds were used to reduce the existing indebtedness of the facility and to secure the purchase of sugar cane for the 2006 harvest. $0.8 million of the amounts advanced were secured by contracts to purchase ethanol at a 7% discount to the prevailing price. The assets of the Canitar plant were secured as collateral against the remaining amounts due. In April 2007 we completed the Canitar, Santa Anita and Bahia acquisitions for a total purchase price of approximately $48.3 million in cash and notes, $5.1 million in Ordinary Shares of Comanche, $2.2 million in debt forgiveness and the assumption of $8.0 million in debt liabilities.

The total purchase price for Canitar was approximately $15.0 million, inclusive of closing costs. Approximately $12.1 million of this total was allocated to property and equipment, and the remainer was allocated to environmental licenses.

We paid approximately $36.4 million for Santa Anita, inclusive of closing costs. Of this total, approximately $25.4 million was allocated to property and equipment, $2.9 was allocated to environmental licenses and the remainder was allocated to goodwill.

The total purchase price for Bahia was approximately $12.2 million, inclusive of closing costs. Approximately $9.4 million of this total was allocated to property and equipment, $2.5 million was allocated to environmental licenses and the remainder was allocated to goodwill.

Capital expenditures.  We had no capital expenditures during 2006 and had no substantial capital commitments as of December 31, 2006. Approximately $46.8 million of the purchase price of our acquisitions in 2007 was accounted for as capital expenditures in the second quarter of 2007. We incurred additional capital expenditures of approximately $1.5 million in the quarter as well. Exchange rate movements during the quarter increased the value of our property, plant & equipment by approximately $2.5 million. We expect to incur substantial capital expenditures for the remainder of 2007 and 2008 related to the upgrades of the Canitar and Bahia plants and related to planting of feedstock for Canitar, Santa Anita and Bahia. We expect to incur capital expenditures during 2007 in the amount of approximately $24.6 million, if sufficient financing can be obtained in connection with these expansions and plantings. During 2008, again subject to financing, we expect to incur an additional $65.1 million, if all of the expansions are ultimately concluded. We expect to fund these capital expenditures with the remaining proceeds of our April and June 2007 private placements, additional sales of securities and additional borrowings.

Payments related to our outstanding debt. Our founders and affiliated companies controlled by our founders advanced approximately $2.3 million to us in 2006 and an additional $0.4 million in the first quarter of 2007 in the form of notes payable. These notes bear interest at a rate of 9% or 6% annually and are repayable on demand. In 2006 no payments were made against these demand notes. In April 2007 our founders agreed to convert approximately $0.4 million of this amount to equity and agreed to certain restrictions on the repayment of the remaining debt. Approximately $0.5 of affiliate debt was repaid under these agreements in the second quarter of 2007.

In connection with the acquisitions of our ethanol and biodiesel plants as well as the Canitar farmland, we incurred or assumed a total of approximately $71.1 million in debt during the second quarter of 2007. This debt bears interest at rates ranging from 0% - 11% and is repayable on various dates ranging from 2007 - 2008. Approximately $0.5 million of this debt was repaid in the second quarter of 2007.

Environmental Matters

We are subject to extensive federal, state and local environmental laws, regulations and permit conditions (and interpretations thereof), including those relating to the discharge of materials into the air, water and ground, the generation, storage, handling, use, transportation and disposal of hazardous materials, and the health and safety of our employees.  These laws, regulations, and permits require us to incur significant capital and other costs.  They may also require us to make operational changes to limit actual or potential impacts to the environment.  A violation of these laws, regulations or permit conditions can result in substantial fines, natural resource damages, criminal sanctions, permit revocations and/or facility shutdowns.  In addition, environmental laws and regulations (and interpretations thereof) change over time, and any such changes, more vigorous enforcement policies or the discovery of currently unknown conditions may require substantial additional environmental expenditures.

We are also subject to potential liability for the investigation and cleanup of environmental contamination at each of the properties that we own or operate.  We may also be subject to related claims by private parties alleging property damage or personal injury due to exposure to hazardous or other materials at or from such properties.  We have not accrued any amounts for environmental matters as of June 30, 2007.  The ultimate costs of any liabilities that may be identified or the discovery of additional contaminants could adversely impact our results of operation or financial condition.

In addition, the hazards and risks associated with producing and transporting our products (such as fires, natural disasters, explosions, abnormal pressures and spills) may result in spills or releases of hazardous substances, and may result in claims from governmental authorities or third parties relating to actual or alleged personal injury, property damage, or damages to natural resources.  We maintain insurance coverage against some, but not all, potential losses caused by our operations. Our coverage includes, but is not limited to, physical damage to assets, employer’s liability, comprehensive general liability, automobile liability and workers’ compensation.  We do not carry environmental insurance.  We believe that our insurance is adequate for our industry, but losses could occur for uninsurable or uninsured risks or in amounts in excess of existing insurance coverage.  The occurrence of events which result in significant personal injury or damage to our property, natural resources or third parties that is not covered by insurance could have a material adverse impact on our results of operations and financial condition.

Simoes

The following discussion and analysis of the financial condition and results of operations for Destliaria de Álcool Simões Ltda. (“Simões”)  should be read in conjunction with the financial statements and the related notes and other information included elsewhere in this prospectus . This discussion contains forward-looking statements that are based on management’s current expectations, estimates and projections about the business and operations of Simões. Actual results may differ materially from those currently anticipated and expressed in such forward-looking statements and as a result of the factors described under “Risk Factors” and elsewhere in this prospectus . See “Special Note Regarding Forward-looking Statements” and “Risk Factors.” We undertake no obligation to update publicly any forward looking statements for any reason, even if new information becomes available or other events occur in the future.

The financial information related to Simões and disclosed herein is based on financial statements prepared in accordance with Brazilian GAAP provided by the previous owners of Simões, and making such adjustments to convert such statements to US GAAP. These statements have been audited by Simões’ prior auditors, however Comanche did not have access to all of Simões’ books and records prior to the closing and Comanche has made no effort to independently verify the financial information presented herein.

Simões had numerous transactions with its former affiliates that may not have been at arms-length, with the result that Simões’ financial results may have been materially different had these transactions been conducted at arms-length. The Company cannot estimate such differences and makes no representations as to how the financial results of Simões might have differed from the results shown had these transactions been conducted at arms-length.

Company Overview

Simões produced and marketed ethanol in Brazil. In April 2007, Simões was acquired by a subsidiary of Comanche Clean Energy Corporation (“Comanche”) 2007 and subsequently changed its name to Comanche Biocombustives de Santa Anita Ltda (“Santa Anita”). All of Simões’ ethanol production was sold for domestic consumption. Simões/Santa Anita produces ethanol from sugar cane, which it believes to be the most energy and cost efficient feedstock for the production of ethanol in the world. Simões' business plan is to be vertically integrated into the majority of its feedstocks.

Results of Operations

Executive Summary

Simões had a net loss of $2.1 million in 2006 versus a net loss of $2.2 million in 2005. Simões had numerous transactions with its former affiliates that may not have been at arms-length, with the result that Simões’ financial results may have been materially different had these transactions been conducted at arms-length. All of the transactions were sales by Simões to four companies controlled by the same company which controlled Simões. In 2006 and 2005 such aggregate sales were approximately $3,332 and $4,697, respectively.

Year Ended December 31, 2006 Compared with Year Ended December 31, 2005

The following discussion summarizes the significant factors affecting the consolidated operating results of  Simões for years ended December 31, 2006 and 2005.  This discussion should be read in conjunction with the audited consolidated financial statements and notes to the audited consolidated financial statements contained elsewhere in this report.

Revenues were principally derived from the sale of ethanol produced in the Simões Tatui plant.

Simões generated a net loss of $2.1 million, or $0.65 per diluted share, in 2006.  This represents a 2.5% decrease in its net loss versus 2005.

Net revenue for 2006 was $3.3 million, a decrease of $1.9 million, or 36.2%, over 2005 revenue of $5.2 million.  Sales of ethanol to four companies owned by Simões’ controlling shareholders, GPetro Ltda., Petronossa Ltda., Polipetro Distribuidora de Combustiveis and Midas Elastômeros do Brasil amounted to $3.3 million in 2006 and $4.7 million in 2005. As noted earlier, these transactions may not have been at arms length.

Cost of sales meanwhile dropped 40% from $6.2 million in 2005 to $3.7 million in 2006. As a percentage of revenues, cost of sales dropped from 119% of revenues in 2005 to 112% in 2006. This caused the gross loss to drop 60% from $1.0 million in 2005 to $0.4 million in 2006.

Average 2006 market prices for ethanol in Sao Paulo state of $0.41/liter were 41.4% higher than average 2005 prices of $0.29/liter.  In local currency though, 2006 average prices were 21.6% higher than those in 2005.  However, market prices for sugarcane in local currency rose by 41.7% from 2005 to 2006.  The principal factor for this increase in sugarcane prices was a 44.6% increase in the average market price for crystal sugar (61.2% in US dollars).  Many mills are able to produce both sugar and ethanol from sugar cane, and opportunistically switch their production mix based on market prices.  Since Simões only produces ethanol and relied principally on purchases from third party cane producers during the 2006 season, as owned plantations were still being formed, planted and expanded, management decided to operate below capacity during the 2006 season and not pay premium prices for third party sugarcane that could be better afforded by sugar producers. As a result, ethanol production dropped 59.3% from 18.8 million liters in 2005 to 7.6 million liters produced in 2006.  Actual liters of ethanol sold dropped 52.0% from 17.5 million liters in 2005 to 8.4 million liters in 2006.  In addition, the exchange rate between the Real and the Dollar dropped 10.47% from an average of 2.435 in 2005 to an average of 2.180 in 2006. Also as explained previously, Simões had a number of transactions with affiliates that may not have been at arms-length.

Selling, general and administrative expenses (“SG&A”) were $1.7 million in 2006, compared to $0.8 million in 2005.  As a percentage of revenues, SG&A expenses increased from 15.5% of revenues in 2005 to 51.0% in 2006. The increase in SG&A expenses was primarily due to a $0.8 million increase in payroll costs. During 2006 Simões substantially increased management salaries and added additional headcount in anticipation of expanding 2007 production capacity.

Non-operating income increased 126%, from a loss of $0.2 million in 2005 to a gain of $0.1 million in 2006. This was primarily due to a transaction gain of $0.2 million in 2006. As a result, the Simões net loss decreased 2.49% from a $2.2 million loss in 2005 to a $2.1 million loss in 2006.

General

The following general factors should be considered in analyzing Simões' results of operations:

Variability of Gross Profit

The gross profit for Simões has fluctuated and in the future, the gross profit for Simões may continue to fluctuate substantially from period to period.  Gross profit from ethanol sales is mainly affected by changes in selling prices for ethanol, the cost to us of growing sugar cane on leased land, and the cost of purchased sugar cane from third parties.  The rise and fall of ethanol and sugar cane prices affects the levels of costs of goods, gross profit and inventory values, even in the absence of any increases or decreases in business activity.  Selling prices for ethanol are affected principally by the supply of ethanol in the market, the price of oil and gasoline and other market factors.  All of these factors are beyond Simões' control.

Simões’ most volatile manufacturing cost is purchased sugar cane.  See “Risk Factors”. Simões’ business is dependent upon the availability and price of sugar cane.  Significant disruptions in the supply of cane will materially affect Simões’ operating results.  In addition, since Simões generally cannot pass on increases in cane prices to its customers, continued periods of historically high cane prices will also materially adversely affect Simões’ operating results.

Conversion costs per liter are an important metric in determining profitability.  Conversion costs represent the cost of converting the sugar cane into ethanol, and include production salaries, wages and stock compensation costs, fringe benefits, utilities, maintenance, denaturant, insurance, materials and supplies and other miscellaneous production costs.  It does not include depreciation and amortization expense.

Summary of Critical Accounting Policies

We base this discussion and analysis of results of operations, cash flow and financial condition on our consolidated financial statements, which have been prepared in accordance with generally accepted accounting principles in the U.S.

Inventories

Inventories are stated at the lower of cost and net realizable value. Work in progress and finished goods are valued at direct production cost. The cost of production comprises the direct cost of raw materials purchased from third parties, agriculture costs, which comprise the growing costs and the costs of harvesting, transport and other point of purchase costs, the direct manufacturing expenses, an appropriate allocation of material and manufacturing overhead and an appropriate share of the depreciation and write-downs of assets used for production, when applicable. If the purchase or production cost is higher than the net realizable value, inventories are written down to net realizable value. Net realizable value is the estimated selling price in the ordinary course of business, less the estimated costs of completion and selling expenses.

Property, plant and equipment

Property, plant and equipment are stated at purchase price or production cost less accumulated depreciation and impairment losses. Freehold land is carried at purchase cost. Expenses for the repair of property, plant and equipment are usually charged against income when incurred. They are, however, capitalized when they increase the future economic benefits expected to arise from the item of property, plant and equipment. Costs of developing sugar cane orchards are capitalized during the development period and depreciated over the estimated productive lives. Assets under construction represent plant and properties under construction and are stated at cost. This includes cost of construction, plant and equipment and other direct costs. Assets under construction are not depreciated until such time as the relevant assets are available for their intended use. Interest incurred on borrowings directly attributable to the construction of such assets is capitalized as part of the cost of the asset. Depreciation is calculated on a straight line method over the estimated useful life or utility of the assets. Where the carrying amount of an asset is greater than its estimated recoverable amount, it is written down immediately to its recoverable value.

Impairment of assets

Assets are reviewed for impairment whenever events or changes in circumstances indicate that their carrying amount may not be recoverable. Whenever the carrying amount of an asset exceeds its recoverable amount (being the higher of its fair value less cost to sell and its value in use), an impairment loss is recognized in income. The fair value less cost to sell is the amount obtainable from the sale of an asset in an arm’s length transaction while value in use is the present value of estimated future cash flows expected to arise from the continuing use of an asset and from its disposal at the end of its useful life. Recoverable amounts are estimated for individual assets or, if this is not possible, for the cash generating unit to which the assets belong. Reversal of impairment losses recognized in prior years is recorded in income when there is an indication that the impairment losses recognized for the assets no longer exist or have decreased.

Interest bearing borrowings

Interest bearing borrowings are recognized initially at the proceeds received, net of transaction costs incurred. In subsequent periods, borrowings are stated at amortized cost using the effective yield method; any difference between proceeds (net of transaction costs) and the redemption value is recognized in the income statement over the period of the borrowing. When borrowings are repurchased or settled before maturity, any difference between the amount repaid and the carrying amount is recognized immediately in the income statement.

Provisions

Provisions are recognized when there is a present legal or constructive obligation as a result of past events, it is probable that an outflow of resources will be required to settle the obligation and a reliable estimate of the amount can be made. Contingencies for labor, tax, commercial and civil litigations in the ordinary course of our business are recorded when determined that the loss is probable and can be reasonably estimated. The assessment of liability and amount of loss is based on a number of factor, including legal advice and management’s estimate of the likely outcome.

Income Taxes

The Company has not yet generated any profits and, accordingly, no general provision for income taxes is recorded in these financial statements. Income taxes comprise Federal income tax and social contribution.. The Brazilian income tax statutory rates are 25.0% for Federal income tax and 9.0% for Social contribution.

Deferred tax assets and liabilities are recognized under the liability method for temporary differences between the financial accounting and income tax basis of assets and liabilities. Deferred tax assets are reduced by a valuation allowance to an amount that management believes is more likely than not to be realized.

Revenue recognition

The company derives its revenue from sales of ethanol. Revenues are recognized when title to the products is transferred. The company recognizes revenue on products it sells to distributors when, according to the terms of the sales agreements, delivery has occurred, performance is complete, no right of return exists, and pricing is fixed or determinable at the time of sale.

There are several additional conditions for recognition of revenue: that the collection of sales proceeds be reasonably assured based on historical experience and current market conditions, that pricing be fixed or determinable, and that there be no further performance obligations under the sale.

The Company follows Staff Accounting Bulletin (SAB) No. 104, Revenue Recognition, the SEC interpretation of accounting guidelines on revenue recognition.

Recent Accounting Pronouncements

In June 2006, the FASB issued Interpretation No. 48— Accounting for Uncertainty in Income Taxes-An Interpretation of FASB Statement No. 109 (FIN 48). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109, Accounting for Income Taxes. This interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Statement will be effective for the Company beginning January 1, 2007 and is not expected to have a material impact on the Company’s financial statements.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (SFAS 157). SFAS 157 provides a common definition of fair value and establishes a framework to make the measurement of fair value in generally accepted accounting principles more consistent and comparable. SFAS 157 also requires expanded disclosures to provide information about the extent to which fair value is used to measure assets and liabilities, the methods and assumptions used to measure fair value, and the effect of fair value measures on earnings. SFAS 157 is effective for fiscal years beginning after November 15, 2007. The Company is currently analyzing the potential impact, if any, of SFAS 157 on its financial statements.

FASB Statement 155: Fair Value Option for Hybrid Instruments: SFAS No. 155 : In May 2005, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Instruments,” which is an amendment of SFAS No. 133 and 140 and allows financial instruments that have embedded derivatives to be accounted for as a whole (eliminating the need to bifurcate the derivative from its host) if the holder elects to account for the whole instrument on a fair value basis. SFAS No. 155 is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. Companies must apply the standard prospectively. This Statement does not currently affect the Company’s financial statements.

Research and Development, Patents and Licenses

Research and Development

The technology that Simões uses to produce ethanol is well-established. Simões does not currently engage in any research and development activities and had no R&D expenses in 2006.

Patents and Licenses

Simões does not currently hold any patents. All of our plants require certain government-issued environmental licenses in order to operate. Our plant currently holds all of the licenses necessary in order for it to operate.

Trends and Factors that May Affect Future Operating Results

Ethanol Pricing

Simões sells all of its ethanol production to various customers at prevailing market prices. Simões produces ethanol during the sugar cane harvest when the supply of ethanol is most plentiful. Simões currently has the ability to store up to 10 million liters of ethanol and intend to expand this capacity to 15 million liters. Simões intends to stockpile its ethanol production during periods of relatively low market prices and to sell during periods of higher prices. There is no guarantee that Simões will be successful at this, however. Liquidity concerns may also force Simões to sell ethanol during periods of sub-optimal prices. Simões does not currently engage in any hedging activities related to ethanol, although it may do so in the future.

Sugar Cane Pricing

Simões currently grows sugar cane on leased land surrounding its Tatui plant. Simões uses its grown cane along with purchased cane as the principal feedstock for the Tatui facility. As much as possible,  Simões will attempt to secure 100% of its cane feedstock needs before the harvest actually begins. Simões does not currently engage in hedging activities relating to sugar cane prices, although it may do so in the future.

Supply and Demand

The demand for ethanol in Brazil is substantially increasing due to flex fuel vehicles, which represent nearly 80% of new cars sold in the country. Despite the increasing demand, there are a number of new projects and expansion programs that might increase production capacity above the internal demand in the next years. This additional capacity may cause supply to exceed demand.  If additional demand for ethanol is not created, the excess supply may cause ethanol prices to decrease, perhaps substantially.

Expansion

At the end of the 2007 sugar cane harvest, Simões will also evaluate the feasibility of expanding production capacity at its Tatui ethanol plant. The timing of such expansions may have a material affect on Simões' results of operations.  In addition, Simões may not have sufficient liquidity to complete all of these planned expansions.

Off-Balance Sheet Arrangements

Simões had numerous transactions with its former affiliates that may not have been at arms-length. Simões does not know whether any of these transactions might have constituted off-balance sheet arrangements. Simões does not intend to have any non-arms-length transaction with affiliates in the future.

Liquidity and Capital Resources

Overview and Outlook

The following table sets forth selected information concerning the financial condition of Simões as of December 31, 2006 and 2005:

Sources of Liquidity

Simões’ principal sources of liquidity in 2005 and 2006 were from ethanol sales and loans from related parties.

Uses of Liquidity

Simões’ principal uses of resources were for the purchase of sugar cane, operating expenses, capital expenditures and payments related to outstanding debt.

Capital expenditures.  Simões’ capital expenditures totaled $1.0 million in 2006 and $0.5 million in 2005. 2006 capital expenditures included $0.6 million for planting sugar cane on leased land and $0.4 million for machinery and equipment. 2005 capital expenditures included $0.5 million for sugar cane planting costs. At the end of the 2007 production season, Simões will evaluate various alternative to expand production capacity at our Santa Anita plant.

Payments related to our outstanding debt.  During 2006 Simões’ controlling shareholders substantially restructured the Company’s transactions and indebtedness with affiliates by causing the obligee of the debt to assign the receivable to another company controlled by the controlling shareholders after which all of such outstanding debt was converted to equity in Simões. As a result, related party payables were reduced by approximately $9.3 million during the year.

Environmental Matters

We (Comanche/Santa Anita) are subject to extensive federal, state and local environmental laws, regulations and permit conditions (and interpretations thereof), including those relating to the discharge of materials into the air, water and ground, the generation, storage, handling, use, transportation and disposal of hazardous materials, and the health and safety of our employees.  These laws, regulations, and permits require us to incur significant capital and other costs.  They may also require us to make operational changes to limit actual or potential impacts to the environment.  A violation of these laws, regulations or permit conditions can result in substantial fines, natural resource damages, criminal sanctions, permit revocations and/or facility shutdowns.  In addition, environmental laws and regulations (and interpretations thereof) change over time, and any such changes, more vigorous enforcement policies or the discovery of currently unknown conditions may require substantial additional environmental expenditures.

Simões is also subject to potential liability for the investigation and cleanup of environmental contamination at each of the properties that it owns or operates.  Simões may also be subject to related claims by private parties alleging property damage or personal injury due to exposure to hazardous or other materials at or from such properties.  Simões has not accrued any amounts for environmental matters as of December 31, 2006.  The ultimate costs of any liabilities that may be identified or the discovery of additional contaminants could adversely impact  Simões’ results of operation or financial condition.

In addition, the hazards and risks associated with producing and transporting our products (such as fires, natural disasters, explosions, abnormal pressures and spills) may result in spills or releases of hazardous substances, and may result in claims from governmental authorities or third parties relating to actual or alleged personal injury, property damage, or damages to natural resources.  Simões maintains insurance coverage against some, but not all, potential losses caused by its operations. Its coverage includes, but is not limited to, physical damage to assets, employer’s liability, comprehensive general liability, automobile liability and workers’ compensation.  Simões does not carry environmental insurance.  Simões believes that its insurance is adequate for its industry, but losses could occur for uninsurable or uninsured risks or in amounts in excess of existing insurance coverage.  The occurrence of events which result in significant personal injury or damage to our property, natural resources or third parties that is not covered by insurance could have a material adverse impact on Simões' results of operations and financial condition.

Subsequent Event

Simões was acquired by a subsidiary of Comanche Clean Energy Corporation in April 2007.

UNAUDITED PRO FORMA
CONSOLIDATED FINANCIAL STATEMENTS

Comanche Clean Energy Corporation
(a Cayman Islands Exempted Company)

BASIS OF PREPARATION

In April 2007, the Company, through its subsidiaries, acquired (i) all of the equity interests of Distileria de Álcool Simões Ltda. (“Simões”), (ii) all of the equity interests of IBR Inoquimica do Brasil Ltda. (“Bahia”), (iii) certain assets of Ouro Verde Acucar e Alcool Ltda. (“Canitar”), and (iv) certain farmland in Ourinhos, São Paulo, Brazil. The financial information related to Simões and disclosed herein is based on financial statements prepared in accordance with Brazilian GAAP provided by the previous owners of Simões, and making such adjustments as considered necessary to convert such statements to US GAAP. These statements have been audited by Simões’s prior auditors, however the Company did not have access to all of Simões’s books and records prior to the closing and has not made any effort to independently verify the financial information for Simões presented herein.

Simões had numerous transactions with its former affiliates that may not have been at arms-length, with the result that Simões’ financial results may have been materially different had these transactions been conducted at arms-length. The Company cannot estimate such differences and makes no representations as to how the financial results of Simões might have differed from the results shown had these transactions been conducted at arms-length. However, the Company has independently verified the capacity of the Simões plant and the leases of land and the availability of sugar cane in the area and future financial statements will reflect the results of actual operations without such transactions.

The Ourinhos farmland does not currently constitute a stand-alone business, and therefore, no historical statements have been provided and the acquired assets of Canitar are immaterial so as not to require separate financial statements under US GAAP.

Bahia has a historic business unrelated to agricultural clean fuels, and began construction of the biodiesel plant in 2006. Construction of the basic biodiesel plant was completed recently, but automation work is still in progress and is expected to be completed by July 2007. Hence, the plant has not yet begun operations. Since all of Bahia’s assets that are unrelated to biodiesel were spun off to the former shareholders before the acquisition by the Company, separate “carve-out” financial statements have been prepared by Bahia’s accountants and pursuant to construction accounting principles, all of the costs related to the biodiesel plant construction were capitalized and the “carve-out” financial statements do not show any revenues or expenses.

The Company derived the Pro Forma financial data below as of December 31, 2006 from the audited financial statements of Comanche Corporation consolidated after incorporating pro-forma adjustments with the estimated US GAAP financial statements of Simões.

All of the summary data presented below should be read in conjunction with the Financial Statements included elsewhere in this prospectus.

 SUMMARY FINANCIAL DATA

Estimated Unaudited Pro Forma Combined Balance Sheet (including Santa Anita)
As of December 31, 2006
(in thousands of dollars)

Consolidated Unaudited Pro Forma Comanche Balance Sheet
Pro Forma for the April 2007 Private Placement Financing as of December 31, 2006
($000's)

		Acquired Companies							Estimated
						Estimated	Estimated		Pro Forma
	Comanche		Santa		Pre-	Transaction	Financing		Balance
	Existing	Bahia	Anita	Canitar	Transaction	Adjustments	Adjustments	Notes	Sheet
			Unaudited
	Audited	Estimated	Estimated	Estimated
Assets
Cash	$32	$(9,328)	$(31,280)	$(5,966)	$(46,542)	$(3,832)	$59,753	A	$9,379
Loans Receivable	1,852	0	0	(1,852)	0	0	0		0
Inventories	0	37	0	0	37	0	0		37
Prepaid Expenses	79	0	0	0	79	(62)	0		17
Total Current Assets	1,963	(9,291)	(31,280)	(7,818)	(46,426)	(3,894)	59,753		9,433

Land	0	140	256	6,903	7,299	0	0		7,299
Planted Cane	0	0	1,117	0	1,117	0	0		1,117
Property, Plant & Equipment	0	8,768	22,796	4,533	36,097	0	0		36,097
Transaction Financing Costs	0	0	0	0	0	2,916	0		2,916
Licenses	0	2,338	2,806	2,806	7,950	0	0		7,950
Goodwill	0	397	7,318	0	7,715	0	0	B	7,715
Total Assets	$1,963	$2,352	$3,013	$6,424	$13,752	$(978)	$59,753		$72,527

Liabilities & Equity
Accounts Payable & Accrued Liabilities	17	313	0	234	564	0	0		564
Short-Term Debt	0	0	0	1,546	1,546	0	0		1,546
Total Current Liabilities	17	313	0	1,780	2,110	0	0		2,110

Due to Affiliates	2,399	0	0	0	2,399	0	0		2,399
Long-Term Lease Obligations	0	0	303	0	303	0	0		303
Long-Term Debt	0	982	0	3,849	4,831	0	39,053		43,884
Total Liabilities	2,416	1,295	303	5,629	9,643	0	39,053		48,696

Equity	(453)	1,057	2,710	795	4,109	(978)	20,700		23,831
Total Liabilities & Equity	$1,963	$2,352	$3,013	$6,424	$13,752	$(978)	$59,753		$72,527

NOTES:
1.	Based on year-end exchange rate of 2.1385 R$ to the US$. The transactions were actually completed at an exchange rate of 2.0212 R$ to the US$.
2.	Assumes Santa Anita's prior owners would have sold their inventory and withdrawn available cash prior to the transaction closing.
3.	The Consolidated Pro Forma results presented herein are for illustrative purposes only.

A.	Assumes transaction costs of $3,894 will be paid from Transaction Proceeds.
B.	Goodwill arising from the shares allocated to consultants who later became members of Management is allocated to Salvador and Santa Anita based on their respective purchase prices.

SUMMARY FINANCIAL DATA

Estimated Unaudited Pro Forma Combined Income Statement (including Santa Anita)
For the One-Year Period ending December 31, 2006
(in thousands of dollars, except per share data)

		Santa	Pro Forma
	Comanche	Anita	Adjustments	Notes	Combined
Net Sales	$-	$3,288	$-		$3,288

Cost of Sales	0	(3,689)	0		(3,689)
Gross Profit	0	(401)	0		(401)

Payroll	461	1,428	0		1,889
Professional & Consulting Fees	455	65	0		520
Utilities	0	105	0		105
Travel	93	0	0		93
Other G&A	87	87	0		174
Other Operating Exp	0	90	0		90
Operating Expenses	1,096	1,775	0		2,871
Operating Income	(1,096)	(2,176)	0		(3,272)

Interest Expense, Net	(76)	(186)	(4,121)	H, I	(4,383)
Transaction Gain or Loss	-	239	0		239
Other Non-Opeating	-	7	0		7
Non-Operating Income/(Expense)	(76)	60	(4,121)		(4,137)

Net Loss	$(1,172)	$(2,116)	$(4,121)		$(7,409)

Per share net income:
Basic	$(586,000)				$(1.24)
Diluted	$(586,000)			J	$(0.53)

Average shares outstanding:
Basic	2			K	5,967,226
Diluted	2			K	14,104,052

SUMMARY FINANCIAL DATA

Notes to Unaudited Pro Forma Combined Financial Statements (including Santa Anita)
For the One Year Period Ending December 31, 2006
($000’s)

(1) The selected pro forma financial information represents the consolidated financial results of the Company and Santa Anita Pro Forma as of December 31, 2006. As discussed above, the balance sheets of Salvador, Canitar and the Ourinhos farmland are not included either because they have no operations or because operating results are clearly immaterial.

(2) The Company’s estimate of adjusted EBITDA contained in this statement is not a pro forma statement of income prepared in accordance with published guidelines of the Securities and Exchange Commission, the American Institute of Certified Public Accountants, or any other regulatory or professional agency or body or generally accepted accounting principles. The Company’s estimate is not intended to be a prediction of any future results or operations because actual performance will be based upon actual operating results of the Company. Such actual results will likely differ from the assumptions the Company made in making its estimate. The Company’s independent public accountants have not examined, reviewed or compiled this estimate and consequently assume no responsibility for, and disclaim any association with, this estimate. See “Forward-Looking Statements.”

(3) Santa Anita’s financial results are based on the financial statements provided by Santa Anita’s former owners and management, and audited by Santa Anita’s former auditors. The Company makes no representations as to the accuracy of these statements

(4) The Santa Anita financial results reflect a number of transactions with affiliates that may not have been conducted on an arms-length basis. The consolidated pro forma results presented herein might have differed significantly had these transactions been conducted on an arms-length basis. The Company makes no representations as to how the consolidated financial statements might have differed had these transactions been conducted on an arms-length basis.

(5) The Consolidated Pro Forma financial results presented herein are for illustrative purposes only.

(A) Assumes completion of the first private placement transaction, consisting of $15,000 of equity and $44,753 of convertible debt, less estimated transaction costs of $3,827.

(B) Assumes cash payment of $29,157 for Santa Anita plus the assumption of $303 of long-term debt.

(C) Assumes that all of Santa Anita’s liquid assets (cash, certificates of deposit, certain prepaid expenses, etc.) would be removed from the Company prior to acquisition. Also assumes that all Santa Anita liabilities except for the aforementioned $303 of long-term debt would be liquidated prior to the acquisition.

(D) Assumes $62 of Comanche prepaid expenses relating to the private placement are reclassified.

(E) Assumes that the basis of Santa Anita’s Property, Plant & Equipment is stepped up to an appraised value of $13,310.

(F) Goodwill includes Comanche stock with a value of $3,012 issued to certain consultants who later became members of senior management, for their assistance with the acquisition.

(G) Assumes that the Santa Anita Accumulated Deficit and Cumulative Translation Adjustment balances are eliminated.

(H) Assumes that all Santa Anita debt would have been paid off. Assumes that Comanche convertible debt carries a nominal interest rate of 12 month LIBOR plus 3.5%, a 12 month LIBOR Rate of 4.8226%, and 5 year amortization of transaction financing costs.

(I) A 1/8% change in the 12 month LIBOR rate would have increased or decreased interest expense on the convertible notes by approximately $56.

(J) Reconciliation of pro forma Basic EPS to Diluted EPS:
Pro Forma Basic EPS	($1.24)
Conversion of convertible debt into equity	0.71
Pro Forma Diluted EPS	($0.53)

(K) Reconciliation of weighted average basic and diluted shares outstanding to pro forma basic and diluted shares outstanding:

Comanche basic and diluted shares outstanding	2
Effect of share exchange of Comanche Corp into
Comanche Clean Energy Corp.	2,290,816
Additional shares purchased by founders	74,008
Shares purchased by first round investors	3,000,000
Shares issued to consultants for their assistance
With the Santa Anita acquisition	602,400
Basic shares outstanding	5,967,226

Exercise of convertible debt	8,136,826
Diluted shares outstanding	14,104,052

EXECUTIVE OFFICERS AND DIRECTORS

We are led by senior management with over 20 years of experience in the sugar and ethanol industries and ten years investing in businesses in South America. Each of our mills' managers has at least ten years of experience in the sugar and ethanol industries. Unlike our domestic competitors, comprised mostly of family-owned-and-managed businesses, our strong management team has developed extensive technical know-how in sugar cane cultivation through professional experiences and resources.

We have a board and management team with experience in the industrial operations of producing bio-fuels, the agriculture of bio-fuels, and substantial transactional experience in Brazil, finance, marketing, regulatory, legal and accounting.

Our officers and directors as of October 12, 2007 are as follows:

Name and address	Position	Functional Area

Thomas Cauchois 18 Brookside Park Greenwich, CT 06831	Chairman	Strategy, Investor Relations, Financial

Alicia Návar Noyola 203 Belgrave Ave. San Francisco, CA 94117	Vice Chairman and Secretary	Strategy, Legal, Regulatory

Alexandre Tadeu Kume Rua Dr. Armando Franco Soares Caiuby, 301 - Apto. 05 Cep: 05707-000 Sao Paulo, Brazil	Vice President and General Manager-CEO Brazil, Director	Operations

Jose Ricardo Kume Rua Itapaiuna, 188 - Apto. 124 Cep: 05707-001 Sao Paulo, Brazil	Vice President-Operations-Brazil and General Manager Biodiesel	Operations

João Pesciotto de Carvalho Rua Bento de Faria 357, 3 andar Cep: 04151-020 Sao Paulo	Vice President Finance and Development, Director	Finance

Delmo Sergio Vilhena AV. Angelica, 1509 - Apto. 02 Cep: 01227-100 - Higienopolis São Paulo, Brazil	Director	Director

Elaine Leme Cardoso 320 - Apto 82 CEP: 05763-470 São Paulo, Brazil	Vice President-Administration-Brazil	Administration

Peter Laudano 81 Old Stagecoach Rd. Redding, CT 06896	Vice President Investor Relations and Accounting	Investor Relations and Accounting

Thomas Cauchois, Chairman, 54.   Mr. Cauchois is a founder of FondElec Capital Investors (“FondElecCI”) and has spent 12 years investing in global emerging markets and twenty-two years in the global advisory and finance areas. FondElecCI is an emerging markets private equity investment firm. Affiliates of FondElecCI were early participants in investing in privatizations from Russia to Latin America and successfully exiting, and managing about $150 million in direct investment capital from a wide variety of institutions, corporations and governmental entities. Mr. Cauchois was on the Board of Cia Força e Luz Cataguazes-Leopoldina in Brazil, and is on the Boards of Chispa Dos Inc. in El Salvador, and NexTep in France. Prior to founding affiliates of FondElecCI, Mr. Cauchois was a Managing Director at Drexel Burnham Lambert. Mr. Cauchois has an S.M. from the Sloan School of Management at the Massachusetts Institute of Technology and an A.B. from the University of California at Berkeley.

Alicia Návar Noyola, Vice Chairman and Secretary, 57.   Mrs. Noyola's career has been centered on complex asset finance, including the energy and infrastructure sectors, working both in the U.S. and throughout Latin America. Prior to founding FondElecCI and having a management role with its affiliates, she was Vice President for Latin America Development for Calpine Corporation, an affiliate of Electrowatt Ltd., a Swiss multi-national, and earlier was a partner in the law firms of Thelen, Marrin, Johnson & Bridges and Lillick and Charles. Mrs. Noyola received her J.D. from Hastings College of the University of California, and a B.A. degree in architecture from the University of California, Berkeley.

Alexandre Tadeu Nunes Kume, Vice President and General Manager-CEO Brazil and Director , 43.   Mr. Kume comes from a family that has been an active player in the Brazilian fuel market since early 1960’s, and he was instrumental in the development of the family’s businesses since 1984, when he became partner and director of Novoeste Com. Petroleo Ltda. The family business was for twelve years the second largest fuel retailer under the Ipiranga chain in Brazil, and currently the family has its own fuel distribution company (Novoeste), in addition to interests in fuel transportation. Mr. Kume is a board member of all the businesses of the family, and was responsible for managing Ouro Verde since the family’s investment in Ouro Verde in 2002. Mr. Kume has a degree in Economics from Unimar - Universidade de Marilia. Mr. Tadeu Kume is the brother of Mr. Ricardo Kume.

Jose Ricardo Nunes Kume, Vice President Operations-Brazil and General Manager-Bio-Diesel , 41. Mr. Kume comes from a family that has been active in the fuel distribution market since the 60’s and most recently was the CEO of a fuel distributor. Mr. Kume has an accounting background at PW Coopers. Mr. Kume is a graduate of FEA-USP with an MBA from IBMEC. Mr. Ricardo Kume is the brother of Mr. Tadeu Kume.

João Eduardo Pesciotto de Carvalho, Vice President Finance and Development and Director, 28.   Mr. Pesciotto grew up in the major sugar cane producing area of São Paulo state and has experience in this industry as well as seven years of experience in mergers and acquisitions, strategic consulting and operational management, Mr. Pesciotto started his financial career in the Investment Banking area of Banco Brascan, working in M&A and Capital Market transactions, and worked as a senior analyst for the Corporate Finance area of BNP Paribas. He then founded an independent financial advisory boutique, and developed several successful projects in the M&A, strategic consulting, and project development (business planning, implementation and initial management). He is a Production Engineer graduate from the Escola Politécnica of the Universidade de São Paulo - Poli/USP.

Peter Laudano, Vice President, Investor Relations and Accounting, 50. Mr. Laudano’s entire career has been focused on financial planning and analysis and accounting for complex international businesses. For the past 6 years, Mr. Laudano has been the CFO of FondElecCI. Mr. Laudano's prior experience includes 4 years at Cendant Corporation, a $20 billion provider of consumer and business services. At Cendant, Mr. Laudano oversaw Financial Planning & Analysis for the $2 Billion Direct Marketing Segment, divested several businesses and assisted with the cleanup of $500 Million of accounting irregularities. Prior to Cendant, Mr. Laudano spent 9 years in various senior level financial positions at NextWave Telecom (a start-up wireless carrier), eunetcom (a joint venture of France Telecom & Deutsche Telekom) and DunsNet (a worldwide communications network for Dun & Bradstreet that Mr. Laudano helped sell to eunetcom). Earlier in his career, Mr. Laudano held various financial positions at Data Switch Corp. and at D&B Computing Services Inc. Mr. Laudano holds an MBA from the University of Michigan and a BA from Tufts University.

Elaine Leme Cardoso, 42, Vice President Administration-Brazil. Ms. Cardoso has been an officer of the Company since May 2007. Since 2001, she has been the Manager of Administration for Octet Brazil Ltda., which is an affiliate of Mr. Cauchois and Mrs. Noyola. She was formerly with World Access Communications as a director of international. Prior to this she had similar positions in administration at Purina Nutrimentos and Philips do Brasil. Delmo Sergio Vilhena, Member of the Board of Directors ,   53, Mr. Vilhena is a Brazilian national with a degree in business administration. He is an entrepreneur with thirty years of experience in the fuel, passenger transportation and trucking sectors. He has been involved in the last fifteen years in the supply of chemical and oil derivative products to large industrial consumers.

The Messrs. Kume are brothers; otherwise, there is no family relationship between any directors or executive officers listed above. We note that Mr. Ricardo Kume, by reason of his capacity as the legal representative of a fuel distribution company, is named as defendant in a criminal proceeding alleging adulteration along the distribution chain. We believe that Mr. Kume has excellent factual defenses in the matter and that in any case, the allegations made are not material to his ability to serve in the capacities indicated above.

Board Committees

Our Board of Directors will form certain Committees including Compensation, Audit and Nominating and Governance Committees. If we proceed with a listing of our Ordinary Shares on Nasdaq, each member of the Compensation, Audit, Nominating and Governance Committees will be determined by the Board of the Directors to be “independent” within the meaning of Nasdaq Rule 4200(a)(15) and, in addition, each member of the Audit Committee will be “independent” and possess adequate financial skills within the meaning of applicable rules and regulations of the Securities and Exchange Commission regarding the independence of audit committee members.

Compensation Committee.  The Compensation Committee will be charged with recommending to the Board of Directors the compensation for our executives and administering our flexible stock incentive plan and benefit plans.

Audit Committee.    The Audit Committee will be charged with, among other things, the appointment of independent auditors of the Company, as well as discussing and reviewing with the independent auditors the scope of the annual audit and results thereof, pre-approving the engagement of the independent auditors for all audit-related services and permissible non-audit related services, and reviewing and approving all related-party transactions. The Audit Committee will also review documents we file with the SEC.

Nominating and Governance Committee.  The Nominating and Governance Committee will be charged with assisting the Board of Directors in its selection of individuals as nominees for election to the Board of Directors at annual meetings of our Shareholders and to fill any vacancies or newly created directorships on our Board of Directors.

EXECUTIVE COMPENSATION

Greenwich Administrative Services, LLC (“GAS”), an affiliate of Thomas Cauchois and Alicia Noyola, who are each directors of and are respectively, our Chairman and Vice Chairman, performs certain financial, bookkeeping, compliance and assistance with auditing for us at its cost plus 7.5%. In the performance of its services to us in 2006 GAS utilized the services of Thomas Cauchois, Alicia Noyola and Peter Laudano, together with administrative staff. Mr. Laudano is our Vice President Investor Relations and Accounting. During 2006, GAS allocated and accrued for Mr. Cauchois, Ms. Noyola and Mr. Laudano, an aggregate of $444,683 in compensation for services rendered by such persons to us. In 2006 we did not pay any compensation directly to such persons. During 2006 we also paid a consulting fee to Joao Pesciotto in the amount of $27,000. The aggregate amount of compensation we expect to pay to our directors and executive officers in 2007 is approximately $1.230 million.

We have entered into employment contracts (“Employment Agreements”) with certain key members of our management team, including Thomas Cauchois, Alicia Noyola, Tadeu Kume, Ricardo Kume and Joao Pesciotto. The Employment Agreements for Mr. Cauchois and Ms. Noyola are in the form of written contracts. The Employment Agreements for Messrs. Kume, Kume and Pesciotto are in the form of addenda to the by-laws of Comanche Participaçoes do Brasil Ltda. in accordance with Brazilian practice on generally similar terms and conditions, adjusting for the requirements of Brazilian law. The terms of the Employment Agreements call for a base salary and an annual bonus based upon our achievement of certain operating performance goals including profitability, volume of production, and capacity additions in the form of a Management Incentive Plan. The basic terms of each Employment Agreement are for five years, but shall be renewable automatically for one-year periods after expiration of the initial five year term, up to a maximum of five years in total, unless either party gives notice of non-renewal to the other at least sixty 60 days prior to the beginning of the applicable one-year period. Under the terms of the Employment Agreements, such covered parties are entitled to severance if terminated without cause or resignation for good reason in the form of base salary continuation for a certain number of months yet to be defined or until the end of the term of such agreements or extensions, whichever is shorter. Under the terms of such severance, we shall also pay premiums for COBRA continuation coverage under our group health plan for 18 months, for our American employees. Upon expiration of the 18 month period, we shall pay the officers a lump sum equal to the cost of six additional months of individual coverage under a substantially similar health plan. The total amount for the lump sum shall not exceed $25,000. In the event termination is in connection with a change in control, then the 24 months of base salary continuation shall be made in lump sum and outplacement services shall be provided to the officers in an amount not to exceed $10,500. In addition, we shall be obligated to maintain the officer’s perquisites and benefits for a period of two years. A termination shall be deemed to be in connection with a change in control if it occurs on the date of the change in control or within the two years following the change in control.

Each Employment Agreement contains non-competition and non-solicitation provisions. The non-competition and non-solicitation provisions prohibit the officer from directly or indirectly competing with us or soliciting our employers or customers during the employment term and generally for one year thereafter.

Pursuant to the terms of a Management Incentive Plan, to be adopted by our Compensation Committee, identified officers will receive an annual performance-based bonus for each fiscal year within the employment period set forth in their Employment Agreements. The bonus will be tied in part to achievement of annual targets (the “Bonus Targets”) set by the Compensation Committee. Under the plan, the Bonus Target will be keyed off of annual EBITDA (60% weighting), yearly production goals (20% weighting) and capacity addition implementation for the year (20% weighting). The minimum bonus requires achievement of 80% of the applicable fiscal year’s Bonus Target. Bonuses will range from 60% of base salary to 150% of base salary, for achievement of 80% to 120% or better of the applicable fiscal year’s Bonus Target. EBITDA shall be calculated  without regard to extraordinary or other nonrecurring or unusual items or changes in accounting. In the event of the officer’s termination with good reason, disability or termination by the Company without cause, or retirement on or after attaining age 65, the officer will be entitled to a pro-rata annual bonus equal to the full amount payable under the annual bonus for the applicable fiscal year, as determined by the Compensation Committee as of the end of such fiscal year, multiplied by a fraction the numerator of which is equal to the number of full months worked during the year and the denominator of which is 12.   In the event the officer is terminated for cause, or resigns without good reason or dies, he or she will forfeit his or her annual bonus for that year.

Pursuant to the terms of an Equity Incentive Plan which is designed to be a flexible stock incentive plan to be adopted by our Compensation Committee, each executive officer or employee may receive grants of incentive stock options with respect to Ordinary Shares of the Company, stock appreciation rights ("SARS"), restricted stock units, non-qualified stock options and other forms of equity or synthetic equity. Options shall have an exercise price equal to the fair market value of the Company’s Ordinary Shares on the grant date, a term of 5 years and shall vest 33.4% on the one year anniversary of the grant date and 33.3% each on the second and third anniversaries of the grant date. In the event of the officer’s death, disability, retirement, termination for good reason, termination without cause or a change in control, all unvested options shall be immediately vested. All unvested options shall be forfeited in full upon the officer’s termination for cause or termination other than for good reason. SARS entitle recipients to share in the appreciation, if any, of the Company's Ordinary Shares above the initial value set forth in the governing stock appreciation rights agreement. The SARS shall vest 33.4% on the one year anniversary of the grant date and 33.3% each on the second and third anniversaries of the grant date. Grants of stock appreciation rights are measured by the growth in the value of the Ordinary Shares of underlying the incentive stock options (with a tax “gross-up” for applicable taxes due upon exercise of the incentive stock options and the SARs).

We intend to use the Management Incentive Plan and the Equity Incentive Plan to assist us in recruiting and retaining key employees, directors and consultants. These plans may permit us to grant cash-based performance awards and equity-based compensation (representing up to 10% of our outstanding Shares at any given time) to our key employees, directors and consultants pursuant to bonus awards, stock option awards, restricted stock grants, stock appreciation rights and/or other stock-based awards. Such equity compensation may be subject to certain vesting terms.

All officers and other employees shall be eligible to participate in our various pension and welfare benefit plans in accordance with their terms. Such benefits will include a 401(k) plan, group term life insurance, a medical, dental, prescription drug, long-term disability, short-term disability, accidental death and dismemberment and travel accident insurance.

Compensation of Directors

Each member of our Board of Directors who is not an employee of the Company (a “non-employee director”) will receive a $750 fee for each meeting of the Board of Directors such director attends, including compensation for each Board committee meeting attended either in person or telephonically. Non-employee directors may also receive additional compensation for special efforts undertaken by such non-employee director and such additional compensation may not be equal among the individual non-employee directors. Board members will be reimbursed for reasonable travel expenses associated with attending any meetings of the Board of Directors or committees of the Board of Directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of June 18, 2007 regarding the beneficial ownership of our Ordinary Shares by: (i) each person or entity known to us to be the beneficial owner of more than 5% of our Ordinary Shares; (ii) each of our named executive officers; (iii) each member of our board of directors; and (iv) all members of our board of directors and executive officers as a group. The number and percentage of our Ordinary Shares beneficially owned by each person is based on 7,424,535 of our Ordinary Shares outstanding as of June 18, 2007 and the Ordinary Shares owned by such person determined in accordance with Rule 13d-3 of the Exchange Act. The information contained in the table below is not necessarily indicative of beneficial ownership for any other purpose.

Except as otherwise noted below, each of the following individual’s address of record is c/o the Company at Rua do Rocio 84, 11 andar, Sao Paulo CEP 04552-000, Brazil.

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares issuable upon the exercise of stock options or warrants or the conversion of other securities held by that person that are exercisable or convertible within 60 days are deemed to be issued and outstanding. These shares, however, are not deemed outstanding for the purposes of computing percentage ownership of each other shareholder.

Name and Address of Shareholder	Number of Shares		Percentage of Shares Beneficially Owned (1)

Thomas Cauchois	1,182,413		15.9%

Alicia Noyola	1,182,413		15.9%

Alexandre Tadeu Kume	0		0

Jose Ricardo Kume	0		0

João Pesciotto de Carvalho	0		0

Delmo Vilhena	0		0

Castanhera Acquisition Company, LLC 2711 Centerville Road, Suite 400 Wilmington, Delaware 19808	844,660		11.4%

Utilico Emerging Markets Limited Exchange House, 8th Fl. Primrose St. London, EC2A 2NY- United Kingdom	2,805,760	(2)	29.0%

Whitebox Hedged High Yield Partners, L.P. 3033 Excelsior Blvd., #300 Minneapolis, MN 55416	3,680,802	(3)	35.2	%(4)

Sandelman Partners Multi-Strategy Master Fund, Ltd. 500 Park Ave., 3rd Fl. New York, NY 10022	2,765,573	(5)	28.6	%(4)

MHR Capital Partners Master Account LP 40 W. 57th St., 24th Fl. New York, NY 10019	1,886,695	(6)	21.1%

Deutsche Bank AG, London 1 Great Winchester St. London EC2N 2DB United Kingdom	2,736,363	(7)	28.0	%(4)

Armstrong Equity Partners L.P. 2100 McKinney, #1700 Dallas, TX 75201	690,455	(8)	8.6%

Goldman Sachs & Company One New York Plaza, 85 Broad St., 47th Fl. New York, NY 10004	1,681,537	(9)	19.1	%(4)

Deephaven Distressed Opportunities Trading Ltd. 130 Cheshire Ln., #102 Minnetonka, MN 55305	582,750	(10)	7.4%

Deephaven Event Trading Ltd. 130 Cheshire Ln., #102 Minnetonka, MN 55305	1,631,540	(11)	18.6	%(4)

Wolverine Convertible Arbitrage Fund Trading Ltd 175 W. Jackson Blvd., #200 Chicago, IL 60604	649,090	(12)	8.6%

Rodman & Renshaw, LLC 1270 Avenue of the Americas New York, New York 10020 All Officers and Directors as a Group	946,630	(13)	11.3	%(4)

MHR Institutional Partners III LP 40 W. 57th St., 24th Fl. New York, NY 10019	2,784,091	(14)	28.68	%(4)

(1) Based on 7,424,535 Ordinary Shares outstanding as of June 18, 2007.

(2) Includes 1,322,364 shares issuable upon conversion of a convertible note of the Company and 937,995 shares issuable upon exercise of warrants.

(3) Includes 1,822,284 shares issuable upon conversion of convertible notes of the Company and 1,213,029 shares issuable upon exercise of warrants.

(4) The convertible note and warrants held by the shareholder provide that no conversion or exercise may be effected to the extent it would result in such shareholder holding in excess of 9.99% of our outstanding capital stock. The number in the above table under the heading “Number of Shares” and the percentage set forth in the above table under the heading “Percentage of Shares Beneficially Owned” do not reflect such limitations. The inclusion of any amount in the above table is not an admission by any person that the shareholder beneficially owns shares in excess of the maximum amount which would be beneficially owned by such person under such limitations.

(5) Includes 1,318,909 shares issuable upon conversion of convertible notes of the Company and 921,463 shares issuable upon exercise of warrants.

(6) Includes 889,164 shares issuable upon conversion of a convertible note of the Company and 630,751 shares issuable upon exercise of warrants.

(7) Includes 1,454,545 shares issuable upon conversion of a convertible note of the Company and 881,818 shares issuable upon exercise of warrants.

(8) Includes 418,182 shares issubale upon conversion of convertible notes of the Company and 212,272 shares issuable upon exercise of warrants.

(9) Includes 797,455 shares issuable upon conversion of convertible notes of the Company and 561,081 shares issuable upon exercise of warrants.

(10) Includes 293,600 shares issuable upon conversion of convertible notes of the Company and 191,030 shares issuable upon exercise of warrants.

(11) Includes 822,036 shares issuable upon conversion of convertible notes of the Company and 534,824 shares issuable upon exercise of warrants.

(12) Includes 463,636 shares issuable upon conversion of a convertible note of the Company and 185,455 shares issuable upon exercise of warrants.

(13) Includes 946,630 shares issuable upon exercise of warrants.

(14) Includes 1,363,636 shares issuable upon conversion of a convertible note of the Company and 920,455 shares issuable upon exercise of warrants.

None of our shareholders have different voting rights from other shareholders.

To our knowledge, as of October 30, 2007 a total of 4,819,826 or 75.6% of our outstanding Ordinary Shares are beneficially owned by United States residents, and there were 17 record holders of our Ordinary Shares resident in the United States.

We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our company.

Terms of our lockup agreements

Each of Thomas Cauchois (our Chairman); Alicia Noyola (our Vice Chairman and Secretary); Castanhera Acquisition Company, LLC; Netoil Intermediacao de Negocios Ltda.; and Ouro Verde Participacoes S.A, has agreed not to sell the shares such person has acquired until after the earlier of the first anniversary of the effective date of the registration statements of which this prospectus comprises a part or April 3, 2010, except in compliance with a lockup agreement. The lockup agreement provides that the prohibition on each shareholder’s right to sell such shareholder’s shares lapses as follows:

°	as as to all of the shareholder’s shares in the event of a change of control of our Company; and

°	as as to all of the shareholder’s shares upon the shareholder’s death or incapacity.

In addition, each such person is permitted to transfer shares to family members, trusts for the benefit of family members, and companies such person controls.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

GAS, an affiliate of Thomas Cauchois and Alicia Noyola, who are each directors of and are respectively, our Chairman and Vice Chairman, performs certain financial, bookkeeping, compliance and assistance with auditing for us at its cost plus 7.5%. In the performance of its services to us in 2006 GAS utilized the services of Thomas Cauchois, Alicia Noyola and Peter Laudano, as well as administrative staff. Mr. Laudano is our Vice President Investor Relations and Accounting. During 2006, GAS allocated and accryed fir Mr. Cauchois, Ms. Noyola and Mr. Laudano, an aggregate of $444,683 in compensation for services rendered by such persons to us . In 2006 we did not pay any compensation directly to such persons. During 2006 we also paid a consulting fee to Joao Pesciotto in the amount of $27,000. The aggregate amount of compensation we expect to pay to our directors and executive officers in 2007 is approximately $1.230 million.

In connection with negotiations to acquire the Canitar facility, Comanche Participações advanced approximately $1,852,000 to the company formerly operating the facility. These funds were used primarily to reduce indebtedness of such company and to enable the company to secure the purchase of 17,946 tons of sugar cane for the 2006 harvest. To fund such advances as well as other operations, during 2006 the Company obtained advances from Thomas Cauchois, and affiliated companies controlled by Thomas Cauchois and Alicia Noyola. The outstanding amounts of such advances as of June 30, 2007 are set forth below. The loans accrue interest at rates of 6% to 9% annually and are repayable on demand.

		Interest Rate
Palatum Investments, LLC	$447,000	9%
Octet Data Centers Participações	$773,000	6%
Octet Participações	$5,000	6%
Greenwich Administrative Services, LLC	$240,000	9%
	$1,465,000

Registration Rights

We entered into a registration rights agreement dated April 3, 2007 among us and each of the investors purchasing securities pursuant to the Securities Purchase Agreements. At the request of one of such investors and in connection with an additional investment made by such investor in June 2007 we agreed to amend and restate such agreement to provide all of the investors certain additional rights under the agreement. We subsequently entered into an Amended and Restated Registration Rights Agreement dated as of September 30, 2007 with the holders of a majority of the investors (the “Registration Rights Agreement”). Under the Registration Rights Agreement, among other things, no later than 30 days after April 3, 2007 (the “Registration Filing Date”), we are required to file a registration statement under the Securities Act covering the resale of the Ordinary Shares purchased pursuant to the Securities Purchase Agreements and the Ordinary Shares issuable upon exercise of the warrants and the conversion of the convertible notes issued pursuant to the Securities Purchase Agreements. We are required to use our reasonable best efforts to cause the registration statement to be declared effective by the SEC within 120 days after April 3, 2007 (150 days if the registration statement is reviewed by the SEC); provided, however, that we will not be obligated to effect any such registration, qualification or compliance or keep such registration effective: (a) in any particular jurisdiction in which we would be required to qualify to do business as a foreign corporation or as a dealer in securities under the securities or blue sky laws of such jurisdiction or to execute a general consent to service of process in effecting such registration, qualification or compliance, in each case where it has not already done so, or (b) during any “blackout period” during which we determine that the distribution of our shares covered by the Registration Statement would be detrimental to us and our Shareholders, in which case the Registration Filing Date is extended to the date immediately following the last day of such “blackout” period.

In April 2007 the holders of a majority of the Registrable Securities (as such term is defined in the Registration Rights Agreement) agreed to extend our deadline for filing of a registration statement with the SEC without penalty for an additional 30 days and on June 15, 2007 the holders of a majority of the Registerable Securities agreed to extend our deadline for filing of a registration statement with the SEC without penalty until June 20, 2007.We filed our initial registration statement on June 20, 2007.

We will make payments to purchasers who are parties to the Registration Rights Agreement as liquidated damages (adjusted proportionally for any portion thereof) if any of the following events (“Registration Events”) occurs and remains uncured:

(a) The registration statement is not declared effective by the SEC by the 120th day after filing (or the 150 th day after filing if the registration statement is reviewed by the SEC);

(b) After the date the registration statement is declared effective by the SEC, , a registration statement ceases for any reason to remain continuously effective as to all Registrable Securities for which it is required to be effective, or the holders are otherwise not permitted to utilize the prospectus therein to resell such Registrable Securities, for more than 10 consecutive calendar days or more than an aggregate of 20 calendar days during any 12-month period (which need not be consecutive calendar days);

Such payment shall be equal to one percent (1%) of the purchase price of the Units permitted to be registered by the SEC for each of first three thirty (30) day periods in which we are in default of our registration obligations after the Registration Event and two percent (2%) of the purchase price of the Units permitted to be registered by the SEC for each thirty (30) day period thereafter subject to a 10% aggregate limit.

SERVICE OF PROCESS AND ENFORCEMENT OF JUDGMENTS

We are incorporated under the laws of the Cayman Islands. Certain of our directors and officers reside outside the United States. Substantially all of our assets are located in Brazil. As a result, it may not be possible (or it may be difficult) for you to effect service of process upon us or these other persons within the United States or to enforce judgments obtained in United States courts against us or them, including those predicated upon the civil liability provisions of the federal securities laws of the United States.

We have been advised by our Brazilian counsel, Trench, Rossi e Watanabe Advogados, that, according to Brazilian law, a judgment of a United States court for civil liabilities predicated upon the federal securities laws of the United States may be enforced in Brazil, subject to certain requirements described below. Such counsel has advised that a judgment against us, the directors and officers or certain advisors named herein obtained in the United States would be enforceable in Brazil upon confirmation of that judgment by the Superior Tribunal de Justiça (Superior Tribunal of Justice). That confirmation will only be available if the U.S. judgment:

•	fulfills all formalities required for its enforceability under the laws of the United States;

•
is issued by a court of competent jurisdiction after proper service of process on the parties, which service must be in accordance with Brazilian law if made in Brazil, or after sufficient evidence of our absence has been given, as established pursuant to applicable law;

•	is not subject to appeal and all formalities required for execution in the United States have already been accomplished;

•	is for payment of a determined sum of money;

•	is authenticated by a Brazilian diplomatic office in the United States and is accompanied by a sworn translation into Portuguese; and

•	is not against Brazilian public policy, good morals or national sovereignty (as set forth in Brazilian law).

It is important to mention that, according to Brazilian law, the Brazilian courts are exclusively competent in the case of actions concerning real estate located in Brazil.  In this sense, although a civil liability cognitive claim may be judged in a foreign jurisdiction, and be confirmed in Brazil, provided that the above conditions are observed, in order to enforce and execute such judgment against a real estate located in Brazil, it will be necessary to file an executive proceeding before the Brazilian courts, after recognition and ratification of the foreign judgment by the Superior Tribunal of Justice.

We have been further advised by our Brazilian counsel that original actions may be brought in connection with this prospectus predicated solely on the federal securities laws of the United States in Brazilian courts in one of the following cases: (i) the defendant is a Brazilian citizen (in case of a legal entity, if it is headquartered or holds a branch in Brazil); (ii) if the obligation must be accomplished in Brazil; and (iii) the action derived from a fact or an act performed in Brazil. In such case, subject to applicable law, Brazilian courts may enforce liabilities in such actions against us or the directors and officers and certain advisors named herein.

Maples and Calder, our counsel as to Cayman Islands law, has advised us that there is uncertainty as to whether the courts of the Cayman Islands would (1) recognize or enforce judgments of United States courts obtained against us or our directors predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States, or (2) entertain original actions brought in the Cayman Islands against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

Maples and Calder have informed us that the uncertainty with regard to Cayman Islands law relates to whether a judgment obtained from the United States courts under civil liability provisions of the securities law will be determined by the courts of the Cayman Islands as penal or punitive in nature. The courts of the Cayman Islands will not recognize or enforce such judgments against a Cayman company, and because such a determination has not yet been made by a court of the Cayman Islands, it is uncertain whether such civil liability judgments from United States courts would be enforceable in the Cayman Islands. Maples and Calder has further advised us that a final and conclusive judgment in the federal or state courts of the United States under which a sum of money is payable, other than a sum payable in respect of taxes, fines, penalties or similar charges, may be subject to enforcement proceedings as a debt in the courts of the Cayman Islands under the common law doctrine of obligation.

LEGAL MATTERS

         Maples and Calder, George Town, Grand Cayman, Cayman Islands, will pass on the validity of the Ordinary Shares offered by this prospectus for us and the selling shareholders, with respect to the laws of the Cayman Islands. Such firm has also given us certain advice with respect to certain matters involving the enforcement of foreign judgments in the Cayman Islands and the bringing of original actions in the Cayman Islands predicated solely on the federal securities laws of the United States.

With respect to certain matters involving the enforcement of foreign judgments in Brazil and the bring of original actions in Brazil predicated solely on the federal securities laws of the United States, Trench, Rossi e Watanabe Advogados, Rio de Janeiro, Brazil, has given us certain advice.

EXPERTS

        The consolidated financial statements of Comanche Corporation as of December 31, 2006 and the related consolidated statement of operations and comprehensive loss, shareholders’ deficit and cash flows for the period June 8, 2006 (date of inception) to December 31, 2006, appearing in this prospectus and registration statement have been audited by BDO Trevisan, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on authority of such firm as experts in accounting and auditing.

The balance sheets of Destilaria de Alcool Simões Ltda. as of December 31, 2006 and 2005 and the related statements of operations and comprehensive loss, quotaholders’ equity and cash flows for the years ended December 31, 2006 and 2005, appearing in this prospectus and registration statement have been audited by BDO Trevisan, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein and are included in reliance upon such report given in authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

        We have filed with the SEC a registration statement on Form F-1 under the Securities Act relating to our ordinary shares being offered by this prospectus. This prospectus, which constitutes part of that registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules that are part of the registration statement. For further information about us and the ordinary shares offered, see the registration statement and the exhibits and schedules thereto. Statements contained in this prospectus regarding the contents of any contract or any other document to which reference is made are not necessarily complete, and, in each instance in which a copy of a contract or other document has been filed as an exhibit to the registration statement, reference is made to the copy so filed.

        A copy of the registration statement, the exhibits and schedules thereto and any other document we file may be inspected without charge at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549 and copies of all or any part of the registration statement may be obtained from this office upon the payment of the fees prescribed by the SEC. The public may obtain information on the operation of the public reference facilities in Washington, D.C. by calling the SEC at 1-800-732-0330. Our filings with the SEC are available to the public from the SEC's website at www.sec.gov .

        Prior to this offering we were not required to file reports with the SEC. As a "foreign private issuer," we will be exempt from the rules under the Exchange Act, prescribing the furnishing and content of proxy statements to shareholders. In addition, our officers and directors will be exempt from the rules under the Exchange Act relating to short-swing profit reporting and liability. Upon completion of this offering, we will become subject to the information and periodic reporting requirements of the Exchange Act. As a foreign private issuer, we will file annual reports containing our financial statements audited by an independent public accounting firm on Form 20-F with the SEC. We are not required to file quarterly reports containing our unaudited financial data with the SEC. We will also file with the SEC, as required under Form 6-K, copies of each material document that we are required to publish, or have published, under Cayman Islands law, or that we have distributed to our non-U.S. shareholders. You will be able to inspect and copy such periodic reports and other information at the SEC's public reference room and the website of the SEC referred to above.

COMANCHE CLEAN ENERGY CORPORATION

(A CAYMAN ISLANDS EXEMPTED COMPANY)
(A Development -Stage Company)

AND

DESTILARIA de ÁLCOOL SIMOES LTDA.
INDEX TO FINANCIAL STATEMENTS

Page
Comanche Clean Energy Corporation

Report of Independent Registered Public Accounting Firm	F-1

Consolidated Balance Sheet as of December 31, 2006	F-2

Consolidated Statements of Operations and Comprehensive Loss for the
Period from June 8, 2006 (date of inception) to December 31, 2006	F-3

Consolidated Statements of Shareholders’ Deficit for the Period from June 8, 2006 (date of inception) to December 31, 2006	F-4

Consolidated Statement of Cash Flows the Period June 8, 2006 (date of inception) to December 31, 2006	F-5

Notes to Consolidated Financial Statements for the Year Ended December 31, 2006.	F-6 -F- 13

Consolidated Balance Sheet as of June 30, 2007 (Unaudited)	F-14

Consolidated Statement of Operations for the Three and Six Month Periods ended June 30, 2007 (Unaudited)	F-15

Consolidated Statement of Shareholders’ Equity for the Period ended June 30, 2007 (Unaudited)	F-16

Consolidated Statement of Cash Flows for the Period ended June 30, 2007 (Unaudited)	F-17

Notes to Consolidated Financial Statements for the Periods ended June 30, 2007 (Unaudited)	F-18 -F- 33

Destilaria de Alcool Simoes Ltda.

Independent Auditors’ Report	F-34

Balance Sheet as of December 31, 2006 and 2005	F-35

Statements of Operations and Comprehensive Loss for
the Years Ended December 31, 2006 and 2005	F-37

Statements of Quotaholders` Equity for the Years Ended
December 31, 2006 and 2005	F-38

Statement of Cash Flows for the Years Ended December 31, 2006 and 2005	F-39

Notes to Financial Statements the Years Ended December 31, 2006 and 2005	F-40 -F- 50

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Comanche Clean Energy Corporation
Cayman Island

We have audited the accompanying consolidated balance sheet of Comanche Clean Energy Corporation and subsidiaries (the “Company”), a development stage company, as of December 31, 2006, and the related consolidated statements of operations, comprehensive loss, shareholders’ deficit, and cash flows for the period from June 8, 2006 (date of inception) to December 31, 2006. This consolidated financial statement is the responsibility of the Company’s Management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Comanche Clean Energy Corporation and subsidiaries as of December 31, 2006, and the results of their operations and their cash flows for the period from June 8, 2006 (date of inception) to December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

/s/ BDO Trevisan Auditores Independentes
São Paulo, Brazil
March 3, 2007

COMANCHE CLEAN ENERGY CORPORATION
(A CAYMAN ISLANDS EXEMPTED COMPANY)
(A Development-Stage Company)

CONSOLIDATED BALANCE SHEET FOR PERIOD JUNE 8, 2006
(INCEPTION TO DATE) TO DECEMBER 31, 2006
(In thousands of dollars)

	Notes	December 31, 2006
ASSETS

Current assets -

Cash and cash equivalents		32
Loans Receivable	(5)	1,852
Prepaid Expenses		79

TOTAL ASSETS		1,963

	Notes	December 31, 2006
LIABILITIES AND SHAREHOLDERS’ DEFICIT:

Current liabilities -

Accounts payable		17
Due to affiliates	(6)	2,399

Total current liabilities		2,416

Shareholders’ Deficit -

Common shares (par value of $1.00, 50,000 shares authorized; 2 shares issued and outstanding at December 31, 2006)		-
Additional paid-in capital		685
Deficit accumulated during the development stage		(1,172)
Cumulative translations adjustment		34

Total Shareholders’ Deficit		(453)

TOTAL LIABILITIES AND SHAREHOLDERS’ DEFICIT		1,963

The notes are an integral part of the consolidated financial statements

COMANCHE CLEAN ENERGY CORPORATION
(A CAYMAN ISLANDS EXEMPTED COMPANY)
(A Development-Stage Company)

CONSOLIDATED STATEMENT OF OPERATIONS FOR THE
PERIOD FROM JUNE 8, 2006 (DATE OF INCEPTION) TO DECEMBER 31, 2006
(In thousands of dollars, except per share data)

STATEMENT OF OPERATIONS	Notes

General and Administrative expenses	(7)	(1,096)

Operating loss		(1,096)

Interest expense		(76)

Net loss		(1,172)

Foreign currency translation adjustment, net of tax benefit of $0		34

Comprehensive loss		(1,138)

Loss per Common Share
Basic and Diluted		(586,000)

Weighted Average Shares
Basic and Diluted		2

The notes are an integral part of the consolidated financial statements

COMANCHE CLEAN ENERGY CORPORATION
(A CAYMAN ISLANDS EXEMPTED COMPANY)
(A Development-Stage Company)

CONSOLIDATED STATEMENT OF SHAREHOLDERS’ DEFICIT FOR THE
PERIOD FROM JUNE 8, 2006 (DATE OF INCEPTION) TO DECEMBER 31, 2006
(In thousands of dollars, except for the share data)

	Statutory Capital Common		Additional paid in	Accumulated	Accumulated other comprehensive
	Shares	Amount	capital	deficit	income	Total

Issuance of common shares at inception June 8, 2006	2	-	685			685
Net loss				(1,172)		(1,172)
Cumulative translation adjustment					34	34

Balance on December 31, 2006	2	-	685	(1,172)	34	(453)

The notes are an integral part of the consolidated financial statements

COMANCHE CLEAN ENERGY CORPORATION
(A CAYMAN ISLANDS EXEMPTED COMPANY)
(A Development-Stage Company)

CONSOLIDATED STATEMENT OF CASH FLOWS FOR THE
PERIOD FROM JUNE 8, 2006 (DATE OF INCEPTION) TO DECEMBER 31, 2006
(In thousands of dollars)

STATEMENT OF CASH FLOW

Cash Flows from Operating Activities
Net loss	(1,172)
Adjustments to reconcile net loss to net cash used in operating activities
Change in cumulative translation adjustment	34
Changes in assets and liabilities
Prepaid Expenses	(79)
Loans Receivable	(1,852)
Accounts payable	17
Net cash used in operating activities	(3,052)

Cash Flows from Financing Activities
Borrowing from affiliates	2,399
Proceeds from common stock and paid-in capital	685
Net cash provided by financing activities	3,084

Net increase in cash and cash equivalents	32

Cash and cash equivalents at beginning of period	-

Cash and cash equivalents at end of period	32

SUPPLEMENTAL CASH FLOW DISCLOSURES
Cash paid during the period for:
Income taxes	-
Interest	-

The notes are an integral part of the consolidated financial statements

COMANCHE CLEAN ENERGY CORPORATION
(A CAYMAN ISLANDS EXEMPTED COMPANY)
(A Development-Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR THE
PERIOD FROM JUNE 8, 2006 (DATE OF INCEPTION) TO DECEMBER 31, 2006
(In thousands of dollars, except otherwise indicated)

1.	OPERATIONS

Comanche Clean Energy Corporation (the “Company”) is a development-stage exempted holding company formed in the Cayman Islands on June 8, 2006 as Comanche Clean Energy Corporation. On February 8, 2007, the Company changed its name to Comanche Corporation. The Company is currently in the pre-revenue stage.

Through its subsidiary, Comanche Clean Energy, LLC (“Comanche LLC”), on July 10, 2006 the Company completed the process of acquiring an affiliated holding company, Comanche Participações do Brasil Ltda. (“Comanche Participações”), located in Brazil.

The Company has been established to invest in agricultural clean fuel production companies and to sell ethanol and biodiesel in various global markets. The Company also plans to invest in agricultural and industrial assets involved in the supply of sugarcane and biodiesel feedstocks, the distribution and logistics of ethanol and biodiesel and ‘‘greenfield’’ projects to build clean fuel production, storage and mixing facilities.

2.	PRESENTATION OF FINANCIAL STATEMENTS

The consolidated financial statements of Comanche Clean Energy Corporation and its subsidiaries have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”), which requires management to make judgments, estimates and assumptions that affect the application of policies and reported amounts of assets and liabilities, income and expenses during the reporting period and require the disclosure of contingent assets and liabilities as of the date of the financial statements. The estimates and associated assumptions are based on historical experience and various other factors that are believed to be reasonable under the circumstances, the results of which form the basis of making the judgments about carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates. The estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimate is revised if the revision affects only that period, or in the period of the revision and future periods if the revision affects both current and future periods.

a)	Basis of Preparation

The Company has prepared this consolidated financial statement for the period from June 8, 2006 (date of inception) through December 31, 2006.

The accompanying financial statements, denominated in United States of America Dollars, were prepared in accordance with accounting principles generally accepted in the United States of America.

For foreign operations with functional currency other than the U.S. dollar, assets and liabilities accounts are translated into United States dollars at exchange rates in effect at the balance sheet date, and income and expenses are translated at weighted average exchange rates in effect during the period. Resulting translation adjustments are reported as cumulative translation adjustment in other comprehensive loss and accumulated in Shareholders’ Deficit. Transaction gains and losses that arise from exchange rate changes on transactions denominated in a currency other than the functional currency are included in income as incurred.

b)	Principles of Consolidation

The accompanying consolidated financial statements of the Company, together with its subsidiaries, include the accounts of all majority owned subsidiaries. Intercompany profits, transactions and balances have been eliminated in consolidation.

The following is a brief summary of the operating activities of Company’s subsidiaries:

Comanche Clean Energy LLC - This wholly-owned subsidiary is a holding company organized in the U.S. state of Delaware. At the moment, Comanche LLC’s sole purpose is to hold Comanche Participações.

Comanche Participações do Brasil Ltda. (previously named Ontol Consultoria Empresarial Ltda.) - This wholly-owned subsidiary of Comanche Clean Energy LLC was acquired on July 10, 2006. Comanche Participações is a holding company in Brazil, and was established to implement strategic investments in and acquisitions of agricultural clean fuel production companies.

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a)	Cash and Cash Equivalents

Cash and cash equivalents include cash on hand, deposits in banks with original maturities of three months or less.

b)	Loans Receivable

The amounts of loans include accrued interest and applicable monetary exchange incurred but not paid to the balance sheet date.

c)	Organization Costs

Organization costs consisting of fees incurred to incorporate the Company and commence operations are expensed as incurred.

d)	Compensated absence

The liability for future compensation for employee vacations earned is fully accrued as benefits are earned.

e)	Long-lived assets

Long-lived assets and certain intangibles held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. When such events or changes occur, an estimate of the future cash flows expected to result from the use of the assets and their eventual disposition is made. If the sum of such expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset, an impairment loss is recognized in an amount by which the assets’ net book values exceed their fair values.

f)	Fair Value of Financial Instruments

Financial instruments consist of cash and cash equivalents, loans receivable, notes payable and amounts due to affiliates. The carrying value of these financial instruments approximates their fair value.

In managing interest rate and currency risks, the Company aims to reduce the impact of short term fluctuations on the Company’s earnings. Over the longer term, however, permanent changes in foreign exchange and interest rates would have an impact on earnings.

g)	Income Taxes

The Company has not yet generated any profits and, accordingly, no general provision for income taxes is recorded in these financial statements. Income taxes in Brazil comprise Federal income tax and social contribution and there is no state or local income taxes in Brazil. The income tax statutory rates are 25.0% for Federal income tax and 9.0% for Social contribution. As of December 31, 2006, Comanche Participações had tax loss carryforwards for income and social contribution taxes of approximately $342. These amounts can be used to offset future taxable income and have no expiration date.   The Company is not subject to income taxes in the Cayman Islands, although some subsidiaries may be subject to income taxes in their respective jurisdictions.

Federal and State income tax filings of the Company’s subsidiaries are subject to examination by the tax authorities.

h)	Segment reporting

A segment is a distinguishable component of the Company that is engaged either in providing products or services (business segment), or in providing products or services within a particular economic environment (geographical segment), which is subject to risks and rewards that are different from those of other segments. At this time the Company has only one segment, which is the Company’s investment in two holding companies located in the USA and Brazil.

i)	Earnings per Share

Basic earnings per share amounts are calculated based on the weighted average number of shares outstanding during the period. Diluted earnings per share, when applicable, are calculated by adjusting the profit measure and the weighted average number of shares in issue on the assumption of conversion of all dilutive potential shares. The treasury stock method is applied to determine the number of potentially dilutive shares.

j)	Comprehensive income (loss)

SFAS No. 130, “Reporting Comprehensive Income,” establishes standards for reporting and display of comprehensive income and its components in financial statements. It requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. Comprehensive loss consists of net loss and the effects of foreign currency translation adjustments.

4.	NEW ACCOUNTING PRONOUNCEMENTS

In June 2006, the FASB issued Interpretation No. 48 - Accounting for Uncertainty in Income Taxes-An Interpretation of FASB Statement No. 109 (FIN 48). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109, Accounting for Income Taxes . This interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Statement will be effective for the Company beginning January 1, 2007 and is not expected to have a material impact on the Company’s consolidated financial statements.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (SFAS 157). SFAS 157 provides a common definition of fair value and establishes a framework to make the measurement of fair value in generally accepted accounting principles more consistent and comparable. SFAS 157 also requires expanded disclosures to provide information about the extent to which fair value is used to measure assets and liabilities, the methods and assumptions used to measure fair value, and the effect of fair value measures on earnings. SFAS 157 is effective for fiscal years beginning after November 15, 2007. The Company is currently analyzing the potential impact, if any, of SFAS 157 on its financial statements.

FASB Statement 155: Fair Value Option for Hybrid Instruments : SFAS No. 155 : In May 2005, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Instruments,” which is an amendment of SFAS No. 133 and 140 and allows financial instruments that have embedded derivatives to be accounted for as a whole (eliminating the need to bifurcate the derivative from its host) if the holder elects to account for the whole instrument on a fair value basis. SFAS No. 155 is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. Companies must apply the standard prospectively. This Statement does not currently affect the Company’s consolidated financial statements.

Variability in Variable Interest Entities (VIEs) FIN 46(R)-6 : On April 13, 2006, the FASB issued FASB Staff Position No. FIN 46(R)-6, "Determining the Variability to Be Considered in Applying FASB Interpretation No. 46(R). At issue is the type of variability that should be considered in identifying variable interests (i.e., risks of fluctuations in cash flows, fair values of assets, both, or risks that the VIE was designed to bear). The FSP supports the "by design" approach under which the determination of whether an interest is variable requires a thorough understanding of the design of the potential variable interest entity. This Statement does not affect the Company’s consolidated financial statements.

5.	LOANS RECEIVABLE

In connection with negotiations to acquire a Brazilian ethanol production company (the “Producer”), Comanche Participações has advanced $1,852 to the Producer. These funds have been used primarily to reduce indebtedness of the Producer and to secure the purchase of 17,946 tons of sugar cane for the 2006 harvest. $832 of this amount was secured by contracts to purchase ethanol at a 7% discount to the prevailing ESALQ price at the date of delivery. As of December 31, 2006, this would be equivalent to approximately 2,274,000 liters of ethanol. The assets of the Producer were secured as collateral against the remaining amounts due.

6.	DUE TO AFFILIATE COMPANIES

The outstanding balance of $2,399 refers to advances from an officer and affiliated companies controlled by the officers to fund the Loans Receivable described in item 5 above and to fund the Company’s U.S. and Brazilian operations. This total includes accrued interest in the amount of $64. The loans accrue interest at rates of 6% to 9% annually and are repayable on demand. The outstanding balance is composed as follows:

		Interest Rate
Palatum Investments, LLC	$819	9%
Octet Data Centers Participações	676	6%
Octet Participações	5	6%
Greenwich Administrative Services, LLC	664	9%
Citlali LLC	54	9%
Thomas Cauchois - Officer	181	9%
	$2,399

7.	GENERAL AND ADMINISTRATIVE EXPENSES

The following summarize the components of General and Administrative Expense for the period from June 8, 2006 (date of inception) to December 31, 2006:

Consulting, Legal & Professional Fees	$455
Payroll	461
Travel	93
Other	87
Total Expenses	$1,096

These costs represent mainly the pre-incorporation costs incurred by the Company in carrying out research into the clean fuels industry in Brazil. The company had 5 employees the 2 directors during the period.

8.	SEGMENT INFORMATION

Summary geographical results for the Company’s operations are as follows:

ASSETS	Brazil	USA	Cayman	Eliminations	Consolidated as of December 31, 2006

Cash and cash equivalents	$24	-	$8	-	$32
Loans Receivable	1,852	-	-	-	1,852
Prepaid Expenses	10		69	-	79
Investments in Subsidiaries	-	1,496	715	(2,211)	-
Total Assets	$1,886	$1,496	$792	($2,211)	$1,963

LIABILITIES AND SHAREHOLDERS’ DEFICIT	Brazil	USA	Cayman	Eliminations	Consolidated as of December 31, 2006

Liabilities	$698	$819	$899	-	$2,416
Shareholders’ Deficit	1,188	677	(107)	(2,211)	(453)
Total Liabilities and Shareholders’ Deficit	$1,886	$1,496	$792	($2,211)	$1,963

STATEMENT OF OPERATIONS	Brazil	USA	Cayman	Eliminations	Consolidated From June 8, 2006 (date of inception ) to December 31, 2006

General and Administrative expenses	$325	-	$771	-	($1,096)

Operating loss	325	-	771	-	(1,096)

Interest expense	17	38	21	-	(76)

Net loss	$342	$38	$792	-	($1,172)

9.	RELATED PARTY TRANSACTIONS

The Company has related party transactions with its Directors and Officers and with affiliate companies controlled by those individuals.

Various affiliates of the Company had previously owned Comanche Participações prior to its acquisition by Palatum Investments, LLC (“Palatum”), another affiliated company. Due to somewhat different ownership structures between Palatum and the prior owners, this acquisition was accounted for under the provisions of SFAS 141, Business Combinations. The prior owners had invested a total of $954 in Comanche Participações to pay third party consulting fees. As of the date of acquisition though, Comanche Participações had no assets or liabilities and had no revenue generating activities. As such, the fair value of Comanche Participações was deemed to be zero and no value was paid by Palatum for the acquisition.

Comanche LLC then acquired ownership of Comanche Participações from Palatum on July 10, 2006 for a note payable of $781. This amount reflects the sums invested in Comanche Participações by Palatum at the date of acquisition. Since Palatum and Comanche LLC are under common control, the purchase accounting provisions of SFAS 141 did not apply to this transaction. The note payable bears interest at a rate of 9% annually and is repayable on demand. The outstanding balance in the amount of $819 as of December 31, 2006 includes accrued interest in the amount of $38.

Other affiliates and one officer of the Company advanced a total of $909 to the Company and its subsidiaries to help fund the Notes Receivable discussed in Note 5. These advances bear interest at rates from 6% to 9% annually and are repayable on demand. The outstanding balance in the amount of $916 as of December 31, 2006 includes accrued interest in the amount of $7.

An affiliate of the Company, Greenwich Administrative Services, LLC (“GAS”), which is owned by officers of the Company, performs various administrative and accounting services for the Company at cost plus 7.5%. Total expenses related to these administrative and accounting services amounted to $645 in 2006. Amounts due to GAS are recorded on the financial statements as a “Due to Affiliate” balance. Unpaid amounts bear interest at a rate of 9% annually. The outstanding balance in the amount of $664 as of December 31, 2006 includes accrued interest in the amount of $19.

10.	COMMITMENTS AND CONTINGENT LIABILITIES

Commitments

The Company, through Comanche Participações, entered into a preliminary agreement to purchase certain assets of an ethanol refinery, Ouro Verde Açúcar e Álcool Ltda., (“Ouro Verde”), on June 24, 2006. This agreement was subsequently terminated in 2007 and the Company through Comanche Participações entered into a definitive agreement to purchase certain assets of Ouro Verde. Pursuant to the terms of these agreements, the Company advanced $1,852 to Ouro Verde as advances against the purchase price in the form of loans. These loans are collateralized by certain assets of Ouro Verde. If the purchase of the assets is consummated, these amounts will be applied against the purchase price. If the acquisition does not close the Company has the option to (i) demand payment in cash of the principal plus 12% interest or (ii) demand delivery of a distillation column and related equipment which was pledged as collateral against the loan.

On November 9, 2006, the Company, through Comanche Participações, also entered into definitive agreements to purchase the shares of IBR Inoquimica do Brasil Ltda. (“Iba” and the “Iba Agreement”), a biodiesel facility in Bahia, Brazil and on December 27, 2006, the shares of Destilaria de Álcool Simões Ltda. (“Itu” and the “Itu Agreement”) an ethanol facility in the state of São Paulo, Brazil. The agreements contain provisions whereby the sellers must satisfy certain terms and conditions prior to the Company’s obligation to purchase.

The Company signed an agreement with Rodman & Renshaw, an investment banking firm located in New York, NY on October 17, 2006 to arrange for a placement of the Company’s securities (the “Rodman Agreement”). Pursuant to the Rodman Agreement, the Company intends to raise approximately $15 million of new common equity and $35 - $60 million of convertible debt securities. The Company has agreed to pay Rodman & Renshaw a non-refundable financial advisory fee of $15 per month for 3 months following execution of the Rodman Agreement. In addition, the Company has agreed to reimburse Rodman & Renshaw for all reasonable travel and out-of-pocket expenses up to a maximum of $50 over the life of the contract. As of December 31, 2006 the Company has made advances in the amount of $57 pursuant to the Rodman Agreement for certain due diligence and documentation costs. Pursuant to the terms of the engagement, the Company is obligated to pay to the Placement Agent in connection with the Offering (i) a cash fee equal to 6% of the gross proceeds from sale of the Units, (ii) warrants (the “Placement Warrants”) which will be exercisable for that number of Shares equal to 8.5% of the Shares sold in the Offering, and (iii) reimbursement of expenses actually incurred by the Placement Agent, including but not limited to, fees of the Placement Agent’s counsel. Such reimbursement shall be limited to $50 without prior written approval by the Company.

The bulk of the remuneration described above is contingent on the consummation of a successful offering.

Contingent Liabilities

As mentioned above the Company has agreed to pay its placing agents corporate finance fees - Rodman & Renshaw - a financing fee equal to 6.0% of the gross proceeds of the Financing then closing plus warrants to purchase the Company’s equity equal to 8.5% of the gross proceeds. The strike price for the warrants shall be 110% of the price of the equity securities issued.

In the case of the agreement to purchase the Itu ethanol facility, if either of the parties elects not to close for other than cause, the contract provisions require liquidated damages payable by the non performing party in the amount of approximately $4.6 million.

Certain consultants to the Company who will become members of Brazilian management have played instrumental roles in arranging the Iba and Itu Agreements. As compensation for these efforts, the Company has agreed to issue approximately 844,000 Comanche shares (subject to exchange rate adjustments) to these individuals, subject to certain conditions, without any requirement to pay cash for such shares. The value of these shares is estimated to be approximately $4,100 after the completion of a successful private placement.

The Company has agreed to pay certain consultants, who will become members of Brazilian management, cash payments in the aggregate amount of approximately $129 in the event that a private placement financing of the Company closes.

The Company has agreed to indemnify the Placement Agent against certain liabilities that may be incurred in connection with this Offering, including certain civil liabilities under the Securities Act, and, where such indemnification is not available, to contribute to the payments the Placement Agent may be required to make in respect of such liabilities

11.	CALLED UP SHARE CAPITAL

On incorporation on June 8, 2006, the Company authorized 50,000 shares and issued 2 common shares of $1.00 each. At the balance sheet date, all of the allotted share capital was paid.

The holders of common shares are entitled to receive dividends as declared from time to time and are entitled to one vote per share. There are no preference shares outstanding.

12.	SUBSEQUENT EVENTS

On February 12, 2007, the Company, through Comanche Participações, signed an amendment to the Itu Agreement which extended the term for the closing of the transaction and committed the parties to exercise their best efforts to cause the closing conditions contemplated in the purchase agreement to occur.

On March 14, 2007, the Company, through Comanche Participações, signed an amendment to the Iba Agreement providing for the purchase by the Company in advance of production of ethanol from Ouro Verde, S.A., the company whose shares were to be sold to the Company, or for the extension of loans by the Company to Ouro Verde. The amendment further provided for the acquisition by the Company of the shares of Sidma Biocombustiveis de Canitar Ltda., which had been organized by the Ouro Verde shareholders to hold the assets of Ouro Verde, for a consideration of: (a) cash in the amount of $811, (b) shares of the Company having a value of $811, and (c) the assumption by Sidma, the acquired entity, of liabilities under the six earlier agreements comprising the Iba Agreement, aggregating $2,104, at the closing of the acquisition. The amendment also contained additional provisions providing for customary conditions precedent to the closing, and customary seller's representations and warranties.

The Company, through Comanche Participações, entered into a definitive agreement, the “Ligeiro Agreement”, on February 14, 2007 to purchase agricultural lands in Ourinhos, São Paulo, Brazil and equipment and an assignment to the Company of agricultural leaseholds as well as certain planted sugar cane. The purchase price provided for in the agreement was $7,197, reduced by the purchase price of cane under a cane purchase agreement earlier performed upon by the Company in the amount of $228, for a net amount payable in cash and notes at the closing of $6,969. The net purchase price was provided to be paid by (a) payment to Banco do Brasil of at least $1,843 to satisfy the seller's liability to Banco do Brasil, (b) payment in cash at closing to seller in the amount of $1,088, and (c) delivery of notes, secured by the sold property, of $4,037, maturing at various dates through February, 2008. The agreement also provides for customary conditions precedent to the closing, and customary sellers’ representations and warranties. The agreements contain provisions whereby the sellers must satisfy certain terms and conditions prior to the Company’s obligation to purchase.

The following portions of this footnote are unaudited:

On April 2, 2007 the owners of the Company exchanged all of their equity in the Company for 2,290,816 shares of Comanche Clean Energy Corporation, a newly-formed Cayman Islands exempted company.

On April 3, 2007, our parent company, Comanche Clean Energy Corporation, completed a private placement financing transaction consisting of $15,000 of equity and $44,753 of convertible debt.

On April 4, 2007, the Company, through Comanche Participações, completed the Itu acquisition.

On April 5, 2007, the Company, through Comanche Participações, completed the Iba acquisition.

On April 9, 2007, the Company, through Comanche Participações, completed the Ouro Verde acquisition.

On April 9, 2007, the Company, through Comanche Participacoes, completed the acquisition of certain farmland in Ourinhos, Sao Paulo, Brazil.

On May 14, 2007, the former owners of the Company caused $370 of debt owed to affiliated companies controlled by the owners, to be converted into 74,008 shares of Comanche Clean Energy Corporation.

On June 18, 2007, the Company completed a further private placement transaction consisting of $5,250 of equity and $17,050 of convertible debt.

On August 3, 2007, the Company entered into an agreement with Rodman & Rensaw, LLC terminating the engagement of that firm.

COMANCHE CLEAN ENERGY CORPORATION
(A CAYMAN ISLANDS EXEMPTED COMPANY)

CONSOLIDATED BALANCE SHEETS
(In thousands of US dollars, except per share data)

			December
	Notes	June 30, 2007	31, 2006
		(unaudited)
ASSETS
Current Assets -
Cash and cash equivalents	6	$22,062	$32
Short-term investments	7	1,561	-
Accounts receivable		504	-
Loans receivable	8	-	1,852
Inventories	9	6,428	-
Prepaid expenses & other		798	79
		31,353	1,963
Non Current Assets -
Debt issuance costs, net	11	3,293	-
Licenses	12	8,814	-
Goodwill		8,873	-
		20,980	-

Property and equipment, net	10	49,858	-

TOTAL ASSETS		$102,191	$1,963

			December
LIABILITIES AND SHAREHOLDER'S EQUITY	Notes	June 30, 2007	31, 2006
		(unaudited)
Current Liabilities -
Accounts payable		$4,067	$17
Accrued liabilities		1,674	-
Due to affiliates	13	1,465	2,399
Short-term debt	14	5,768	-
		12,974	2,416
Non Current Liabilities -
Convertible Debt	15	54,804	-
Long-term debt	16	1,500	-
Financed taxes		2,144	-
		58,448	-
Shareholders' Equity
Common stock, $ 0.001 par value; authorized 100,000,000 shares;
7,424,533 and 2 shares issued and outstanding as of
June 30, 2007 and December 31, 2006 respectively		7	-
Additional paid-in capital		31,734	685
Accumulated deficit		(3,829)	(1,172)
Cumulative translation adjustment		2,857	34
		30,769	(453)

TOTAL LIABILITIES AND SHAREHOLDER'S EQUITY		$102,191	$1,963

The accompanying notes are an integral part of the consolidated financial statements.

COMANCHE CLEAN ENERGY CORPORATION
(A CAYMAN ISLANDS EXEMPTED COMPANY)

CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands of US dollars, except per share data)
(Unaudited)

		Three Months Ended June 30,		Six Months Ended June 30,
STATEMENT OF OPERATIONS	Notes	2007	2006	2007	2006

Revenues
Net sales		$1,841	-	$1,841	-
Total revenues		1.841	-	1.841	-

Cost of goods sold		(1,144)	-	(1,144)	-
Gross profit		697	-	697	-

Selling, general and administrative expenses	17	(1,855)	(86)	(2,119)	(86)
Operating loss		(1.158)	(86)	(1.422)	(86)

Other income (expense):
Interest expense		(1,549)	-	(1,605)	-
Interest income		134	-	134	-
Other income		236	-	236	-
		(1,179)	-	(1,235)	-

Net loss		$(2,337)	$(86)	$(2,657)	$(86)

Loss per common share
Basic and diluted	18	$(0.34)	$(43,000)	$(0.76)	$(43,000)

Weighted average shares outstanding
Basic and diluted	18	6,966,200	2	3,483,101	2

The accompanying notes are an integral part of the consolidated financial statements.

COMANCHE CLEAN ENERGY CORPORATION
(A CAYMAN ISLANDS EXEMPTED COMPANY)

CONSOLIDATED STATEMENT OF SHAREHOLDERS’ EQUITY
FOR THE PERIOD FROM JUNE 8, 2006 (DATE OF INCEPTION) TO JUNE 30, 2007
(In thousands of US dollars, except for the share data)
(Unaudited)

					Accumulated
	Statutory Capital Common		Additional paid	Accumulated	other comprehensive
	Shares	Amount	in capital	Deficit	income	Total

Issuance of common shares at inception June 8, 2006	2	-	685			685
Net loss				(1,172)		(1,172)
Cumulative translation adjustment					34	34

Balance on December 31, 2006	2	-	685	(1,172)	34	(453)

Share exchange for Comanche Corporation	2,290,814	2				2
Private placement financing - April 2007	3,500,000	3	19,713			19,716
Stock issued for subsidiary acquisitions	1,009,709	1	5,114			5,115
Conversion of affiliate debt to equity	74,008		370			370
Private placement financing - June 2007	550,000	1	6,699			6,700
Net loss				(2,657)		(2,657)
Accrual for registration rights agreement costs			(847)			(847)
Cumulative translation adjustment					2,823	2,823

Balance on June 30, 2007	7,424,533	7	31,734	(3,829)	2,857	30,769

The notes are an integral part of the consolidated financial statements

COMANCHE CLEAN ENERGY CORPORATION
(A CAYMAN ISLANDS EXEMPTED COMPANY)
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands of US dollars, except per share data)
(Unaudited)

	Six Months Ended June 30,
	2007	2006

Cash Flows from Operating Activities
Net loss	$(2,657)	$(86)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation expense	986	-
Amortization of debt issuance costs and debt discount	467	-
Change in cumulative translation adjustment	2,823	7
Changes in assets and liabilities
Short-term investments	(1,561)	-
Accounts receivable	(504)	-
Loans receivable	1,852	(714)
Inventories	(6,428)	-
Prepaid expenses & other	(719)	-
Accounts payable	4,050	-
Accrued liabilities	1,674	-
Due to affiliates	(564)	795
Short-term debt	5,768	-
Net cash provided by operating activities	5,187	2

Cash Flows from Investing Activities
Acquisition of fixed assets and intangibles	(68,531)	-
Net cash used in investing activities	(68,531)	-

Cash Flows from Financing Activities
Proceeds from long-term debt and warrants	63,303	-
Cost of debt issuance	(3,448)	-
Financed taxes	2,144	-
Proceeds from the issuance of common stock and warrants	25,364	-
Costs of raising capital	(1,989)	-
Net cash provided by financing activities	85,374	-

Net increase in cash and cash equivalents	22,030	2

Cash and Cash Equivalents
Beginning	32	-

Ending	$22,062	$2

SUPPLEMENTAL CASH FLOW DISCLOSURES
Cash paid during the period for:
Income taxes	-	-
Interest expense	1,081	-
Effect of exchange rates on cash balances held in foreign currencies	81	-
Noncash Transactions
Debt converted into capital	370	-
•

The accompanying notes are an integral part of the consolidated financial statements.

COMANCHE CLEAN ENERGY CORPORATION
(A CAYMAN ISLANDS EXEMPTED COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR THE
PERIOD FROM JANUARY 1, 2007 TO JUNE 30, 2007
(In thousands of US dollars, except otherwise indicated)
(Unaudited)

1.	OPERATIONS

Comanche Clean Energy Corporation (the “Company”) is an exempted holding company formed in the Cayman Islands on February 9, 2007.

On April 2, 2007, the Company acquired Comanche Corporation, an affiliated exempted holding formed in the Cayman Islands on June 8, 2006 for 2,290,816 shares of the Company.

Through its subsidiary, Comanche Clean Energy, LLC (“Comanche LLC”), on July 10, 2006 the Company completed the process of acquiring an affiliated holding company, Comanche Participações do Brasil Ltda. (“Comanche Participações”), located in Brazil.

Through its subsidiary Comanche Biocombustíveis de Canitar Ltda. (“Canitar”), the company acquired certain farmlands and ethanol production equipment in the vicinity of Ourinhos, state of São Paulo, Brazil on April 9, 2007.

Through its subsidiary Comanche Biocombustíveis de Santa Anita Ltda. (“Santa Anita”), the company acquired substantially all of the assets of Destilaria de Álcool Simões Ltda. an ethanol producer in the vicinity of Tatuí, state of São Paulo, Brazil on April 4, 2007.

Through its subsidiary Comanche Biocombustíveis da Bahia Ltda. (“Bahia”), the company acquired substantially all of the assets of IBR - Inoquimica do Brasil Ltda., a biodiesel producer in the vicinity of Salvador, state of Bahia, Brazil on April 5, 2007.

The Company has been established to invest in agricultural clean fuel production companies and to sell ethanol and biodiesel in various global markets. The Company also plans to invest in agricultural and industrial assets involved in the supply of sugarcane and biodiesel feedstocks; the distribution and logistics of ethanol and biodiesel; and ‘‘greenfield’’ projects to build clean fuel production, storage and mixing facilities.

2.
2.	PRESENTATION OF FINANCIAL STATEMENTS

The consolidated financial statements of Comanche Clean Energy Corporation and its subsidiaries have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”), which requires management to make judgments, estimates and assumptions that affect the application of policies and reported amounts of assets and liabilities, income and expenses during the reporting period and require the disclosure of contingent assets and liabilities as of the date of the financial statements. The estimates and associated assumptions are based on historical experience and various other factors that are believed to be reasonable under the circumstances, the results of which form the basis of making the judgments about carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates. The estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimate is revised if the revision affects only that period, or in the period of the revision and future periods if the revision affects both current and future periods.

a)	Basis of Preparation

The accompanying consolidated financial statements have not been audited but have been prepared in conformity with accounting principles generally accepted in the United States for interim financial information and with instructions to Form F-1 of Regulation S-X. In the opinion of management, these unaudited consolidated financial statements contain all adjustments necessary to present fairly the financial position, results of operations and cash flows for the interim periods reported. Financial information for the first six months of fiscal year 2007 should not be annualized because of the seasonality of the Company’s business.

For foreign operations with functional currency other than the U.S. dollar, assets and liabilities accounts are translated into United States dollars at exchange rates in effect at the balance sheet date, and income and expenses are translated at weighted average exchange rates in effect during the period. Resulting translation adjustments are reported as cumulative translation adjustment in other comprehensive loss and accumulated in Shareholders’ Equity. Transaction gains and losses that arise from exchange rate changes on transactions denominated in a currency other than the functional currency are included in income as incurred.

b)	Principles of Consolidation

The accompanying consolidated financial statements of the Company, together with its subsidiaries, include the accounts of all majority owned subsidiaries. Intercompany profits, transactions and balances have been eliminated in consolidation.

The following is a brief summary of the operating activities of Company’s subsidiaries:

Comanche Corporation - This wholly-owned subsidiary is an exempted holding company organized in the Cayman Islands. Comanche Corporation was acquired by the Company on April 2, 2007. At the moment, Comanche Corporation’s sole purpose is to hold Comanche LLC.

Comanche Clean Energy LLC - This wholly-owned subsidiary is a holding company organized in the U.S. state of Delaware. At the moment, Comanche LLC’s sole purpose is to hold Comanche Participações.

Comanche Participações do Brasil Ltda. (previously named Ontol Consultoria Empresarial Ltda.) - This wholly-owned subsidiary of Comanche Clean Energy LLC was acquired on July 10, 2006. Comanche Participações is a holding company in Brazil, and was established to implement strategic investments in and acquisitions of agricultural clean fuel production companies.

Comanche Biocombustíveis de Canitar Ltda. - This wholly-owned subsidiary of Comanche Participações acquired certain farmland and ethanol production equipment in the area of Ourinhos, state of São Paulo, Brazil on April 9, 2007. Canitar is currently not operating and plans to build a new high capacity ethanol plant.

Comanche Biocombustíveis de Santa Anita Ltda. - This wholly-owned subsidiary of Comanche Participacoes acquired substantially all of the assets of Destilaria de Álcool Simões Ltda. an ethanol producer in the vicinity or Tatuí, state of São Paulo, Brazil on April 4, 2007.

Comanche Biocombustíveis da Bahia Ltda. - This wholly-owned subsidiary of Comanche Participações acquired substantially all of the assets of IBR - Inoquimica do Brasil Ltda., a biodiesel producer in the vicinity or Salvador, state of Bahia, Brazil on April 5, 2007. Bahia did not operate during the second quarter, as the production facilities were being automated and production capacity expanded.

3.
3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a)	Cash and Cash Equivalents

Cash and cash equivalents include cash on hand, deposits in banks with original maturities of three months or less.

b)	Inventories

Inventories are stated at the lower of cost or net realizable value. Work in progress and finished goods are valued at direct production cost. The cost of production comprises the direct cost of raw materials purchased from third parties, agriculture costs, which comprise the growing costs and the costs of harvesting, transport and other point of purchase costs, the direct manufacturing expenses, an appropriate allocation of material and manufacturing overhead and an appropriate share of the depreciation and write-downs of assets used for production, when applicable. If the purchase or production cost is higher than the net realizable value, inventories are written down to net realizable value. Net realizable value is the estimated selling price in the ordinary course of business, less the estimated costs of completion and selling expenses.

c)	Property, plant and equipment

Property, plant and equipment are stated at purchase price or production cost less accumulated depreciation and impairment losses. Freehold land is carried at purchase cost. Expenses for the repair of property, plant and equipment are usually charged against income when incurred. These costs are, however, capitalized when they increase the future economic benefits expected to arise from the item of property, plant and equipment. Costs of developing sugar cane plantations are capitalized during the development period and depreciated over their estimated productive lives. Assets under construction represent plant and properties under construction and are stated at cost. This includes cost of construction, plant and equipment and other direct costs. Assets under construction are not depreciated until such time as the relevant assets are available for their intended use. Interest incurred on borrowings directly attributable to the construction of such assets is capitalized as part of the cost of the asset. Depreciation is calculated on a straight line method over the estimated useful life or utility of the assets. Where the carrying amount of an asset is greater than its estimated recoverable amount, it is written down immediately to its recoverable value.

d)
d)	Impairment of assets

Assets are reviewed for impairment whenever events or changes in circumstances indicate that their carrying amount may not be recoverable. Whenever the carrying amount of an asset exceeds its recoverable amount (being the higher of its fair value less cost to sell and its value in use), an impairment loss is recognized in income. The fair value less cost to sell is the amount obtainable from the sale of an asset in an arm’s length transaction while value in use is the present value of estimated future cash flows expected to arise from the continuing use of an asset and from its disposal at the end of its useful life. Recoverable amounts are estimated for individual assets or, if this is not possible, for the cash generating unit to which the assets belong. Reversal of impairment losses recognized in prior years is recorded in income when there is an indication that the impairment losses recognized for the assets no longer exist or have decreased.

e)	Long-lived assets

Long-lived assets and certain intangibles held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. When such events or changes occur, an estimate of the future cash flows expected to result from the use of the assets and their eventual disposition is made. If the sum of such expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset, an impairment loss is recognized in an amount by which the assets’ net book values exceed their fair values.

f)	Loans Receivable

The amounts of loans include accrued interest and applicable monetary exchange incurred but not paid to the balance sheet date.

g)	Organization Costs

Organization costs consisting of fees incurred to incorporate the Company and commence operations are expensed as incurred.

h)	Compensated absence

The liability for future compensation for employee vacations earned is fully accrued as benefits are earned.

i)
i)	Interest bearing borrowings

Interest bearing borrowings are recognized initially at the proceeds received, net of transaction costs incurred. In subsequent periods, borrowings are stated at amortized cost using the effective yield method; any difference between proceeds (net of transaction costs) and the redemption value is recognized in the income statement over the period of the borrowing. When borrowings are repurchased or settled before maturity, any difference between the amount repaid and the carrying amount is recognized immediately in the income statement.

j)	Provisions

Provisions are recognized when there is a present legal or constructive obligation as a result of past events, it is probable that an outflow of resources will be required to settle the obligation and a reliable estimate of the amount can be made. Contingencies for labor, tax, commercial and civil litigations in the ordinary course of our business are recorded when determined that the loss is probable and can be reasonably estimated. The assessment of liability and amount of loss is based on a number of factors, including legal advice and management’s estimate of the likely outcome.

k)	Fair Value of Financial Instruments

Financial instruments consist of cash and cash equivalents, loans receivable, notes payable and amounts due to affiliates. The carrying value of these financial instruments approximates their fair value.

In managing interest rate and currency risks, the Company aims to reduce the impact of short term fluctuations on the Company’s earnings. Over the longer term, however, permanent changes in foreign exchange and interest rates would have an impact on earnings.

l)	Income Taxes

The Company has not yet generated any profits and, accordingly, no general provision for income taxes is recorded in these financial statements. Income taxes in Brazil comprise Federal income tax and social contribution and there is no state or local income taxes in Brazil. The income tax statutory rates are 25.0% for Federal income tax and 9.0% for Social contribution. As of June 30, 2007, Comanche Participações and its subsidiaries had tax loss carryforwards for income and social contribution taxes of approximately $ 11.4 million. These amounts can be used to offset future taxable income and have no expiration date. The Company is not subject to income taxes in the Cayman Islands, although some subsidiaries may be subject to income taxes in their respective jurisdictions.

Federal and State income tax filings of the Company’s subsidiaries are subject to examination by the tax authorities.
m)

m)	Segment reporting

A segment is a distinguishable component of the Company that is engaged either in providing products or services (business segment), or in providing products or services within a particular economic environment (geographical segment), which is subject to risks and rewards that are different from those of other segments. At this time the Company has only one segment, which is the Company’s investment in two holding companies located in the Brazil and Corporate Overhead.

n)	Revenue recognition

The company derives its revenue from sales of ethanol. Revenues are recognized when title to the products is transferred. The company recognizes revenue on products it sells to distributors when, according to the terms of the sales agreements, delivery has occurred, performance is complete, no right of return exists, and pricing is fixed or determinable at the time of sale.

There are several additional conditions for recognition of revenue: that the collection of sales proceeds be reasonably assured based on historical experience and current market conditions, that pricing be fixed or determinable, and that there be no further performance obligations under the sale.

The Company follows Staff Accounting Bulletin (SAB) No. 104, Revenue Recognition, the SEC interpretation of accounting guidelines on revenue recognition.

o)	Earnings per Share

Basic earnings per share amounts are calculated based on the weighted average number of shares outstanding during the period. Diluted earnings per share, when applicable, are calculated by adjusting the profit measure and the weighted average number of shares in issue on the assumption of conversion of all dilutive potential shares. The treasury stock method is applied to determine the number of potentially dilutive shares.

p)	Comprehensive income (loss)

SFAS No. 130, “Reporting Comprehensive Income,” establishes standards for reporting and display of comprehensive income and its components in financial statements. It requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. Comprehensive loss consists of net loss and the effects of foreign currency translation adjustments.

4.
4.	NEW ACCOUNTING PRONOUNCEMENTS

In June 2006, the FASB issued Interpretation No. 48 - Accounting for Uncertainty in Income Taxes-An Interpretation of FASB Statement No. 109 (FIN 48). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109, Accounting for Income Taxes. This interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Statement became effective for the Company beginning January 1, 2007 and did not have a material impact on the Company’s consolidated financial statements.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (SFAS 157). SFAS 157 provides a common definition of fair value and establishes a framework to make the measurement of fair value in generally accepted accounting principles more consistent and comparable. SFAS 157 also requires expanded disclosures to provide information about the extent to which fair value is used to measure assets and liabilities, the methods and assumptions used to measure fair value, and the effect of fair value measures on earnings. SFAS 157 is effective for fiscal years beginning after November 15, 2007. The Company is currently analyzing the potential impact, if any, of SFAS 157 on its financial statements.

FASB Statement 155: Fair Value Option for Hybrid Instruments: SFAS No. 155: In May 2005, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Instruments,” which is an amendment of SFAS No. 133 and 140 and allows financial instruments that have embedded derivatives to be accounted for as a whole (eliminating the need to bifurcate the derivative from its host) if the holder elects to account for the whole instrument on a fair value basis. SFAS No. 155 is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. Companies must apply the standard prospectively. This Statement does not currently affect the Company’s consolidated financial statements.

Variability in Variable Interest Entities (VIEs) FIN 46(R)-6: On April 13, 2006, the FASB issued FASB Staff Position No. FIN 46(R)-6, "Determining the Variability to Be Considered in Applying FASB Interpretation No. 46(R). At issue is the type of variability that should be considered in identifying variable interests (i.e., risks of fluctuations in cash flows, fair values of assets, both, or risks that the VIE was designed to bear). The FSP supports the "by design" approach under which the determination of whether an interest is variable requires a thorough understanding of the design of the potential variable interest entity. This Statement does not affect the Company’s consolidated financial statements.

5.
5.	BUSINESS COMBINATION

In April 2009, Canitar acquired certain farmland and ethanol production equipment in the area of Ourinhos, state of São Paulo, Brazil, for approximately $ 15 million, inclusive of closing costs. Approximately $ 12 million of this total was allocated to property and equipment, with the remainder being allocated to environmental licenses.

In April 2009, Santa Anita acquired substantially all of the assets of Destilaria de Álcool Simões Ltda. an ethanol producer in the vicinity or Tatuí, state of São Paulo, Brazil, for approximately $ 36 million, inclusive of closing costs. Approximately $ 25 million of this total was allocated to property and equipment, $ 3 million to environmental licenses obtained in the acquisition and the remainder to goodwill.

In April 2009, Bahia acquired substantially all of the assets of IBR - Inoquimica do Brasil Ltda., a biodiesel producer in the vicinity or Salvador, state of Bahia, Brazil on April 5, 2007, for approximately $ 12 million, inclusive of closing costs. Approximately $ 9 million of this total was allocated to property and equipment, $ 2 million to environmental licenses and the remainder to goodwill.

Allocation of purchase price above represents preliminary allocations. When final valuations of the assets acquired are completed by independent third party valuation experts final allocation could be different than what is included above.

6.	CASH AND CASH EQUIVALENTS

	June 30, 2007	Dec. 31, 2006

Cash and bank accounts	$22,062	$32

	$22,062	$32

7.	SHORT-TERM INVESTMENTS

		Outstanding Balance
	Average Annual Interest Rate - %	June 30, 2007	Dec 31, 2006
In Brazilian Reais:
Bank certificate of deposit	15.6%	$798	$-
Bank certificate of deposit	12.0%	763	-

		$1,561	$-

The certificates of deposit can be redeemed at any time without penalty. These investments are stated at cost plus accrued interest at the balance sheet date.

8.
8.	LOANS RECEIVABLE

In connection with negotiations to acquire assets from a certain Brazilian ethanol production company (the “Producer”), Comanche Participações advanced $ 1,852 to the Producer as of December 31, 2006. These funds were used primarily to reduce indebtedness of the Producer and to secure the purchase of 17,946 tons of sugar cane for the 2006 harvest. $ 832 of this amount was secured by contracts to purchase ethanol at a 7% discount to the prevailing ESALQ price at the date of delivery. As of December 31, 2006, this would be equivalent to approximately 2,274,000 liters of ethanol. The assets of the Producer were secured as collateral against the remaining amounts due. The assets of the Producer were acquired in April 2007 and the outstanding amount of the loan was applied against the purchase price.

9.	INVENTORIES

The following is a summary of inventory balances:

	June 30, 2007	Dec. 31, 2006

Raw Materials	$5,526	$-
Work in Process	33	-
Finished goods	869	-

	$6,428	$-

10.	PROPERTY, PLANT AND EQUIPMENT

The following is a summary of Fixed Asset balances for the periods shown:

	June 30, 2007	Dec., 31, 2006

Land	$8,087	$-
Buildings	3,274	-
Vehicles, Machinery and Equipment	37,367	-
Planted Cane	1,585	-
Other Fixed Assets	23	-
Construction in Progress	508	-
Less: Accumulated Depreciation	(986)	-

	$49,858	$-

11.	DEBT ISSUANCE COSTS

The following is a summary of debt issuance costs:

	June 30, 2007	Dec. 31, 2006

Debt Issuance Costs	$3,448	$-
Accumulated Amortization	(155)	-
•		-
	$3,293	$-

12.	LICENSES

Amounts shown refer to the value of environmental licenses and permits obtained with the Canitar, Santa Anita and Bahia acquisitions. These licenses are deemed to have an indeterminate life and, hence, their value is not amortized.

13.	DUE TO AFFILIATE COMPANIES

The outstanding balance of $ 1,465 refers to advances from an officer and affiliated companies controlled by the officers to fund the Loans Receivable described in item 8 above and to fund the Company’s U.S. and Brazilian operations. The loans accrue interest at rates of 6% to 9% annually and are repayable on demand. The outstanding balance is composed as follows:

	June 30, 2007	Dec. 31, 2006	Annual interest rate (%)

Palatum Investments, LLC	$447	$819	9.00
Octet Data Centers Participações	773	676	6.00
Octet Participações	5	5	6.00
Greenwich Administrative Services, LLC	240	664	9.00
Citlali LLC	-	54	9.00
Thomas Cauchois - Officer	-	181	9.00

	$1,465	$2,399
14.	SHORT-TERM DEBT

				Outstanding Balance
	Maturity	Currency	Annual Interest Rate - %	June 30, 2007	Dec. 31, 2006
Property and equipment acquisition	2008	US Dollar	Libor + 5%	$590	$-
Property and equipment acquisition	2008	Brazilian Reais	0%	5,178	-

				$5,768	$-

15.	CONVERTIBLE DEBT

The outstanding balance of $ 54,804 is composed of the following:

				Outstanding Balance
	Maturity	Currency	Annual Interest Rate - %	June 30, 2007	Dec. 31, 2006
Convertible Debt Issuance	2012	US Dollar	Libor + 3.5%	$61,803	$-
Less: Amortized values of warrants issued	-	-	-	(6,999)	-

Total				$54,804	$-

Less: Current Maturities				-	-

Long-Term Portion				$54,804	$-

16.	LONG-TERM DEBT

				Outstanding Balance
	Maturity	Currency	Annual Interest Rate - %	June 30, 2007	Dec. 31,2006
Property and equipment acquisition	2008	US Dollar	Libor + 5%	$825	$-
Property and equipment acquisition	2008	US Dollar	11.0%	675	-

				$1,500	$-

17.	GENERAL AND ADMINISTRATIVE EXPENSES

The following summarize the components of General and Administrative Expense for the periods shown:

	April 1- June, 30 2007	June 8 (date of inception) June 30, 2006	January 1- June, 30 2007	June 8 (date of inception) June 30, 2006
Payroll	$659	$-	$828	$-
Consulting, Legal & Professional Fees	247	73	311	73
Preoperational Expenses of Comanche Bahia	99	-	99	-
Taxes	225	1	228	1
Travel	104	7	117	7
Depreciation and Amortization	212	-	212	-
Other	309	5	324	5

Total	$1,855	$86	$2,119	86

18.	DILUTED SHARES OUTSTANDING

As of June 30, 2007, the Company’s outstanding convertible debt was potentially convertible into 11,236,826 additional shares of Company stock. Since, the inclusion of these shares would have been antidilutive, they were disregarded for the purposes of calculating diluted shares outstanding and diluted earnings per share.

19.	SEGMENT INFORMATION

Summary geographical results for the Company’s operations are as follows:

ASSETS	Brazil	Corporate Overhead	Eliminations	Consolidated as of June 30, 2007

Cash and short-term Investments	$3,476	$20,147	$-	$23,623
Inventories	6,428	-	-	6,428
Other current assets	1,060	242	-	1,302
	10,964	20,389	-	31,353

Fixed Assets	49,858	-	-	49,858
Other Assets	17,687	3,293	-	20,980
Intercompany	(500)	62,409	(61,909)	-

Total Assets	$78,009	$86,091	($ 61,909)	$102,191

LIABILITIES AND SHAREHOLDERS’ EQUITY	Brazil	Corporate Overhead	Eliminations	Consolidated as of June 30, 2007

Liabilities	$13,256	$58,166	$-	$71,422
Shareholders’ Equity	64,753	27,925	(61,909)	30,769

Total Liabilities and Shareholders’ Equity	$78,009	$86,091	($ 61,909)	$102,191

- STATEMENT OF OPERATIONS	Brazil	US/Cayman	Eliminations	Six Months ending June 30, 2007

Revenue	$1,841	$-	$-	$1,841
Cost of Sales	(1,144)	-	-	(1,144)
Gross Profit	697	-	-	697

Selling, General and Administrative expenses	(1,429)	(690)	-	(2,119)

- Operating loss	(732)	(690)	-	(1,422)

Other Income (Expense)	224	(1,459)	-	(1,235)

- Net loss	$(508)	$(2,149)	$-	($ 2,657)
20.

20.	RELATED PARTY TRANSACTIONS

The Company has related party transactions with its Directors and Officers and with affiliate companies controlled by those individuals.

Various affiliates of the Company had previously owned Comanche Participações prior to its acquisition by Palatum Investments, LLC (“Palatum”), another affiliated company. Due to somewhat different ownership structures between Palatum and the prior owners, this acquisition was accounted for under the provisions of SFAS 141, Business Combinations. The prior owners had invested a total of $ 954 in Comanche Participações to pay third party consulting fees. As of the date of acquisition though, Comanche Participações had no assets or liabilities and had no revenue generating activities. As such, the fair value of Comanche Participações was deemed to be zero and no value was paid by Palatum for the acquisition. Comanche LLC then acquired ownership of Comanche Participações from Palatum on July 10, 2006 for a note payable of $ 781. This amount reflects the sums invested in Comanche Participações by Palatum at the date of acquisition. Since Palatum and Comanche LLC are under common control, the purchase accounting provisions of SFAS 141 did not apply to this transaction. The note payable bears interest at a rate of 9% annually and is repayable on demand. The outstanding balance was $ 447 as of June 30, 2007.

Other affiliates and one officer of the Company advanced a total of $ 909 during 2006 to the Company and its subsidiaries to help fund the Notes Receivable discussed in Note 8. These advances bear interest at rates from 6% to 9% annually and are repayable on demand. The outstanding balance of these loans was $ 778 as of June 30, 2007.

An affiliate of the Company, Greenwich Administrative Services, LLC (“GAS”), which is owned by officers of the Company, performs various administrative and accounting services for the Company at cost plus 7.5%. Total expenses related to these administrative and accounting services amounted to $ 645 in 2006 and $ 419 for the first six months of 2007. Amounts due to GAS are recorded on the financial statements as a “Due to Affiliate” balance. Unpaid amounts bear interest at a rate of 9% annually. The outstanding balance was $240 as of June 30, 2007.
21

21.	COMMITMENTS AND CONTINGENT LIABILITIES

Commitments

The Company signed an agreement with Rodman & Renshaw, an investment banking firm located in New York, NY on October 17, 2006 to arrange for a placement of the Company’s securities (the “Rodman Agreement”). Pursuant to the Rodman Agreement, the Company intends to raise approximately $ 15 million of new common equity and $ 35 - $ 60 million of convertible debt securities. The Company agreed to pay Rodman & Renshaw a non-refundable financial advisory fee of $ 15 per month for 3 months following execution of the Rodman Agreement. In addition, the Company agreed to reimburse Rodman & Renshaw for all reasonable travel and out-of-pocket expenses up to a maximum of $ 50 over the life of the contract. Pursuant to the terms of the engagement, the Company is obligated to pay to the Placement Agent in connection with the Offering (i) a cash fee equal to 6% of the gross proceeds from sale of the Units, (ii) warrants (the “Placement Warrants”) which will be exercisable for that number of Shares equal to 8.5% of the Shares sold in the Offering, and (iii) reimbursement of expenses actually incurred by the Placement Agent, including but not limited to, fees of the Placement Agent’s counsel. Such reimbursement shall be limited to $ 50 without prior written approval by the Company.

The bulk of the remuneration described above was contingent on the consummation of a successful offering. As of June 30, 2007, all compensation due Rodman was either paid or accrued on the books of the Company.

Contingent Liabilities

The Company agreed to indemnify the Placement Agent against certain liabilities that may be incurred in connection with this Offering, including certain civil liabilities under the Securities Act, and, where such indemnification is not available, to contribute to the payments the Placement Agent may be required to make in respect of such liabilities

22.	CALLED UP SHARE CAPITAL

On incorporation on February 9, 2007, the Company authorized 100,000,000 shares and issued 2 common shares of $ 0.001 each. At the balance sheet date, all of the allotted share capital was paid.

The holders of common shares are entitled to receive dividends as declared from time to time and are entitled to one vote per share. There are no preference shares outstanding.

23.
23.	SUBSEQUENT EVENTS

(a) On August 3, 2007, the Company entered into an agreement with Rodman & Rensaw, LLC terminating the engagement of that firm.

(b) On September 28, 2007, during a dry electrical storm, an ethanol storage tank at the Company’s Canitar facility was struck by lightning and exploded. The blaze then expanded to 2 adjoining additional ethanol tanks. One worker was killed and two workers were injured in the incident. A total of nine million liters of stored ethanol was burned in the fire. The Company has made a claim on its insurers for the full fair market value of the ethanol lost, which it estimates to be $2.806 million as of the date of loss, but has not reached agreement with the insurers as to what amount will be paid.

(c) On October 15, 2007, Comanche Brasil Participacoes Ltda. formed a further subsidiary, Comanche Bioenergia do Maranhao Ltda., in order to carry out the development of its greenfield project in the state of Maranhao. The company is not yet in operation.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Quotaholders of
Destilaria de Álcool Simões Ltda.
São Paulo - Brazil

We have audited the accompanying balance sheet of Destilaria de Álcool Simões Ltda. (the “Company”) as of December 31, 2006 and 2005, and the related statements of operations, comprehensive loss, quotaholders’ equity, and cash flows for the years ended December 31, 2006 and 2005. These financial statements are the responsibility of the Company’s Management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Destilaria de Álcool Simões Ltda. as of December 31, 2006 and 2005, the results of its operations and its cash flows for the years ended December 31, 2006 and 2005, in conformity with accounting principles generally accepted in the United States of America.

As mentioned in Note 1, Destilaria de Álcool Simões Ltda is a member of a group affiliated companies and, as disclosed in the notes to the financial statements, has transactions and relationships with members of the group. Because of these relationships, it is possible that the terms of these transactions are not the same as those, which would result from arms-length transactions among wholly unrelated parties.

/s/ BDO Trevisan Auditores Independentes
São Paulo, Brazil
June 30, 2007

DESTILARIA DE ÁLCOOL SIMÕES LTDA.

BALANCE SHEET AS OF
DECEMBER 31, 2006 AND 2005
(In thousands of u.s. dollars)

		December 31,
ASSETS	Notes	2006	2005

Current assets -

Cash and cash equivalents	(5)	$5	$12
Trade accounts receivable		-	66
Inventories	(6)	1,179	1,600
Recoverable taxes		8	7
Prepaid expenses		-	37
Related parties	(11)	-	1,805
Other assets		65	19

Total current assets		1,257	3,546

Noncurrent assets -

Certificates of deposit	(7)	680	529
Property, plant and equipment, net	(8)	5,243	4,919

Total noncurrent assets		5,923	5,448

Total Assets		$7,180	$8,994

		December 31,
LIABILITIES AND QUOTAHOLDERS’ EQUITY	Notes	2006	2005

Current liabilities -

Loans	(9)	$1,026	$498
Suppliers		103	32
Taxes payable	(10)	1,009	460
Salaries and social charges payable		195	93
Other accounts payable		-	32
Accrued liabilities		89	23
Related parties	(11)	-	8,638
Contingents liabilities	(13)	52	-

Total current liabilities		2,474	9,776

Noncurrent liabilities -

Loans	(9)	649	2,029

Total noncurrent liabilities		649	2,029

Quotaholders’ equity (deficit):	(14)

Capital (par value of $0.46, 20,227,200 authorized, issued and outstanding at December 31, 2006)		9,341	118
Accumulated deficit		(4,910)	(2,794)
Cumulative translations adjustment		(374)	(135)

Total Quotaholders’ equity (deficit)		4,057	(2,811)

Total Liabilities and Quotaholders’ equity		$7,180	$8,994

The notes are an integral part of the financial statements

DESTILARIA DE ÁLCOOL SIMÕES LTDA.

- STATEMENTS OF OPERATIONS AND COMPREENSIVE LOSS FOR THE
YEARS ENDED DECEMBER 31, 2006 AND 2005
(In thousands of U.S. dollars, except per quota data)

		For the years ended December 31,
STATEMENT OF OPERATIONS	Notes	2006	2005

GROSS SALES		$4,006	$6,050
Taxes on sales		(718)	(894)

NET SALES		3,288	5,156

Cost of sales		(3,689)	(6,152)

GROSS LOSS		(401)	(996)

OPERATING EXPENSES
General and administrative	(15)	(1,685)	(802)
Other operating expense, net		(90)	(142)

LOSS FROM OPERATIONS		(2,176)	(1,940)

OTHER INCOME (EXPENSES)
Interest expense, net		(186)	(25)
Transaction gain or (loss)		239	(205)
Other non-operating income		7	-

NET LOSS		(2,116)	(2,170)

Foreign currency translation adjustment, net of tax		(239)	(102)

Comprehensive Loss		$(2,355)	$(2,272)

Loss per Common Quota
Basic and Diluted		$(0.65)	$(5.43)

Weighted Average Quotas
Basic and Diluted		3,279,018	400,000

The notes are an integral part of the financial statements

DESTILARIA DE ÁLCOOL SIMÕES LTDA.

STATEMENT OF QUOTAHOLDERS’ EQUITY FOR THE
YEARS ENDED DECEMBER 31, 2006 AND 2005
(In thousands of U.S. dollars, except for the share data)

	Statutory Capital		Accumulated	Accumulated and Other Comprehensive
	Quotas	Par value	Deficit	Income	Total

Balance on December 31, 2004	400.000	$118	$(624)	$(33)	$(539)

Net loss	-	-	(2,170)	-	(2,170)
Cumulative translation adjustment	-	-	-	(102)	(102)

Balance on December 31, 2005	400,000	118	(2,794)	(135)	(2,811)

Capital increase:
Debt converted into capital	19,827,200	9,223	-	-	9,223
Net loss	-	-	(2,116)	-	(2,116)
Cumulative translation adjustment	-	-	-	(239)	(239)

Balance on December 31, 2006	20,227,200	$9,341	$(4,910)	$(374)	$4,057

The notes are an integral part of the financial statements

DESTILARIA DE ÁLCOOL SIMÕES LTDA.

STATEMENT OF CASH FLOWS FOR THE
YEARS ENDED DECEMBER 31, 2006 AND 2005
(In thousands of U.S. dollars)

	For the years ended December 31,
STATEMENT OF CASH FLOW	2006	2005

Cash Flows from Operating Activities
Net loss	$(2,116)	$(2,170)
Adjustments to reconcile net loss to net cash used in operating activities
Change in cumulative translation adjustment	(239)	(102)
Depreciation and amortization	657	518
Interest on loans	252	15
Monetary and exchange variations, net	40	(587)
Provision for contingencies	52	-

Changes in current assets and liabilities
Trade accounts receivable	66	105
Inventories	421	(867)
Recoverable taxes	(1)	(7)
Prepaid expenses	37	(37)
Other assets	(46)	(19)
Related parties	1,805	2,867
Suppliers	71	(1,303)
Taxes payable	549	264
Salaries and social charges payable	102	51
Accounts payable	(32)	32
Accrued liabilities	66	18

Net cash provided by (used in) operating activities	1,684	(1,222)

Cash Flows - Investing Activities
Net redemption of (investment in) bank certificates of deposit	(151)	(529)
Purchase of property, plant and equipment	(568)	(531)

Net cash used in investing activities	(719)	(1,060)

Cash Flows from Financing Activities
Repayment of loans	(995)	(234)
Proceeds from borrowings	23	2,479

Net cash provided by (used in) financing activities	(972)	2,245

Net decrease in cash and cash equivalents	(7)	(37)

Cash and cash equivalents at beginning of period	12	49

Cash and cash equivalents at end of period	5	$12

SUPPLEMENTAL CASH FLOW DISCLOSURES
Cash paid during the period for:
Income taxes	-	-
Interest	157	-
Noncash transactions:
Debt converted into capital	$9,223	-

The notes are an integral part of the financial statements

DESTILARIA DE ÁLCOOL SIMÕES LTDA.

NOTES TO FINANCIAL STATEMENTS FOR THE
YEARS ENDED DECEMBER 31, 2006 AND 2005
(In thousands of U.S. dollars, except otherwise indicated)

1.	OPERATIONS

Destilaria De Álcool Simões Ltda. (“Simões“) is a vertically integrated, fuel ethanol producer located approximately 125 km. from the city of São Paulo.

Simões was initially established in 1958 as a cachaça (a type of liquor produced from sugar cane) producer. In March 2003, after a sizeable recapitalization and a complete substitution and reconstruction of the industrial plant, Simões was transformed into a fuel ethanol producer. In addition, Simões has leased and planted sugar cane farmland adjacent to the plant.

A relevant part of the Company’s sales, approximately 83% in 2006 (78% in 2005), is represented by transactions with the related parties Midas Elastômeros do Brasil, Petronossa, Gpetro Distribuidora and Polipetro Distribuidora de Combustíveis. These transactions with related parties were not carried out based on arms-length transactions. If the Company would had carried out its sales with unrelated parties, based on the monthly average market price of ethanol provided by ESALQ (“Escola Superior de Agricultura Luis de Queiroz”), its net sales would have increased by approximately $49 and $207 in 2006 and 2005, respectively. The Company incurred a gross loss in 2005 and 2006, mainly because it operated below its production capacity in such years.

2.	PRESENTATION OF FINANCIAL STATEMENTS

The financial statements of Destilaria de Álcool Simões Ltda. have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”), which requires management to make judgments, estimates and assumptions that affect the application of policies and reported amounts of assets and liabilities, income and expenses during the reporting period and require the disclosure of contingent assets and liabilities as of the date of the financial statements. The estimates and associated assumptions are based on historical experience and various other factors that are believed to be reasonable under the circumstances, the results of which form the basis of making the judgments about carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates. The estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimate is revised if the revision affects only that period, or in the period of the revision and future periods if the revision affects both current and future periods.

a)	Basis of Preparation

The accompanying financial statements, denominated in United States of America Dollars, were prepared in accordance with accounting principles generally accepted in the United States of America.

Since the Company has a functional currency other than the U.S. dollar, assets and liabilities accounts are translated into United States dollars at exchange rates in effect at the balance sheet date, and income and expenses are translated at weighted average exchange rates in effect during the period. Resulting translation adjustments are reported as other comprehensive income (loss) and accumulated in Quotaholders’ Equity. Transaction gains and losses that arise from exchange rate changes on transactions denominated in a currency other than the functional currency are included in statement of operations as incurred.

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a)	Cash and Cash Equivalents

Cash and cash equivalents include cash on hand, deposits in banks with original maturities of three months or less.

b)	Inventories

Inventories are stated at the lower of cost and net realizable value. Work in progress and finished goods are valued at direct production cost. The cost of production comprises the direct cost of raw materials purchased from third parties, agriculture costs, which comprise the growing costs and the costs of harvesting, transport and other point of purchase costs, the direct manufacturing expenses, an appropriate allocation of material and manufacturing overhead and an appropriate share of the depreciation and write-downs of assets used for production, when applicable. If the purchase or production cost is higher than the net realizable value, inventories are written down to net realizable value. Net realizable value is the estimated selling price in the ordinary course of business, less the estimated costs of completion and selling expenses.

c)	Property, plant and equipment

Property, plant and equipment are stated at purchase price or production cost less accumulated depreciation and impairment losses. Freehold land is carried at purchase cost. Expenses for the repair of property, plant and equipment are usually charged against income when incurred. They are, however, capitalized when they increase the future economic benefits expected to arise from the item of property, plant and equipment. Costs of developing sugar cane orchards are capitalized during the development period and depreciated over the estimated productive lives. Assets under construction represent plant and properties under construction and are stated at cost. This includes cost of construction, plant and equipment and other direct costs. Assets under construction are not depreciated until such time as the relevant assets are available for their intended use. Interest incurred on borrowings directly attributable to the construction of such assets is capitalized as part of the cost of the asset. Depreciation is calculated on a straight line method over the estimated useful life or utility of the assets. Where the carrying amount of an asset is greater than its estimated recoverable amount, it is written down immediately to its recoverable value.

d)	Impairment of assets

Assets are reviewed for impairment whenever events or changes in circumstances indicate that their carrying amount may not be recoverable. Whenever the carrying amount of an asset exceeds its recoverable amount (being the higher of its fair value less cost to sell and its value in use), an impairment loss is recognized in income. The fair value less cost to sell is the amount obtainable from the sale of an asset in an arm’s length transaction while value in use is the present value of estimated future cash flows expected to arise from the continuing use of an asset and from its disposal at the end of its useful life. Recoverable amounts are estimated for individual assets or, if this is not possible, for the cash generating unit to which the assets belong. Reversal of impairment losses recognized in prior years is recorded in income when there is an indication that the impairment losses recognized for the assets no longer exist or have decreased.

e)	Interest bearing borrowings

Interest bearing borrowings are recognized initially at the proceeds received, net of transaction costs incurred. In subsequent periods, borrowings are stated at amortized cost using the effective yield method; any difference between proceeds (net of transaction costs) and the redemption value is recognized in the income statement over the period of the borrowing. When borrowings are repurchased or settled before maturity, any difference between the amount repaid and the carrying amount is recognized immediately in the income statement.

f)	Provisions

Provisions are recognized when there is a present legal or constructive obligation as a result of past events, it is probable that an outflow of resources will be required to settle the obligation and a reliable estimate of the amount can be made. Contingencies for labor, tax, commercial and civil litigations in the ordinary course of our business are recorded when determined that the loss is probable and can be reasonably estimated. The assessment of liability and amount of loss is based on a number of factor, including legal advice and management’s estimate of the likely outcome.

g)	Fair Value of Financial Instruments

Financial instruments consist of cash and cash equivalents and loans. The carrying value of these financial instruments approximates their fair value.

In managing interest rate and currency risks, the Company aims to reduce the impact of short term fluctuations on the Company’s earnings. Over the longer term, however, permanent changes in foreign exchange and interest rates would have an impact on earnings.

h)	Income Taxes

The Company has not yet generated any profits and, accordingly, no general provision for income taxes is recorded in these financial statements. Income taxes comprise Federal income tax and social contribution. The Brazilian income tax statutory rates are 25.0% for Federal income tax and 9.0% for Social contribution.

Deferred tax assets and liabilities are recognized under the liability method for temporary differences between the financial accounting and income tax basis of assets and liabilities. Deferred tax assets are reduced by a valuation allowance to an amount that management believes is more likely than not to be realized.

Federal and State income tax filings of the Company are subject to examination by the tax authorities.

i)	Revenue recognition

The Company derives its revenue from sales of ethanol. Revenues are recognized when title to the products is transferred. The Company recognizes revenue on products it sells to distributors when, according to the terms of the sales agreements, delivery has occurred, performance is complete, no right of return exists, and pricing is fixed or determinable at the time of sale.

There are several additional conditions for recognition of revenue: that the collection of sales proceeds be reasonably assured based on historical experience and current market conditions, that pricing be fixed or determinable, and that there be no further performance obligations under the sale.

The Company follows Staff Accounting Bulletin (SAB) No. 104, Revenue Recognition, the SEC interpretation of accounting guidelines on revenue recognition.

j)	Earnings per Share

Basic earnings per quotas amounts are calculated based on the weighted average number of quotas outstanding during the period. Diluted earnings per quota, when applicable, are calculated by adjusting the profit measure and the weighted average number of quota in issue on the assumption of conversion of all dilutive potential quotas. The treasury stock method is applied to determine the number of potentially dilutive quotas.

k)	Comprehensive income

SFAS No. 130, “Reporting Comprehensive Income,” establishes standards for reporting and display of comprehensive income and its components in financial statements. It requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. Comprehensive income consists of net income and the effects of foreign currency translation adjustments.

4.	NEW ACCOUNTING PRONOUNCEMENTS

In June 2006, the FASB issued Interpretation No. 48— Accounting for Uncertainty in Income Taxes-An Interpretation of FASB Statement No. 109 (FIN 48). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109, Accounting for Income Taxes. This interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Statement will be effective for the Company beginning January 1, 2007 and is not expected to have a material impact on the Company’s financial statements.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (SFAS 157). SFAS 157 provides a common definition of fair value and establishes a framework to make the measurement of fair value in generally accepted accounting principles more consistent and comparable. SFAS 157 also requires expanded disclosures to provide information about the extent to which fair value is used to measure assets and liabilities, the methods and assumptions used to measure fair value, and the effect of fair value measures on earnings. SFAS 157 is effective for fiscal years beginning after November 15, 2007. The Company is currently analyzing the potential impact, if any, of SFAS 157 on its financial statements.

FASB Statement 155: Fair Value Option for Hybrid Instruments: SFAS No. 155: In May 2005, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Instruments,” which is an amendment of SFAS No. 133 and 140 and allows financial instruments that have embedded derivatives to be accounted for as a whole (eliminating the need to bifurcate the derivative from its host) if the holder elects to account for the whole instrument on a fair value basis. SFAS No. 155 is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. Companies must apply the standard prospectively. This Statement does not currently affect the Company’s financial statements.

5.	CASH AND CASH EQUIVALENTS

	At December, 31
	2006	2005

Cash and bank accounts	$5	$12

	$5	$12

6.	INVENTORIES

The following is a summary of inventory balances at December 31, 2006 and 2005:

	At December 31,
	2006	2005

Finished goods	$1,179	$1,600

	$1,179	$1,600

7.	CERTIFICATES OF DEPOSIT

	At December, 31
	2006	2005

In Brazilian reais:
Bank certificates of deposit	$680	$529

	$680	$529

The certificates of deposit have a maturity date of November 20, 2008 and can be redeemed at any time without penalty. The average annualized interest rates related to the investments in Brazilian reais for the year ended December 31, 2006 were 17.15%. These investments are stated at cost plus accrued interest at the balance sheet date.

8.	PROPERTY, PLANT AND EQUIPMENT

The following is a summary of fixed assets balances at December 31, 2006 and 2005:

	Estimated	2006			2005
	useful life		Accumulated			Accumulated
	(years)	Cost	Depreciation	Net	Cost	depreciation	Net

Machinery and equipment and furniture	10	$3,893	$(839)	$3,054	$3,556	$(411)	$3,145
Installations and Buildings	10	1,140	(261)	879	1,041	(134)	907
Vehicles	5	419	(92)	327	383	(45)	338
Sugar cane planting costs	5	1,096	(113)	983	529	-	529

		$6,548	$(1,305)	$5,243	$5,509	$(590)	$4,919

The costs of preparing land for planting sugar cane, through lease, are amortized over five years from when the first cane crop is planted. Sugar cane reaches maturity between twelve and eighteen months of the first crop being planted. Subsequent crops are harvested on an annual basis.

9.	LOANS

			Annual interest	Balances
U.S. dollars:	Maturity	Currency	rate - %	2006	2005

Property and equipment acquisition	2008	U.S. dollar	LIBOR plus 5.0	$1,652	$2,527

Brazilian currency:
Working capital	2007	Brazilian Reais	120	23	-

Total				1,675	2,527

Less- Current maturities				1,026	498
Long-term portion				$649	$2,029

The following summarizes the maturities of long-term debt loans including accrued interest:

	At December 31,
Year	2006	2005

2007	-	$1,015
2008	$649	1,014

	$649	$2,029

The related parties Vibrapar Participações and Rede Brasil Ltda. have agreed to guarantee through a letter of guarantee the due, compliance, performance and punctual observance of all obligations.

10.	TAXES PAYABLE

	At December 31,
	2006	2005

Pis/Cofins - Taxes on Revenue	$591	$421
ICMS - Value Added tax	415	37
Others	3	2

	$1,009	$460

11.	RELATED PARTY TRANSACTIONS

	At December 31,
	2006	2005

Current assets:
Univen Petroquímica Ltda.	-	$539
Transvem Transportes Ltda.	-	2
Vibrapar Participações	-	1,264

	-	1,805

Current liabilities:
Petrovia Ltda. (a)	-	4,059
Petrovia Ltda. (b)	-	4,579

	-	8,638

a.	Accounts payable to related party Petrovia Ltda. for acquisitions of property, plant and equipment. The accounts payable do not accrue interest and matured on December 31, 2006.

b.	Refers to working capital loans made by related party Petrovia Ltda. to the Company. The loans do not accrue interest and do not have maturity date.

As of October 10, 2006, the Quotholders’approved the capital increase through a debt conversion from the related party Petrovia Ltda.

12.	INCOME AND SOCIAL CONTRIBUTION TAX CREDITS

As of December 31, 2006, the Company had tax losses that can be carried forward indefinitely up to 30% of annual taxable income, composed as follows:

Year	Income tax	Social contribution tax

2003	$60	$60
2004	797	797
2005	2,987	2,987
2006	2,490	2,490

	$6,334	$6,334

Income and social contribution taxes on temporary differences and tax loss carry forwards are shown below:

	2006	2005

Deferred tax assets on:
Income tax losses	$1,584	$961
Social contribution tax losses	570	346

	2,154	1,307

Deferred tax assets on temporary differences:
Accrual for contingencies	18	-

	18	-

Deferred income and social contribution tax assets, net	2,172	1,307
Valuation allowance	(2,172)	(1,307)

Deferred tax assets, net	-	-

The Company adopts the criteria of recognizing deferred tax assets on loss carryforwards and credits referring to temporary differences, when realization is probable, based on internal studies and forecasts.

13.	CONTINGENT LIABILITIES

As of December 31, 2006, reserves in the amount of $ 52 were recognized which, according to management, based on its legal counsel’s opinion, are sufficient to cover losses expected to result from current lawsuits. The amounts reserved are summarized as follows:

	At December 31,
	2006	2005

Labor contingencies	$52	-

	$52	-

Labor contingencies

As of December 31, 2006, the Company is subject to labor lawsuits with the most diverse characteristics and in different phases of litigation. Based on a case by case analysis of each issue and consultation with its outside legal counsel, the Company set up provisions for probable losses for its legal proceedings involving labor lawsuits.

Civil contingency

As of December 31, 2006, the company is defendant in a variety of civil cases at various stages of proceedings. These suits represent a total maximum risk of $39. Based on opinions of its legal counsel, whose expected favorable outcome is possible, the management has not recorded reserve for contingencies.

In the opinion of management none of these proceedings, individually or as a whole, is expected to have a material adverse effect on the financial position or results of operations of the Company.

14.	QUOTAHOLDERS’ CAPITAL

a)	Capital

As of December 31, 2006, fully paid-up capital is composed as follows:

Quotaholders	Number	Amount

Univen Petroquímica Ltda.	16,990,848	$7,846
Werner José Brancaglion Rottgering	809,088	374
Eunice Granato Quecine	809,088	374
Jairo Simões de Almeida	728,179	336
Fabio Simões de Almeida	728,179	336
Luciana Simões de Almeida Kfouri	161,818	75

	20,227,200	$9,341

b)	Debt Capitalization

As of October 10, 2006, the Quotaholders approved the capital increase in the amount of $9,223 through a debt conversion from the related party Petrovia Ltda. At the same date Petrovia Ltda. transferred its 16,990,848 quotas to Univen Petroquímica Ltda.

15.	GENERAL AND ADMINISTRATIVE EXPENSES

The following summarize the components of General and Administrative Expense:

	For the year ended December 31,
	2006	2005

Payroll	$1,428	$634
Utilities	105	74
Consulting & Professional Fees	65	29
Other	87	65

Total Expenses	$1,685	$802

16.	AGRICULTURE PARTNERSHIP COMMITMENTS

	At December 31,
	2006	2005
Commitments under non-cancellable operating commitments on land use expiring:
Within one year	$734	$370
Later than one year and in less than five years	1,931	1,222

	$2,665	$1,592

Payments for land leases are calculated based on the quantity per leased area and price of the sugarcane in the month prior to payment. In order to calculate future obligations, the sugarcane prices of December 31, 2006 and 2005, respectively, were used.

The payments are recognized in the profit and loss account.

Agriculture partnership agreements relate to use of land for sugar cane planting. The agreements are negotiated for an average term of 4 years.

17.	SEGMENT INFORMATION

The Company operates in one business and one geographical segment. Accordingly, no segment information is reported.

18.	SUBSEQUENT EVENTS

On January 17, 2007, the Company signed a definitive agreement to be acquired by Comanche Participações do Brasil Ltda., a holding company established to invest in agricultural clean fuel production.

On April 4, 2007, Comanche Participações do Brasil Ltda. completed the Company acquisition.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences or committing a crime. Our articles of association provide for indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such, except through their own fraud or willful default.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7. RECENT SALES OF UNREGISTERED SECURITIES.

Since our inception on February 9, 2007, we have issued the following securities. We believe that each of the following issuances was exempt from registration under the Securities Act in reliance on Regulation S under the Securities Act or pursuant to Section 4(2) of the Securities Act regarding transactions not involving a public offering.

•	On June 19, 2006 Comanche Corporation issued one ordinary share to each of Thomas Cauchois and Alicia Noyola as a founder’s share.

•	In February 2007 the Company issued one ordinary share to each of Thomas Cauchois and Alicia Noyola as a founder’s share.

•
On April 3, 2007 the Company issued an aggregate of 3,000,000 ordinary shares and five year warrants to purchase an aggregate of 2,250,000 ordinary shares at $5.30 per share to 15 institutional investors for an aggregate gross purchase price of $15 million. The placement agent in such transaction received a cash commission of $900,000 in respect of such sale and five-year warrants to purchase an aggregate of 255,000 ordinary shares at $5.83 per share.

•
On April 3, 2007 the Company issued and sold to 14 institutional investors senior secured convertible notes of the Company in the aggregate principal amount of $44,752,540 and five year warrants to purchase an aggregate of 3,254,730 ordinary shares at $5.30 per share for an aggregate gross purchase price of $44,752,540. The placement agent in such transaction received a cash commission of $2,685,152 in respect of such sale and five-year warrants to purchase an aggregate of 691,630 ordinary shares at $5.83 per share.

•	On April 2, 2007 the Company issued an aggregate of 1,145,408 ordinary shares to each of Thomas Cauchois and Alicia Noyola in exchange for their holdings in Comanche Corporation.

•	In April 2007 the Company issued and aggregate of 165,049 ordinary shares to Ouro Verde Participacoes S/A in partial consideration for the acquisition of certain assets.

•	In April 2007 the Company issued an aggregate of 844,660 ordinary shares to Castanhera Acquisition Company LLC in partial consideration for the acquisition of certain assets.

On May 14, 2007, Comanche Clean Energy Corporation issued 37,004 ordinary shares to each of Alicia Noyola and Thomas Cauchois upon conversion by each of them of $185,020 of principal and accrued interest of indebtedness of the Company to them. The conversion rate for such purpose was one ordinary share for each $5.00 of debt converted. The conversion rate was determined based on the purchase price for the units in the April 3, 2007 private placement (except that no warrants were issued to Noyola or Cauchois).

•
In June 2007 the Company issued an aggregate of 1,050,000 ordinary shares and warrants exercisable until April 3, 2012 to purchase an aggregate of 787,500 ordinary shares at $5.30 per share to 6 institutional investors for an aggregate purchase price of $5,250,000.

•
In June 2007, the Company issued and sold to 7 institutional investors, for an aggregate purchase price of $17,050,000, senior secured convertible notes of the Company in the aggregate principal amount of $17,050,000 and warrants exercisable until April 3, 2012 to purchase an aggregate of 1,239,999 ordinary shares at $5.30 per share.

ITEM 8. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Exhibit Number	Description of Exhibit

1.1	Memorandum of Association of the Company.*

1.2	Articles of Association of the Company.*

1.3	Certificate of Formation of Comanche Clean Energy, LLC.**

1.4	Operating Agreement of Comanche Clean Energy, LLC.**

4.1	Form of Secured Convertible Note of the Company.*

4.2	Form of Warrants to Purchase Ordinary Shares of the Company.*

5.1	Opinion of Maples and Calder regarding the validity of the ordinary shares**

10.1	Form of Securities Purchase Agreement (Shares and Warrants) dated as of March 30, 2007 between the Company and the buyers set forth in the Schedule of Buyers attached thereto .*

10.2	Form of Securities Purchase Agreement (Notes and Warrants) dated as of March 30, 2007 between the Company and the buyers set forth in the Schedule of Buyers attached thereto .*

10.3	Amended and Restated Registration Rights Agreement dated as of September 30, 2007 between the Company and certain security holders.**

10.4	Lockup Agreement between the Company and certain shareholders.*

10.5	Pledge Agreement, dated April 3, 2007 between Comanche Cayman and Tri-State Title & Escrow, LLC.*

10.6
Purchase and Sale Private Instrument and Other Adjustment dated March 14, 2007 among FJJ Empreendimentos e Participacoes Ltda., Netoil Intermediacao de Negocios Ltda., Ouro Verde Participacoes S/A and Comanche Participacoes do Brasil Ltda. *

10.7
Private Instrument of Purchase and Sale and Other Agreements dated November 9, 2006 among IBR Inoquimica do Brasil Ltda., Hilton Barbosa Lima, Thiago Barbosa Lima and HBL Participacoes e Empreendimentos Ltda.*

10.8	Private Instrument of Purchase and Sale and Other Agreements dated Februray 14, 2007 among Francisco Ligeiro, Alice Maria Furlaneto Ligeiro and Comanche Participacoes do Brasil Ltda.*

10.9
Contract of Purchase and Sale and Other Settlements dated December 27, 2006 among Univen Petroquimica Ltda., Werner Jose Brancaglion Rottgering, Eunice Granato Quecine, Luciana Simões de Almeida Kfouri, Jairo Simões de Almeida, Fábio Simões de Almeida, Destilaria de Alcool Simoes Ltda., Vibrapar Participacoes Ltda., Cecilia Sansigolo Simoes de Almeida and Comanche Participacoes do Brasil Ltda.*

10.10
Supplement to Contract of Purchase and Sale and Other Settlements dated February 12, 2007 among Univen Petroquimica Ltda., Werner Jose Brancaglion Rottgering, Eunice Granato Quecine, Luciana Simões de Almeida Kfouri, Jairo Simões de Almeida, Fábio Simões de Almeida, Destilaria de Alcool Simoes Ltda., Vibrapar Participacoes Ltda., Cecilia Sansigolo.*

10.11
Addition, dated March 13, 2007 to Private Instrument of Purchase and Sale and Other Agreements among IBR Inoquimica do Brasil Ltda., Hilton Barbosa Lima, Thiago Barbosa Lima and HBL Participacoes e Empreendimentos Ltda.*

10.12	Private Contract of Advisory Services and Other Settlements, dated November 2, 2006 among Castanheira Acquisition Company LLC, the Company and Comanche Participacoes do Brasil Ltda.*

10.13	Charge over Shares in Comanche Corporation dated April 3, 2007*

10.14	Quota Pledge Agreement dated April 3, 2007 among Comanche Clean Energy, LLC and Tri-State Title & Escrow, LLC

10.15	Amendment No. 1 dated June 15, 2007 to Securities Purchase Agreement (Notes and Warrants), dated as of March 30, 2007.*

10.16	Amendment No. 1 dated June 15, 2007 to Securities Purchase Agreement (Shares and Warrants) dated as of March 30, 2007.*

10.17	Fixed Rate Note, dated July 14, 2006 from Comanche Corporation to Citlali, LLC.**

10.18	Fixed Rate Note dated January 25, 2007 from Comanche Corporation to Alicia Noyola.**

10.19	Fixed Rate Note dated November 20, 2006 from Comanche Corporation to Thomas Cauchois.**

10.20	Fixed Rate Note dated July 7, 2006 from Comanche Corporation to Palatum Investments, LLC.**

10.21	Employment Agreement dated March 1, 2007 between the Company and Thomas Cauchois.**

10.22	Employment Agreement dated March 1, 2007 between the Company and Alicia Noyola.**

10.23	Engagement Agreement dated October 17, 2006 between Rodman & Renshaw, LLC and the Company.**

23.1	Consent of BDO Trevisan*

23.2	Consent of Maples and Calder**

23.3	Consent of Trench, Rossi e Watanabe Advogados**

* Previously filed.

** Filed herewith.

ITEM 9. UNDERTAKINGS

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Sao Paulo, Brazil, on November 1, 2007.

COMANCHE CLEAN ENERGY CORPORATION

By:	/s/ Thomas Cauchois
Thomas Cauchois Chairman (Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Thomas Cauchois and Alicia Noyola his true and lawful attorney-in-fact, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments including post-effective amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitute, each acting alone, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Thomas Cauchois	Chairman (Chief Executive Officer and	November 1, 2007
Thomas Cauchois	Chief Financial Officer)

/s/ Alicia Noyola	Vice Chairman and Secretary	November 1, 2007
Alicia Noyola

/s/ Alexandre Tadeu Kume	Vice President and General Manager-CEO	November 1, 2007
Alexandre Tadeu Kume	Brazil and Director

/s/ Delmo Sergio Vilhena	Director	November 1, 2007
Delmo Vilhena

/s/ João Pesciotto de Carvalho João Pesciotto de Carvalho	Vice President Finance and Development and Director	November 1, 2007

/s/ Peter Laudano Peter Laudano	Vice President Investor relations and Accounting (Co-Principal Accounting Officer)	November 1, 2007

/s/ Jose Ricardo Kume Jose Ricardo Kume	Vice President - Operations - Brazil and General Manager Biodiesel (Co-Principal Accounting Officer)	November 1, 2007

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Comanche Clean Energy Corporation, has signed this registration statement or amendment thereto in New York, New York, on November 1, 2007.

/s/ Thomas Cauchois
Thomas Cauchois